Item 7. Bank of America Corporation and Subsidiaries Management’s Discussion and Analysis of Financial Condition and Results of Operations

Bank of America 2015 1

Management’s Discussion and Analysis of Financial Condition and Results of Operations
This report, the documents that it incorporates by reference and the documents into which it may be incorporated by reference may contain, and from time to time Bank of America Corporation (collectively with its subsidiaries, the Corporation) and its management may make certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue,” "suggests" and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed elsewhere in this report, including under Item 1A. Risk Factors of the Corporation's 2015 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to distinguish certain aspects of the ACE Securities Corp. v. DB Structured Products, Inc. (ACE) decision or to assert other claims seeking to avoid the impact of the ACE decision; the possibility that the Corporation could face servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Corporation’s recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Corporation may not collect mortgage insurance claims; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Corporation’s recorded liability and estimated range of possible losses for litigation exposures; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, currency exchange rates and economic conditions; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior and other uncertainties; the impact on the Corporation’s business, financial condition and results of operations of a potential higher interest rate environment; the impact on the Corporation’s business, financial condition and results of operations from a protracted period of lower oil prices; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Corporation’s assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including the potential adoption of total loss-absorbing capacity requirements; the potential for payment protection insurance exposure to increase as a result of Financial Conduct Authority actions; the possible impact of Federal Reserve actions on the Corporation’s capital plans; the impact of implementation and compliance with new and evolving U.S. and international regulations, including, but not limited to, recovery and resolution planning requirements, the Volcker Rule, and derivatives regulations; a failure in or breach of the Corporation’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks and other similar matters.
Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
Notes to the Consolidated Financial Statements referred to in the Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) are incorporated by reference into the MD&A. Certain prior-year amounts have been reclassified to conform to current-year presentation. Throughout the MD&A, the Corporation uses certain acronyms and abbreviations which are defined in the Glossary.

2 Bank of America 2015

Executive Summary
Business Overview
The Corporation is a Delaware corporation, a bank holding company (BHC) and a financial holding company. When used in this report, “the Corporation” may refer to Bank of America Corporation individually, Bank of America Corporation and its subsidiaries, or certain of Bank of America Corporation’s subsidiaries or affiliates. Our principal executive offices are located in Charlotte, North Carolina. Through our banking and various nonbank subsidiaries throughout the U.S. and in international markets, we provide a diversified range of banking and nonbank financial services and products. We operate our banking activities primarily under the Bank of America, National Association (Bank of America, N.A. or BANA) charter. At December 31, 2015, the Corporation had approximately $2.1 trillion in assets and approximately 213,000 full-time equivalent employees.
Effective April 1, 2016, we realigned the segments to reflect how we are managing the businesses beginning in the second quarter of 2016. For more information on this realignment, see Executive Summary – Business overview on page 3 of Exhibit 99.1 to the Corporation's Current Report on Form 8-K filed on August 1, 2016. Prior periods have been reclassified to conform to current period presentation.
As of December 31, 2015, we operated in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Our retail banking footprint covers approximately 80 percent of the U.S. population, and we serve approximately 47 million consumer and small business relationships with approximately 4,700 retail financial centers, approximately 16,000 ATMs, nationwide call centers, and leading online and mobile banking platforms (www.bankofamerica.com). We offer industry-leading support to approximately three million small business owners. Our wealth management businesses, with client balances of nearly $2.5 trillion, provide tailored solutions to meet client needs through a full set of investment management, brokerage, banking, trust and retirement products. We are a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world.
2015 Economic and Business Environment
In the U.S., the economy grew in 2015 for the seventh consecutive year. Following a soft start to the year partly reflecting severe winter weather and other temporary factors, economic growth picked up mid-year before a mild deceleration near year end. While economic growth struggled to reach two percent in the year, the labor market continued to improve. Payroll gains were solid, while the unemployment rate fell to five percent late in the year. With steady employment gains and continued low oil prices, consumer spending increased at a strong pace for most of the year and residential construction gained momentum. Core inflation (which excludes certain items which may be subject to frequent volatile price changes, like food and energy) remained relatively unchanged in 2015, more than half a percentage point below the Board of Governors of the Federal Reserve System’s (Federal Reserve) longer-term target of two percent. Inflation was suppressed by falling energy costs.
U.S. household net worth rose for a seventh consecutive year, but at a slower pace in 2015. After a modest first half of the year, home prices rebounded in the second half of 2015 and rose more than five percent in 2015, while equity markets registered little net change. With energy costs continuing to decline in 2015, the consumer spending outlook remained positive, although the negative impacts on energy-related investments hurt the manufacturing economy and continued to impact financial markets. With the sharp U.S. Dollar appreciation in late 2014 and 2015, export gains slowed, further weakening manufacturing, while import growth was steady, resulting in a decline in net exports and a negative impact on 2015 gross domestic product growth.
U.S. Treasury yields were unstable, but rose modestly over the course of the year, as a rate hike from the Federal Reserve neared. At its final meeting of the year, the Federal Open Market Committee (FOMC) raised its target range for the Federal funds rate by 25 basis points (bps), its first rate increase in over nine years. At the same time, the Federal Reserve repeated its expectation that policy would be normalized gradually, and would remain accommodative for the foreseeable future. Amid the contrast between U.S. tightening of monetary policy versus the easing of monetary policy in much of the world, the U.S. Dollar appreciated significantly over the year, especially against emerging market and commodity-oriented currencies.
Internationally, the eurozone continued to grow modestly in 2015, as the European Central Bank (ECB) began a program of significant purchases of sovereign debt, helping to keep bond yields low and to maintain stability in southern European markets. Core inflation in the eurozone stabilized early and then edged higher over the year. The Euro/U.S. Dollar exchange rate continued to decline early in the year driven by the differing directions of U.S. and eurozone monetary policies, further boosting European competitiveness. However, the eurozone remains vulnerable to economic slowing in emerging markets. Late in the year, the ECB extended its horizon for bond purchases, but failed to increase their size.
Economic growth was slow and uncertain in Japan, while the 2014 gains in core inflation were reversed. Declining energy costs continued to hurt Russia’s economy, which remained in recession for 2015. Brazil’s recession also continued, aggravated by extreme policy uncertainty. Amid continued gradual economic moderation, China eased monetary policy during the year, but continued its focus on longer-run issues including increasing its focus on rebalancing the economy and encouraging consumer spending.

Bank of America 2015 3

Recent Events
Settlement with Bank of New York Mellon
The final conditions of the settlement with the Bank of New York Mellon (BNY Mellon) have been satisfied and, accordingly, the Corporation made the settlement payment of $8.5 billion in February 2016. The settlement payment was previously fully reserved. Pursuant to the settlement agreement, allocation and distribution of the $8.5 billion settlement payment is the responsibility of the residential mortgage-backed securities (RMBS) trustee, BNY Mellon. On February 5, 2016, BNY Mellon filed an Article 77 proceeding in the New York County Supreme Court asking the court for instruction with respect to certain issues concerning the distribution of each trust’s allocable share of the settlement payment and asking that the settlement payment be ordered to be held in escrow pending the outcome of this Article 77 proceeding. The Corporation is not a party to this proceeding. For additional information, see Off-Balance Sheet Arrangements and Contractual Obligations on page 25.
Capital Management
During 2015, we repurchased approximately $2.4 billion of common stock, with an average price of $16.92 per share, in connection with our 2015 Comprehensive Capital Analysis and Review (CCAR) capital plan, which included a request to repurchase $4.0 billion of common stock over five quarters beginning in the second quarter of 2015, and to maintain the quarterly common stock dividend at the current rate of $0.05 per share.
Based on the conditional non-objection we received from the Federal Reserve on our 2015 CCAR submission, we were required to resubmit our CCAR capital plan by September 30, 2015 and address certain weaknesses the Federal Reserve identified in our capital planning process. We have established plans and taken actions which addressed the identified weaknesses, and we resubmitted our CCAR capital plan on September 30, 2015. The Federal Reserve announced that it did not object to our resubmitted CCAR capital plan on December 10, 2015.
As an Advanced approaches institution, under Basel 3, we were required to complete a qualification period (parallel run) to demonstrate compliance with the Basel 3 Advanced approaches capital framework to the satisfaction of U.S. banking regulators. We received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements beginning in the fourth quarter of 2015. As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models. All requested modifications were incorporated, which increased our risk-weighted assets, and are reflected in the risk-based ratios in the fourth quarter of 2015. Having exited parallel run on October 1, 2015, we are required to report regulatory risk-based capital ratios and risk-weighted assets under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy including under the Prompt Corrective Action (PCA) framework and was the Advanced approaches in the fourth quarter of 2015. For additional information, see Capital Management on page 32.
Trust Preferred Securities
On December 29, 2015, the Corporation provided notice of the redemption on January 29, 2016 of all trust preferred securities of Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Capital Trust V (the Trust Preferred Securities). In connection with the Corporation’s acquisition of Merrill Lynch & Co., Inc. in 2009, the Corporation recorded a discount to par value as purchase accounting adjustments associated with the Trust Preferred Securities. The Corporation recorded a $612 million charge to net interest income related to the discount on these securities.
New Accounting Guidance on Recognition and Measurement of Financial Instruments
In January 2016, the Financial Accounting Standards Board (FASB) issued new accounting guidance on recognition and measurement of financial instruments. The Corporation has early adopted, retrospective to January 1, 2015, the provision that requires the Corporation to present unrealized gains and losses resulting from changes in the Corporation’s own credit spreads on liabilities accounted for under the fair value option (referred to as debit valuation adjustments, or DVA) in accumulated other comprehensive income (OCI). The impact of the adoption was to reclassify, as of January 1, 2015, unrealized DVA losses of $2.0 billion pretax ($1.2 billion after tax) from retained earnings to accumulated OCI. Further, pretax unrealized DVA gains of $301 million, $301 million and $420 million were reclassified from other income to accumulated OCI for the third, second and first quarters of 2015, respectively. This had the effect of reducing net income as previously reported for the aforementioned quarters by $187 million, $186 million and $260 million, or approximately $0.02 per share in each quarter. This change is reflected in consolidated results and the Global Markets segment results. Results for 2014 were not subject to restatement under the provisions of the new accounting guidance.

4 Bank of America 2015

Selected Financial Data
Table 1 provides selected consolidated financial data for 2015 and 2014.

Table 1	Selected Financial Data

(Dollars in millions, except per share information)		2015	2014
Income statement
Revenue, net of interest expense (FTE basis) (1)		$83,854	$86,745
Net income		15,836	5,520
Diluted earnings per common share		1.31	0.42
Dividends paid per common share		0.20	0.12
Performance ratios
Return on average assets		0.73%	0.26%
Return on average tangible common shareholders’ equity (1)		9.08	2.98
Efficiency ratio (FTE basis) (1)		68.85	87.22
Balance sheet at year end
Total loans and leases (2)		$896,983	$876,104
Total assets		2,144,287	2,104,539
Total deposits		1,197,259	1,118,936
Total common shareholders’ equity		233,903	224,167
Total shareholders’ equity		256,176	243,476

(1)
Fully taxable-equivalent (FTE) basis, return on average tangible common shareholders’ equity and the efficiency ratio are non-GAAP financial measures. Other companies may define or calculate these measures differently. For additional information, see Supplemental Financial Data on page 11, and for corresponding reconciliations to GAAP financial measures, see Statistical Table XIII.

(2)
The Corporation classifies certain leases in other assets. Previously these leases were classified in loans and leases. For December 31, 2015 and 2014, $6.0 billion and $5.3 billion of these leases were reclassified from loans and leases to other assets to conform to this presentation.

Financial Highlights
Net income was $15.8 billion, or $1.31 per diluted share in 2015 compared to $5.5 billion, or $0.42 per diluted share in 2014. The results for 2015 compared to 2014 were primarily driven by a decrease of $15.2 billion in litigation expense, as well as decreases in all other noninterest expense categories, partially offset by a decline in net interest income on a fully taxable-equivalent (FTE) basis, higher provision for credit losses and lower revenue. Included in net interest income on an FTE basis was a charge related to the discount on certain trust preferred securities of $612 million in 2015.
Effective July 1, 2016, the Corporation changed its accounting method for the amortization of premiums and accretion of discounts related to certain debt securities under FASB ASC 310-20, Nonrefundable fees and other costs. All periods presented herein have been restated for this change in accounting method. Under the applicable bank regulatory rules, we are not required to and, accordingly, did not restate previously-filed capital metrics and ratios so in discussions of our capital ratios, the underlying financial statement metrics on which the ratios are based are the amounts as previously reported. For additional information, see Executive Summary – Recent Events on page 4 and Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
Total assets increased $39.7 billion from December 31, 2014 to $2.1 trillion at December 31, 2015 primarily driven by an increase in debt securities due to the deployment of deposit inflows, an increase in loans driven by strong demand for commercial loans outpacing consumer loan sales and run-off, and higher cash and cash equivalents from strong deposit inflows. Total liabilities increased $27.0 billion from December 31, 2014 to $1.9 trillion at December 31, 2015 primarily driven by an increase in deposits, partially offset by declines in securities loaned or sold under agreements to repurchase, trading account liabilities and long-term debt. During 2015, we returned $5.9 billion in capital to shareholders through common and preferred stock dividends and share repurchases. For more information on the balance sheet, see Executive Summary – Balance Sheet Overview on page 8.
From a capital management perspective, during 2015, we maintained our strong capital position with Common equity tier 1 capital of $163.0 billion, risk-weighted assets of $1,602 billion and a Common equity tier 1 capital ratio of 10.2 percent at December 31, 2015 as measured under the Basel 3 Advanced – Transition. On September 3, 2015, we received approval to exit parallel run and begin using the Basel 3 Advanced approaches capital framework to determine risk-based capital requirements in the fourth quarter of 2015. The Corporation’s transitional supplementary leverage ratio (SLR) was 6.6 percent and 6.2 percent at December 31, 2015 and 2014, both above the 5.0 percent required minimum. Our Global Excess Liquidity Sources were $504 billion with time-to-required funding at 39 months at December 31, 2015 compared to $439 billion and 39 months at December 31, 2014. For additional information, see Capital Management on page 32 and Liquidity Risk on page 39.

Table 2	Summary Income Statement

(Dollars in millions)		2015	2014
Net interest income (FTE basis) (1)		$39,847	$41,630
Noninterest income		44,007	45,115
Total revenue, net of interest expense (FTE basis) (1)		83,854	86,745
Provision for credit losses		3,161	2,275
Noninterest expense		57,734	75,656
Income before income taxes (FTE basis) (1)		22,959	8,814
Income tax expense (FTE basis) (1)		7,123	3,294
Net income		15,836	5,520
Preferred stock dividends		1,483	1,044
Net income applicable to common shareholders		$14,353	$4,476

Per common share information
Earnings		$1.37	$0.43
Diluted earnings		1.31	0.42

(1)
FTE basis is a non-GAAP financial measure. For more information on this measure, see Supplemental Financial Data on page 11, and for a corresponding reconciliation to GAAP financial measures, see Statistical Table XIII.

Bank of America 2015 5

Net Interest Income
Net interest income on an FTE basis decreased $1.8 billion to $39.8 billion in 2015 compared to 2014. The net interest yield on an FTE basis decreased 11 bps to 2.19 percent for 2015. These declines were primarily driven by lower loan yields and consumer loan balances, as well as a charge of $612 million in 2015 related to the discount on certain trust preferred securities, partially offset by lower funding costs, higher trading-related net interest income, lower rates paid on deposits and commercial loan growth.
Noninterest Income

Table 3	Noninterest Income

(Dollars in millions)		2015	2014
Card income		$5,959	$5,944
Service charges		7,381	7,443
Investment and brokerage services		13,337	13,284
Investment banking income		5,572	6,065
Equity investment income		261	1,130
Trading account profits		6,473	6,309
Mortgage banking income		2,364	1,563
Gains on sales of debt securities		1,138	1,481
Other income		1,522	1,896
Total noninterest income		$44,007	$45,115
Noninterest income decreased $1.1 billion to $44.0 billion for 2015 compared to 2014. The following highlights the significant changes.

•	Investment banking income decreased $493 million driven by lower debt and equity issuance fees, partially offset by higher advisory fees.

•
Equity investment income decreased $869 million as 2014 included a gain on the sale of a portion of an equity investment and gains from an initial public offering (IPO) of an equity investment in Global Markets.

•
Trading account profits increased $164 million. Excluding DVA, trading account profits decreased $330 million driven by declines in credit-related products reflecting lower client activity, partially offset by strong performance in equity derivatives, increased client activity in equities in the Asia-Pacific region, improvement in currencies on higher client flows and increased volatility. For more information on trading account profits, see Global Markets on page 22.

•
Mortgage banking income increased $801 million primarily due to lower provision for representations and warranties in 2015 compared to 2014, and to a lesser extent, improved MSR net-of-hedge performance and an increase in core production revenue, partially offset by a decline in servicing fees.

•
Other income decreased $374 million primarily due to DVA gains of $407 million in 2014 compared to DVA losses of $633 million in 2015, partially offset by higher gains on asset sales and lower U.K. consumer payment protection insurance (PPI) costs in 2015. For more information on the accounting change related to DVA, see Executive Summary – Recent Events on page 4.

Provision for Credit Losses

Table 4	Credit Quality Data

(Dollars in millions)	2015	2014
Provision for credit losses
Consumer	$2,208	$1,482
Commercial	953	793
Total provision for credit losses	$3,161	$2,275

Net charge-offs (1)	$4,338	$4,383
Net charge-off ratio (2)	0.50%	0.49%

(1)	Net charge-offs exclude write-offs in the purchased credit-impaired loan portfolio.

(2)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases excluding loans accounted for under the fair value option.
The provision for credit losses increased $886 million to $3.2 billion for 2015 compared to 2014. The provision for credit losses was $1.2 billion lower than net charge-offs for 2015, resulting in a reduction in the allowance for credit losses. The provision for credit losses in 2014 included $400 million of additional costs associated with the consumer relief portion of the settlement with the U.S. Department of Justice (DoJ). Excluding these additional costs, the provision for credit losses in the consumer portfolio increased $1.1 billion compared to 2014 due to a slower pace of portfolio improvement than in 2014, and also due to a lower level of recoveries on nonperforming loan sales and other recoveries in 2015. The provision for credit losses for the commercial portfolio increased $160 million in 2015 compared to 2014 driven by energy sector exposure and higher unfunded balances. The decrease in net charge-offs was primarily due to credit quality improvement in the consumer portfolio, partially offset by higher net charge-offs in the commercial portfolio primarily due to lower net recoveries in commercial real estate and higher energy-related net charge-offs.
As we look at 2016, reserve releases are expected to decrease from 2015 levels. All else equal, this would result in increased provision expense, assuming sustained stability in underlying asset quality. For more information on the provision for credit losses, see Provision for Credit Losses on page 67.

6 Bank of America 2015

Noninterest Expense

Table 5	Noninterest Expense

(Dollars in millions)		2015	2014
Personnel		$32,868	$33,787
Occupancy		4,093	4,260
Equipment		2,039	2,125
Marketing		1,811	1,829
Professional fees		2,264	2,472
Amortization of intangibles		834	936
Data processing		3,115	3,144
Telecommunications		823	1,259
Other general operating		9,887	25,844
Total noninterest expense		$57,734	$75,656
Noninterest expense decreased $17.9 billion to $57.7 billion for 2015 compared to 2014. The following highlights the significant changes.

•	Personnel expense decreased $919 million as we continue to streamline processes, reduce headcount and achieve cost savings.

•	Occupancy decreased $167 million primarily due to our focus on reducing our rental footprint.

•	Professional fees decreased $208 million due to lower default-related servicing expenses and legal fees.

•	Telecommunications expense decreased $436 million due to efficiencies gained as we have simplified our operating model, including in-sourcing certain functions.

•
Other general operating expense decreased $16.0 billion primarily due to a decrease of $15.2 billion in litigation expense which was primarily related to previously disclosed legacy mortgage-related matters and other litigation charges in 2014.

Income Tax Expense

Table 6	Income Tax Expense

(Dollars in millions)		2015	2014
Income before income taxes		$22,070	$7,963
Income tax expense		6,234	2,443
Effective tax rate		28.2%	30.7%
The effective tax rate for 2015 was driven by our recurring tax preference benefits and tax benefits related to certain non-U.S. restructurings, partially offset by a charge for the impact of the U.K. tax law changes discussed below. The effective tax rate for 2014 was driven by our recurring tax preference benefits, the resolution of several tax examinations and tax benefits from non-U.S. restructurings, partially offset by the non-deductible treatment of certain litigation charges. We expect an effective tax rate in the low 30 percent range, absent unusual items, for 2016.
On November 18, 2015, the U.K. Finance (No. 2) Act 2015 (the Act) was enacted, reducing the U.K. corporate income tax rate by two percent to 18 percent. The first one percent reduction will be effective on April 1, 2017 and the second on April 1, 2020. The Act also included a tax surcharge on banking companies of eight percent, effective on January 1, 2016, and provided that existing net operating loss carryforwards may not reduce the additional eight percent income tax liability. Lastly, the Act provided that expenses for certain compensation payments, such as PPI, are not deductible to the extent attributable to July 8, 2015 or later. These provisions resulted in a charge of approximately $290 million in 2015, primarily from remeasuring our U.K. deferred tax assets.

Bank of America 2015 7

Balance Sheet Overview

Table 7	Selected Balance Sheet Data

		December 31
(Dollars in millions)		2015	2014	% Change
Assets
Cash and cash equivalents		$159,353	$138,589	15%
Federal funds sold and securities borrowed or purchased under agreements to resell		192,482	191,823	—
Trading account assets		176,527	191,785	(8)
Debt securities		406,888	380,452	7
Loans and leases		896,983	876,104	2
Allowance for loan and lease losses		(12,234)	(14,419)	(15)
All other assets		324,288	340,205	(5)
Total assets		$2,144,287	$2,104,539	2
Liabilities
Deposits		$1,197,259	$1,118,936	7
Federal funds purchased and securities loaned or sold under agreements to repurchase		174,291	201,277	(13)
Trading account liabilities		66,963	74,192	(10)
Short-term borrowings		28,098	31,172	(10)
Long-term debt		236,764	243,139	(3)
All other liabilities		184,736	192,347	(4)
Total liabilities		1,888,111	1,861,063	1
Shareholders’ equity		256,176	243,476	5
Total liabilities and shareholders’ equity		$2,144,287	$2,104,539	2
Assets
At December 31, 2015, total assets were approximately $2.1 trillion, up $39.7 billion from December 31, 2014. The increase in assets was primarily driven by an increase in debt securities due to the deployment of deposit inflows, an increase in loans and leases driven by strong demand for commercial loans outpacing consumer loan sales and run-off, and higher cash and cash equivalents from strong deposit inflows. These increases were partially offset by a decrease in trading account assets due to repositioning activity on the balance sheet, and a decrease in all other assets.
The Corporation took certain actions in 2015 to further strengthen liquidity in response to the Basel 3 Liquidity Coverage Ratio (LCR) requirements. Most notably, we exchanged residential mortgage loans supported by long-term standby agreements with Fannie Mae (FNMA) and Freddie Mac (FHLMC) into debt securities guaranteed by FNMA and FHLMC, which further improved liquidity in the ALM portfolio.
Cash and Cash Equivalents
Cash and cash equivalents increased $20.8 billion primarily due to strong deposit inflows driven by growth in customer and client activity, partially offset by commercial loan growth.
Federal Funds Sold and Securities Borrowed or Purchased Under Agreements to Resell
Federal funds transactions involve lending reserve balances on a short-term basis. Securities borrowed or purchased under agreements to resell are collateralized lending transactions utilized to accommodate customer transactions, earn interest rate spreads, and obtain securities for settlement and for collateral. Federal funds sold and securities borrowed or purchased under agreements to resell remained relatively unchanged compared to December 31, 2014, as an increase in securities borrowed of $3.3 billion was offset by a decrease in reverse repurchase agreements of $2.6 billion.

Trading Account Assets
Trading account assets consist primarily of long positions in equity and fixed-income securities including U.S. government and agency securities, corporate securities and non-U.S. sovereign debt. Trading account assets decreased $15.3 billion primarily due to balance sheet repositioning activity driven by client demand within Global Markets.
Debt Securities
Debt securities primarily include U.S. Treasury and agency securities, mortgage-backed securities (MBS), principally agency MBS, non-U.S. bonds, corporate bonds and municipal debt. We use the debt securities portfolio primarily to manage interest rate and liquidity risk and to take advantage of market conditions that create economically attractive returns on these investments. Debt securities increased $26.4 billion primarily driven by the deployment of deposit inflows and the exchange of certain loans into debt securities. For more information on debt securities, see Note 3 – Securities to the Consolidated Financial Statements.
Loans and Leases
Loans and leases increased $20.9 billion driven by strong demand for commercial loans, outpacing consumer loan sales and run-off. For more information on the loan portfolio, see Credit Risk Management on page 44.
Allowance for Loan and Lease Losses
Allowance for loan and lease losses decreased $2.2 billion primarily due to the impact of improvements in credit quality from the improving economy. For additional information, see Allowance for Credit Losses on page 67.

8 Bank of America 2015

All Other Assets
All other assets decreased $15.9 billion driven by a decrease in other noninterest receivables, loans held-for-sale (LHFS) and derivative assets.
Liabilities
At December 31, 2015, total liabilities were approximately $1.9 trillion, up $27.0 billion from December 31, 2014, primarily driven by an increase in deposits, partially offset by declines in securities loaned or sold under agreements to repurchase, trading account liabilities and long-term debt.
Deposits
Deposits increased $78.3 billion due to an increase in retail deposits.
Federal Funds Purchased and Securities Loaned or Sold Under Agreements to Repurchase
Federal funds transactions involve borrowing reserve balances on a short-term basis. Securities loaned or sold under agreements to repurchase are collateralized borrowing transactions utilized to accommodate customer transactions, earn interest rate spreads and finance assets on the balance sheet. Federal funds purchased and securities loaned or sold under agreements to repurchase decreased $27.0 billion due to a decrease in repurchase agreements.
Trading Account Liabilities
Trading account liabilities consist primarily of short positions in equity and fixed-income securities including U.S. Treasury and agency securities, corporate securities, and non-U.S. sovereign debt. Trading account liabilities decreased $7.2 billion primarily due to lower levels of short U.S. Treasury positions due to balance sheet repositioning activity driven by client demand within Global Markets.
Short-term Borrowings
Short-term borrowings provide an additional funding source and primarily consist of Federal Home Loan Bank (FHLB) short-term borrowings, notes payable and various other borrowings that generally have maturities of one year or less. Short-term borrowings decreased $3.1 billion due to planned reductions in FHLB borrowings. For more information on short-term borrowings, see Note 10 – Federal Funds Sold or Purchased, Securities Financing Agreements and Short-term Borrowings to the Consolidated Financial Statements.
Long-term Debt
Long-term debt decreased $6.4 billion primarily due to the impact of revaluation of non-U.S. Dollar debt and changes in fair value for debt accounted for under the fair value option. These impacts were substantially offset through derivative hedge transactions. Excluding these two factors, total long-term debt remained relatively unchanged in 2015. For more information on long-term debt, see Note 11 – Long-term Debt to the Consolidated Financial Statements.
All Other Liabilities
All other liabilities decreased $7.6 billion due to a decrease in derivative liabilities.
Shareholders’ Equity
Shareholders’ equity increased $12.7 billion driven by earnings and preferred stock issuances, partially offset by returns of capital to shareholders of $5.9 billion through common and preferred stock dividends and share repurchases, as well as a decrease in accumulated OCI due primarily to an increase in unrealized losses on available-for-sale (AFS) debt securities as a result of the increase in interest rates.
Cash Flows Overview
The Corporation’s operating assets and liabilities support our global markets and lending activities. We believe that cash flows from operations, available cash balances and our ability to generate cash through short- and long-term debt are sufficient to fund our operating liquidity needs. Our investing activities primarily include the debt securities portfolio and loans and leases. Our financing activities reflect cash flows primarily related to customer deposits, securities financing agreements and long-term debt. For additional information on liquidity, see Liquidity Risk on page 39.

Bank of America 2015 9

Table 8	Five-year Summary of Selected Financial Data (1)

(In millions, except per share information)		2015	2014	2013	2012	2011
Income statement
Net interest income		$38,958	$40,779	$40,719	$40,135	$44,953
Noninterest income		44,007	45,115	46,783	42,663	48,936
Total revenue, net of interest expense		82,965	85,894	87,502	82,798	93,889
Provision for credit losses		3,161	2,275	3,556	8,169	13,410
Goodwill impairment		—	—	—	—	3,184
Merger and restructuring charges		—	—	—	—	638
All other noninterest expense		57,734	75,656	69,213	72,094	76,452
Income before income taxes		22,070	7,963	14,733	2,535	205
Income tax expense (benefit)		6,234	2,443	4,194	(1,320)	(1,511)
Net income		15,836	5,520	10,539	3,855	1,716
Net income applicable to common shareholders		14,353	4,476	9,190	2,427	355
Average common shares issued and outstanding		10,462	10,528	10,731	10,746	10,143
Average diluted common shares issued and outstanding		11,214	10,585	11,491	10,841	10,255
Performance ratios
Return on average assets		0.73%	0.26%	0.49%	0.18%	0.07%
Return on average common shareholders’ equity		6.24	2.01	4.21	1.12	0.17
Return on average tangible common shareholders’ equity (2)		9.08	2.98	6.35	1.71	0.27
Return on average tangible shareholders’ equity (2)		8.80	3.34	6.58	2.40	1.14
Total ending equity to total ending assets		11.95	11.57	11.06	10.72	10.81
Total average equity to total average assets		11.66	11.11	10.81	10.75	9.98
Dividend payout		14.56	28.20	4.66	18.03	n/m
Per common share data
Earnings		$1.37	$0.43	$0.86	$0.23	$0.03
Diluted earnings		1.31	0.42	0.83	0.22	0.03
Dividends paid		0.20	0.12	0.04	0.04	0.04
Book value		22.53	21.32	20.69	20.24	20.09
Tangible book value (2)		15.62	14.43	13.77	13.36	12.95
Market price per share of common stock
Closing		$16.83	$17.89	$15.57	$11.61	$5.56
High closing		18.45	18.13	15.88	11.61	15.25
Low closing		15.15	14.51	11.03	5.80	4.99
Market capitalization		$174,700	$188,141	$164,914	$125,136	$58,580

(1)
The results for 2015 were impacted by the early adoption of new accounting guidance on recognition and measurement of financial instruments. For additional information, see Executive Summary – Recent Events on page 4.

(2)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. For more information on these ratios, see Supplemental Financial Data on page 11, and for corresponding reconciliations to GAAP financial measures, see Statistical Table XIII on page 103.

(3)	For more information on the impact of the purchased credit-impaired (PCI) loan portfolio on asset quality, see Consumer Portfolio Credit Risk Management on page 45.

(4)	Includes the allowance for loan and lease losses and the reserve for unfunded lending commitments.

(5)
Balances and ratios do not include loans accounted for under the fair value option. For additional exclusions from nonperforming loans, leases and foreclosed properties, see Consumer Portfolio Credit Risk Management – Nonperforming Consumer Loans, Leases and Foreclosed Properties Activity on page 54 and corresponding Table 35, and Commercial Portfolio Credit Risk Management – Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity on page 61 and corresponding Table 44.

(6)	Primarily includes amounts allocated to the U.S. credit card and unsecured consumer lending portfolios in Consumer Banking, PCI loans and the non-U.S. credit card portfolio in All Other.

(7)
Net charge-offs exclude $808 million, $810 million and $2.3 billion of write-offs in the PCI loan portfolio for 2015, 2014 and 2013, respectively. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

(8)	There were no write-offs of PCI loans in 2011.

(9)
Capital ratios reported under Advanced approaches at December 31, 2015. Prior to 2015, we were required to report regulatory capital ratios under the Standardized approach only. For additional information, see Capital Management on page 32.

n/a = not applicable
n/m = not meaningful

10 Bank of America 2015

Table 8	Five-year Summary of Selected Financial Data (1) (continued)

(Dollars in millions)	2015	2014	2013	2012	2011
Average balance sheet
Total loans and leases	$876,787	$898,703	$918,641	$898,768	$938,096
Total assets	2,160,197	2,145,393	2,163,296	2,191,361	2,296,322
Total deposits	1,155,860	1,124,207	1,089,735	1,047,782	1,035,802
Long-term debt	240,059	253,607	263,417	316,393	421,229
Common shareholders’ equity	230,173	222,907	218,340	216,999	211,844
Total shareholders’ equity	251,981	238,317	233,819	235,681	229,230
Asset quality (3)
Allowance for credit losses (4)	$12,880	$14,947	$17,912	$24,692	$34,497
Nonperforming loans, leases and foreclosed properties (5)	9,836	12,629	17,772	23,555	27,708
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (5)	1.37%	1.66%	1.90%	2.69%	3.68%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases (5)	130	121	102	107	135
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases, excluding the PCI loan portfolio (5)	122	107	87	82	101
Amounts included in allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases (6)	$4,518	$5,944	$7,680	$12,021	$17,490
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases, excluding the allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases (5, 6)	82%	71%	57%	54%	65%
Net charge-offs (7)	$4,338	$4,383	$7,897	$14,908	$20,833
Net charge-offs as a percentage of average loans and leases outstanding (5, 7)	0.50%	0.49%	0.87%	1.67%	2.24%
Net charge-offs as a percentage of average loans and leases outstanding, excluding the PCI loan portfolio (5)	0.51	0.50	0.90	1.73	2.32
Net charge-offs and PCI write-offs as a percentage of average loans and leases outstanding (5, 8)	0.59	0.58	1.13	1.99	2.24
Nonperforming loans and leases as a percentage of total loans and leases outstanding (5)	1.05	1.38	1.87	2.52	2.74
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (5)	1.10	1.45	1.93	2.62	3.01
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs (7)	2.82	3.29	2.21	1.62	1.62
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs, excluding the PCI loan portfolio	2.64	2.91	1.89	1.25	1.22
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs and PCI write-offs (8)	2.38	2.78	1.70	1.36	1.62
Capital ratios at year end (9)
Risk-based capital:
Common equity tier 1 capital	10.2%	12.3%	n/a	n/a	n/a
Tier 1 common capital	n/a	n/a	10.9%	10.8%	9.7%
Tier 1 capital	11.3	13.4	12.2	12.7	12.2
Total capital	13.2	16.5	15.1	16.1	16.6
Tier 1 leverage	8.6	8.2	7.7	7.2	7.4
Tangible equity (2)	8.9	8.4	7.8	7.6	7.5
Tangible common equity (2)	7.8	7.5	7.2	6.7	6.6
For footnotes see page 10.
Supplemental Financial Data
We view net interest income and related ratios and analyses on an FTE basis, which when presented on a consolidated basis, are non-GAAP financial measures. We believe managing the business with net interest income on an FTE basis provides a more accurate picture of the interest margin for comparative purposes. To derive the FTE basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, we use the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources.

Certain performance measures including the efficiency ratio and net interest yield utilize net interest income (and thus total revenue) on an FTE basis. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the bps we earn over the cost of funds.
We also evaluate our business based on certain ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders’ equity or common shareholders’ equity amount which has been reduced by goodwill and intangible assets (excluding MSRs), net of related deferred tax liabilities. These measures are used to evaluate our use of equity. In addition, profitability, relationship and investment models use both return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity as key

Bank of America 2015 11

measures to support our overall growth goals. These ratios are as follows:

•
Return on average tangible common shareholders’ equity measures our earnings contribution as a percentage of adjusted common shareholders’ equity. The tangible common equity ratio represents adjusted ending common shareholders’ equity divided by total assets less goodwill and intangible assets (excluding MSRs), net of related deferred tax liabilities.

•
Return on average tangible shareholders’ equity measures our earnings contribution as a percentage of adjusted average total shareholders’ equity. The tangible equity ratio represents adjusted ending shareholders’ equity divided by total assets less goodwill and intangible assets (excluding MSRs), net of related deferred tax liabilities.

•	Tangible book value per common share represents adjusted ending common shareholders’ equity divided by ending common shares outstanding.

The aforementioned supplemental data and performance measures are presented in Table 8 and Statistical Table X.
We evaluate our business segment results based on measures that utilize average allocated capital. Return on average allocated capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures.
Statistical Tables XIII, XIV and XV on pages 103, 104 and 105 provide reconciliations of these non-GAAP financial measures to GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation and our segments. Other companies may define or calculate these measures and ratios differently.

Table 9	Five-year Supplemental Financial Data

(Dollars in millions, except per share information)		2015	2014	2013	2012	2011
Fully taxable-equivalent basis data
Net interest income		$39,847	$41,630	$41,578	$41,036	$45,925
Total revenue, net of interest expense (1)		83,854	86,745	88,361	83,699	94,861
Net interest yield		2.19%	2.30%	2.29%	2.22%	2.50%
Efficiency ratio (1)		68.85	87.22	78.33	86.13	81.27

(1)
The results for 2015 were impacted by the early adoption of new accounting guidance on recognition and measurement of financial instruments. For additional information, see Executive Summary – Recent Events on page 4.

Net Interest Income Excluding Trading-related Net Interest Income
We manage net interest income on an FTE basis and excluding the impact of trading-related activities. We evaluate our sales and trading results and strategies on a total market-based revenue approach by combining net interest income and noninterest income for Global Markets. An analysis of net interest income, average earning assets and net interest yield on earning assets, all of which adjust for the impact of trading-related net interest income from reported net interest income on an FTE basis, is shown below. We believe the use of this non-GAAP presentation in Table 10 provides additional clarity in assessing our results.

Table 10	Net Interest Income Excluding Trading-related Net Interest Income

(Dollars in millions)	2015	2014
Net interest income (FTE basis)
As reported	$39,847	$41,630
Impact of trading-related net interest income	(3,777)	(3,455)
Net interest income excluding trading-related net interest income (FTE basis) (1)	$36,070	$38,175
Average earning assets
As reported	$1,824,931	$1,809,468
Impact of trading-related earning assets	(412,754)	(442,442)
Average earning assets excluding trading-related earning assets (1)	$1,412,177	$1,367,026
Net interest yield contribution (FTE basis)
As reported	2.19%	2.30%
Impact of trading-related activities	0.37	0.49
Net interest yield on earning assets excluding trading-related activities (FTE basis) (1)	2.56%	2.79%

(1)	Represents a non-GAAP financial measure.

Net interest income excluding trading-related net interest income decreased $2.1 billion to $36.1 billion for 2015 compared to 2014. The decline was primarily driven by lower loan yields and consumer loan balances, as well as a charge of $612 million in 2015 related to the discount on certain trust preferred securities. This was partially offset by lower funding costs, lower rates paid on deposits and commercial loan growth. For more information on the impact of interest rates, see Interest Rate Risk Management for Non-trading Activities on page 76.
Average earning assets excluding trading-related earning assets increased $45.2 billion to $1,412.2 billion for 2015 compared to 2014. The increase was primarily in debt securities, commercial loans and cash held at central banks, partially offset by a decline in consumer loans.
Net interest yield on earning assets excluding trading-related activities decreased 23 bps to 2.56 percent for 2015 compared to 2014 due to the same factors as described above.

12 Bank of America 2015

Business Segment Operations

Segment Description and Basis of Presentation
Effective April 1, 2016, we realigned the segments to reflect how we manage the businesses beginning in the second quarter of 2016. For more information on this segment realignment, see Note 24 – Business Segment Information to the Consolidated Financial Statements on page 116 of Exhibit 99.2 to the Corporation's Current Report on Form 8-K filed on August 1, 2016.

The Corporation periodically reviews capital allocated to its businesses and allocates capital annually during the strategic and capital planning processes. We utilize a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation’s internal risk-based capital models use a risk-adjusted methodology incorporating each segment’s credit, market, interest rate, business and operational risk components. For more information on the nature of these risks, see Managing Risk on page 28. The capital allocated to the business segments is referred to as allocated capital, which represents a non-GAAP financial measure. For purposes of goodwill impairment testing, the Corporation utilizes allocated equity as a proxy for the carrying value of its reporting units. Allocated equity in the reporting units is comprised of allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the reporting unit. For additional information, see Note 8 – Goodwill and Intangible Assets to the Consolidated Financial Statements.
During 2015, we made refinements to the amount of capital allocated to each of our businesses based on multiple considerations that included, but were not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As a result of this process, effective January 1, 2015, we adjusted the amount of capital being allocated to our business segments. For more information on Basel 3 risk-weighted assets measured under the Standardized and Advanced approaches, see Capital Management on page 32.
The change in accounting method for certain debt securities, as described in Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements, impacted the amount of residual net interest income that is allocated to the business segments.
For more information on the basis of presentation for business segments and reconciliations to consolidated total revenue, net income and year-end total assets, see Note 24 – Business Segment Information to the Consolidated Financial Statements.

Bank of America 2015 13

Consumer Banking

	Deposits		Consumer Lending		Total Consumer Banking
(Dollars in millions)	2015	2014	2015	2014	2015	2014	% Change
Net interest income (FTE basis)	$9,635	$9,391	$10,793	$11,399	$20,428	$20,790	(2)%
Noninterest income:
Card income	11	10	4,926	4,833	4,937	4,843	2
Service charges	4,100	4,159	1	1	4,101	4,160	(1)
Mortgage banking income	—	—	1,332	1,394	1,332	1,394	(4)
All other income	483	416	244	225	727	641	13
Total noninterest income	4,594	4,585	6,503	6,453	11,097	11,038	1
Total revenue, net of interest expense (FTE basis)	14,229	13,976	17,296	17,852	31,525	31,828	(1)

Provision for credit losses	200	268	2,146	2,202	2,346	2,470	(5)
Noninterest expense	9,856	10,024	8,860	9,366	18,716	19,390	(3)
Income before income taxes (FTE basis)	4,173	3,684	6,290	6,284	10,463	9,968	5
Income tax expense (FTE basis)	1,521	1,373	2,293	2,344	3,814	3,717	3
Net income	$2,652	$2,311	$3,997	$3,940	$6,649	$6,251	6

Net interest yield (FTE basis)	1.75%	1.82%	4.70%	4.95%	3.52%	3.80%
Return on average allocated capital	22	21	19	17	20	18
Efficiency ratio (FTE basis)	69.27	71.73	51.23	52.46	59.37	60.92

Balance Sheet

Average
Total loans and leases	$4,713	$5,147	$227,719	$228,361	$232,432	$233,508	—
Total earning assets (1)	549,600	515,948	229,579	230,453	580,095	546,831	6
Total assets (1)	576,569	542,684	242,707	245,299	620,192	588,413	5
Total deposits	544,685	511,925	8,191	8,261	552,876	520,186	6
Allocated capital	12,000	11,000	21,000	23,000	33,000	34,000	(3)

Year end
Total loans and leases	$4,735	$4,950	$234,116	$229,293	$238,851	$234,243	2
Total earning assets (1)	576,108	526,780	235,496	231,842	605,012	557,541	9
Total assets (1)	603,448	554,106	248,571	246,041	645,427	599,066	8
Total deposits	571,467	523,350	6,365	7,291	577,832	530,641	9

(1)
In segments and businesses where the total of liabilities and equity exceeds assets, we allocate assets from All Other to match the segments’ and businesses’ liabilities and allocated shareholders’ equity. As a result, total earning assets and total assets of the businesses may not equal total Consumer Banking.

Consumer Banking, which is comprised of Deposits and Consumer Lending, offers a diversified range of credit, banking and investment products and services to consumers and small businesses. Our customers and clients have access to a franchise network that stretches coast to coast through 33 states and the District of Columbia. The franchise network includes approximately 4,700 financial centers, 16,000 ATMs, nationwide call centers, and online and mobile platforms.
Consumer Banking Results
Net income for Consumer Banking increased $398 million to $6.6 billion in 2015 compared to 2014 primarily driven by lower noninterest expense, lower provision for credit losses and higher noninterest income, partially offset by lower net interest income. Net interest income decreased $362 million to $20.4 billion as the beneficial impact of an increase in investable assets as a result of higher deposits was more than offset by the impact of the allocation of ALM activities, higher funding costs, lower card yields and lower average card loan balances. Noninterest income increased $59 million to $11.1 billion driven by higher card income and the impact on revenue of certain divestitures, partially offset by lower mortgage banking income and service charges.
The provision for credit losses decreased $124 million to $2.3 billion in 2015 driven by continued improvement in credit quality primarily related to our small business and credit card portfolios. Noninterest expense decreased $674 million to $18.7 billion primarily driven by lower operating and personnel expenses, partially offset by higher fraud costs in advance of Europay, MasterCard and Visa (EMV) chip implementation.
The return on average allocated capital was 20 percent, up from 18 percent, reflecting higher net income and a decrease in allocated capital. For more information on capital allocations, see Business Segment Operations on page 13.

14 Bank of America 2015

Deposits
Deposits includes the results of consumer deposit activities which consist of a comprehensive range of products provided to consumers and small businesses. Our deposit products include traditional savings accounts, money market savings accounts, CDs and IRAs, noninterest- and interest-bearing checking accounts, as well as investment accounts and products. The revenue is allocated to the deposit products using our funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Deposits generates fees such as account service fees, non-sufficient funds fees, overdraft charges and ATM fees, as well as investment and brokerage fees from Merrill Edge accounts. Merrill Edge is an integrated investing and banking service targeted at customers with less than $250,000 in investable assets. Merrill Edge provides investment advice and guidance, client brokerage asset services, a self-directed online investing platform and key banking capabilities including access to the Corporation’s network of financial centers and ATMs.
Deposits includes the net impact of migrating customers and their related deposit and brokerage asset balances between Deposits and Global Wealth & Investment Management (GWIM) as well as other client-managed businesses. For more information on the migration of customer balances to or from GWIM, see GWIM on page 18.
Net income for Deposits increased $341 million to $2.7 billion in 2015 driven by higher net interest income, and lower noninterest expense and provision for credit losses. Net interest income increased $244 million to $9.6 billion primarily due to the beneficial impact of an increase in investable assets as a result of higher deposits, partially offset by the impact of the allocation of ALM activities. Noninterest income of $4.6 billion remained relatively unchanged.
The provision for credit losses decreased $68 million to $200 million driven by continued improvement in credit quality. Noninterest expense decreased $168 million to $9.9 billion due to lower operating expenses.
Average deposits increased $32.8 billion to $544.7 billion in 2015 driven by a continuing customer shift to more liquid products in the low rate environment. Growth in checking, traditional savings and money market savings of $43.5 billion was partially offset by a decline in time deposits of $10.7 billion. As a result of our continued pricing discipline and the shift in the mix of deposits, the rate paid on average deposits declined by one bp to five bps.

Key Statistics – Deposits

	2015	2014
Total deposit spreads (excludes noninterest costs) (1)	1.62%	1.59%

Year end
Client brokerage assets (in millions)	$122,721	$113,763
Online banking active accounts (units in thousands)	31,674	30,904
Mobile banking active users (units in thousands)	18,705	16,539
Financial centers	4,726	4,855
ATMs	16,038	15,834

(1)	Includes deposits held in Consumer Lending.
Client brokerage assets increased $9.0 billion in 2015 driven by strong account flows, partially offset by lower market valuations. Mobile banking active users increased 2.2 million reflecting continuing changes in our customers’ banking preferences. The number of financial centers declined 129 driven by changes in customer preferences to self-service options and as we continue to optimize our consumer banking network and improve our cost-to-serve.
Consumer Lending
Consumer Lending offers products to consumers and small businesses across the U.S. The products offered include credit and debit cards, residential mortgages and home equity loans, and direct and indirect loans such as automotive, marine, aircraft, recreational vehicle and consumer personal loans. In addition to earning net interest spread revenue on its lending activities, Consumer Lending generates interchange revenue from credit and debit card transactions, late fees, cash advance fees, annual credit card fees, mortgage banking fee income and other miscellaneous fees. Consumer Lending products are available to our customers through our retail network, direct telephone, and online and mobile channels. Consumer Lending results also include the impact of servicing residential mortgages and home equity loans in the core portfolio, including loans held on the balance sheet of Consumer Lending and loans serviced for others.
The Corporation classifies consumer real estate loans as core or non-core based on loan and customer characteristics such as origination date, product type, LTV, FICO score and delinquency status. Total owned loans in the core portfolio held in Consumer Lending increased $2.4 billion in 2015 to $90.6 billion at December 31, 2015 largely due to higher residential mortgage balances, partially offset by a decline in home equity balances. For more information on the core and non-core portfolios, see Consumer Portfolio Credit Risk Management on page 45.
Consumer Lending includes the net impact of migrating customers and their related loan balances between Consumer Lending and GWIM. For more information on the migration of customer balances to or from GWIM, see GWIM on page 18.

Bank of America 2015 15

Net income for Consumer Lending remained relatively unchanged at $4.0 billion in 2015 as lower noninterest expense, lower provision for credit losses and higher noninterest income largely offset the decline in net interest income. Net interest income decreased $606 million to $10.8 billion driven by higher funding costs, lower card yields and average card loan balances, and the impact of the allocation of ALM activities. Noninterest income increased $50 million to $6.5 billion due to higher card income, partially offset by lower mortgage banking income.
The provision for credit losses decreased $56 million to $2.1 billion in 2015 driven by continued credit quality improvement within the small business and credit card portfolios. Noninterest expense decreased $506 million to $8.9 billion primarily driven by lower operating expense and personnel expense, partially offset by higher fraud costs in advance of EMV chip implementation.
Average loans decreased $642 million to $227.7 billion in 2015 primarily driven by lower home equity loans and continued decline of unsecured lending portfolios, partially offset by increases in consumer vehicle loans and residential mortgages.

Key Statistics – Consumer Lending

(Dollars in millions)	2015	2014
Total U.S. credit card (1)
Gross interest yield	9.16%	9.34%
Risk-adjusted margin	9.31	9.39
New accounts (in thousands)	4,973	4,541
Purchase volumes	$221,378	$212,088
Debit card purchase volumes	$277,695	$272,576

(1)	In addition to the U.S. credit card portfolio in Consumer Banking, the remaining U.S. credit card portfolio is in GWIM.
During 2015, the total U.S. credit card risk-adjusted margin decreased 8 bps due to a decrease in net interest margin and the net impact of gains on asset sales, partially offset by an improvement in credit quality in the U.S. Card portfolio. Total U.S. credit card purchase volumes increased $9.3 billion to $221.4 billion and debit card purchase volumes increased $5.1 billion to $277.7 billion, reflecting higher levels of consumer spending.
Mortgage Banking Income
Mortgage banking income is earned primarily in Consumer Banking and All Other. Total production income within mortgage banking income is comprised primarily of revenue from the fair value gains and losses recognized on our interest rate lock commitments (IRLCs) and LHFS, the related secondary market execution, and costs related to representations and warranties in the sales transactions along with other obligations incurred in the sales of mortgage loans. Servicing income within mortgage banking income includes income earned in connection with servicing activities and MSR valuation adjustments, net of results from risk management activities used to hedge certain market risks of the MSRs. Servicing income for the core portfolio is recorded in Consumer Banking. Servicing income for the Non-core portfolio, including hedge ineffectiveness on MSR hedges, is recorded in All Other. The costs associated with our servicing activities are included in noninterest expense.
The table below summarizes the components of mortgage banking income. Amounts for other mortgage banking income are included in this Consumer Banking table to show the components of consolidated mortgage banking income.

Mortgage Banking Income

(Dollars in millions)	2015	2014
Mortgage banking income
Consumer Banking mortgage banking income
Total production income	$950	$888
Net servicing income
Servicing fees	855	1,045
Amortization of expected cash flows (1)	(661)	(761)
Fair value changes of MSRs, net of risk management activities used to hedge certain market risks (2)	188	222
Total net servicing income	382	506
Total Consumer Banking mortgage banking income	1,332	1,394
Other mortgage banking income
Other production income	107	74
Representations and warranties provision	28	(694)
Net servicing income
Servicing fees	538	764
Amortization of expected cash flows (1)	(77)	(57)
Fair value changes of MSRs, net of risk management activities used to hedge certain market risks (2)	328	72
Total net servicing income	789	779
Eliminations (3)	108	10
Total other mortgage banking income	1,032	169
Total consolidated mortgage banking income	$2,364	$1,563

(1)	Represents the net change in fair value of the MSR asset due to the recognition of modeled cash flows.

(2)	Includes gains (losses) on sales of MSRs.

(3)	Includes the effect of transfers of mortgage loans from Consumer Banking to the ALM portfolio included in All Other and net gains or losses on intercompany trades related to MSR risk management.
Total production income for Consumer Banking increased $62 million to $950 million in 2015 primarily due to an increase in margins.
Servicing
The costs associated with servicing activities related to the residential mortgage and home equity loan portfolios, including owned loans and loans serviced for others (collectively, the mortgage serviced portfolio) are allocated to the business segment that owns the loans or MSRs or All Other.
Servicing activities include collecting cash for principal, interest and escrow payments from borrowers, disbursing customer draws for lines of credit, accounting for and remitting principal and interest payments to investors and escrow payments to third parties, and responding to customer inquiries. Our home retention efforts, including single point of contact resources, are also part of our servicing activities, along with supervision of foreclosures and property dispositions. Prior to foreclosure, we evaluate various workout options in an effort to help our customers avoid foreclosure.
Consumer Banking servicing income decreased $124 million to $382 million in 2015 primarily driven by lower servicing fees due to a smaller servicing portfolio, partially offset by improved MSR net-of-hedge performance. Servicing fees declined 18 percent to $855 million in 2015 as the size of the servicing portfolio continued to decline.

16 Bank of America 2015

Mortgage Servicing Rights
At December 31, 2015, the balance of consumer MSRs managed within Consumer Lending and All Other, which excludes $407 million of certain non-U.S. residential mortgage MSRs recorded in Global Markets, was $2.7 billion compared to $3.3 billion at December 31, 2014. The decrease was primarily driven by the recognition of modeled cash flows and sales of MSRs, partially offset by new loan originations. The core MSR portfolio, held in Consumer Banking, totaled $2.3 billion and $2.9 billion and the non-core MSR portfolio, held in All Other, totaled $401 million and $414 million at December 31, 2015 and 2014. For more information on MSRs, see Note 23 – Mortgage Servicing Rights to the Consolidated Financial Statements.

Key Statistics

(Dollars in millions)	2015	2014
Loan production (1):
Total (2):
First mortgage	$56,930	$43,290
Home equity	13,060	11,233
Consumer Banking:
First mortgage	$40,878	$32,339
Home equity	11,988	10,286

(1)	The above loan production amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit.

(2)	In addition to loan production in Consumer Banking, there is also first mortgage and home equity loan production in GWIM.

First mortgage loan originations in Consumer Banking and for the total Corporation increased $8.5 billion and $13.6 billion in 2015 compared to 2014 reflecting growth in the overall mortgage market as lower interest rates beginning in late 2014 drove an increase in refinances.
During 2015, 63 percent of the total Corporation first mortgage production volume was for refinance originations and 37 percent was for purchase originations compared to 60 percent and 40 percent in 2014. Home Affordable Refinance Program (HARP) originations were two percent of all refinance originations compared to six percent in 2014. Making Home Affordable non-HARP originations were eight percent of all refinance originations compared to 17 percent in 2014. The remaining 90 percent of refinance originations were conventional refinances compared to 77 percent in 2014.
Home equity production for the total Corporation was $13.1 billion for 2015 compared to $11.2 billion for 2014, with the increase due to a higher demand in the market based on improving housing trends, and increased market share driven by improved financial center engagement with customers and more competitive pricing.

Bank of America 2015 17

Global Wealth & Investment Management

(Dollars in millions)	2015	2014	% Change
Net interest income (FTE basis)	$5,527	$5,830	(5)%
Noninterest income:
Investment and brokerage services	10,792	10,722	1
All other income	1,715	1,851	(7)
Total noninterest income	12,507	12,573	(1)
Total revenue, net of interest expense (FTE basis)	18,034	18,403	(2)

Provision for credit losses	51	14	n/m
Noninterest expense	13,943	13,836	1
Income before income taxes (FTE basis)	4,040	4,553	(11)
Income tax expense (FTE basis)	1,473	1,698	(13)
Net income	$2,567	$2,855	(10)

Net interest yield (FTE basis)	2.13%	2.34%
Return on average allocated capital	21	24
Efficiency ratio (FTE basis)	77.32	75.18

Balance Sheet

Average
Total loans and leases	$132,499	$120,687	10
Total earning assets	259,020	249,043	4
Total assets	275,950	267,575	3
Total deposits	244,725	240,242	2
Allocated capital	12,000	12,000	—

Year end
Total loans and leases	$139,039	$126,432	10
Total earning assets	279,597	256,586	9
Total assets	296,271	274,954	8
Total deposits	260,893	245,391	6
n/m = not meaningful
GWIM consists of two primary businesses: Merrill Lynch Global Wealth Management (MLGWM) and U.S. Trust, Bank of America Private Wealth Management (U.S. Trust).
MLGWM’s advisory business provides a high-touch client experience through a network of financial advisors focused on clients with over $250,000 in total investable assets. MLGWM provides tailored solutions to meet our clients’ needs through a full set of investment management, brokerage, banking and retirement products.
U.S. Trust, together with MLGWM’s Private Banking & Investments Group, provides comprehensive wealth management solutions targeted to high net worth and ultra high net worth clients, as well as customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs, including specialty asset management services.
Client assets managed under advisory and/or discretion of GWIM are assets under management (AUM) and are typically held in diversified portfolios. The majority of client AUM have an investment strategy with a duration of greater than one year and are, therefore, considered long-term AUM. Fees earned on long-term AUM are calculated as a percentage of total AUM. The asset management fees charged to clients per year are dependent on various factors, but are generally driven by the breadth of the client’s relationship and generally range from 50 to 150 bps on their total AUM. The net client long-term AUM flows represent the net change in clients’ long-term AUM balances over a specified period of time, excluding market appreciation/depreciation and other adjustments.
Client assets under advisory and/or discretion of GWIM in which the investment strategy seeks current income, while maintaining liquidity and capital preservation, are considered liquidity AUM. The duration of these strategies is primarily less than one year. The change in AUM balances from the prior year is primarily the net client flows for liquidity AUM.
Net income for GWIM decreased $288 million to $2.6 billion in 2015 compared to 2014 driven by a decrease in revenue and increases in noninterest expense and the provision for credit losses.
Net interest income decreased $303 million to $5.5 billion due to the impact of the allocation of ALM activities, partially offset by the impact of loan and deposit growth. Noninterest income, which primarily includes investment and brokerage services income, decreased $66 million to $12.5 billion driven by lower transactional revenue, partially offset by increased asset management fees due to the impact of long-term AUM flows and higher average market levels. Noninterest expense increased $107 million to $13.9 billion primarily due to higher amortization of previously issued stock awards and investments in client-facing professionals, partially offset by lower revenue-related expenses.
Return on average allocated capital was 21 percent, down from 24 percent due to a decrease in net income.

18 Bank of America 2015

Key Indicators and Metrics

(Dollars in millions, except as noted)	2015	2014
Revenue by Business
Merrill Lynch Global Wealth Management	$14,926	$15,256
U.S. Trust	3,032	3,083
Other (1)	76	64
Total revenue, net of interest expense (FTE basis)	$18,034	$18,403

Client Balances by Business, at year end
Merrill Lynch Global Wealth Management	$1,986,502	$2,034,802
U.S. Trust	388,604	387,491
Other (1)	82,929	76,705
Total client balances	$2,458,035	$2,498,998

Client Balances by Type, at year end
Long-term assets under management	$817,938	$826,171
Liquidity assets under management	82,925	76,701
Assets under management	900,863	902,872
Brokerage assets	1,040,938	1,081,434
Assets in custody	113,239	139,555
Deposits	260,893	245,391
Loans and leases (2)	142,102	129,746
Total client balances	$2,458,035	$2,498,998

Assets Under Management Rollforward
Assets under management, beginning of year	$902,872	$821,449
Net long-term client flows	34,441	49,800
Net liquidity client flows	6,133	3,361
Market valuation/other	(42,583)	28,262
Total assets under management, end of year	$900,863	$902,872

Associates, at year end (3, 4)
Number of financial advisors	16,687	16,147
Total wealth advisors, including financial advisors	18,131	17,561
Total client-facing professionals, including financial advisors and wealth advisors	20,605	20,085

Merrill Lynch Global Wealth Management Metric (4)
Financial advisor productivity (5) (in thousands)	$1,024	$1,059

U.S. Trust Metric, at year end (4)
Client-facing professionals	2,186	2,181

(1)	Includes the results of BofA Global Capital Management, the cash management division of Bank of America, and certain administrative items.

(2)	Includes margin receivables which are classified in customer and other receivables on the Consolidated Balance Sheet.

(3)	Includes financial advisors in the Consumer Banking segment of 2,187 and 1,978 at December 31, 2015 and 2014.

(4)	Headcount computation is based upon full-time equivalents.

(5)
Financial advisor productivity is defined as Merrill Lynch Global Wealth Management total revenue, excluding the allocation of certain ALM activities, divided by the total number of financial advisors (excluding financial advisors in the Consumer Banking segment).

Client balances decreased $41.0 billion, or two percent, to nearly $2.5 trillion driven by market declines, partially offset by client balance flows.
The number of wealth advisors increased three percent, due to continued investment in the advisor development programs, improved competitive recruiting and near historically low advisor attrition levels.
In 2015, revenue from MLGWM of $14.9 billion and U.S. Trust of $3.0 billion were each down two percent primarily driven by lower net interest income due to the impact of the allocation of ALM activities. Additionally, noninterest income was down in MLGWM driven by lower transactional revenue, partially offset by the impact of long-term AUM flows.

Net Migration Summary
GWIM results are impacted by the net migration of clients and their corresponding deposit, loan and brokerage balances primarily to or from Consumer Banking, as presented in the table below. Migrations result from the movement of clients between business segments to better align with client needs.

Net Migration Summary (1)

(Dollars in millions)	2015	2014
Total deposits, net – to (from) GWIM	$(218)	$1,350
Total loans, net – to (from) GWIM	(97)	(61)
Total brokerage, net – to (from) GWIM	(2,416)	(2,710)

(1)	Migration occurs primarily between GWIM and Consumer Banking.

Bank of America 2015 19

Global Banking

(Dollars in millions)	2015	2014	% Change
Net interest income (FTE basis)	$9,244	$9,752	(5)%
Noninterest income:
Service charges	2,914	2,901	—
Investment banking fees	3,110	3,213	(3)
All other income	2,353	2,400	(2)
Total noninterest income	8,377	8,514	(2)
Total revenue, net of interest expense (FTE basis)	17,621	18,266	(4)

Provision for credit losses	686	325	111
Noninterest expense	8,481	8,806	(4)
Income before income taxes (FTE basis)	8,454	9,135	(7)
Income tax expense (FTE basis)	3,114	3,353	(7)
Net income	$5,340	$5,782	(8)

Net interest yield (FTE basis)	2.90%	3.13%
Return on average allocated capital	15	17
Efficiency ratio (FTE basis)	48.13	48.21

Balance Sheet

Average
Total loans and leases	$303,907	$285,344	7
Total earning assets	318,977	311,651	2
Total assets	369,001	362,273	2
Total deposits	294,733	288,010	2
Allocated capital	35,000	33,500	4

Year end
Total loans and leases	$323,687	$287,648	13
Total earning assets	334,766	303,080	10
Total assets	386,132	353,637	9
Total deposits	296,162	279,792	6
Global Banking, which includes Global Corporate Banking, Global Commercial Banking, Business Banking and Global Investment Banking, provides a wide range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services through our network of offices and client relationship teams. Our lending products and services include commercial loans, leases, commitment facilities, trade finance, real estate lending and asset-based lending. Our treasury solutions business includes treasury management, foreign exchange and short-term investing options. We also provide investment banking products to our clients such as debt and equity underwriting and distribution, and merger-related and other advisory services. Underwriting debt and equity issuances, fixed-income and equity research, and certain market-based activities are executed through our global broker-dealer affiliates which are our primary dealers in several countries. Within Global Banking, Global Commercial Banking clients generally include middle-market companies, commercial real estate firms and not-for-profit companies. Global Corporate Banking clients generally include large global corporations, financial institutions and leasing clients. Business Banking clients include mid-sized U.S.-based businesses requiring customized and integrated financial advice and solutions.

Net income for Global Banking decreased $442 million to $5.3 billion in 2015 compared to 2014 primarily driven by lower revenue and higher provision for credit losses, partially offset by lower noninterest expense.
Revenue decreased $645 million to $17.6 billion in 2015 primarily due to lower net interest income. The decline in net interest income reflects the impact of the allocation of ALM activities, including liquidity costs as well as loan spread compression, partially offset by loan growth. Noninterest income of $8.4 billion remained relatively unchanged in 2015.
The provision for credit losses increased $361 million to $686 million in 2015 primarily driven by energy exposure and loan growth. For additional information, see Commercial Portfolio Credit Risk Management – Industry Concentrations on page 62. Noninterest expense decreased $325 million to $8.5 billion in 2015 primarily due to lower litigation expense and technology initiative costs.
The return on average allocated capital was 15 percent in 2015, down from 17 percent in 2014, due to increased capital allocations and lower net income. For more information on capital allocated to the business segments, see Business Segment Operations on page 13.

20 Bank of America 2015

Global Corporate, Global Commercial and Business Banking
Global Corporate, Global Commercial and Business Banking each include Business Lending and Global Transaction Services activities. Business Lending includes various lending-related products and services, and related hedging activities, including commercial loans, leases, commitment facilities, trade finance, real estate lending and asset-based lending. Global Transaction Services includes deposits, treasury management, credit card, foreign exchange and short-term investment products.
The table below presents a summary of the results, which exclude certain capital markets activity in Global Banking.

Global Corporate, Global Commercial and Business Banking

	Global Corporate Banking		Global Commercial Banking		Business Banking		Total
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014
Revenue
Business Lending	$3,981	$4,118	$3,968	$3,931	$352	$372	$8,301	$8,421
Global Transaction Services	2,793	2,958	2,649	2,855	703	712	6,145	6,525
Total revenue, net of interest expense	$6,774	$7,076	$6,617	$6,786	$1,055	$1,084	$14,446	$14,946

Balance Sheet
Average
Total loans and leases	$138,025	$128,443	$148,735	$140,096	$17,072	$16,790	$303,832	$285,329
Total deposits	138,142	140,526	123,007	117,389	33,588	30,096	294,737	288,011

Year end
Total loans and leases	$146,803	$129,795	$159,720	$141,051	$17,165	$16,803	$323,688	$287,649
Total deposits	133,742	127,823	128,656	120,079	33,767	31,890	296,165	279,792
Business Lending revenue of $8.3 billion remained relatively unchanged in 2015 compared to 2014 as loan spread compression was offset by the benefit of loan growth.
Global Transaction Services revenue decreased $380 million in 2015 primarily due to lower net interest income as a result of the impact of the allocation of ALM activities, including liquidity costs.
Average loans and leases increased six percent in 2015 compared to 2014 due to strong origination volumes and increased revolver utilization. Average deposits remained relatively unchanged in 2015.
Global Investment Banking
Client teams and product specialists underwrite and distribute debt, equity and loan products, and provide advisory services and tailored risk management solutions. The economics of most investment banking and underwriting activities are shared primarily between Global Banking and Global Markets under an internal revenue-sharing arrangement. To provide a complete discussion of our consolidated investment banking fees, the following table presents total Corporation investment banking fees and the portion attributable to Global Banking.

Investment Banking Fees

	Global Banking		Total Corporation
(Dollars in millions)	2015	2014	2015	2014
Products
Advisory	$1,354	$1,098	$1,503	$1,205
Debt issuance	1,296	1,532	3,033	3,583
Equity issuance	460	583	1,236	1,490
Gross investment banking fees	3,110	3,213	5,772	6,278
Self-led deals	(57)	(91)	(200)	(213)
Total investment banking fees	$3,053	$3,122	$5,572	$6,065
Total Corporation investment banking fees of $5.6 billion, excluding self-led deals, included within Global Banking and Global Markets, decreased eight percent in 2015 compared to 2014 driven by lower debt and equity issuance fees, partially offset by higher advisory fees. Underwriting fees for debt products declined primarily as a result of lower debt issuance volumes mainly in leveraged finance transactions.

Bank of America 2015 21

Global Markets

(Dollars in millions)	2015	2014	% Change
Net interest income (FTE basis)	$4,191	$3,851	9%
Noninterest income:
Investment and brokerage services	2,221	2,205	1
Investment banking fees	2,401	2,743	(12)
Trading account profits	6,109	6,027	1
All other income	91	1,304	(93)
Total noninterest income	10,822	12,279	(12)
Total revenue, net of interest expense (FTE basis)	15,013	16,130	(7)

Provision for credit losses	99	110	(10)
Noninterest expense	11,374	11,989	(5)
Income before income taxes (FTE basis)	3,540	4,031	(12)
Income tax expense (FTE basis)	1,117	1,441	(22)
Net income	$2,423	$2,590	(6)

Return on average allocated capital	7%	8%
Efficiency ratio (FTE basis)	75.75	74.33

Balance Sheet

Average
Trading-related assets:
Trading account securities	$195,650	$201,951	(3)
Reverse repurchases	103,506	115,897	(11)
Securities borrowed	79,494	85,098	(7)
Derivative assets	54,519	46,677	17
Total trading-related assets (1)	433,169	449,623	(4)
Total loans and leases	63,443	61,750	3
Total earning assets (1)	430,468	457,871	(6)
Total assets	594,057	604,198	(2)
Total deposits	38,074	40,221	(5)
Allocated capital	35,000	34,000	3

Year end
Total trading-related assets (1)	$373,926	$418,847	(11)
Total loans and leases	73,208	58,996	24
Total earning assets (1)	384,046	418,849	(8)
Total assets	548,790	576,552	(5)
Total deposits	37,038	40,665	(9)

(1)	Trading-related assets include derivative assets, which are considered non-earning assets.
Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. Global Markets product coverage includes securities and derivative products in both the primary and secondary markets. Global Markets provides market-making, financing, securities clearing, settlement and custody services globally to our institutional investor clients in support of their investing and trading activities. We also work with our commercial and corporate clients to provide risk management products using interest rate, equity, credit, currency and commodity derivatives, foreign exchange, fixed-income and mortgage-related products. As a result of our market-making activities in these products, we may be required to manage risk in a broad range of financial products including government securities, equity and equity-linked securities, high-grade and high-yield corporate debt securities, syndicated loans, MBS, commodities and asset-backed securities (ABS). The economics of most investment banking and underwriting activities are shared primarily between Global Markets and Global Banking based on the activities performed by each segment. Global Banking originates certain deal-related transactions with our corporate and commercial clients that are executed and distributed by Global Markets. For information on investment banking fees on a consolidated basis, see page 21.
Retrospective to January 1, 2015, we early adopted new accounting guidance that requires the Corporation to present unrealized DVA gains and losses on certain liabilities accounted for under the fair value option in accumulated OCI. This change, which is reflected entirely in Global Markets, resulted in a reclassification of pretax unrealized DVA gains of $1.0 billion from other income to accumulated OCI for 2015. Results for 2014 were not subject to restatement under the provisions of the new accounting guidance. Net DVA on derivatives is still reported in Global Markets segment results. For additional information, see Executive Summary – Recent Events on page 4. In 2014, we implemented a funding valuation adjustment (FVA) into our valuation estimates primarily to include funding costs on uncollateralized derivatives and derivatives where we are not permitted to use the collateral we receive. This change in estimate resulted in a net FVA pretax charge of $497 million in 2014, which is included in net DVA.

22 Bank of America 2015

Net income for Global Markets decreased $167 million to $2.4 billion in 2015 compared to 2014. Excluding net DVA, net income increased $170 million to $2.9 billion in 2015 compared to 2014, primarily driven by lower noninterest expense and lower tax expense, partially offset by lower revenue. Revenue, excluding net DVA, decreased due to lower trading account profits due to declines in credit-related businesses, lower investment banking fees and lower equity investment gains (not included in sales and trading revenue) as 2014 included gains related to the IPO of an equity investment, partially offset by an increase in net interest income. Net DVA losses were $786 million compared to losses of $240 million in 2014. Sales and trading revenue, excluding net DVA, decreased $139 million due to lower fixed-income, currencies and commodities (FICC) revenue, partially offset by increased Equities revenue. Noninterest expense decreased $615 million to $11.4 billion largely due to lower litigation expense and, to a lesser extent, lower revenue-related incentive compensation and support costs. The effective tax rate for 2014 reflected the impact of non-deductible litigation expense.
Average earning assets decreased $27.4 billion to $430.5 billion in 2015 largely driven by a decrease in reverse repurchases, securities borrowed and trading securities primarily due to a reduction in client financing activity and continuing balance sheet optimization efforts across Global Markets.
Year-end loans and leases increased $14.2 billion in 2015 primarily due to growth in mortgage and securitization finance.
The return on average allocated capital was seven percent, down from eight percent, reflecting a decrease in net income and an increase in allocated capital.
Sales and Trading Revenue
Sales and trading revenue includes unrealized and realized gains and losses on trading and other assets, net interest income, and fees primarily from commissions on equity securities. Sales and trading revenue is segregated into fixed-income (government debt obligations, investment and non-investment grade corporate debt obligations, commercial MBS, RMBS, collateralized loan obligations (CLOs), interest rate and credit derivative contracts), currencies (interest rate and foreign exchange contracts), commodities (primarily futures, forwards, swaps and options) and equities (equity-linked derivatives and cash equity activity). The following table and related discussion present sales and trading revenue, substantially all of which is in Global Markets, with the remainder in Global Banking. In addition, the following table and related discussion present sales and trading revenue excluding the impact of net DVA, which is a non-GAAP financial measure. We believe the use of this non-GAAP financial measure provides clarity in assessing the underlying performance of these businesses.

Sales and Trading Revenue (1, 2)

(Dollars in millions)	2015	2014
Sales and trading revenue
Fixed-income, currencies and commodities	$7,869	$8,695
Equities	4,335	4,194
Total sales and trading revenue	$12,204	$12,889

Sales and trading revenue, excluding net DVA (3)
Fixed-income, currencies and commodities	$8,632	$9,003
Equities	4,358	4,126
Total sales and trading revenue, excluding net DVA	$12,990	$13,129

(1)	Includes FTE adjustments of $181 million and $178 million for 2015 and 2014. For more information on sales and trading revenue, see Note 2 – Derivatives to the Consolidated Financial Statements.

(2)	Includes Global Banking sales and trading revenue of $424 million and $381 million for 2015 and 2014.

(3)
FICC and Equities sales and trading revenue, excluding the impact of net DVA, is a non-GAAP financial measure. FICC net DVA losses were $763 million for 2015 compared to net DVA losses of $308 million in 2014. Equities net DVA losses were $23 million for 2015 compared to net DVA gains of $68 million in 2014.

FICC revenue, excluding net DVA, decreased $371 million to $8.6 billion primarily driven by declines in credit-related businesses due to lower client activity, partially offset by stronger results in rates, currencies and commodities products. Equities revenue, excluding net DVA, increased $232 million to $4.4 billion primarily driven by strong performance in derivatives and increased client activity in the Asia-Pacific region.

Bank of America 2015 23

All Other

(Dollars in millions)	2015	2014	% Change
Net interest income (FTE basis)	$457	$1,407	(68)%
Noninterest income:
Card income	260	357	(27)
Mortgage banking income	1,022	160	n/m
Gains on sales of debt securities	1,126	1,468	(23)
All other loss	(1,204)	(1,274)	(5)
Total noninterest income	1,204	711	69
Total revenue, net of interest expense (FTE basis)	1,661	2,118	(22)

Provision for credit losses	(21)	(644)	(97)
Noninterest expense	5,220	21,635	(76)
Loss before income taxes (FTE basis)	(3,538)	(18,873)	(81)
Income tax benefit (FTE basis)	(2,395)	(6,915)	(65)
Net loss	$(1,143)	$(11,958)	(90)

Balance Sheet

Average
Total loans and leases	$144,506	$197,414	(27)
Total assets (1)	300,997	322,934	(7)
Total deposits	25,452	35,548	(28)

Year end
Total loans and leases	$122,198	$168,785	(28)
Total assets (1)	267,667	300,330	(11)
Total deposits	25,334	22,447	13

(1)
In segments where the total of liabilities and equity exceeds assets, which are generally deposit-taking segments, we allocate assets from All Other to those segments to match liabilities (i.e., deposits) and allocated shareholders’ equity. Such allocated assets were $463.4 billion and $445.5 billion for 2015 and 2014, and $489.0 billion and $443.5 billion at December 31, 2015 and 2014.

n/m = not meaningful
All Other consists of ALM activities, equity investments, the international consumer card business, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the MSR valuation model for both core and non-core MSRs, liquidating businesses, residual expense allocations and other. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. The results of certain ALM activities are allocated to our business segments. Beginning with new originations in 2014, we retain certain residential mortgages in Consumer Banking, consistent with where the overall relationship is managed; previously such mortgages were in All Other. For more information on our ALM activities, see Note 24 – Business Segment Information to the Consolidated Financial Statements. Equity investments include our merchant services joint venture as well as Global Principal Investments (GPI) which is comprised of a portfolio of equity, real estate and other alternative investments. For more information on our merchant services joint venture, see Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.
The Corporation classifies consumer real estate loans as core or non-core based on loan and customer characteristics such as origination date, product type, LTV, FICO score and delinquency status. Residential mortgage loans that are held for interest rate or liquidity risk management purposes are presented on the balance sheet of All Other. For more information on our interest rate and liquidity risk management activities, see Liquidity Risk on page 39 and Interest Rate Risk Management for Non-trading Activities on page 76. During 2015, residential mortgage loans held for ALM activities decreased $26.5 billion to $43.1 billion at December 31, 2015 primarily as a result of sales, payoffs and paydowns. Non-core residential mortgage and home equity loans, which are principally run-off portfolios, including certain loans accounted for under the fair value option and MSRs pertaining to non-core loans serviced for others, are also held in All Other. During 2015, total non-core loans decreased $18.7 billion to $68.8 billion at December 31, 2015 due largely to payoffs and paydowns, as well as loan sales.
The net loss for All Other decreased $10.8 billion to a loss of $1.1 billion in 2015 primarily driven by significantly lower litigation expense, which is included in noninterest expense, an increase in mortgage banking income, an increase in gains on sales of consumer real estate loans and lower U.K. PPI costs. These were partially offset by a decrease in equity investment income, a decrease in the benefit in the provision for credit losses and lower gains on sales of debt securities.
Net interest income decreased $950 million primarily driven by a $612 million charge in 2015 related to the discount on certain trust preferred securities. Mortgage banking income increased $862 million primarily due to a lower representations and warranties provision compared to 2014. Equity investment income decreased $727 million as the prior year included a gain on the sale of a portion of an equity investment. Gains on the sales of loans, including nonperforming and other delinquent loans, net of hedges, were $1.0 billion compared to gains of $672 million in 2014. Also included in all other loss were U.K. PPI costs of $319 million compared to $621 million, and negative FTE adjustments of $1.6 billion compared to $1.3 billion to eliminate the FTE treatment of certain tax credits recorded in Global Banking. The

24 Bank of America 2015

benefit in the provision for credit losses decreased $623 million to a benefit of $21 million in 2015 primarily driven by lower recoveries, including those recorded in connection with residential mortgage loan sales.
Noninterest expense decreased $16.4 billion to $5.2 billion reflecting a decrease in litigation expense and lower personnel, infrastructure and support costs, partially offset by higher professional fees related in part to our CCAR resubmission.
The income tax benefit was $2.4 billion on a pretax loss of $3.5 billion in 2015 compared to a benefit of $6.9 billion on a pretax loss of $18.9 billion in 2014. The decrease in the income tax benefit is attributable to the decline in the pretax loss which in 2014 included the settlement with the DoJ, a portion of which was non-deductible. In addition, 2014 included tax benefits from the resolution of several tax examinations, and 2015 included the charge of approximately $290 million related to the U.K. tax law change. Both periods include income tax benefit adjustments to eliminate the FTE treatment of certain tax credits recorded in Global Banking.
Off-Balance Sheet Arrangements and Contractual Obligations
We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Purchase obligations are defined as obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity at a fixed, minimum or variable price over a specified period of time. Included in purchase obligations are vendor contracts, the most significant of which include communication services, processing services and software contracts. Other long-term liabilities include our contractual funding obligations related to the Qualified Pension Plans, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans (collectively, the Plans). Obligations to the Plans are based on the current and projected obligations of the Plans, performance of the Plans’ assets and any participant contributions, if applicable. During 2015 and 2014, we contributed $234 million each year to the Plans, and we expect to make $261 million of contributions during 2016. The Plans are more fully discussed in Note 17 – Employee Benefit Plans to the Consolidated Financial Statements.
Debt, lease, equity and other obligations are more fully discussed in Note 11 – Long-term Debt and Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.
We enter into commitments to extend credit such as loan commitments, standby letters of credit (SBLCs) and commercial letters of credit to meet the financing needs of our customers. For a summary of the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date, see Credit Extension Commitments in Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.
Table 11 includes certain contractual obligations at December 31, 2015 and 2014.

Table 11	Contractual Obligations

	December 31, 2015					December 31 2014
(Dollars in millions)	Due in One Year or Less	Due After One Year Through Three Years	Due After Three Years Through Five Years	Due After Five Years	Total	Total
Long-term debt	$43,334	$75,377	$36,513	$81,540	$236,764	$243,139
Operating lease obligations	2,456	3,846	2,798	4,581	13,681	14,406
Purchase obligations	2,007	1,905	629	809	5,350	5,544
Time deposits	65,567	5,207	2,517	683	73,974	84,843
Other long-term liabilities	1,663	870	668	1,110	4,311	4,232
Estimated interest expense on long-term debt and time deposits (1)	4,753	7,124	5,064	26,957	43,898	45,462
Total contractual obligations	$119,780	$94,329	$48,189	$115,680	$377,978	$397,626

(1)
Represents forecasted net interest expense on long-term debt and time deposits based on interest rates at December 31, 2015. Forecasts are based on the contractual maturity dates of each liability, and are net of derivative hedges, where applicable.

Representations and Warranties
We securitize first-lien residential mortgage loans generally in the form of RMBS guaranteed by the government-sponsored enterprises (GSEs), which include FHLMC and FNMA, or by the Government National Mortgage Association (GNMA) in the case of Federal Housing Administration (FHA)-insured, U.S. Department of Veterans Affairs (VA)-guaranteed and Rural Housing Service-guaranteed mortgage loans, and sell pools of first-lien residential mortgage loans in the form of whole loans. In addition, in prior years, legacy companies and certain subsidiaries sold pools of first-lien residential mortgage loans and home equity loans as private-label securitizations (in certain of these securitizations, monoline insurers or other financial guarantee providers insured all or some of the securities) or in the form of whole loans. In connection with these transactions, we or certain of our subsidiaries or legacy companies made various representations and warranties. Breaches of these representations and warranties have resulted in and may continue to result in the requirement to repurchase mortgage loans or to otherwise make whole or provide other remedies to the GSEs, U.S. Department of Housing and Urban Development with respect to FHA-insured loans, VA, whole-loan investors, securitization trusts, monoline insurers or other financial guarantors as applicable (collectively, repurchases). In all such cases, subsequent to repurchasing the loan, we would be exposed to any credit loss on the repurchased mortgage loans

Bank of America 2015 25

after accounting for any mortgage insurance (MI) or mortgage guarantee payments that we may receive.
We have vigorously contested any request for repurchase where we have concluded that a valid basis for repurchase does not exist and will continue to do so in the future. However, in an effort to resolve legacy mortgage-related issues, we have reached settlements, certain of which have been for significant amounts, in lieu of a loan-by-loan review process, including with the GSEs, four monoline insurers and BNY Mellon, as trustee for certain securitization trusts.
For more information on accounting for representations and warranties, repurchase claims and exposures, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees and Note 12 – Commitments and Contingencies to the Consolidated Financial Statements and Item 1A. Risk Factors of the Corporation's 2015 Annual Report on Form 10-K.
Settlement with the Bank of New York Mellon, as Trustee
On April 22, 2015, the New York County Supreme Court entered final judgment approving the BNY Mellon Settlement. In October 2015, BNY Mellon obtained certain state tax opinions and an IRS private letter ruling confirming that the settlement will not impact the real estate mortgage investment conduit tax status of the trusts. The final conditions of the settlement have been satisfied and, accordingly, the Corporation made the settlement payment to BNY Mellon of $8.5 billion in February 2016. Pursuant to the settlement agreement, allocation and distribution of the $8.5 billion settlement payment is the responsibility of the RMBS trustee, BNY Mellon. On February 5, 2016, BNY Mellon filed an Article 77 proceeding in the New York County Supreme Court asking the court for instruction with respect to certain issues concerning the distribution of each trust’s allocable share of the settlement payment and asking that the settlement payment be ordered to be held in escrow pending the outcome of this Article 77 proceeding. The Corporation is not a party to this proceeding.
New York Court Decision on Statute of Limitations
On June 11, 2015, the New York Court of Appeals, New York’s highest appellate court, issued its opinion on the statute of limitations applicable to representations and warranties claims in ACE Securities Corp. v. DB Structured Products, Inc. (ACE). The Court of Appeals held that, under New York law, a claim for breach of contractual representations and warranties begins to run at the time the representations and warranties are made, and rejected the argument that the six-year statute of limitations does not begin to run until the time repurchase is refused. The Court of Appeals also held that compliance with the contractual notice and cure period was a pre-condition to filing suit, and claims that did not comply with such contractual requirements prior to the expiration of the statute of limitations period were invalid. While no entity affiliated with the Corporation was a party to this litigation, the vast majority of the private-label RMBS trusts into which entities affiliated with the Corporation sold loans and made representations and warranties are governed by New York law. While the Corporation treats claims where the statute of limitations has expired, as determined in accordance with the ACE decision, as time-barred and therefore resolved and no longer outstanding, investors or trustees have sought to distinguish certain aspects of the ACE decision or to assert other claims against RMBS counterparties seeking to avoid or circumvent the impact of the ACE decision. For example, a recent ruling by a New York intermediate appellate court allowed a counterparty to pursue litigation on loans in the entire trust even though only some of the loans complied with the condition precedent of timely pre-suit notice and opportunity to cure or repurchase. The potential impact on the Corporation, if any, of judicial limitations on the ACE decision, or claims seeking to distinguish or avoid the ACE decision is unclear at this time. For additional information, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.
Unresolved Repurchase Claims
Unresolved representations and warranties repurchase claims represent the notional amount of repurchase claims made by counterparties, typically the outstanding principal balance or the unpaid principal balance at the time of default. In the case of first-lien mortgages, the claim amount is often significantly greater than the expected loss amount due to the benefit of collateral and, in some cases, MI or mortgage guarantee payments. Claims received from a counterparty remain outstanding until the underlying loan is repurchased, the claim is rescinded by the counterparty, we determine that the applicable statute of limitations has expired, or representations and warranties claims with respect to the applicable trust are settled, and fully and finally released. When a claim is denied and we do not receive a response from the counterparty, the claim remains in the unresolved repurchase claims balance until resolution in one of the ways described above.
At December 31, 2015, we had $18.4 billion of unresolved repurchase claims, net of duplicate claims, compared to $22.8 billion at December 31, 2014. These repurchase claims primarily relate to private-label securitizations and exclude claims in the amount of $7.4 billion at December 31, 2015 where the statute of limitations has expired without litigation being commenced. At December 31, 2014, time-barred claims of $5.2 billion were included in unresolved repurchase claims. The notional amount of unresolved repurchase claims at both December 31, 2015 and 2014 includes $3.5 billion of claims related to loans in specific private-label securitization groups or tranches where we own substantially all of the outstanding securities. For additional information, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.
The overall decrease in the notional amount of outstanding unresolved repurchase claims in 2015 is primarily due to the impact of time-barred claims under the ACE decision, partially offset by new claims from private-label securitization trustees. Outstanding repurchase claims remain unresolved primarily due to (1) the level of detail, support and analysis accompanying such claims, which impact overall claim quality and, therefore, claims resolution and (2) the lack of an established process to resolve disputes related to these claims.
As a result of various bulk settlements with the GSEs, we have resolved substantially all outstanding and potential representations and warranties repurchase claims on whole loans sold by legacy Bank of America and Countrywide Financial Corporation (Countrywide) to FNMA and FHLMC through June 30, 2012 and December 31, 2009, respectively. At December 31, 2015, the notional amount of unresolved repurchase claims submitted by the GSEs was $14 million for loans originated prior to 2009. For more information on the monolines and experience with the GSEs, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.

26 Bank of America 2015

During 2015 and 2014, we had limited loan-level representations and warranties repurchase claims experience with the monoline insurers due to bulk settlements in prior years and ongoing litigation with a single monoline insurer. For additional information, see Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.
In addition to unresolved repurchase claims, we have received notifications from sponsors of third-party securitizations with whom we engaged in whole-loan transactions indicating that we may have indemnity obligations with respect to loans for which we have not received a repurchase request. These outstanding notifications totaled $1.4 billion and $2.0 billion at December 31, 2015 and 2014.
We also from time to time receive correspondence purporting to raise representations and warranties breach issues from entities that do not have contractual standing or ability to bring such claims. We believe such communications to be procedurally and/or substantively invalid, and generally do not respond.
The presence of repurchase claims on a given trust, receipt of notices of indemnification obligations and receipt of other communications, as discussed above, are all factors that inform our liability for representations and warranties and the corresponding estimated range of possible loss.
Representations and Warranties Liability
The liability for representations and warranties and corporate guarantees is included in accrued expenses and other liabilities on the Consolidated Balance Sheet and the related provision is included in mortgage banking income in the Consolidated Statement of Income. For more information on the representations and warranties liability and the corresponding estimated range of possible loss, see Off-Balance Sheet Arrangements and Contractual Obligations – Estimated Range of Possible Loss on page 28 and Note 7 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.
At December 31, 2015 and 2014, the liability for representations and warranties was $11.3 billion and $12.1 billion, which included $8.5 billion related to the BNY Mellon Settlement. The representations and warranties benefit was $39 million for 2015 compared to a provision of $683 million for 2014. The benefit in the provision for representations and warranties for 2015 compared to a provision in 2014 was primarily driven by the impact of the ACE decision.
Our liability for representations and warranties is necessarily dependent on, and limited by, a number of factors including for private-label securitizations the implied repurchase experience based on the BNY Mellon Settlement, as well as certain other assumptions and judgmental factors. Where relevant, we also consider more recent experience, such as claim activity, notification of potential indemnification obligations, our experience with various counterparties, the ACE decision, other recent court decisions related to the statute of limitations, and other facts and circumstances, such as bulk settlements, as we believe appropriate. Accordingly, future provisions associated with obligations under representations and warranties may be materially impacted if future experiences are different from historical experience or our understandings, interpretations or assumptions.

Experience with Investors Other than Government-sponsored Enterprises
Prior to 2009, legacy companies and certain subsidiaries sold pools of first-lien residential mortgage loans and home equity loans as private-label securitizations or in the form of whole loans to investors other than the GSEs (although the GSEs are investors in certain private-label securitizations). The majority of the loans sold were included in private-label securitizations, including third-party sponsored transactions. We provided representations and warranties to the whole-loan investors and these investors may retain those rights even when the whole loans were aggregated with other collateral into private-label securitizations sponsored by the whole-loan investors. Such loans originated from 2004 through 2008 had an original principal balance of $970 billion, including $786 billion sold to private-label and whole-loan investors without monoline insurance. Taking into account settlements and the application of the statute of limitations for repurchase claims for these trusts, we believe the remaining open exposure for repurchase claims exists on loans with an original principal balance of $102 billion. Of the $102 billion, $45 billion has been paid in full and $42 billion has defaulted or was severely delinquent at December 31, 2015. At least 25 payments have been made on approximately 62 percent of these defaulted and severely delinquent loans. These remaining loans with open exposure predominantly relate to legacy Countrywide and First Franklin Financial Corporation originations of pay option and subprime first mortgages.
As it relates to private-label securitizations, a contractual liability to repurchase mortgage loans generally arises if there is a breach of representations and warranties that materially and adversely affects the interest of the investor or all the investors in a securitization trust or of the monoline insurer or other financial guarantor (as applicable).
We have received approximately $32.7 billion of representations and warranties repurchase claims related to loans originated between 2004 and 2008 including $23.7 billion from private-label securitization trustees and a financial guarantee provider, $8.2 billion from whole-loan investors and $816 million from one private-label securitization counterparty. New private-label claims are primarily related to repurchase requests received from trustees for private-label securitization transactions not included in the BNY Mellon Settlement. Of the $32.7 billion in claims, we have resolved $16.0 billion of these claims with losses of $1.9 billion. Approximately $3.6 billion of these claims were resolved through repurchase or indemnification, $4.7 billion were rescinded by the investor, $325 million were resolved through settlements and $7.4 billion are time-barred under the applicable statute of limitations and are therefore considered resolved.
At December 31, 2015, for these vintages, the notional amount of unresolved repurchase claims submitted by private-label securitization trustees, whole-loan investors, including third-party securitization sponsors and others was $16.7 billion. We have performed an initial review with respect to substantially all of these claims and although we do not believe a valid basis for repurchase has been established by the claimant, we consider such claims activity in the computation of our liability for representations and warranties. Until we receive a repurchase claim, we generally do not review loan files related to private-label securitizations and believe we are not required by the governing documents to do so, unless particular facts suggest we should review an individual loan file.

Bank of America 2015 27

Estimated Range of Possible Loss
We currently estimate that the range of possible loss for representations and warranties exposures could be up to $2 billion over existing accruals at December 31, 2015. We treat claims that are time-barred as resolved and do not consider such claims in the estimated range of possible loss. The estimated range of possible loss reflects principally exposures related to loans in private-label securitization trusts. It represents a reasonably possible loss, but does not represent a probable loss, and is based on currently available information, significant judgment and a number of assumptions that are subject to change.
For more information on the methodology used to estimate the representations and warranties liability, the corresponding estimated range of possible loss and the types of losses not considered in such estimates, see Item 1A. Risk Factors of the Corporation's 2015 Annual Report on Form 10-K and Note 7 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements and, for more information related to the sensitivity of the assumptions used to estimate our liability for representations and warranties, see Complex Accounting Estimates – Representations and Warranties Liability on page 83.
Department of Justice Settlement
On August 20, 2014, we reached a comprehensive settlement with the DoJ and certain federal and state agencies (DoJ Settlement). As part of the DoJ Settlement, we paid civil monetary penalties and compensatory remediation payments in 2014. In 2014 and 2015, we provided creditable consumer relief activities primarily in the form of mortgage modifications, including first-lien principal forgiveness and forbearance modifications and second- and junior-lien extinguishments, low- to moderate-income mortgage originations, and community reinvestment and neighborhood stabilization efforts, with initiatives focused on communities experiencing, or at risk of, blight. Also, we have provided support for the expansion of available affordable rental housing. Our actions are well ahead of the DoJ agreement calling for us to complete delivery of the consumer relief by no later than August 31, 2018. The consumer relief requirements are subject to oversight by an independent monitor.
Other Mortgage-related Matters
We continue to be subject to additional borrower and non-borrower litigation and governmental and regulatory scrutiny and investigations related to our past and current origination, servicing, transfer of servicing and servicing rights, servicing compliance obligations, foreclosure activities, and MI and captive reinsurance practices with mortgage insurers. The ongoing environment of additional regulation, increased regulatory compliance obligations, and enhanced regulatory enforcement, combined with ongoing uncertainty related to the continuing evolution of the regulatory environment, has resulted in increased operational and compliance costs and may limit our ability to continue providing certain products and services. For more information on management’s estimate of the aggregate range of possible loss and on regulatory investigations, see Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.

Managing Risk
Overview
Risk is inherent in all our business activities. Sound risk management enables us to serve our customers and deliver for our shareholders. If not managed well, risks can result in financial loss, regulatory sanctions and penalties, and damage to our reputation, each of which may adversely impact our ability to execute our business strategies. The Corporation takes a comprehensive approach to risk management with a defined Risk Framework and an articulated Risk Appetite Statement which are approved annually by the Enterprise Risk Committee (ERC) and the Corporation’s Board of Directors (the Board).
The seven types of risk faced by the Corporation are strategic, credit, market, liquidity, compliance, operational and reputational risks.

•
Strategic risk is the risk resulting from incorrect assumptions about external or internal factors, inappropriate business plans, ineffective business strategy execution, or failure to respond in a timely manner to changes in the regulatory, macroeconomic or competitive environments.

•	Credit risk is the risk of loss arising from the inability or failure of a borrower or counterparty to meet its obligations.

•	Market risk is the risk that changes in market conditions may adversely impact the value of assets or liabilities, or otherwise negatively impact earnings.

•
Liquidity risk is the potential inability to meet expected or unexpected cash flow and collateral needs while continuing to support our business and customer needs under a range of economic conditions.

•
Compliance risk is the risk of legal or regulatory sanctions, material financial loss or damage to the reputation of the Corporation arising from the failure of the Corporation to comply with the requirements of applicable laws, rules, regulations and related self-regulatory organizations’ standards and codes of conduct.

•	Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events.

•
Reputational risk is the risk that negative perceptions of the Corporation’s conduct or business practices will adversely affect its profitability or operations through an inability to establish or maintain existing customer/client relationships.

The following sections address in more detail the specific procedures, measures and analyses of the major categories of risk. This discussion of managing risk focuses on the 2016 Risk Framework (Risk Framework) that, as part of its annual review process, was approved by the ERC and the Board in December 2015. The key enhancements from the 2015 Risk Framework include further increasing the focus on our strong risk culture and emphasizing our risk identification practices and the involvement and input of Front Line Units (FLUs) and control functions. It continues to recognize the same seven key risk types as discussed above and our risk management approach as outlined below.
A strong risk culture is fundamental to our values and operating principles. It requires us to focus on risk in all activities and encourages the necessary mindset and behavior to enable effective risk management, and promotes sound risk-taking within our risk appetite. Sustaining a strong risk culture throughout the organization is critical to the success of the Corporation and is a clear expectation of our executive management team and the Board.

28 Bank of America 2015

Our Risk Framework is the foundation for comprehensive management of the risks facing the Corporation. The Risk Framework sets forth clear roles, responsibilities and accountability for the management of risk and provides a blueprint for how the Board, through delegation of authority to committees and executive officers, establishes risk appetite and associated limits for our activities.
Executive management assesses, with Board oversight, the risk-adjusted returns of each business. Management reviews and approves the strategic and financial operating plans, as well as the capital plan and risk appetite statement, and recommends them annually to the Board for approval. Our strategic plan takes into consideration return objectives and financial resources, which must align with risk capacity and risk appetite. Management sets financial objectives for each business by allocating capital and setting a target for return on capital for each business. Capital allocations and operating limits are regularly evaluated as part of our overall governance processes as the businesses and the economic environment in which we operate continue to evolve. For more information regarding capital allocations, see Business Segment Operations on page 13.
Our Risk Appetite Statement is intended to ensure that the Corporation maintains an acceptable risk profile by providing a common framework and a comparable set of measures for senior management and the Board to clearly indicate the level of risk the Corporation is willing to accept. Risk appetite is set at least annually in conjunction with the strategic, capital and financial operating plans to align risk appetite with the Corporation’s strategy and financial resources. Our line of business strategies and risk appetite are also similarly aligned. For a more detailed discussion of our risk management activities, see the discussion below and pages 32 through 79.

Our overall capacity to take risk is limited; therefore, we prioritize the risks we take in order to maintain a strong and flexible financial position so we can withstand challenging economic conditions and take advantage of organic growth opportunities. Therefore, we set objectives and targets for capital and liquidity that are intended to permit the Corporation to continue to operate in a safe and sound manner at all times, including during periods of stress.
Our lines of business operate with risk limits (which may include credit, market and/or operational limits, as applicable) that are based on the amount of capital, earnings or liquidity we are willing to put at risk to achieve our strategic objectives and business plans. Executive management is responsible for tracking and reporting performance measurements as well as any exceptions to guidelines or limits. The Board, and its committees when appropriate, oversees financial performance, execution of the strategic and financial operating plans, adherence to risk appetite limits and the adequacy of internal controls.
Risk Management Governance
The Risk Framework describes delegations of authority whereby the Board and its committees may delegate authority to management-level committees or executive officers. Such delegations may authorize certain decision-making and approval functions, which may be evidenced in, for example, committee charters, job descriptions, meeting minutes and resolutions.
The chart below illustrates the inter-relationship among the Board, Board committees and management committees that have the majority of risk oversight responsibilities for the Corporation. This chart reflects the current Risk Framework as approved by the Board in December 2015.

(1) This presentation does not include committees for other legal entities.
(2) Reports to the CEO and CFO with oversight by the Audit Committee.
Board of Directors and Board Committees
The Board, which consists of a substantial majority of independent directors, authorizes management to maintain an effective Risk Framework, and oversees compliance with safe and sound banking practices. In addition, the Board or its committees conduct appropriate inquiries of, and receive reports from management on risk-related matters to determine whether there are scope or resource limitations that impede the ability of independent risk management and/or Corporate Audit to execute its responsibilities. The following Board committees have the principal responsibility for enterprise-wide oversight of our risk management activities. These committees and other Board committees, as applicable, regularly report to the Board on risk-related matters. Through these activities, the Board and applicable committees are provided with thorough information on the Corporation’s risk profile, and challenge executive management to appropriately address key risks facing the Corporation. Other Board committees as described below provide additional oversight of specific risks.

Bank of America 2015 29

Each of the committees shown on the above chart regularly reports to the Board on risk-related matters within the committee’s responsibilities, which is intended to collectively provide the Board with integrated, thorough insight about our management of enterprise-wide risks.
Enterprise Risk Committee
The Enterprise Risk Committee (ERC) has primary responsibility for oversight of the Risk Framework and material risks facing the Corporation. It approves the Risk Framework and the Risk Appetite Statement and further recommends these documents to the Board for approval. The ERC oversees senior management’s responsibilities for the identification, measurement, monitoring and control of all key risks facing the Corporation. The ERC may consult with other Board committees on risk-related matters.
Audit Committee
The Audit Committee oversees the qualifications, performance and independence of the Independent Registered Public Accounting Firm, the performance of the Corporation’s corporate audit function, the integrity of the Corporation’s consolidated financial statements, compliance by the Corporation with legal and regulatory requirements, and makes inquiries of management or the Corporate General Auditor (CGA) to determine whether there are scope or resource limitations that impede the ability of Corporate Audit to execute its responsibilities. The Audit Committee is also responsible for overseeing compliance risk pursuant to the New York Stock Exchange listing standards.
Credit Committee
The Credit Committee provides additional oversight of senior management’s responsibilities for the identification and management of Corporation-wide credit exposures. Our Credit Committee oversees, among other things, the identification and management of our credit exposures on an enterprise-wide basis, our responses to trends affecting those exposures, the adequacy of the allowance for credit losses and our credit-related policies.
Other Board Committees
Our Corporate Governance Committee oversees our Board’s governance processes, identifies and reviews the qualifications of potential Board members, recommends nominees for election to our Board, recommends committee appointments for Board approval and reviews our stockholder engagement activities.
Our Compensation and Benefits Committee oversees establishing, maintaining and administering our compensation programs and employee benefit plans, including approving and recommending our Chief Executive Officer’s (CEO) compensation to our Board for further approval by all independent directors, and reviewing and approving all of our executive officers’ compensation.
Management Committees
Management committees may receive their authority from the Board, a Board committee, another management committee or from one or more executive officers. The primary management-level risk committee for the Corporation is the Management Risk Committee (MRC). Subject to Board oversight, the MRC is responsible for management oversight of all key risks facing the Corporation. The MRC provides management oversight of the

Corporation’s compliance and operational risk programs, balance sheet and capital management, funding activities and other liquidity activities, stress testing, trading activities, recovery and resolution planning, model risk, subsidiary governance and activities between member banks and their nonbank affiliates pursuant to Federal Reserve rules and regulations. The MRC is responsible for holistic risk management, including an integrated evaluation of risk, earnings, capital and liquidity, and it reports on these matters to the Board or Board committees.
Lines of Defense
In addition to the role of Executive Officers in managing risk, we have clear ownership and accountability across the three lines of defense: FLUs, independent risk management and Corporate Audit. The Corporation also has control functions outside of FLUs and independent risk management (e.g., Legal and Global Human Resources). The three lines of defense are integrated into our management-level governance structure. Each of these is described in more detail below.
Executive Officers
Executive officers lead various functions representing the functional roles. Authority for functional roles may be delegated to executive officers from the Board, Board committees or management-level committees. Executive officers, in turn, may further delegate responsibilities, as appropriate, to management-level committees, management routines or individuals. Executive officers review the Corporation’s activities for consistency with our Risk Framework, Risk Appetite Statement, and applicable strategic, capital and financial operating plans, as well as applicable policies, standards, procedures and processes. Executive officers and other employees make decisions individually on a day-to-day basis, consistent with the authority they have been delegated. Executive officers and other employees may also serve on committees and participate in committee decisions.
Front Line Units
FLUs include the lines of business and an organizational unit, the Global Technology and Operations Group. FLUs are held accountable by the CEO and the Board for appropriately assessing and effectively managing all of the risks associated with their activities.
Three organizational units that include FLU and control function activities, but are not part of independent risk management are the Chief Financial Officer (CFO) Group, Global Marketing and Corporate Affairs (GM&CA) and the Chief Administrative Officer (CAO) Group.
Independent Risk Management
Independent risk management (IRM) is part of our control functions and includes Global Risk Management and Global Compliance. We have other control functions that are not part of IRM (other control functions may also provide oversight to FLU activities), including Legal, Global Human Resources and certain activities within the CFO Group, GM&CA and the CAO Group. IRM, led by the Chief Risk Officer (CRO), is responsible for independently assessing and overseeing risks within FLUs and other control functions. IRM establishes written enterprise policies and procedures that include concentration risk limits where appropriate. Such policies and procedures outline how aggregate risks are identified, measured, monitored and controlled.

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The CRO has the authority and independence to develop and implement a meaningful risk management framework. The CRO has unrestricted access to the Board and reports directly to both the ERC and to the CEO. Global Risk Management is organized into enterprise risk teams and FLU risk teams that work collaboratively in executing their respective duties.
Within IRM, Global Compliance independently assesses compliance risk, and evaluates adherence to applicable laws, rules and regulations, including identifying compliance issues and risks, performing monitoring and testing, and reporting on the state of compliance activities across the Corporation. Additionally, Global Compliance works with FLUs and control functions so that day-to-day activities operate in a compliant manner.
Corporate Audit
Corporate Audit and the CGA maintain their independence from the FLUs, IRM and other control functions by reporting directly to the Audit Committee or the Board. The CGA administratively reports to the CEO. Corporate Audit provides independent assessment and validation through testing of key processes and controls across the Corporation. Corporate Audit includes Credit Review which periodically tests and examines credit portfolios and processes.
Risk Management Processes
The Risk Framework requires that strong risk management practices are integrated in key strategic, capital and financial planning processes and day-to-day business processes across the Corporation, with a goal of ensuring risks are appropriately considered, evaluated and responded to in a timely manner.
We employ a risk management process, referred to as Identify, Measure, Monitor and Control (IMMC) as part of our daily activities.
Identify – To be effectively managed, risks must be clearly defined and proactively identified. Proper risk identification focuses on recognizing and understanding all key risks inherent in our business activities or key risks that may arise from external factors. Each employee is expected to identify and escalate risks promptly. Risk identification is an ongoing process, incorporating input from FLUs and control functions, designed to be forward looking and capture relevant risk factors across all of our lines of business.
Measure – Once a risk is identified, it must be prioritized and accurately measured through a systematic risk quantification process including quantitative and qualitative components. Risk is measured at various levels including, but not limited to, risk type, FLU, legal entity and on an aggregate basis. This risk quantification process helps to capture changes in our risk profile due to changes in strategic direction, concentrations, portfolio quality and the overall economic environment. Senior management considers how risk exposures might evolve under a variety of stress scenarios.
Monitor – We monitor risk levels regularly to track adherence to risk appetite, policies, standards, procedures and processes. We also regularly update risk assessments and review risk exposures. Through our monitoring, we can determine our level of risk relative to limits and can take action in a timely manner. We also can determine when risk limits are breached and have processes to appropriately report and escalate exceptions. This includes immediate requests for approval to managers and alerts to executive management, management-level committees or the Board (directly or through an appropriate committee).
Control – We establish and communicate risk limits and controls through policies, standards, procedures and processes that define the responsibilities and authority for risk-taking. The limits and controls can be adjusted by the Board or management when conditions or risk tolerances warrant. These limits may be absolute (e.g., loan amount, trading volume) or relative (e.g., percentage of loan book in higher-risk categories). Our lines of business are held accountable to perform within the established limits.
Among the key tools in the risk management process are the Risk and Control Self Assessments (RCSAs). The RCSA process, consistent with IMMC, is one of our primary methods for capturing the identification and assessment of operational risk exposures, including inherent and residual operational risk ratings, and control effectiveness ratings. The end-to-end RCSA process incorporates risk identification and assessment of the control environment; monitoring, reporting and escalating risk; quality assurance and data validation; and integration with the risk appetite. This results in a comprehensive risk management view that enables understanding of and action on operational risks and controls for our processes, products, activities and systems.
The formal processes used to manage risk represent a part of our overall risk management process. Corporate culture and the actions of our employees are also critical to effective risk management. Through our Code of Conduct, we set a high standard for our employees. The Code of Conduct provides a framework for all of our employees to conduct themselves with the highest integrity. We instill a strong and comprehensive risk management culture through communications, training, policies, procedures, and organizational roles and responsibilities. Additionally, we continue to strengthen the link between the employee performance management process and individual compensation to encourage employees to work toward enterprise-wide risk goals.
Corporation-wide Stress Testing
Integral to the Corporation’s Capital Planning, Financial Planning and Strategic Planning processes is stress testing, which the Corporation conducts on a periodic basis to better understand balance sheet, earnings, capital and liquidity sensitivities to certain economic and business scenarios, including economic and market conditions that are more severe than anticipated. These stress tests provide an understanding of the potential impacts from the Corporation’s risk profile on the balance sheet, earnings, capital and liquidity, and serve as a key component of the Corporation’s capital and risk management. The intent of stress testing is to develop a comprehensive understanding of potential impacts of on- and off-balance sheet risks at the Corporation and how they impact financial resiliency.
Contingency Planning Routines
We have developed and maintain contingency plans that are designed to prepare us in advance to respond in the event of potential adverse outcomes and scenarios. These contingency planning routines include capital contingency planning, liquidity contingency funding plans, recovery planning and enterprise resiliency, and provide monitoring, escalation routines and response plans. Contingency response plans are designed to enable us to increase capital, access funding sources and reduce

Bank of America 2015 31

risk through consideration of potential actions that include asset sales, business sales, capital or debt issuances, and other de-risking strategies. We also maintain contingency plans as part of our resolution plan to limit adverse systemic impacts that could be associated with a potential resolution.
Strategic Risk Management
Strategic risk is embedded in every business and is one of the major risk categories along with credit, market, liquidity, compliance, operational and reputational risks. It is the risk that results from incorrect assumptions, inappropriate business plans, ineffective business strategy execution, or failure to respond in a timely manner to changes in the regulatory, macroeconomic or competitive environments, in the geographic locations in which we operate, such as competitor actions, changing customer preferences, product obsolescence and technology developments. Our strategic plan is consistent with our risk appetite and specifically addresses strategic risks.
The strategic plan is reviewed and approved annually by the Board, as is the capital plan, financial operating plan and risk appetite statement. With oversight by the Board, executive management ensures that consistency is applied while executing the Corporation’s strategic plan, core operating principles and risk appetite. The executive management team continuously monitors business performance throughout the year to assess strategic risk and find early warning signals so that risks can be proactively managed. Executive management regularly reviews performance versus the plan, updates the Board via quarterly reporting routines (and more frequently as relevant) and implements changes as deemed appropriate. The following are assessed in the regular executive reviews: forecasted earnings and returns on capital, the current risk profile, current capital and liquidity requirements, staffing levels and changes required to support the plan, stress testing results, and other qualitative factors such as market growth rates and peer analysis.
Significant strategic actions, such as capital actions, material acquisitions or divestitures, and recovery and resolution plans are reviewed and approved by the Board as required. At the business level, as we introduce new products, we monitor their performance relative to expectations (e.g., for earnings and returns on capital). With oversight by the Board and the ERC, executive management performs similar analyses throughout the year, and evaluates changes to the financial forecast or the risk, capital or liquidity positions as deemed appropriate to balance and optimize achieving the targeted risk appetite, shareholder returns and maintaining the targeted financial strength.
We use proprietary models to measure the capital requirements for credit, country, market, operational and strategic risks. The allocated capital assigned to each business is based on its unique risk exposures. With oversight by the Board, executive management assesses the risk-adjusted returns of each business in approving strategic and financial operating plans. The businesses use allocated capital to define business strategies, and price products and transactions. For more information on how this measure is calculated, see Supplemental Financial Data on page 11.

Capital Management
The Corporation manages its capital position to maintain sufficient capital to support its business activities and to maintain capital, risk and risk appetite commensurate with one another. Additionally, we seek to maintain safety and soundness at all times, even under adverse scenarios, take advantage of organic growth opportunities, maintain ready access to financial markets, continue to serve as a credit intermediary, remain a source of strength for our subsidiaries, and satisfy current and future regulatory capital requirements. Capital management is integrated into our risk and governance processes, as capital is a key consideration in the development of our strategic plan, risk appetite and risk limits.
We conduct an Internal Capital Adequacy Assessment Process (ICAAP) on a periodic basis. The ICAAP is a forward-looking assessment of our projected capital needs and resources, incorporating earnings, balance sheet and risk forecasts under baseline and adverse economic and market conditions. We utilize periodic stress tests to assess the potential impacts to our balance sheet, earnings, regulatory capital and liquidity under a variety of stress scenarios. We perform qualitative risk assessments to identify and assess material risks not fully captured in our forecasts or stress tests. We assess the potential capital impacts of proposed changes to regulatory capital requirements. Management assesses ICAAP results and provides documented quarterly assessments of the adequacy of our capital guidelines and capital position to the Board or its committees.
Effective July 1, 2016, we changed our accounting method for the amortization of premiums and accretion of discounts related to certain debt securities. Under the applicable bank regulatory rules, we are not required to and, accordingly, will not restate previously-filed capital ratios in connection with the change in accounting method related to certain debt securities. The cumulative impact of this change would have resulted in an insignificant pro forma change of the Corporation’s capital metrics and ratios. For additional information, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
The Corporation periodically reviews capital allocated to its businesses and allocates capital annually during the strategic and capital planning processes. For additional information, see Business Segment Operations on page 13.
CCAR and Capital Planning
The Federal Reserve requires BHCs to submit a capital plan and requests for capital actions on an annual basis, consistent with the rules governing the CCAR capital plan.
In January 2015, we submitted our 2015 CCAR capital plan and related supervisory stress tests. The requested capital actions included a request to repurchase $4.0 billion of common stock over five quarters beginning in the second quarter of 2015, and to maintain the quarterly common stock dividend at the current rate of $0.05 per share. On March 11, 2015, the Federal Reserve advised that it did not object to our 2015 capital plan but gave a conditional non-objection under which we were required to resubmit our CCAR capital plan and address certain weaknesses the Federal Reserve identified in our capital planning process. We have established plans and taken actions which addressed the identified weaknesses, and we resubmitted our CCAR capital plan on September 30, 2015. The Federal Reserve announced on

32 Bank of America 2015

December 10, 2015 that it did not object to our resubmitted CCAR capital plan.
As of December 31, 2015, in connection with our 2015 CCAR capital plan, we have repurchased approximately $2.4 billion of common stock. The timing and amount of additional common stock repurchases and common stock dividends will continue to be consistent with our 2015 CCAR capital plan. In addition, the timing and amount of common stock repurchases will be subject to various factors, including the Corporation’s capital position, liquidity, financial performance and alternative uses of capital, stock trading price, and general market conditions, and may be suspended at any time. The common stock repurchases may be effected through open market purchases or privately negotiated transactions, including repurchase plans that satisfy the conditions of Rule 10b5-1 of the Securities Exchange Act of 1934.
Regulatory Capital
As a financial services holding company, we are subject to regulatory capital rules issued by U.S. banking regulators. On January 1, 2014, we became subject to Basel 3, which includes certain transition provisions through January 1, 2019. The Corporation and its primary affiliated banking entity, BANA, are Advanced approaches institutions under Basel 3.
Basel 3 Overview
Basel 3 updated the composition of capital and established a Common equity tier 1 capital ratio. Common equity tier 1 capital primarily includes common stock, retained earnings and accumulated OCI. Basel 3 revised minimum capital ratios and buffer requirements, added a SLR, and addressed the adequately capitalized minimum requirements under the PCA framework. Finally, Basel 3 established two methods of calculating risk-weighted assets, the Standardized approach and the Advanced approaches. For additional information, see Capital Management – Standardized Approach and Capital Management – Advanced Approaches on page 34.

As an Advanced approaches institution, under Basel 3, we were required to complete a qualification period (parallel run) to demonstrate compliance with the Basel 3 Advanced approaches to the satisfaction of U.S. banking regulators. We received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements in the fourth quarter of 2015. As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models. All requested modifications were incorporated, which increased our risk-weighted assets, and are reflected in the risk-based ratios in the fourth quarter of 2015. Having exited parallel run on October 1, 2015, we are required to report regulatory risk-based capital ratios and risk-weighted assets under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy including under the PCA framework, and was the Advanced approaches in the fourth quarter of 2015. Prior to the fourth quarter of 2015, we were required to report our capital adequacy under the Standardized approach only.
Regulatory Capital Composition
Basel 3 requires certain deductions from and adjustments to capital, which are primarily those related to MSRs, deferred tax assets and defined benefit pension assets. Also, any assets that are a direct deduction from the computation of capital are excluded from risk-weighted assets and adjusted average total assets. Basel 3 also provides for the inclusion in capital of net unrealized gains and losses on AFS debt and certain marketable equity securities recorded in accumulated OCI. These changes are impacted by, among other factors, fluctuations in interest rates, earnings performance and corporate actions. Under Basel 3 regulatory capital transition provisions, changes to the composition of regulatory capital are generally recognized in 20 percent annual increments, and will be fully recognized as of January 1, 2018.
Table 12 summarizes how certain regulatory capital deductions and adjustments have been or will be transitioned from 2014 through 2018 for Common equity tier 1 and Tier 1 capital.

Table 12	Summary of Certain Basel 3 Regulatory Capital Transition Provisions

Beginning on January 1 of each year	2014	2015	2016	2017	2018
Common equity tier 1 capital
Percent of total amount deducted from Common equity tier 1 capital includes:	20%	40%	60%	80%	100%
Deferred tax assets arising from net operating loss and tax credit carryforwards; intangibles, other than mortgage servicing rights and goodwill; defined benefit pension fund net assets; net unrealized cumulative gains (losses) related to changes in own credit risk on liabilities, including derivatives, measured at fair value; direct and indirect investments in our own Common equity tier 1 capital instruments; certain amounts exceeding the threshold by 10 percent individually and 15 percent in aggregate

Percent of total amount used to adjust Common equity tier 1 capital includes (1):	80%	60%	40%	20%	0%
Net unrealized gains (losses) on AFS debt and certain marketable equity securities recorded in accumulated OCI; employee benefit plan adjustments recorded in accumulated OCI
Tier 1 capital
Percent of total amount deducted from Tier 1 capital includes:	80%	60%	40%	20%	0%
Deferred tax assets arising from net operating loss and tax credit carryforwards; defined benefit pension fund net assets; net unrealized cumulative gains (losses) related to changes in own credit risk on liabilities, including derivatives, measured at fair value

(1)
Represents the phase-out percentage of the exclusion by year (e.g., 40 percent of net unrealized gains (losses) on AFS debt and certain marketable equity securities recorded in accumulated OCI was included in 2015).

Additionally, Basel 3 revised the regulatory capital treatment for Trust Securities, requiring them to be transitioned from Tier 1 capital into Tier 2 capital in 2014 and 2015, until fully excluded from Tier 1 capital in 2016, and transitioned from Tier 2 capital beginning in 2016 with the full exclusion in 2022. As of December 31, 2015, our qualifying Trust Securities were $1.4 billion, approximately nine bps of the Tier 1 capital ratio.

Bank of America 2015 33

Minimum Capital Requirements
Minimum capital requirements and related buffers are being phased in from January 1, 2014 through January 1, 2019. Effective January 1, 2015, the PCA framework was also amended to reflect the requirements of Basel 3. The PCA framework establishes categories of capitalization, including “well capitalized,” based on regulatory ratio requirements. U.S. banking regulators are required to take certain mandatory actions depending on the category of capitalization, with no mandatory actions required for “well-capitalized” banking organizations, which included BANA at December 31, 2015. Also effective January 1, 2015, Common equity tier 1 capital is included in the measurement of “well-capitalized” for depository institutions.
Beginning January 1, 2016, we are subject to a capital conservation buffer, a countercyclical capital buffer and a global systemically important bank (G-SIB) surcharge which will be phased in over a three-year period ending January 1, 2019. Once fully phased in, the Corporation’s risk-based capital ratio requirements will include a capital conservation buffer greater than 2.5 percent, plus any applicable countercyclical capital buffer and G-SIB surcharge in order to avoid certain restrictions on capital distributions and discretionary bonus payments. The buffers and surcharge must be composed solely of Common equity tier 1 capital. The countercyclical capital buffer is currently set at zero. U.S. banking regulators must jointly decide on any increase in the countercyclical buffer, after which time institutions will have up to one year for implementation. Based on the Federal Reserve final rule published in July 2015, we estimate that our G-SIB surcharge will increase our risk-based capital ratio requirements by 3.0 percent once fully phased in. The G-SIB surcharge is calculated annually and may differ from this estimate over time. For more information on our G-SIB surcharge, see Capital Management – Regulatory Developments on page 38.
Standardized Approach
Total risk-weighted assets under the Basel 3 Standardized approach consist of credit risk and market risk measures. Credit risk-weighted assets are measured by applying fixed risk weights to on- and off-balance sheet exposures (excluding securitizations), determined based on the characteristics of the exposure, such as type of obligor, Organization for Economic Cooperation and Development country risk code and maturity, among others. Off-balance sheet exposures primarily include financial guarantees, unfunded lending commitments, letters of credit and potential future derivative exposures. Market risk applies to covered positions which include trading assets and liabilities, foreign exchange exposures and commodity exposures. Market risk capital is modeled for general market risk and specific risk for products where specific risk regulatory approval has been granted; in the absence of specific risk model approval, standard specific risk charges apply. For securitization exposures, risk-weighted assets are determined using the Simplified Supervisory Formula Approach (SSFA). Under the Standardized approach, no distinction is made for variations in credit quality for corporate exposures, and the economic benefit of collateral is restricted to a limited list of eligible securities and cash.
Advanced Approaches
In addition to the credit risk and market risk measures, Basel 3 Advanced approaches include measures of operational risk and risks related to the credit valuation adjustment (CVA) for over-the-

counter (OTC) derivative exposures. The Advanced approaches rely on internal analytical models to measure risk weights for credit risk exposures and allow the use of models to estimate the exposure at default (EAD) for certain exposure types. Market risk capital measurements are consistent with the Standardized approach, except for securitization exposures. For both trading and non-trading securitization exposures, institutions are permitted to use the Supervisory Formula Approach (SFA) and would use the SSFA if the SFA is unavailable for a particular exposure. Non-securitization credit risk exposures are measured using internal ratings-based models to determine the applicable risk weight by estimating the probability of default, loss given default (LGD) and, in certain instances, EAD. The internal analytical models primarily rely on internal historical default and loss experience. Operational risk is measured using internal analytical models which rely on both internal and external operational loss experience and data. The calculations require management to make estimates, assumptions and interpretations, including with respect to the probability of future events based on historical experience. Actual results could differ from those estimates and assumptions. Under the Federal Reserve’s reservation of authority, they may require us to hold an amount of capital greater than otherwise required under the capital rules if they determine that our risk-based capital requirement using our internal analytical models is not commensurate with our credit, market, operational or other risks.
Supplementary Leverage Ratio
Basel 3 also requires Advanced approaches institutions to disclose a SLR. The numerator of the SLR is quarter-end Basel 3 Tier 1 capital reflective of Basel 3 numerator transition provisions. The denominator is total leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures primarily include undrawn lending commitments, letters of credit, potential future derivative exposures and repo-style transactions. Total leverage exposure includes the effective notional principal amount of credit derivatives and similar instruments through which credit protection is sold. The credit conversion factors (CCFs) applied to certain off-balance sheet exposures conform to the graduated CCF utilized under the Basel 3 Standardized approach, but are subject to a minimum 10 percent CCF. Effective January 1, 2018, the Corporation will be required to maintain a minimum SLR of 3.0 percent, plus a supplementary leverage buffer of 2.0 percent, in order to avoid certain restrictions on capital distributions and discretionary bonuses. Insured depository institution subsidiaries of BHCs, including BANA, will be required to maintain a minimum 6.0 percent SLR to be considered “well capitalized” under the PCA framework.
Capital Composition and Ratios
Under the applicable bank regulatory rules, we are not required to and, accordingly, did not restate previously-filed regulatory capital metrics and ratios in connection with the change in accounting method related to certain debt securities. Therefore, the December 31, 2015 and 2014 amounts in Tables 13 through 16 are as originally reported. The cumulative impact of this change in accounting method would have resulted in an immaterial pro forma decrease in the Corporation's Common equity tier 1 capital of approximately one basis point and two bps at December 31,

34 Bank of America 2015

2015 and 2014. For additional information, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
Table 13 presents Bank of America Corporation’s transition and fully phased-in capital ratios and related information in accordance with Basel 3 Standardized and Advanced approaches as measured at December 31, 2015 and 2014. As of December 31, 2015 and 2014, the Corporation meets the definition of “well capitalized” under current regulatory requirements.

Table 13	Bank of America Corporation Regulatory Capital under Basel 3 (1, 2)

	December 31, 2015
	Transition				Fully Phased-in
(Dollars in millions)	Standardized Approach	Advanced Approaches	Regulatory Minimum	Well-capitalized (3)	Standardized Approach	Advanced Approaches (4)	Regulatory Minimum (5)
Risk-based capital metrics:
Common equity tier 1 capital	$163,026	$163,026			$154,084	$154,084
Tier 1 capital	180,778	180,778			175,814	175,814
Total capital (6)	220,676	210,912			211,167	201,403
Risk-weighted assets (in billions)	1,403	1,602			1,427	1,575
Common equity tier 1 capital ratio	11.6%	10.2%	4.5%	n/a	10.8%	9.8%	10.0%
Tier 1 capital ratio	12.9	11.3	6.0	6.0%	12.3	11.2	11.5
Total capital ratio	15.7	13.2	8.0	10.0	14.8	12.8	13.5

Leverage-based metrics:
Adjusted quarterly average assets (in billions) (7)	$2,103	$2,103			$2,102	$2,102
Tier 1 leverage ratio	8.6%	8.6%	4.0	n/a	8.4%	8.4%	4.0

SLR leverage exposure (in billions)	$2,728	$2,728			$2,727	$2,727
SLR	6.6%	6.6%	5.0	n/a	6.4%	6.4%	5.0

	December 31, 2014
Risk-based capital metrics:
Common equity tier 1 capital	$155,361	n/a			$141,217	$141,217
Tier 1 capital	168,973	n/a			160,480	160,480
Total capital (6)	208,670	n/a			196,115	185,986
Risk-weighted assets (in billions) (8)	1,262	n/a			1,415	1,465
Common equity tier 1 capital ratio	12.3%	n/a	4.0%	n/a	10.0%	9.6%	10.0%
Tier 1 capital ratio	13.4	n/a	5.5	6.0%	11.3	11.0	11.5
Total capital ratio	16.5	n/a	8.0	10.0	13.9	12.7	13.5

Leverage-based metrics:
Adjusted quarterly average assets (in billions) (7)	$2,060	$2,060			$2,057	$2,057
Tier 1 leverage ratio	8.2%	8.2%	4.0	n/a	7.8%	7.8%	4.0

SLR leverage exposure (in billions)	$2,732	$2,732			$2,728	$2,728
SLR	6.2%	6.2%	5.0	n/a	5.9%	5.9%	5.0

(1)
We received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements in the fourth quarter of 2015. With the approval to exit parallel run, we are required to report regulatory capital risk-weighted assets and ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is to be used to assess capital adequacy and was the Advanced approaches at December 31, 2015. Prior to exiting parallel run, we were required to report regulatory capital risk-weighted assets and ratios under the Standardized approach only. As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models which increased our risk-weighted assets in the fourth quarter of 2015.

(2)
Under the applicable bank regulatory rules, we are not required to and, accordingly, did not restate previously-filed regulatory capital metrics and ratios in connection with the change in accounting method related to certain debt securities. As such, the December 31, 2015 and 2014 amounts in the Table are as originally reported.

(3)
To be “well capitalized” under the current U.S. banking regulatory agency definitions, a bank holding company must maintain these or higher ratios and not be subject to a Federal Reserve order or directive to maintain higher capital levels.

(4)
Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2015, we had not received IMM approval.

(5)
Fully phased-in regulatory minimums assume a capital conservation buffer of 2.5 percent and estimated G-SIB surcharge of 3.0 percent. The estimated fully phased-in countercyclical capital buffer is zero. We will be subject to fully phased-in regulatory minimums on January 1, 2019.

(6)	Total capital under the Advanced approaches differs from the Standardized approach due to differences in the amount permitted in Tier 2 capital related to the qualifying allowance for credit losses.

(7)	Reflects adjusted average total assets for the three months ended December 31, 2015 and 2014.

(8)	On a pro-forma basis, under Basel 3 Standardized – Transition as measured at January 1, 2015, the December 31, 2014 risk-weighted assets would have been $1,392 billion.
n/a = not applicable
Common equity tier 1 capital under Basel 3 Advanced – Transition was $163.0 billion at December 31, 2015, an increase of $7.7 billion compared to December 31, 2014 driven by earnings, partially offset by dividends, common stock repurchases and the impact of certain transition provisions under Basel 3 rules. For more information on Basel 3 transition provisions, see Table 12. During 2015, Total capital increased $2.2 billion primarily driven by the same factors that drove the increase in Common equity tier 1 capital as well as issuances of preferred stock and subordinated debt, partially offset by lower eligible credit reserves included in additional Tier 2 capital. The decrease in eligible credit reserves included in additional Tier 2 capital is due to the change in the calculation of eligible credit reserves under the Advanced approaches. The Corporation began using the Advanced approaches capital framework to determine risk-based capital

Bank of America 2015 35

requirements in the fourth quarter of 2015. For additional information, see Table 14.
Risk-weighted assets increased $341 billion during 2015 to $1,602 billion primarily due to the change in the calculation of risk-weighted assets from the general risk-based approach at December 31, 2014 to the Basel 3 Advanced approaches.
Table 14 presents the capital composition as measured under Basel 3 – Transition at December 31, 2015 and 2014.

Table 14	Capital Composition under Basel 3 – Transition (1, 2)

		December 31
(Dollars in millions)		2015	2014
Total common shareholders’ equity		$233,932	$224,162
Goodwill		(69,215)	(69,234)
Deferred tax assets arising from net operating loss and tax credit carryforwards		(3,434)	(2,226)
Unamortized net periodic benefit costs recorded in accumulated OCI, net-of-tax		1,774	2,680
Net unrealized (gains) losses on AFS debt and equity securities and net (gains) losses on derivatives recorded in accumulated OCI, net-of-tax		1,220	573
Intangibles, other than mortgage servicing rights and goodwill		(1,039)	(639)
DVA related to liabilities and derivatives		204	231
Other		(416)	(186)
Common equity tier 1 capital		163,026	155,361
Qualifying preferred stock, net of issuance cost		22,273	19,308
Deferred tax assets arising from net operating loss and tax credit carryforwards		(5,151)	(8,905)
Trust preferred securities		1,430	2,893
Defined benefit pension fund assets		(568)	(599)
DVA related to liabilities and derivatives under transition		307	925
Other		(539)	(10)
Total Tier 1 capital		180,778	168,973
Long-term debt qualifying as Tier 2 capital		22,579	21,186
Allowance for loan and lease losses included in Tier 2 capital		n/a	14,634
Eligible credit reserves included in Tier 2 capital		3,116	n/a
Nonqualifying capital instruments subject to phase out from Tier 2 capital		4,448	3,881
Other		(9)	(4)
Total Basel 3 Capital		$210,912	$208,670

(1)	See Table 13, footnote 1.

(2)
Under the applicable bank regulatory rules, we are not required to and, accordingly, did not restate previously-filed regulatory capital metrics and ratios in connection with the change in accounting method related to certain debt securities. Therefore, the December 31, 2015 and 2014 amounts in the Table are as originally reported. The cumulative impact of this change in accounting method would have resulted in an immaterial pro forma decrease in the Corporation's Common equity tier 1 capital of approximately one basis point and two bps at December 31, 2015 and 2014. For additional information, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

n/a = not applicable
Table 15 presents the components of our risk-weighted assets as measured under Basel 3 – Transition at December 31, 2015 and 2014.

Table 15	Risk-weighted assets under Basel 3 – Transition (1)

		December 31
		2015		2014
(Dollars in billions)		Standardized Approach	Advanced Approaches	Standardized Approach	Advanced Approaches
Credit risk		$1,314	$940	$1,169	n/a
Market risk		89	86	93	n/a
Operational risk		n/a	500	n/a	n/a
Risks related to CVA		n/a	76	n/a	n/a
Total risk-weighted assets		$1,403	$1,602	$1,262	n/a

(1)
Under the applicable bank regulatory rules, we are not required to and, accordingly, did not restate previously-filed regulatory capital metrics and ratios in connection with the change in accounting method related to certain debt securities. As such, the December 31, 2015 and 2014 amounts in the Table are as originally reported.

n/a = not applicable

36 Bank of America 2015

Table 16 presents a reconciliation of regulatory capital in accordance with Basel 3 Standardized – Transition to the Basel 3 Standardized approach fully phased-in estimates and Basel 3 Advanced approaches fully phased-in estimates at December 31, 2015 and 2014.

Table 16	Regulatory Capital Reconciliations between Basel 3 Transition to Fully Phased-in (1, 2)

	December 31
(Dollars in millions)	2015	2014
Common equity tier 1 capital (transition)	$163,026	$155,361
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	(5,151)	(8,905)
Accumulated OCI phased in during transition	(1,917)	(1,592)
Intangibles phased in during transition	(1,559)	(2,556)
Defined benefit pension fund assets phased in during transition	(568)	(599)
DVA related to liabilities and derivatives phased in during transition	307	925
Other adjustments and deductions phased in during transition	(54)	(1,417)
Common equity tier 1 capital (fully phased-in)	154,084	141,217
Additional Tier 1 capital (transition)	17,752	13,612
Deferred tax assets arising from net operating loss and tax credit carryforwards phased out during transition	5,151	8,905
Trust preferred securities phased out during transition	(1,430)	(2,893)
Defined benefit pension fund assets phased out during transition	568	599
DVA related to liabilities and derivatives phased out during transition	(307)	(925)
Other transition adjustments to additional Tier 1 capital	(4)	(35)
Additional Tier 1 capital (fully phased-in)	21,730	19,263
Tier 1 capital (fully phased-in)	175,814	160,480
Tier 2 capital (transition)	30,134	39,697
Nonqualifying capital instruments phased out during transition	(4,448)	(3,881)
Changes in Tier 2 qualifying allowance for credit losses and others	9,667	(181)
Tier 2 capital (fully phased-in)	35,353	35,635
Basel 3 Standardized approach Total capital (fully phased-in)	211,167	196,115
Change in Tier 2 qualifying allowance for credit losses	(9,764)	(10,129)
Basel 3 Advanced approaches Total capital (fully phased-in)	$201,403	$185,986

Risk-weighted assets – As reported to Basel 3 (fully phased-in)
Basel 3 Standardized approach risk-weighted assets as reported	$1,403,293	$1,261,544
Changes in risk-weighted assets from reported to fully phased-in	24,089	153,722
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	$1,427,382	$1,415,266

Basel 3 Advanced approaches risk-weighted assets as reported	$1,602,373	n/a
Changes in risk-weighted assets from reported to fully phased-in	(27,690)	n/a
Basel 3 Advanced approaches risk-weighted assets (fully phased-in) (3)	$1,574,683	$1,465,479

(1)	See Table 13, footnote 1.

(2)
Under the applicable bank regulatory rules, we are not required to and, accordingly, did not restate previously-filed regulatory capital metrics and ratios in connection with the change in accounting method related to certain debt securities. As such, the December 31, 2015 and 2014 amounts in the Table are as originally reported.

(3)
Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2015, we had not received IMM approval.

n/a = not applicable

Bank of America 2015 37

Bank of America, N.A. Regulatory Capital

Table 17 presents transition regulatory information for BANA in accordance with Basel 3 Standardized and Advanced Approaches as measured at December 31, 2015 and 2014.

Table 17		Bank of America, N.A. Regulatory Capital under Basel 3

	December 31, 2015
	Standardized Approach			Advanced Approaches
(Dollars in millions)	Ratio	Amount	Minimum Required (1)	Ratio	Amount	Minimum Required (1)
Common equity tier 1 capital	12.2%	$144,869	6.5%	13.1%	$144,869	6.5%
Tier 1 capital	12.2	144,869	8.0	13.1	144,869	8.0
Total capital	13.5	159,871	10.0	13.6	150,624	10.0
Tier 1 leverage	9.2	144,869	5.0	9.2	144,869	5.0

	December 31, 2014
Common equity tier 1 capital	13.1%	$145,150	4.0%	n/a	n/a	4.0%
Tier 1 capital	13.1	145,150	6.0	n/a	n/a	6.0
Total capital	14.6	161,623	10.0	n/a	n/a	10.0
Tier 1 leverage	9.6	145,150	5.0	n/a	n/a	5.0

(1)
Percent required to meet guidelines to be considered “well capitalized” under the Prompt Corrective Action framework, except for the December 31, 2014 Common equity tier 1 capital which reflects capital adequacy minimum requirements as an Advanced approaches bank under Basel 3 during a transition period that ended in 2014.

n/a = not applicable
Regulatory Developments
Global Systemically Important Bank Surcharge
We have been designated as a G-SIB and as such, are subject to a risk-based capital surcharge (G-SIB surcharge) that must be satisfied with Common equity tier 1 capital. The surcharge assessment methodology published by the Basel Committee on Banking Supervision (Basel Committee) relies on an indicator-based measurement approach (e.g., size, complexity, cross-jurisdictional activity, inter-connectedness and substitutability/financial institution infrastructure) to determine a score relative to the global banking industry. Institutions with the highest scores are designated as G-SIBs and are assigned to one of four loss absorbency buckets from 1.0 percent to 2.5 percent, in 0.5 percent increments based on each institution’s relative score and supervisory judgment. A fifth loss absorbency bucket of 3.5 percent serves to discourage banks from becoming more systemically important.
In July 2015, the Federal Reserve finalized a regulation that will implement G-SIB surcharge requirements for the largest U.S. BHCs. Under the final rule, assignment to loss absorbency buckets will be determined by the higher score as calculated according to two methods. Method 1 is consistent with the Basel Committee’s methodology, whereas method 2 replaces the substitutability/financial institution infrastructure indicator with a measure of short-term wholesale funding and then determines the overall score by applying a fixed multiplier for each of the other systemic indicators. Under the final U.S. rules, the G-SIB surcharge is being phased in beginning on January 1, 2016, becoming fully effective on January 1, 2019. Once fully phased in, we estimate that our G-SIB surcharge will increase our risk-based capital ratio requirements by 3.0 percent under method 2 and 1.5 percent under method 1.
For more information on regulatory capital, see Note 16 – Regulatory Requirements and Restrictions to the Consolidated Financial Statements.

Minimum Total Loss-Absorbing Capacity
On October 30, 2015, the Federal Reserve issued a notice of proposed rulemaking to establish external total loss-absorbing capacity (TLAC) requirements to improve the resolvability and resiliency of large, interconnected BHCs. Under the proposal, U.S. G-SIBs would be required to maintain a minimum external TLAC of the greater of (1) 16 percent of risk-weighted assets in 2019, increasing to 18 percent of risk-weighted assets in 2022 (plus additional TLAC equal to enough Common equity tier 1 capital as a percentage of risk-weighted assets to cover the capital conservation buffer, any applicable countercyclical capital buffer plus the applicable method 1 G-SIB surcharge), or (2) 9.5 percent of the denominator of the SLR. In addition, U.S. G-SIBs must meet a minimum long-term debt requirement equal to the greater of (1) 6.0 percent of risk-weighted assets plus the applicable method 2 G-SIB surcharge, or (2) 4.5 percent of the denominator of the SLR.
Revisions to Approaches for Measuring Risk-Weighted Assets
The Basel Committee has several open proposals to revise key methodologies for measuring risk-weighted assets. The proposals include a standardized approach for credit risk, standardized approaches for operational risk, revisions to the securitization framework and revisions to the CVA risk framework. In January 2016, the Basel Committee finalized its fundamental review of the trading book, which updates both modeled and standardized approaches for market risk measurement. A revised standardized model for counterparty credit risk has also previously been finalized. These revisions would be coupled with a proposed capital floor framework to limit the extent to which banks can reduce risk-weighted asset levels through the use of internal models. The Basel Committee expects to finalize the outstanding proposals by the end of 2016. Once the proposals are finalized, U.S. banking regulators may update the U.S. Basel 3 rules to incorporate the Basel Committee revisions.

38 Bank of America 2015

Broker-dealer Regulatory Capital and Securities Regulation
The Corporation’s principal U.S. broker-dealer subsidiaries are Merrill Lynch, Pierce, Fenner & Smith (MLPF&S) and Merrill Lynch Professional Clearing Corp (MLPCC). MLPCC is a fully-guaranteed subsidiary of MLPF&S and provides clearing and settlement services. Both entities are subject to the net capital requirements of SEC Rule 15c3-1. Both entities are also registered as futures commission merchants and are subject to the Commodity Futures Trading Commission Regulation 1.17.
MLPF&S has elected to compute the minimum capital requirement in accordance with the Alternative Net Capital Requirement as permitted by SEC Rule 15c3-1. At December 31, 2015, MLPF&S’s regulatory net capital as defined by Rule 15c3-1 was $11.4 billion and exceeded the minimum requirement of $1.5 billion by $9.9 billion. MLPCC’s net capital of $3.3 billion exceeded the minimum requirement of $473 million by $2.8 billion.
In accordance with the Alternative Net Capital Requirements, MLPF&S is required to maintain tentative net capital in excess of $1.0 billion, net capital in excess of $500 million and notify the SEC in the event its tentative net capital is less than $5.0 billion. At December 31, 2015, MLPF&S had tentative net capital and net capital in excess of the minimum and notification requirements.
Merrill Lynch International (MLI), a U.K. investment firm, is regulated by the Prudential Regulation Authority and the Financial Conduct Authority, and is subject to certain regulatory capital requirements. At December 31, 2015, MLI’s capital resources were $34.4 billion which exceeded the minimum requirement of $16.6 billion.
Common Stock Dividends
For a summary of our declared quarterly cash dividends on common stock during 2015 and through February 24, 2016, see Note 13 – Shareholders’ Equity to the Consolidated Financial Statements.
Liquidity Risk
Funding and Liquidity Risk Management
Liquidity risk is the potential inability to meet expected or unexpected cash flow and collateral needs while continuing to support our business and customer needs under a range of economic conditions. Our primary liquidity risk management objective is to meet all contractual and contingent financial obligations at all times, including during periods of stress. To achieve that objective, we analyze and monitor our liquidity risk under expected and stressed conditions, maintain excess liquidity and access to diverse funding sources, including our stable deposit base, and seek to align liquidity-related incentives and risks.
We define excess liquidity as readily available assets, limited to cash and high-quality, liquid, unencumbered securities that we can use to meet our contractual and contingent financial obligations as those obligations arise. We manage our liquidity position through line of business and ALM activities, as well as through our legal entity funding strategy, on both a forward and current (including intraday) basis under both expected and stressed conditions. We believe that a centralized approach to funding and liquidity risk management within Corporate Treasury enhances our ability to monitor liquidity requirements, maximizes access to funding sources, minimizes borrowing costs and facilitates timely responses to liquidity events.
The Board approves the Corporation’s liquidity policy and the ERC approves the contingency funding plan, including establishing liquidity risk tolerance levels. The MRC monitors our liquidity position and reviews the impact of strategic decisions on our liquidity. The MRC is responsible for overseeing liquidity risks and maintaining exposures within the established tolerance levels. MRC reviews and monitors our liquidity position, cash flow forecasts, stress testing scenarios and results, and implements our liquidity limits and guidelines. For additional information, see Managing Risk on page 28. Under this governance framework, we have developed certain funding and liquidity risk management practices which include: maintaining excess liquidity at the parent company and selected subsidiaries, including our bank subsidiaries and other regulated entities; determining what amounts of excess liquidity are appropriate for these entities based on analysis of debt maturities and other potential cash outflows, including those that we may experience during stressed market conditions; diversifying funding sources, considering our asset profile and legal entity structure; and performing contingency planning.
Global Excess Liquidity Sources and Other Unencumbered Assets
We maintain excess liquidity available to Bank of America Corporation, including the parent company and selected subsidiaries, in the form of cash and high-quality, liquid, unencumbered securities. Our liquidity buffer, or Global Excess Liquidity Sources (GELS), is comprised of assets that are readily available to the parent company and selected subsidiaries, including bank and broker-dealer subsidiaries, even during stressed market conditions. Our cash is primarily on deposit with the Federal Reserve and, to a lesser extent, central banks outside of the U.S. We limit the composition of high-quality, liquid, unencumbered securities to U.S. government securities, U.S. agency securities, U.S. agency MBS and a select group of non-U.S. government and supranational securities. We believe we can quickly obtain cash for these securities, even in stressed conditions, through repurchase agreements or outright sales. We hold our GELS in legal entities that allow us to meet the liquidity requirements of our global businesses, and we consider the impact of potential regulatory, tax, legal and other restrictions that could limit the transferability of funds among entities. Our GELS are substantially the same in composition to what qualifies as High Quality Liquid Assets (HQLA) under the final U.S. LCR rules. For more information on the final rules, see Liquidity Risk – Basel 3 Liquidity Standards on page 41.

Bank of America 2015 39

Our GELS were $504 billion and $439 billion at December 31, 2015 and 2014, and were maintained as presented in Table 18.

Table 18	Global Excess Liquidity Sources

	December 31		Average for Three Months Ended December 31 2015
(Dollars in billions)	2015	2014
Parent company	$96	$98	$96
Bank subsidiaries	361	306	369
Other regulated entities	47	35	45
Total Global Excess Liquidity Sources	$504	$439	$510
As shown in Table 18, parent company GELS totaled $96 billion and $98 billion at December 31, 2015 and 2014. The decrease in parent company liquidity was primarily due to derivative cash collateral outflows, common stock buy-backs and dividends, partially offset by net subsidiary inflows. Typically, parent company excess liquidity is in the form of cash deposited with BANA.
GELS available to our bank subsidiaries totaled $361 billion and $306 billion at December 31, 2015 and 2014. The increase in bank subsidiaries’ liquidity was primarily due to deposit inflows, partially offset by loan growth. GELS at bank subsidiaries exclude the cash deposited by the parent company. Our bank subsidiaries can also generate incremental liquidity by pledging a range of other unencumbered loans and securities to certain Federal Home Loan Banks (FHLBs) and the Federal Reserve Discount Window. The cash we could have obtained by borrowing against this pool of specifically-identified eligible assets was $252 billion and $214 billion at December 31, 2015 and 2014. We have established operational procedures to enable us to borrow against these assets, including regularly monitoring our total pool of eligible loans and securities collateral. Eligibility is defined in guidelines from the FHLBs and the Federal Reserve and is subject to change at their discretion. Due to regulatory restrictions, liquidity generated by the bank subsidiaries can generally be used only to fund obligations within the bank subsidiaries and can only be transferred to the parent company or nonbank subsidiaries with prior regulatory approval.
GELS available to our other regulated entities, comprised primarily of broker-dealer subsidiaries, totaled $47 billion and $35 billion at December 31, 2015 and 2014. The increase in liquidity in other regulated entities is largely driven by parent company liquidity contributions to the Corporation’s primary U.S. broker-dealer. Our other regulated entities also held other unencumbered investment-grade securities and equities that we believe could be used to generate additional liquidity. Liquidity held in an other regulated entity is primarily available to meet the obligations of that entity and transfers to the parent company or to any other subsidiary may be subject to prior regulatory approval due to regulatory restrictions and minimum requirements.

Table 19 presents the composition of GELS at December 31, 2015 and 2014.

Table 19	Global Excess Liquidity Sources Composition

	December 31
(Dollars in billions)	2015	2014
Cash on deposit	$119	$97
U.S. Treasury securities	38	74
U.S. agency securities and mortgage-backed securities	327	252
Non-U.S. government and supranational securities	20	16
Total Global Excess Liquidity Sources	$504	$439
Time-to-required Funding and Stress Modeling
We use a variety of metrics to determine the appropriate amounts of excess liquidity to maintain at the parent company, our bank subsidiaries and other regulated entities. One metric we use to evaluate the appropriate level of excess liquidity at the parent company is “time-to-required funding.” This debt coverage measure indicates the number of months that the parent company can continue to meet its unsecured contractual obligations as they come due using only the parent company’s liquidity sources without issuing any new debt or accessing any additional liquidity sources. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. These include certain unsecured debt instruments, primarily structured liabilities, which we may be required to settle for cash prior to maturity. Our time-to-required funding was 39 months at December 31, 2015. For purposes of calculating time-to-required funding, at December 31, 2015, we have included in the amount of unsecured contractual obligations $8.5 billion related to the BNY Mellon Settlement. The final conditions of the settlement have been satisfied and, accordingly, the Corporation made the settlement payment in February 2016. For more information on the BNY Mellon Settlement, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.
We also utilize liquidity stress analysis to assist us in determining the appropriate amounts of excess liquidity to maintain at the parent company, our bank subsidiaries and other regulated entities. The liquidity stress testing process is an integral part of analyzing our potential contractual and contingent cash outflows beyond the outflows considered in the time-to-required funding analysis. We evaluate the liquidity requirements under a range of scenarios with varying levels of severity and time horizons. The scenarios we consider and utilize incorporate market-wide and Corporation-specific events, including potential credit rating downgrades for the parent company and our subsidiaries, and are based on historical experience, regulatory guidance, and both expected and unexpected future events.

40 Bank of America 2015

The types of potential contractual and contingent cash outflows we consider in our scenarios may include, but are not limited to, upcoming contractual maturities of unsecured debt and reductions in new debt issuance; diminished access to secured financing markets; potential deposit withdrawals; increased draws on loan commitments, liquidity facilities and letters of credit; additional collateral that counterparties could call if our credit ratings were downgraded; collateral and margin requirements arising from market value changes; and potential liquidity required to maintain businesses and finance customer activities. Changes in certain market factors, including, but not limited to, credit rating downgrades, could negatively impact potential contractual and contingent outflows and the related financial instruments, and in some cases these impacts could be material to our financial results.
We consider all sources of funds that we could access during each stress scenario and focus particularly on matching available sources with corresponding liquidity requirements by legal entity. We also use the stress modeling results to manage our asset-liability profile and establish limits and guidelines on certain funding sources and businesses.
Basel 3 Liquidity Standards
The Basel Committee has issued two liquidity risk-related standards that are considered part of the Basel 3 liquidity standards: the LCR and the Net Stable Funding Ratio (NSFR).
In 2014, U.S. banking regulators finalized LCR requirements for the largest U.S. financial institutions on a consolidated basis and for their subsidiary depository institutions with total assets greater than $10 billion. The LCR is calculated as the amount of a financial institution’s unencumbered HQLA relative to the estimated net cash outflows the institution could encounter over a 30-day period of significant liquidity stress, expressed as a percentage. Under the final rule, an initial minimum LCR of 80 percent was required as of January 2015, increased to 90 percent as of January 2016 and will increase to 100 percent in January 2017. These minimum requirements are applicable to the Corporation on a consolidated basis and to our insured depository institutions. As of December 31, 2015, we estimate that the consolidated Corporation was above the 2017 LCR requirements. The Corporation’s LCR may fluctuate from period to period due to normal business flows from customer activity.
In 2014, the Basel Committee issued a final standard for the NSFR, the standard that is intended to reduce funding risk over a longer time horizon. The NSFR is designed to ensure an appropriate amount of stable funding, generally capital and liabilities maturing beyond one year, given the mix of assets and off-balance sheet items. The final standard aligns the NSFR to the LCR and gives more credit to a wider range of funding. The final standard also includes adjustments to the stable funding required for certain types of assets, some of which reduce the stable funding requirement and some of which increase it. Basel Committee standards generally do not apply directly to U.S. financial institutions, but require adoption by U.S. banking regulators. U.S. banking regulators are expected to propose a similar NSFR regulation applicable to U.S. financial institutions in the near future. We expect to meet the NSFR requirement within the regulatory timeline.

Diversified Funding Sources
We fund our assets primarily with a mix of deposits and secured and unsecured liabilities through a centralized, globally coordinated funding strategy. We diversify our funding globally across products, programs, markets, currencies and investor groups.
The primary benefits of our centralized funding strategy include greater control, reduced funding costs, wider name recognition by investors and greater flexibility to meet the variable funding requirements of subsidiaries. Where regulations, time zone differences or other business considerations make parent company funding impractical, certain other subsidiaries may issue their own debt.
We fund a substantial portion of our lending activities through our deposits, which were $1.20 trillion and $1.12 trillion at December 31, 2015 and 2014. Deposits are primarily generated by our Consumer Banking, GWIM and Global Banking segments. These deposits are diversified by clients, product type and geography, and the majority of our U.S. deposits are insured by the Federal Deposit Insurance Corporation (FDIC). We consider a substantial portion of our deposits to be a stable, low-cost and consistent source of funding. We believe this deposit funding is generally less sensitive to interest rate changes, market volatility or changes in our credit ratings than wholesale funding sources. Our lending activities may also be financed through secured borrowings, including credit card securitizations and securitizations with GSEs, the FHA and private-label investors, as well as FHLBs loans.
Our trading activities in other regulated entities are primarily funded on a secured basis through securities lending and repurchase agreements and these amounts will vary based on customer activity and market conditions. We believe funding these activities in the secured financing markets is more cost-efficient and less sensitive to changes in our credit ratings than unsecured financing. Repurchase agreements are generally short-term and often overnight. Disruptions in secured financing markets for financial institutions have occurred in prior market cycles which resulted in adverse changes in terms or significant reductions in the availability of such financing. We manage the liquidity risks arising from secured funding by sourcing funding globally from a diverse group of counterparties, providing a range of securities collateral and pursuing longer durations, when appropriate. For more information on secured financing agreements, see Note 10 – Federal Funds Sold or Purchased, Securities Financing Agreements and Short-term Borrowings to the Consolidated Financial Statements.
We issue long-term unsecured debt in a variety of maturities and currencies to achieve cost-efficient funding and to maintain an appropriate maturity profile. While the cost and availability of unsecured funding may be negatively impacted by general market conditions or by matters specific to the financial services industry or the Corporation, we seek to mitigate refinancing risk by actively managing the amount of our borrowings that we anticipate will mature within any month or quarter.
During 2015, we issued $43.7 billion of long-term debt, consisting of $26.4 billion for Bank of America Corporation, $10.0 billion for Bank of America, N.A. and $7.3 billion of other debt.

Bank of America 2015 41

Table 20 presents our long-term debt by major currency at December 31, 2015 and 2014.

Table 20	Long-term Debt by Major Currency

	December 31
(Dollars in millions)	2015	2014
U.S. Dollar	$190,381	$191,264
Euro	29,797	30,687
British Pound	7,080	7,881
Japanese Yen	3,099	6,058
Australian Dollar	2,534	2,135
Canadian Dollar	1,428	1,779
Swiss Franc	872	897
Other	1,573	2,438
Total long-term debt	$236,764	$243,139
Total long-term debt decreased $6.4 billion, or three percent, in 2015, primarily due to the impact of revaluation of non-U.S. Dollar debt and changes in fair value for debt accounted for under the fair value option. These impacts were substantially offset through derivative hedge transactions. Excluding these two factors, total long-term debt remained relatively unchanged in 2015. We may, from time to time, purchase outstanding debt instruments in various transactions, depending on prevailing market conditions, liquidity and other factors. In addition, our other regulated entities may make markets in our debt instruments to provide liquidity for investors. For more information on long-term debt funding, see Note 11 – Long-term Debt to the Consolidated Financial Statements.
We use derivative transactions to manage the duration, interest rate and currency risks of our borrowings, considering the characteristics of the assets they are funding. For further details on our ALM activities, see Interest Rate Risk Management for Non-trading Activities on page 76.
We may also issue unsecured debt in the form of structured notes for client purposes. During 2015, we issued $7.2 billion of structured notes, a majority of which was issued by Bank of America Corporation. Structured notes are debt obligations that pay investors returns linked to other debt or equity securities, indices, currencies or commodities. We typically hedge the returns we are obligated to pay on these liabilities with derivatives and/or investments in the underlying instruments, so that from a funding perspective, the cost is similar to our other unsecured long-term debt. We could be required to settle certain structured liability obligations for cash or other securities prior to maturity under certain circumstances, which we consider for liquidity planning purposes. We believe, however, that a portion of such borrowings will remain outstanding beyond the earliest put or redemption date. We had outstanding structured liabilities with a carrying value of $32.6 billion and $38.8 billion at December 31, 2015 and 2014.
Substantially all of our senior and subordinated debt obligations contain no provisions that could trigger a requirement for an early repayment, require additional collateral support, result in changes to terms, accelerate maturity or create additional financial obligations upon an adverse change in our credit ratings, financial ratios, earnings, cash flows or stock price.
Contingency Planning
We maintain contingency funding plans that outline our potential responses to liquidity stress events at various levels of severity. These policies and plans are based on stress scenarios and include potential funding strategies and communication and notification procedures that we would implement in the event we experienced stressed liquidity conditions. We periodically review and test the contingency funding plans to validate efficacy and assess readiness.
Our U.S. bank subsidiaries can access contingency funding through the Federal Reserve Discount Window. Certain non-U.S. subsidiaries have access to central bank facilities in the jurisdictions in which they operate. While we do not rely on these sources in our liquidity modeling, we maintain the policies, procedures and governance processes that would enable us to access these sources if necessary.
Credit Ratings
Our borrowing costs and ability to raise funds are impacted by our credit ratings. In addition, credit ratings may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions, including OTC derivatives. Thus, it is our objective to maintain high-quality credit ratings, and management maintains an active dialogue with the major rating agencies.
Credit ratings and outlooks are opinions expressed by rating agencies on our creditworthiness and that of our obligations or securities, including long-term debt, short-term borrowings, preferred stock and other securities, including asset securitizations. Our credit ratings are subject to ongoing review by the rating agencies and they consider a number of factors, including our own financial strength, performance, prospects and operations as well as factors not under our control. The rating agencies could make adjustments to our ratings at any time and they provide no assurances that they will maintain our ratings at current levels.
Other factors that influence our credit ratings include changes to the rating agencies’ methodologies for our industry or certain security types; the rating agencies’ assessment of the general operating environment for financial services companies; our relative positions in the markets in which we compete; our various risk exposures and risk management policies and activities; pending litigation and other contingencies or potential tail risks; our reputation; our liquidity position, diversity of funding sources and funding costs; the current and expected level and volatility of our earnings; our capital position and capital management practices; our corporate governance; the sovereign credit ratings of the U.S. government; current or future regulatory and legislative initiatives; and the agencies’ views on whether the U.S. government would provide meaningful support to the Corporation or its subsidiaries in a crisis.
On December 8, 2015, Fitch Ratings (Fitch) completed its latest semi-annual review of 12 large, complex securities trading and universal banks, including Bank of America. The agency affirmed all of our ratings and maintained the outlooks it established upon completion of its prior review on May 19, 2015. Following that review, Fitch revised the support rating floors for the U.S. G-SIBs to No Floor from A, effectively removing the implied government support uplift from those institutions’ ratings. The rating agency also upgraded Bank of America Corporation’s stand-alone rating, or Viability Rating, to ‘a’ from ‘a-’, while affirming its long-term and short-term senior debt ratings at A and F1. Fitch concurrently upgraded Bank of America, N.A.’s long-term senior debt rating to A+ from A, and its long-term deposit rating to AA- from A+. Fitch set the outlook on those ratings at stable. Fitch also revised the

42 Bank of America 2015

outlook to positive on the ratings of Bank of America’s material international operating subsidiaries, including MLI.
On December 2, 2015, Standard & Poor’s Ratings Services (S&P) concluded its review of the ratings of eight U.S. G-SIBs, including Bank of America. Consistent with prior guidance, S&P downgraded our holding company long-term senior debt rating to BBB+ from A- due to the removal of the remaining notch of uplift for U.S. government support and revised the outlook to Stable from CreditWatch Negative. The Corporation’s short-term ratings were not affected. This action reflected S&P’s view that extraordinary U.S. government support of the banking system is less likely under the current U.S. resolution framework. S&P concurrently left the long-term and short-term senior debt ratings of Bank of America’s core rated operating subsidiaries, including Bank of America, N.A., MLPF&S, MLI, and Bank of America Merrill Lynch International Limited, unchanged at A and A-1, respectively. S&P eliminated the remaining notch of uplift for potential government support from those entities’ senior long-term debt ratings, but the agency subsequently added a notch of uplift upon implementing its new framework for incorporating loss-absorbing holding company debt and equity capital buffers into operating subsidiary credit ratings. Those ratings remain on CreditWatch positive pending further clarity on what debt instruments will count toward TLAC requirements. Additionally, S&P concluded its CreditWatch Developing on the subordinated debt rating of Bank of America, N.A., which the agency downgraded to BBB+ from A-.
On May 28, 2015, Moody’s Investors Service, Inc. (Moody’s) concluded its previously announced review of several global investment banking groups, including Bank of America, which followed the publication of the agency’s new bank rating methodology. Moody’s upgraded Bank of America Corporation’s long-term senior debt rating to Baa1 from Baa2, and the preferred stock rating to Ba2 from Ba3. Moody’s also upgraded the long-term senior debt and long-term deposit ratings of Bank of America, N.A. to A1 from A2. Moody’s affirmed the short-term ratings at P-2 for Bank of America Corporation and P-1 for Bank of America, N.A. Moody’s now has a stable outlook on all of our ratings.
Table 21 presents the Corporation’s current long-term/short-term senior debt ratings and outlooks expressed by the rating agencies.

Table 21	Senior Debt Ratings

	Moody’s Investors Service			Standard & Poor’s			Fitch Ratings
	Long-term	Short-term	Outlook	Long-term	Short-term (1)	Outlook	Long-term	Short-term	Outlook
Bank of America Corporation	Baa1	P-2	Stable	BBB+	A-2	Stable	A	F1	Stable
Bank of America, N.A.	A1	P-1	Stable	A	A-1	CreditWatch Positive	A+	F1	Stable
Merrill Lynch, Pierce, Fenner & Smith	NR	NR	NR	A	A-1	CreditWatch Positive	A+	F1	Stable
Merrill Lynch International	NR	NR	NR	A	A-1	CreditWatch Positive	A	F1	Positive

(1)	S&P short-term ratings are not on CreditWatch.
NR = not rated
A reduction in certain of our credit ratings or the ratings of certain asset-backed securitizations may have a material adverse effect on our liquidity, potential loss of access to credit markets, the related cost of funds, our businesses and on certain trading revenues, particularly in those businesses where counterparty creditworthiness is critical. In addition, under the terms of certain OTC derivative contracts and other trading agreements, in the event of downgrades of our or our rated subsidiaries’ credit ratings, the counterparties to those agreements may require us to provide additional collateral, or to terminate these contracts or agreements, which could cause us to sustain losses and/or adversely impact our liquidity. If the short-term credit ratings of our parent company, bank or broker-dealer subsidiaries were downgraded by one or more levels, the potential loss of access to short-term funding sources such as repo financing and the effect on our incremental cost of funds could be material.

While certain potential impacts are contractual and quantifiable, the full scope of the consequences of a credit rating downgrade to a financial institution is inherently uncertain, as it depends upon numerous dynamic, complex and inter-related factors and assumptions, including whether any downgrade of a company’s long-term credit ratings precipitates downgrades to its short-term credit ratings, and assumptions about the potential behaviors of various customers, investors and counterparties. For more information on potential impacts of credit rating downgrades, see Liquidity Risk – Time-to-required Funding and Stress Modeling on page 40.
For more information on the additional collateral and termination payments that could be required in connection with certain OTC derivative contracts and other trading agreements as a result of such a credit rating downgrade, see Note 2 – Derivatives to the Consolidated Financial Statements.

Bank of America 2015 43

Credit Risk Management
Credit quality remained stable during 2015 driven by lower U.S. unemployment and improving home prices as well as our proactive credit risk management activities positively impacting our credit portfolio as nonperforming loans and delinquencies continued to improve. For additional information, see Executive Summary – 2015 Economic and Business Environment on page 3.
Credit risk is the risk of loss arising from the inability or failure of a borrower or counterparty to meet its obligations. Credit risk can also arise from operational failures that result in an erroneous advance, commitment or investment of funds. We define the credit exposure to a borrower or counterparty as the loss potential arising from all product classifications including loans and leases, deposit overdrafts, derivatives, assets held-for-sale and unfunded lending commitments which include loan commitments, letters of credit and financial guarantees. Derivative positions are recorded at fair value and assets held-for-sale are recorded at either fair value or the lower of cost or fair value. Certain loans and unfunded commitments are accounted for under the fair value option. Credit risk for categories of assets carried at fair value is not accounted for as part of the allowance for credit losses but as part of the fair value adjustments recorded in earnings. For derivative positions, our credit risk is measured as the net cost in the event the counterparties with contracts in which we are in a gain position fail to perform under the terms of those contracts. We use the current fair value to represent credit exposure without giving consideration to future mark-to-market changes. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements and cash collateral. Our consumer and commercial credit extension and review procedures encompass funded and unfunded credit exposures. For more information on derivatives and credit extension commitments, see Note 2 – Derivatives and Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.

We manage credit risk based on the risk profile of the borrower or counterparty, repayment sources, the nature of underlying collateral, and other support given current events, conditions and expectations. We classify our portfolios as either consumer or commercial and monitor credit risk in each as discussed below.
We refine our underwriting and credit risk management practices as well as credit standards to meet the changing economic environment. To mitigate losses and enhance customer support in our consumer businesses, we have in place collection programs and loan modification and customer assistance infrastructures. We utilize a number of actions to mitigate losses in the commercial businesses including increasing the frequency and intensity of portfolio monitoring, hedging activity and our practice of transferring management of deteriorating commercial exposures to independent special asset officers as credits enter criticized categories.
We have non-U.S. exposure largely in Europe and Asia Pacific. For more information on our exposures and related risks in non-U.S. countries, see Non-U.S. Portfolio on page 65 and Item 1A. Risk Factors of the Corporation's 2015 Annual Report on Form 10-K.
Utilized energy exposure represents approximately two percent of total loans and leases. For more information on our exposures and related risks in the energy industry, see Commercial Portfolio Credit Risk Management – Industry Concentrations on page 62 and Table 46.
For more information on our credit risk management activities, see Consumer Portfolio Credit Risk Management on page 45, Commercial Portfolio Credit Risk Management on page 56, Non-U.S. Portfolio on page 65, Provision for Credit Losses on page 67 and Allowance for Credit Losses on page 67, Note 1 – Summary of Significant Accounting Principles, Note 4 – Outstanding Loans and Leases and Note 5 – Allowance for Credit Losses to the Consolidated Financial Statements.

44 Bank of America 2015

Consumer Portfolio Credit Risk Management
Credit risk management for the consumer portfolio begins with initial underwriting and continues throughout a borrower’s credit cycle. Statistical techniques in conjunction with experiential judgment are used in all aspects of portfolio management including underwriting, product pricing, risk appetite, setting credit limits, and establishing operating processes and metrics to quantify and balance risks and returns. Statistical models are built using detailed behavioral information from external sources such as credit bureaus and/or internal historical experience. These models are a component of our consumer credit risk management process and are used in part to assist in making both new and ongoing credit decisions, as well as portfolio management strategies, including authorizations and line management, collection practices and strategies, and determination of the allowance for loan and lease losses and allocated capital for credit risk.
During 2015, we completed approximately 51,300 customer loan modifications with a total unpaid principal balance of $8.4 billion, including approximately 21,200 permanent modifications, under the U.S. government’s Making Home Affordable Program. Of the loan modifications completed in 2015, in terms of both the volume of modifications and the unpaid principal balance associated with the underlying loans, more than half were in the Corporation’s held-for-investment (HFI) portfolio. For modified loans on our balance sheet, these modification types are generally considered TDRs. For more information on TDRs and portfolio impacts, see Consumer Portfolio Credit Risk Management – Nonperforming Consumer Loans, Leases and Foreclosed Properties Activity on page 54 and Note 4 – Outstanding Loans and Leases to the Consolidated Financial Statements.

Consumer Credit Portfolio
Improvement in the U.S. unemployment rate and home prices continued during 2015 resulting in improved credit quality and lower credit losses across most major consumer portfolios compared to 2014. Nearly all consumer loan portfolios 30 and 90 days or more past due declined during 2015 as a result of improved delinquency trends.
Improved credit quality, continued loan balance run-off and sales across the consumer portfolio drove a $2.6 billion decrease in the consumer allowance for loan and lease losses in 2015 to $7.4 billion at December 31, 2015. For additional information, see Allowance for Credit Losses on page 67.
For more information on our accounting policies regarding delinquencies, nonperforming status, charge-offs and TDRs for the consumer portfolio, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements. For more information on representations and warranties related to our residential mortgage and home equity portfolios, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 25 and Note 7 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.
Table 22 presents our outstanding consumer loans and leases, and the PCI loan portfolio. In addition to being included in the “Outstandings” columns in Table 22, PCI loans are also shown separately in the “Purchased Credit-impaired Loan Portfolio” columns. The impact of the PCI loan portfolio on certain credit statistics is reported where appropriate. For more information on PCI loans, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52 and Note 4 – Outstanding Loans and Leases to the Consolidated Financial Statements.

Table 22	Consumer Loans and Leases

		December 31
		Outstandings		Purchased Credit-impaired Loan Portfolio
(Dollars in millions)		2015	2014	2015	2014
Residential mortgage (1)		$187,911	$216,197	$12,066	$15,152
Home equity		75,948	85,725	4,619	5,617
U.S. credit card		89,602	91,879	n/a	n/a
Non-U.S. credit card		9,975	10,465	n/a	n/a
Direct/Indirect consumer (2)		88,795	80,381	n/a	n/a
Other consumer (3)		2,067	1,846	n/a	n/a
Consumer loans excluding loans accounted for under the fair value option		454,298	486,493	16,685	20,769
Loans accounted for under the fair value option (4)		1,871	2,077	n/a	n/a
Total consumer loans and leases		$456,169	$488,570	$16,685	$20,769

(1)	Outstandings include pay option loans of $2.3 billion and $3.2 billion at December 31, 2015 and 2014. We no longer originate pay option loans.

(2)
Outstandings include auto and specialty lending loans of $42.6 billion and $37.7 billion, unsecured consumer lending loans of $886 million and $1.5 billion, U.S. securities-based lending loans of $39.8 billion and $35.8 billion, non-U.S. consumer loans of $3.9 billion and $4.0 billion, student loans of $564 million and $632 million and other consumer loans of $1.0 billion and $761 million at December 31, 2015 and 2014.

(3)
Outstandings include consumer finance loans of $564 million and $676 million, consumer leases of $1.4 billion and $1.0 billion and consumer overdrafts of $146 million and $162 million at December 31, 2015 and 2014.

(4)
Consumer loans accounted for under the fair value option include residential mortgage loans of $1.6 billion and $1.9 billion and home equity loans of $250 million and $196 million at December 31, 2015 and 2014. For more information on the fair value option, see Note 21 – Fair Value Option to the Consolidated Financial Statements.

n/a = not applicable

Bank of America 2015 45

Table 23 presents consumer nonperforming loans and accruing consumer loans past due 90 days or more. Nonperforming loans do not include past due consumer credit card loans, other unsecured loans and in general, consumer non-real estate-secured loans (loans discharged in Chapter 7 bankruptcy are included) as these loans are typically charged off no later than the end of the month in which the loan becomes 180 days past due. Real estate-secured past due consumer loans that are insured by the FHA or individually insured under long-term standby agreements with

FNMA and FHLMC (collectively, the fully-insured loan portfolio) are reported as accruing as opposed to nonperforming since the principal repayment is insured. Fully-insured loans included in accruing past due 90 days or more are primarily from our repurchases of delinquent FHA loans pursuant to our servicing agreements with GNMA. Additionally, nonperforming loans and accruing balances past due 90 days or more do not include the PCI loan portfolio or loans accounted for under the fair value option even though the customer may be contractually past due.

Table 23	Consumer Credit Quality

		December 31
		Nonperforming		Accruing Past Due 90 Days or More
(Dollars in millions)		2015	2014	2015	2014
Residential mortgage (1)		$4,803	$6,889	$7,150	$11,407
Home equity		3,337	3,901	—	—
U.S. credit card		n/a	n/a	789	866
Non-U.S. credit card		n/a	n/a	76	95
Direct/Indirect consumer		24	28	39	64
Other consumer		1	1	3	1
Total (2)		$8,165	$10,819	$8,057	$12,433
Consumer loans and leases as a percentage of outstanding consumer loans and leases (2)		1.80%	2.22%	1.77%	2.56%
Consumer loans and leases as a percentage of outstanding loans and leases, excluding PCI and fully-insured loan portfolios (2)		2.04	2.70	0.23	0.26

(1)
Residential mortgage loans accruing past due 90 days or more are fully-insured loans. At December 31, 2015 and 2014, residential mortgage included $4.3 billion and $7.3 billion of loans on which interest has been curtailed by the FHA, and therefore are no longer accruing interest, although principal is still insured, and $2.9 billion and $4.1 billion of loans on which interest was still accruing.

(2)
Balances exclude consumer loans accounted for under the fair value option. At December 31, 2015 and 2014, $293 million and $392 million of loans accounted for under the fair value option were past due 90 days or more and not accruing interest.

n/a = not applicable
Table 24 presents net charge-offs and related ratios for consumer loans and leases.

Table 24	Consumer Net Charge-offs and Related Ratios

		Net Charge-offs (1)		Net Charge-off Ratios (1, 2)
(Dollars in millions)		2015	2014	2015	2014
Residential mortgage		$473	$(114)	0.24%	(0.05)%
Home equity		636	907	0.79	1.01
U.S. credit card		2,314	2,638	2.62	2.96
Non-U.S. credit card		188	242	1.86	2.10
Direct/Indirect consumer		112	169	0.13	0.20
Other consumer		193	229	9.96	11.27
Total		$3,916	$4,071	0.84	0.80

(1)
Net charge-offs exclude write-offs in the PCI loan portfolio. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

(2)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases excluding loans accounted for under the fair value option.
Net charge-off ratios, excluding the PCI and fully-insured loan portfolios, were 0.35 percent and (0.08) percent for residential mortgage, 0.84 percent and 1.09 percent for home equity and 0.54 percent and 1.00 percent for the total consumer portfolio for 2015 and 2014, respectively. These are the only product classifications that include PCI and fully-insured loans.
Net charge-offs, as shown in Tables 24 and 25, exclude write-offs in the PCI loan portfolio of $634 million and $545 million in residential mortgage and $174 million and $265 million in home equity for 2015 and 2014. Net charge-off ratios including the PCI write-offs were 0.56 percent and 0.18 percent for residential mortgage and 1.00 percent and 1.31 percent for home equity in 2015 and 2014. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

46 Bank of America 2015

Table 25 presents outstandings, nonperforming balances, net charge-offs, allowance for loan and lease losses and provision for loan and lease losses for the core portfolio and the non-core portfolio within the consumer real estate portfolio. We categorize consumer real estate loans as core and non-core on the basis of loan and customer characteristics such as origination date, product type, LTV, FICO score and delinquency status consistent with our current consumer and mortgage servicing strategy. Generally, loans that were originated after January 1, 2010, qualified under government-sponsored enterprise underwriting guidelines, or otherwise met our underwriting guidelines in place in 2015 are characterized as core loans. Loans held in legacy private-label securitizations, government-insured loans originated prior to 2010, loan products no longer originated, and loans originated prior to 2010 and classified as nonperforming or modified in a troubled debt restructuring prior to 2016 are generally characterized as non-core loans, and are principally run-off portfolios. Core loans as reported within Table 25 include loans held in the Consumer Banking and GWIM segments, as well as loans held for ALM activities in All Other. For more information on core and non-core loans, see Note 1 – Summary of Significant Accounting Principles and Note 4 – Outstanding Loans and Leases to the Consolidated Financial Statements.

Table 25	Consumer Real Estate Portfolio (1)

	December 31
	Outstandings		Nonperforming		Net Charge-offs (2)
(Dollars in millions)	2015	2014	2015	2014	2015	2014
Core portfolio
Residential mortgage	$141,795	$156,643	$1,825	$2,329	$101	$28
Home equity	54,917	59,606	974	1,247	163	216
Total core portfolio	196,712	216,249	2,799	3,576	264	244
Non-core portfolio
Residential mortgage	46,116	59,554	2,978	4,560	372	(142)
Home equity	21,031	26,119	2,363	2,654	473	691
Total non-core portfolio	67,147	85,673	5,341	7,214	845	549
Consumer real estate portfolio
Residential mortgage	187,911	216,197	4,803	6,889	473	(114)
Home equity	75,948	85,725	3,337	3,901	636	907
Total consumer real estate portfolio	$263,859	$301,922	$8,140	$10,790	$1,109	$793

			December 31
			Allowance for Loan and Lease Losses		Provision for Loan and Lease Losses
			2015	2014	2015	2014
Core portfolio
Residential mortgage			$319	$437	$(17)	$(147)
Home equity			664	859	(33)	(138)
Total core portfolio			983	1,296	(50)	(285)
Non-core portfolio
Residential mortgage			1,181	2,463	(277)	(596)
Home equity			1,750	2,176	257	(95)
Total non-core portfolio			2,931	4,639	(20)	(691)
Consumer real estate portfolio
Residential mortgage			1,500	2,900	(294)	(743)
Home equity			2,414	3,035	224	(233)
Total consumer real estate portfolio			$3,914	$5,935	$(70)	$(976)

(1)
Outstandings and nonperforming loans exclude loans accounted for under the fair value option. Consumer loans accounted for under the fair value option include residential mortgage loans of $1.6 billion and $1.9 billion and home equity loans of $250 million and $196 million at December 31, 2015 and 2014. For more information on the fair value option, see Note 21 – Fair Value Option to the Consolidated Financial Statements.

(2)
Net charge-offs exclude write-offs in the PCI loan portfolio. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

We believe that the presentation of information adjusted to exclude the impact of the PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option is more representative of the ongoing operations and credit quality of the business. As a result, in the following discussions of the residential mortgage and home equity portfolios, we provide information that excludes the impact of the PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option in certain credit quality statistics. We separately disclose information on the PCI loan portfolio on page 52.

Residential Mortgage
The residential mortgage portfolio makes up the largest percentage of our consumer loan portfolio at 41 percent of consumer loans and leases at December 31, 2015. Approximately 47 percent of the residential mortgage portfolio is in All Other and is comprised of originated loans, purchased loans used in our overall ALM activities, delinquent FHA loans repurchased pursuant to our servicing agreements with GNMA as well as loans repurchased related to our representations and warranties. Approximately 30 percent of the residential mortgage portfolio is in GWIM and represents residential mortgages originated for the home purchase and refinancing needs of our wealth management

Bank of America 2015 47

clients and the remaining portion of the portfolio is primarily in Consumer Banking.
Outstanding balances in the residential mortgage portfolio, excluding loans accounted for under the fair value option, decreased $28.3 billion during 2015 due to loan sales of $24.2 billion and runoff outpacing the retention of new originations. Loan sales primarily included $16.4 billion of loans with standby insurance agreements, $3.1 billion of nonperforming and other delinquent loans and $4.5 billion of loans in consolidated agency residential mortgage securitization vehicles.
At December 31, 2015 and 2014, the residential mortgage portfolio included $37.1 billion and $65.0 billion of outstanding fully-insured loans. On this portion of the residential mortgage portfolio, we are protected against principal loss as a result of either FHA insurance or long-term standby agreements that provide for the transfer of credit risk to FNMA and FHLMC. At December 31, 2015 and 2014, $33.4 billion and $47.8 billion had FHA insurance with the remainder protected by long-term standby agreements. At December 31, 2015 and 2014, $11.2 billion and $15.9 billion of the FHA-insured loan population were repurchases of delinquent FHA loans pursuant to our servicing agreements with GNMA.
Table 26 presents certain residential mortgage key credit statistics on both a reported basis excluding loans accounted for under the fair value option, and excluding the PCI loan portfolio, our fully-insured loan portfolio and loans accounted for under the fair value option. Additionally, in the “Reported Basis” columns in the table below, accruing balances past due and nonperforming loans do not include the PCI loan portfolio, in accordance with our accounting policies, even though the customer may be contractually past due. As such, the following discussion presents the residential mortgage portfolio excluding the PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option. For more information on the PCI loan portfolio, see page 52.

Table 26	Residential Mortgage – Key Credit Statistics

	December 31
	Reported Basis (1)		Excluding Purchased Credit-impaired and Fully-insured Loans
(Dollars in millions)	2015	2014	2015	2014
Outstandings	$187,911	$216,197	$138,768	$136,075
Accruing past due 30 days or more	11,423	16,485	1,568	1,868
Accruing past due 90 days or more	7,150	11,407	—	—
Nonperforming loans	4,803	6,889	4,803	6,889
Percent of portfolio
Refreshed LTV greater than 90 but less than or equal to 100	7%	9%	5%	6%
Refreshed LTV greater than 100	8	12	4	7
Refreshed FICO below 620	13	16	6	8
2006 and 2007 vintages (2)	17	19	17	22
Net charge-off ratio (3)	0.24	(0.05)	0.35	(0.08)

(1)	Outstandings, accruing past due, nonperforming loans and percentages of portfolio exclude loans accounted for under the fair value option.

(2)
These vintages of loans account for $1.6 billion, or 34 percent, and $2.8 billion, or 41 percent, of nonperforming residential mortgage loans at December 31, 2015 and 2014. Additionally, these vintages accounted for net charge-offs of $136 million to residential mortgage net charge-offs in 2015 and net recoveries of $233 million to residential mortgage net recoveries in 2014.

(3)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans excluding loans accounted for under the fair value option.
Nonperforming residential mortgage loans decreased $2.1 billion in 2015 including sales of $1.5 billion, partially offset by a $261 million net increase related to the DoJ Settlement for those loans that are no longer fully insured. Excluding these items, nonperforming residential mortgage loans decreased as outflows, including the transfers of certain qualifying borrowers discharged in a Chapter 7 bankruptcy to performing status, outpaced new inflows. Of the nonperforming residential mortgage loans at December 31, 2015, $1.6 billion, or 34 percent, were current on contractual payments. Nonperforming loans that are contractually current primarily consist of collateral-dependent TDRs, including those that have been discharged in Chapter 7 bankruptcy, as well as loans that have not yet demonstrated a sustained period of payment performance following a TDR. In addition, $2.0 billion, or 43 percent of nonperforming residential mortgage loans were 180 days or more past due and had been written down to the estimated fair value of the collateral, less costs to sell. Accruing loans that were 30 days or more past due decreased $300 million in 2015.
Net charge-offs increased $587 million to $473 million in 2015, or 0.35 percent of total average residential mortgage loans, compared to a net recovery of $114 million, or (0.08) percent, in 2014. This increase in net charge-offs was primarily driven by $402 million of charge-offs during 2015 related to the consumer relief portion of the DoJ Settlement. In addition, net charge-offs included recoveries of $127 million related to nonperforming loan sales during 2015 compared to $407 million in 2014. Excluding these items, net charge-offs declined driven by favorable portfolio trends and decreased write-downs on loans greater than 180 days past due, which were written down to the estimated fair value of the collateral, less costs to sell, due in part to improvement in home prices and the U.S. economy.
Residential mortgage loans with a greater than 90 percent but less than or equal to 100 percent refreshed LTV represented five percent and six percent of the residential mortgage portfolio at December 31, 2015 and 2014. Loans with a refreshed LTV greater than 100 percent represented four percent and seven percent of the residential mortgage loan portfolio at December 31, 2015 and 2014. Of the loans with a refreshed LTV greater than 100 percent, 98 percent and 96 percent were performing at December 31, 2015 and 2014. Loans with a refreshed LTV greater than 100 percent reflect loans where the outstanding carrying value of the loan is greater than the most recent valuation of the property securing the loan. The majority of these loans have a refreshed LTV greater than 100 percent primarily due to home price deterioration since 2006, partially offset by subsequent appreciation. Loans to borrowers with refreshed FICO scores below 620 represented six

48 Bank of America 2015

percent and eight percent of the residential mortgage portfolio at December 31, 2015 and 2014.
Of the $138.8 billion in total residential mortgage loans outstanding at December 31, 2015, as shown in Table 27, 39 percent were originated as interest-only loans. The outstanding balance of interest-only residential mortgage loans that have entered the amortization period was $12.0 billion, or 22 percent at December 31, 2015. Residential mortgage loans that have entered the amortization period generally have experienced a higher rate of early stage delinquencies and nonperforming status compared to the residential mortgage portfolio as a whole. At December 31, 2015, $214 million, or two percent of outstanding interest-only residential mortgages that had entered the amortization period were accruing past due 30 days or more compared to $1.6 billion, or one percent for the entire residential mortgage portfolio. In addition, at December 31, 2015, $712 million, or six percent of outstanding interest-only residential mortgage loans that had entered the amortization period were nonperforming, of which $348 million were contractually current, compared to $4.8 billion, or three percent for the entire residential mortgage portfolio, of which $1.6 billion were contractually current. Loans that have yet to enter the amortization period in our interest-only residential mortgage portfolio are primarily well-collateralized loans to our wealth management clients and have an interest-only period of three to ten years. Approximately 75 percent of these loans that have yet to enter the amortization period will not be required to make a fully-amortizing payment until 2019 or later.
Table 27 presents outstandings, nonperforming loans and net charge-offs by certain state concentrations for the residential mortgage portfolio. The Los Angeles-Long Beach-Santa Ana Metropolitan Statistical Area (MSA) within California represented 14 percent and 13 percent of outstandings at December 31, 2015 and 2014. Loans within this MSA contributed net recoveries of $13 million and $81 million within the residential mortgage portfolio during 2015 and 2014. In the New York area, the New York-Northern New Jersey-Long Island MSA made up 11 percent of outstandings at both December 31, 2015 and 2014. Loans within this MSA contributed net charge-offs of $101 million and $27 million within the residential mortgage portfolio during 2015 and 2014.

Table 27	Residential Mortgage State Concentrations

	December 31
	Outstandings (1)		Nonperforming (1)		Net Charge-offs (2)
(Dollars in millions)	2015	2014	2015	2014	2015	2014
California	$48,865	$45,496	$977	$1,459	$(49)	$(280)
New York (3)	12,696	11,826	399	477	57	15
Florida (3)	10,001	10,116	534	858	53	(43)
Texas	6,208	6,635	185	269	10	1
Virginia	4,097	4,402	164	244	20	4
Other U.S./Non-U.S.	56,901	57,600	2,544	3,582	382	189
Residential mortgage loans (4)	$138,768	$136,075	$4,803	$6,889	$473	$(114)
Fully-insured loan portfolio	37,077	64,970
Purchased credit-impaired residential mortgage loan portfolio (5)	12,066	15,152
Total residential mortgage loan portfolio	$187,911	$216,197

(1)	Outstandings and nonperforming loans exclude loans accounted for under the fair value option.

(2)
Net charge-offs exclude $634 million of write-offs in the residential mortgage PCI loan portfolio in 2015 compared to $545 million in 2014. For additional information, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

(3)	In these states, foreclosure requires a court order following a legal proceeding (judicial states).

(4)	Amounts exclude the PCI residential mortgage and fully-insured loan portfolios.

(5)	Forty-seven percent and 45 percent of PCI residential mortgage loans were in California at December 31, 2015 and 2014. There were no other significant single state concentrations.
The Community Reinvestment Act (CRA) encourages banks to meet the credit needs of their communities for housing and other purposes, particularly in neighborhoods with low or moderate incomes. Our CRA portfolio was $8.0 billion and $9.0 billion at December 31, 2015 and 2014, or six percent and seven percent of the residential mortgage portfolio. The CRA portfolio included $552 million and $986 million of nonperforming loans at December 31, 2015 and 2014, representing 11 percent and 14 percent of total nonperforming residential mortgage loans. In 2015, net charge-offs in the CRA portfolio were $85 million of the $473 million total net charge-offs for the residential mortgage portfolio. In 2014, net charge-offs in the CRA portfolio were $52 million compared to net recoveries of $114 million for the residential mortgage portfolio.

Home Equity
At December 31, 2015, the home equity portfolio made up 17 percent of the consumer portfolio and is comprised of home equity lines of credit (HELOCs), home equity loans and reverse mortgages.

At December 31, 2015, our HELOC portfolio had an outstanding balance of $66.1 billion, or 87 percent of the total home equity portfolio compared to $74.2 billion, or 87 percent, at December 31, 2014. HELOCs generally have an initial draw period of 10 years and the borrowers typically are only required to pay the interest due on the loans on a monthly basis. After the initial draw period ends, the loans generally convert to 15-year amortizing loans.
At December 31, 2015, our home equity loan portfolio had an outstanding balance of $7.9 billion, or 10 percent of the total home equity portfolio compared to $9.8 billion, or 11 percent, at December 31, 2014. Home equity loans are almost all fixed-rate loans with amortizing payment terms of 10 to 30 years and of the $7.9 billion at December 31, 2015, 54 percent have 25- to 30-year terms. At December 31, 2015, our reverse mortgage portfolio had an outstanding balance, excluding loans accounted for under the fair value option, of $2.0 billion, or three percent of the total home equity portfolio compared to $1.7 billion, or two percent, at December 31, 2014. We no longer originate reverse mortgages.
At December 31, 2015, approximately 65 percent of the home equity portfolio was included in Consumer Banking, 28 percent

Bank of America 2015 49

was included in All Other and the remainder of the portfolio was primarily in GWIM. Outstanding balances in the home equity portfolio, excluding loans accounted for under the fair value option, decreased $9.8 billion in 2015 primarily due to paydowns and charge-offs outpacing new originations and draws on existing lines. Of the total home equity portfolio at December 31, 2015 and 2014, $20.3 billion and $20.6 billion, or 27 percent and 24 percent, were in first-lien positions (28 percent and 26 percent excluding the PCI home equity portfolio). At December 31, 2015, outstanding balances in the home equity portfolio that were in a second-lien or more junior-lien position and where we also held the first-lien loan totaled $12.9 billion, or 18 percent of our total home equity portfolio excluding the PCI loan portfolio.
Unused HELOCs totaled $50.3 billion and $53.7 billion at December 31, 2015 and 2014. The decrease was primarily due to customers choosing to close accounts, as well as accounts reaching the end of their draw period, which automatically eliminates open line exposure. Both of these more than offset customer paydowns of principal balances and the impact of new production. The HELOC utilization rate was 57 percent and 58 percent at December 31, 2015 and 2014.
Table 28 presents certain home equity portfolio key credit statistics on both a reported basis excluding loans accounted for under the fair value option, and excluding the PCI loan portfolio and loans accounted for under the fair value option. Additionally, in the “Reported Basis” columns in the table below, accruing balances past due 30 days or more and nonperforming loans do not include the PCI loan portfolio, in accordance with our accounting policies, even though the customer may be contractually past due. As such, the following discussion presents the home equity portfolio excluding the PCI loan portfolio and loans accounted for under the fair value option. For more information on the PCI loan portfolio, see page 52.

Table 28	Home Equity – Key Credit Statistics

	December 31
	Reported Basis (1)		Excluding Purchased Credit-impaired Loans
(Dollars in millions)	2015	2014	2015	2014
Outstandings	$75,948	$85,725	$71,329	$80,108
Accruing past due 30 days or more (2)	613	640	613	640
Nonperforming loans (2)	3,337	3,901	3,337	3,901
Percent of portfolio
Refreshed CLTV greater than 90 but less than or equal to 100	6%	8%	6%	7%
Refreshed CLTV greater than 100	12	16	11	14
Refreshed FICO below 620	7	8	7	7
2006 and 2007 vintages (3)	43	46	41	43
Net charge-off ratio (4)	0.79	1.01	0.84	1.09

(1)	Outstandings, accruing past due, nonperforming loans and percentages of the portfolio exclude loans accounted for under the fair value option.

(2)
Accruing past due 30 days or more includes $89 million and $98 million and nonperforming loans include $396 million and $505 million of loans where we serviced the underlying first-lien at December 31, 2015 and 2014.

(3)
These vintages of loans have higher refreshed combined LTV ratios and accounted for 45 percent and 47 percent of nonperforming home equity loans at December 31, 2015 and 2014, and 54 percent and 59 percent of net charge-offs in 2015 and 2014.

(4)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans excluding loans accounted for under the fair value option.
Nonperforming outstanding balances in the home equity portfolio decreased $564 million in 2015 as outflows, including sales of $154 million and the transfer of certain qualifying borrowers discharged in a Chapter 7 bankruptcy to performing status, outpaced new inflows. Of the nonperforming home equity portfolio at December 31, 2015, $1.4 billion, or 42 percent, were current on contractual payments. Nonperforming loans that are contractually current primarily consist of collateral-dependent TDRs, including those that have been discharged in Chapter 7 bankruptcy, junior-lien loans where the underlying first-lien is 90 days or more past due, as well as loans that have not yet demonstrated a sustained period of payment performance following a TDR. In addition, $1.3 billion, or 38 percent of nonperforming home equity loans, were 180 days or more past due and had been written down to the estimated fair value of the collateral, less costs to sell. Accruing loans that were 30 days or more past due decreased $27 million in 2015.
In some cases, the junior-lien home equity outstanding balance that we hold is performing, but the underlying first-lien is not. For outstanding balances in the home equity portfolio on which we service the first-lien loan, we are able to track whether the first-lien loan is in default. For loans where the first-lien is serviced by a third party, we utilize credit bureau data to estimate the delinquency status of the first-lien. Given that the credit bureau database we use does not include a property address for the mortgages, we are unable to identify with certainty whether a reported delinquent first-lien mortgage pertains to the same property for which we hold a junior-lien loan. For certain loans, we utilize a third-party vendor to combine credit bureau and public record data to better link a junior-lien loan with the underlying first-lien mortgage. At December 31, 2015, we estimate that $1.2 billion of current and $157 million of 30 to 89 days past due junior-lien loans were behind a delinquent first-lien loan. We service the first-lien loans on $193 million of these combined amounts, with the remaining $1.1 billion serviced by third parties. Of the $1.3 billion of current to 89 days past due junior-lien loans, based on available credit bureau data and our own internal servicing data, we estimate that $484 million had first-lien loans that were 90 days or more past due.
Net charge-offs decreased $271 million to $636 million, or 0.84 percent of the total average home equity portfolio in 2015, compared to $907 million, or 1.09 percent, in 2014. The decrease in net charge-offs was primarily driven by favorable portfolio trends due in part to improvement in home prices and the U.S. economy, and lower charge-offs related to the consumer relief portion of the DoJ Settlement, partially offset by lower recoveries.
Outstanding balances in the home equity portfolio with greater than 90 percent but less than or equal to 100 percent refreshed

50 Bank of America 2015

combined loan-to-value (CLTV) comprised six percent and seven percent of the home equity portfolio at December 31, 2015 and 2014. Outstanding balances with refreshed CLTV greater than 100 percent comprised 11 percent and 14 percent of the home equity portfolio at December 31, 2015 and 2014. Outstanding balances in the home equity portfolio with a refreshed CLTV greater than 100 percent reflect loans where our loan and available line of credit combined with any outstanding senior liens against the property are equal to or greater than the most recent valuation of the property securing the loan. Depending on the value of the property, there may be collateral in excess of the first-lien that is available to reduce the severity of loss on the second-lien. Of those outstanding balances with a refreshed CLTV greater than 100 percent, 96 percent of the customers were current on their home equity loan and 92 percent of second-lien loans with a refreshed CLTV greater than 100 percent were current on both their second-lien and underlying first-lien loans at December 31, 2015. Outstanding balances in the home equity portfolio to borrowers with a refreshed FICO score below 620 represented seven percent of the home equity portfolio at both December 31, 2015 and 2014.
Of the $71.3 billion in total home equity portfolio outstandings at December 31, 2015, as shown in Table 29, 66 percent were interest-only loans, almost all of which were HELOCs. The outstanding balance of HELOCs that have entered the amortization period was $9.7 billion, or 15 percent of total HELOCs at December 31, 2015. The HELOCs that have entered the amortization period have experienced a higher percentage of early stage delinquencies and nonperforming status when compared to the HELOC portfolio as a whole. At December 31, 2015, $226 million, or two percent of outstanding HELOCs that had entered the amortization period were accruing past due 30 days or more compared to $561 million, or one percent for the entire HELOC portfolio. In addition, at December 31, 2015, $1.3 billion, or 14 percent of outstanding HELOCs that had entered the amortization period were nonperforming, of which $507 million were contractually current, compared to $3.1 billion, or five percent for the entire HELOC portfolio, of which $1.2 billion were contractually current. Loans in our HELOC portfolio generally have an initial draw period of 10 years and 44 percent of these loans will enter the amortization period in 2016 and 2017 and will be required to make fully-amortizing payments. We communicate to contractually current customers more than a year prior to the end of their draw period to inform them of the potential change to the payment structure before entering the amortization period, and provide payment options to customers prior to the end of the draw period.
Although we do not actively track how many of our home equity customers pay only the minimum amount due on their home equity loans and lines, we can infer some of this information through a review of our HELOC portfolio that we service and that is still in its revolving period (i.e., customers may draw on and repay their line of credit, but are generally only required to pay interest on a monthly basis). During 2015, approximately 39 percent of these customers with an outstanding balance did not pay any principal on their HELOCs.
Table 29 presents outstandings, nonperforming balances and net charge-offs by certain state concentrations for the home equity portfolio. In the New York area, the New York-Northern New Jersey-Long Island MSA made up 13 percent and 12 percent of the outstanding home equity portfolio at December 31, 2015 and 2014. Loans within this MSA contributed 13 percent and 14 percent of net charge-offs in 2015 and 2014 within the home equity portfolio. The Los Angeles-Long Beach-Santa Ana MSA within California made up 12 percent of the outstanding home equity portfolio at both December 31, 2015 and 2014. Loans within this MSA contributed two percent and four percent of net charge-offs in 2015 and 2014 within the home equity portfolio.

Table 29	Home Equity State Concentrations

	December 31
	Outstandings (1)		Nonperforming (1)		Net Charge-offs (2)
(Dollars in millions)	2015	2014	2015	2014	2015	2014
California	$20,356	$23,250	$902	$1,012	$57	$118
Florida (3)	8,474	9,633	518	574	128	170
New Jersey (3)	5,570	5,883	230	299	51	68
New York (3)	5,249	5,671	316	387	61	81
Massachusetts	3,378	3,655	115	148	17	30
Other U.S./Non-U.S.	28,302	32,016	1,256	1,481	322	440
Home equity loans (4)	$71,329	$80,108	$3,337	$3,901	$636	$907
Purchased credit-impaired home equity portfolio (5)	4,619	5,617
Total home equity loan portfolio	$75,948	$85,725

(1)	Outstandings and nonperforming loans exclude loans accounted for under the fair value option.

(2)
Net charge-offs exclude $174 million of write-offs in the home equity PCI loan portfolio in 2015 compared to $265 million in 2014. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

(3)	In these states, foreclosure requires a court order following a legal proceeding (judicial states).

(4)	Amount excludes the PCI home equity portfolio.

(5)	Twenty-nine percent of PCI home equity loans were in California at both December 31, 2015 and 2014. There were no other significant single state concentrations.

Bank of America 2015 51

Purchased Credit-impaired Loan Portfolio
Loans acquired with evidence of credit quality deterioration since origination and for which it is probable at purchase that we will be unable to collect all contractually required payments are accounted for under the accounting guidance for PCI loans, which addresses accounting for differences between contractual and expected cash flows to be collected from the purchaser’s initial investment in loans if those differences are attributable, at least in part, to credit quality. For more information on PCI loans, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
Table 30 presents the unpaid principal balance, carrying value, related valuation allowance and the net carrying value as a percentage of the unpaid principal balance for the PCI loan portfolio.

Table 30	Purchased Credit-impaired Loan Portfolio

	December 31, 2015
(Dollars in millions)	Unpaid Principal Balance	Gross Carrying Value	Related Valuation Allowance	Carrying Value Net of Valuation Allowance	Percent of Unpaid Principal Balance
Residential mortgage	$12,350	$12,066	$338	$11,728	94.96%
Home equity	4,650	4,619	466	4,153	89.31
Total purchased credit-impaired loan portfolio	$17,000	$16,685	$804	$15,881	93.42

	December 31, 2014
Residential mortgage	$15,726	$15,152	$880	$14,272	90.75%
Home equity	5,605	5,617	772	4,845	86.44
Total purchased credit-impaired loan portfolio	$21,331	$20,769	$1,652	$19,117	89.62
The total PCI unpaid principal balance decreased $4.3 billion, or 20 percent, in 2015 primarily driven by sales, payoffs, paydowns and write-offs. During 2015, we sold PCI loans with a carrying value of $1.4 billion compared to sales of $1.9 billion in 2014.
Of the unpaid principal balance of $17.0 billion at December 31, 2015, $14.7 billion, or 86 percent, was current based on the contractual terms, $1.2 billion, or seven percent, was in early stage delinquency, and $800 million was 180 days or more past due, including $707 million of first-lien mortgages and $93 million of home equity loans.
During 2015, we recorded a provision benefit of $40 million for the PCI loan portfolio which included an expense of $92 million for residential mortgage and a benefit of $132 million for home equity. This compared to a total provision benefit of $31 million in 2014. The provision benefit in 2015 was primarily driven by lower default estimates.
The PCI valuation allowance declined $848 million during 2015 due to write-offs in the PCI loan portfolio of $634 million in residential mortgage and $174 million in home equity, combined with a provision benefit of $40 million.
Purchased Credit-impaired Residential Mortgage Loan Portfolio
The PCI residential mortgage loan portfolio represented 72 percent of the total PCI loan portfolio at December 31, 2015. Those loans to borrowers with a refreshed FICO score below 620 represented 31 percent of the PCI residential mortgage loan portfolio at December 31, 2015. Loans with a refreshed LTV greater than 90 percent, after consideration of purchase accounting adjustments and the related valuation allowance, represented 28 percent of the PCI residential mortgage loan portfolio and 33 percent based on the unpaid principal balance at December 31, 2015.
Pay option adjustable-rate mortgages, which are included in the PCI residential mortgage portfolio, have interest rates that adjust monthly and minimum required payments that adjust annually. During an initial five- or ten-year period, minimum required payments may increase by no more than 7.5 percent. If payments are insufficient to pay all of the monthly interest charges, unpaid interest is added to the loan balance (i.e., negative amortization) until the loan balance increases to a specified limit, at which time a new monthly payment amount adequate to repay the loan over its remaining contractual life is established.
At December 31, 2015, the unpaid principal balance of pay option loans was $2.4 billion, with a carrying value of $2.3 billion. The total unpaid principal balance of pay option loans with accumulated negative amortization was $503 million, including $28 million of negative amortization. We believe the majority of borrowers that are now making scheduled payments are able to do so primarily because the low rate environment has caused the fully indexed rates to be affordable to more borrowers. We continue to evaluate our exposure to payment resets on the acquired negative-amortizing loans and have taken into consideration several assumptions including prepayment and default rates. Of the loans in the pay option portfolio at December 31, 2015 that have not already experienced a payment reset, 54 percent are expected to reset in 2016 and 22 percent are expected to reset thereafter. In addition, four percent are expected to prepay and approximately 20 percent are expected to default prior to being reset, most of which were severely delinquent as of December 31, 2015. We no longer originate pay option loans.
Purchased Credit-impaired Home Equity Loan Portfolio
The PCI home equity portfolio represented 28 percent of the total PCI loan portfolio at December 31, 2015. Those loans with a refreshed FICO score below 620 represented 16 percent of the PCI home equity portfolio at December 31, 2015. Loans with a refreshed CLTV greater than 90 percent, after consideration of purchase accounting adjustments and the related valuation allowance, represented 57 percent of the PCI home equity portfolio and 60 percent based on the unpaid principal balance at December 31, 2015.

52 Bank of America 2015

U.S. Credit Card
At December 31, 2015, 97 percent of the U.S. credit card portfolio was managed in Consumer Banking with the remainder managed in GWIM. Outstandings in the U.S. credit card portfolio decreased $2.3 billion in 2015 due to portfolio divestitures. Net charge-offs decreased $324 million to $2.3 billion in 2015 due to improvements in delinquencies and bankruptcies as a result of an improved economic environment and the impact of higher credit quality originations. U.S. credit card loans 30 days or more past due and still accruing interest decreased $126 million while loans 90 days or more past due and still accruing interest decreased $77 million in 2015 as a result of the factors mentioned above that contributed to lower net charge-offs.
Unused lines of credit for U.S. credit card totaled $312.5 billion and $305.9 billion at December 31, 2015 and 2014. The $6.6 billion increase was driven by account growth and line of credit increases.

Table 31 presents certain key credit statistics for the U.S. credit card portfolio.

Table 31	U.S. Credit Card – Key Credit Statistics

	December 31
(Dollars in millions)	2015	2014
Outstandings	$89,602	$91,879
Accruing past due 30 days or more	1,575	1,701
Accruing past due 90 days or more	789	866

	2015	2014
Net charge-offs	$2,314	$2,638
Net charge-off ratios (1)	2.62%	2.96%

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans.
Table 32 presents certain state concentrations for the U.S. credit card portfolio.

Table 32	U.S. Credit Card State Concentrations

	December 31
	Outstandings		Accruing Past Due 90 Days or More		Net Charge-offs
(Dollars in millions)	2015	2014	2015	2014	2015	2014
California	$13,658	$13,682	$115	$127	$358	$414
Florida	7,420	7,530	81	89	244	278
Texas	6,620	6,586	58	58	157	177
New York	5,547	5,655	57	59	162	174
Washington	3,907	3,907	19	22	59	71
Other U.S.	52,450	54,519	459	511	1,334	1,524
Total U.S. credit card portfolio	$89,602	$91,879	$789	$866	$2,314	$2,638
Non-U.S. Credit Card
Outstandings in the non-U.S. credit card portfolio, which are recorded in All Other, decreased $490 million in 2015 due to a weakening of the British Pound against the U.S. Dollar. Net charge-offs decreased $54 million to $188 million in 2015 due to improvement in delinquencies as a result of higher credit quality originations and an improved economic environment.
Unused lines of credit for non-U.S. credit card totaled $27.9 billion and $28.2 billion at December 31, 2015 and 2014. The $271 million decrease was driven by weakening of the British Pound against the U.S. Dollar, partially offset by account growth and lines of credit increases.

Table 33 presents certain key credit statistics for the non-U.S. credit card portfolio.

Table 33	Non-U.S. Credit Card – Key Credit Statistics

	December 31
(Dollars in millions)	2015	2014
Outstandings	$9,975	$10,465
Accruing past due 30 days or more	146	183
Accruing past due 90 days or more	76	95

	2015	2014
Net charge-offs	$188	$242
Net charge-off ratios (1)	1.86%	2.10%
(1) Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans.

Bank of America 2015 53

Direct/Indirect Consumer
At December 31, 2015, approximately 50 percent of the direct/indirect portfolio was included in GWIM (principally securities-based lending loans), 49 percent was included in Consumer Banking (consumer auto and specialty lending – automotive, marine, aircraft, recreational vehicle loans and consumer personal loans) and the remainder was primarily student loans in All Other.
Outstandings in the direct/indirect portfolio increased $8.4 billion in 2015 as growth in the consumer auto portfolio and growth in securities-based lending were partially offset by lower outstandings in the unsecured consumer lending portfolio.
Net charge-offs decreased $57 million to $112 million in 2015, or 0.13 percent of total average direct/indirect loans, compared to $169 million, or 0.20 percent, in 2014. This decrease in net charge-offs was primarily driven by improvements in delinquencies and bankruptcies in the unsecured consumer lending portfolio as a result of an improved economic environment as well as reduced outstandings in this portfolio.
Direct/indirect loans that were past due 90 days or more and still accruing interest declined $25 million to $39 million in 2015 due to decreases in the unsecured consumer lending, and consumer auto and specialty lending portfolios.
Table 34 presents certain state concentrations for the direct/indirect consumer loan portfolio.

Table 34	Direct/Indirect State Concentrations

	December 31
	Outstandings		Accruing Past Due 90 Days or More		Net Charge-offs
(Dollars in millions)	2015	2014	2015	2014	2015	2014
California	$10,735	$9,770	$3	$5	$8	$18
Florida	8,835	7,930	3	5	20	27
Texas	8,514	7,741	4	5	17	19
New York	5,077	4,458	1	2	3	9
Illinois	2,906	2,550	1	2	3	5
Other U.S./Non-U.S.	52,728	47,932	27	45	61	91
Total direct/indirect loan portfolio	$88,795	$80,381	$39	$64	$112	$169
Other Consumer
At December 31, 2015, approximately 66 percent of the $2.1 billion other consumer portfolio was consumer auto leases included in Consumer Banking. The remainder is primarily associated with certain consumer finance businesses that we previously exited.
Nonperforming Consumer Loans, Leases and Foreclosed Properties Activity
Table 35 presents nonperforming consumer loans, leases and foreclosed properties activity during 2015 and 2014. Nonperforming LHFS are excluded from nonperforming loans as they are recorded at either fair value or the lower of cost or fair value. Nonperforming loans do not include past due consumer credit card loans, other unsecured loans and in general, consumer non-real estate-secured loans (loans discharged in Chapter 7 bankruptcy are included) as these loans are typically charged off no later than the end of the month in which the loan becomes 180 days past due. The charge-offs on these loans have no impact on nonperforming activity and, accordingly, are excluded from this table. The fully-insured loan portfolio is not reported as nonperforming as principal repayment is insured. Additionally, nonperforming loans do not include the PCI loan portfolio or loans accounted for under the fair value option. For more information on nonperforming loans, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements. During 2015, nonperforming consumer loans declined $2.7 billion to $8.2 billion and included the impact of sales of $1.7 billion, partially offset by a net increase of $186 million related to the impact of the consumer relief portion of the DoJ Settlement for those loans that are no longer fully insured. Excluding these, nonperforming loans declined as outflows, including the transfer of certain qualifying borrowers discharged in a Chapter 7 bankruptcy to performing status, outpaced new inflows.
The outstanding balance of a real estate-secured loan that is in excess of the estimated property value less costs to sell is charged off no later than the end of the month in which the loan becomes 180 days past due unless repayment of the loan is fully insured. At December 31, 2015, $3.8 billion, or 44 percent of nonperforming consumer real estate loans and foreclosed properties had been written down to their estimated property value less costs to sell, including $3.3 billion of nonperforming loans 180 days or more past due and $444 million of foreclosed properties. In addition, at December 31, 2015, $3.0 billion, or 35 percent of nonperforming consumer loans were modified and are now current after successful trial periods, or are current loans classified as nonperforming loans in accordance with applicable policies.
Foreclosed properties decreased $186 million in 2015 as liquidations outpaced additions. PCI loans are excluded from nonperforming loans as these loans were written down to fair value at the acquisition date; however, once the underlying real estate is acquired by the Corporation upon foreclosure of the delinquent PCI loan, it is included in foreclosed properties. PCI-related foreclosed properties increased $39 million in 2015. Not included in foreclosed properties at December 31, 2015 was $1.4 billion of real estate that was acquired upon foreclosure of certain delinquent government-guaranteed loans (principally FHA-insured loans). We exclude these amounts from our nonperforming loans and foreclosed properties activity as we expect we will be reimbursed once the property is conveyed to the guarantor for principal and, up to certain limits, costs incurred during the foreclosure process and interest incurred during the holding period.

54 Bank of America 2015

Restructured Loans
Nonperforming loans also include certain loans that have been modified in TDRs where economic concessions have been granted to borrowers experiencing financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructuring and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Nonperforming TDRs, excluding those modified loans in the PCI loan portfolio, are included in Table 35.

Table 35	Nonperforming Consumer Loans, Leases and Foreclosed Properties Activity (1)

(Dollars in millions)	2015	2014
Nonperforming loans and leases, January 1	$10,819	$15,840
Additions to nonperforming loans and leases:
New nonperforming loans and leases	4,949	7,077
Reductions to nonperforming loans and leases:
Paydowns and payoffs	(1,018)	(1,625)
Sales	(1,674)	(4,129)
Returns to performing status (2)	(2,710)	(3,277)
Charge-offs	(1,769)	(2,187)
Transfers to foreclosed properties (3)	(432)	(672)
Transfers to loans held-for-sale	—	(208)
Total net reductions to nonperforming loans and leases	(2,654)	(5,021)
Total nonperforming loans and leases, December 31 (4, 5)	8,165	10,819
Foreclosed properties, January 1	630	533
Additions to foreclosed properties:
New foreclosed properties (3)	606	1,011
Reductions to foreclosed properties:
Sales	(686)	(829)
Write-downs	(106)	(85)
Total net additions (reductions) to foreclosed properties	(186)	97
Total foreclosed properties, December 31 (6)	444	630
Nonperforming consumer loans, leases and foreclosed properties, December 31	$8,609	$11,449
Nonperforming consumer loans and leases as a percentage of outstanding consumer loans and leases (7)	1.80%	2.22%
Nonperforming consumer loans, leases and foreclosed properties as a percentage of outstanding consumer loans, leases and foreclosed properties (7)	1.89	2.35

(1)
Balances do not include nonperforming LHFS of $5 million and $7 million and nonaccruing TDRs removed from the PCI loan portfolio prior to January 1, 2010 of $38 million and $102 million at December 31, 2015 and 2014 as well as loans accruing past due 90 days or more as presented in Table 23 and Note 4 – Outstanding Loans and Leases to the Consolidated Financial Statements.

(2)
Consumer loans may be returned to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.

(3)
New foreclosed properties represents transfers of nonperforming loans to foreclosed properties net of charge-offs taken during the first 90 days after transfer of a loan to foreclosed properties. New foreclosed properties also includes properties obtained upon foreclosure of delinquent PCI loans, properties repurchased due to representations and warranties exposure and properties acquired with newly consolidated subsidiaries.

(4)
In 2015, $1.4 billion in interest income was estimated to be contractually current on $8.2 billion of consumer loans and leases classified as nonperforming, at December 31, 2015, as presented in the table above, plus $16.9 billion of TDRs classified as performing at December 31, 2015. Approximately $773 million of the estimated $1.4 billion in contractual interest was received and included in interest income for 2015.

(5)	At December 31, 2015, 41 percent of nonperforming loans were 180 days or more past due.

(6)	Foreclosed property balances do not include properties insured by certain government-guaranteed loans, principally FHA-insured loans, of $1.4 billion and $1.1 billion at December 31, 2015 and 2014.

(7)	Outstanding consumer loans and leases exclude loans accounted for under the fair value option.
Our policy is to record any losses in the value of foreclosed properties as a reduction in the allowance for loan and lease losses during the first 90 days after transfer of a loan to foreclosed properties. Thereafter, further losses in value as well as gains and losses on sale are recorded in noninterest expense. New foreclosed properties included in Table 35 are net of $162 million and $191 million of charge-offs and write-offs of PCI loans in 2015 and 2014, recorded during the first 90 days after transfer.

We classify junior-lien home equity loans as nonperforming when the first-lien loan becomes 90 days past due even if the junior-lien loan is performing. At December 31, 2015 and 2014, $484 million and $800 million of such junior-lien home equity loans were included in nonperforming loans and leases. This decline was driven by overall portfolio improvement as well as $75 million of charge-offs related to the consumer relief portion of the DoJ Settlement.

Bank of America 2015 55

Table 36 presents TDRs for the consumer real estate portfolio. Performing TDR balances are excluded from nonperforming loans and leases in Table 35.

Table 36	Consumer Real Estate Troubled Debt Restructurings

	December 31
	2015			2014
(Dollars in millions)	Total	Nonperforming	Performing	Total	Nonperforming	Performing
Residential mortgage (1, 2)	$18,372	$3,284	$15,088	$23,270	$4,529	$18,741
Home equity (3)	2,686	1,649	1,037	2,358	1,595	763
Total consumer real estate troubled debt restructurings	$21,058	$4,933	$16,125	$25,628	$6,124	$19,504

(1)
Residential mortgage TDRs deemed collateral dependent totaled $4.9 billion and $5.8 billion, and included $2.7 billion and $3.6 billion of loans classified as nonperforming and $2.2 billion and $2.2 billion of loans classified as performing at December 31, 2015 and 2014.

(2)	Residential mortgage performing TDRs included $8.7 billion and $11.9 billion of loans that were fully-insured at December 31, 2015 and 2014.

(3)
Home equity TDRs deemed collateral dependent totaled $1.6 billion and $1.6 billion, and included $1.3 billion and $1.4 billion of loans classified as nonperforming and $290 million and $178 million of loans classified as performing at December 31, 2015 and 2014.

In addition to modifying consumer real estate loans, we work with customers who are experiencing financial difficulty by modifying credit card and other consumer loans. Credit card and other consumer loan modifications generally involve a reduction in the customer’s interest rate on the account and placing the customer on a fixed payment plan not exceeding 60 months, all of which are considered TDRs (the renegotiated TDR portfolio). In addition, the accounts of non-U.S. credit card customers who do not qualify for a fixed payment plan may have their interest rates reduced, as required by certain local jurisdictions. These modifications, which are also TDRs, tend to experience higher payment default rates given that the borrowers may lack the ability to repay even with the interest rate reduction. In all cases, the customer’s available line of credit is canceled.
Modifications of credit card and other consumer loans are primarily made through internal renegotiation programs utilizing direct customer contact, but may also utilize external renegotiation programs. The renegotiated TDR portfolio is excluded in large part from Table 35 as substantially all of the loans remain on accrual status until either charged off or paid in full. At December 31, 2015 and 2014, our renegotiated TDR portfolio was $779 million and $1.1 billion, of which $635 million and $907 million were current or less than 30 days past due under the modified terms. The decline in the renegotiated TDR portfolio was primarily driven by paydowns and charge-offs as well as lower program enrollments. For more information on the renegotiated TDR portfolio, see Note 4 – Outstanding Loans and Leases to the Consolidated Financial Statements.
Commercial Portfolio Credit Risk Management
Credit risk management for the commercial portfolio begins with an assessment of the credit risk profile of the borrower or counterparty based on an analysis of its financial position. As part of the overall credit risk assessment, our commercial credit exposures are assigned a risk rating and are subject to approval based on defined credit approval standards. Subsequent to loan origination, risk ratings are monitored on an ongoing basis, and if necessary, adjusted to reflect changes in the financial condition, cash flow, risk profile or outlook of a borrower or counterparty. In making credit decisions, we consider risk rating, collateral, country, industry and single name concentration limits while also balancing this with the total borrower or counterparty relationship. Our business and risk management personnel use a variety of tools to continuously monitor the ability of a borrower or counterparty to perform under its obligations. We use risk rating aggregations to measure and evaluate concentrations within portfolios. In addition, risk ratings are a factor in determining the level of allocated capital and the allowance for credit losses.
As part of our ongoing risk mitigation initiatives, we attempt to work with clients experiencing financial difficulty to modify their loans to terms that better align with their current ability to pay. In situations where an economic concession has been granted to a borrower experiencing financial difficulty, we identify these loans as TDRs. For more information on our accounting policies regarding delinquencies, nonperforming status and net charge-offs for the commercial portfolio, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
Management of Commercial Credit Risk Concentrations
Commercial credit risk is evaluated and managed with the goal that concentrations of credit exposure do not result in undesirable levels of risk. We review, measure and manage concentrations of credit exposure by industry, product, geography, customer relationship and loan size. We also review, measure and manage commercial real estate loans by geographic location and property type. In addition, within our non-U.S. portfolio, we evaluate exposures by region and by country. Tables 41, 46, 52 and 53 summarize our concentrations. We also utilize syndications of exposure to third parties, loan sales, hedging and other risk mitigation techniques to manage the size and risk profile of the commercial credit portfolio. For more information on our industry concentrations, including our utilized exposure to the energy sector which was two percent of total loans and leases at December 31, 2015, see Commercial Portfolio Credit Risk Management – Industry Concentrations on page 62 and Table 46.
We account for certain large corporate loans and loan commitments, including issued but unfunded letters of credit which are considered utilized for credit risk management purposes, that exceed our single name credit risk concentration guidelines under the fair value option. Lending commitments, both funded and unfunded, are actively managed and monitored, and as appropriate, credit risk for these lending relationships may be mitigated through the use of credit derivatives, with the Corporation’s credit view and market perspectives determining the size and timing of the hedging activity. In addition, we purchase credit protection to cover the funded portion as well as the unfunded portion of certain other credit exposures. To lessen the cost of obtaining our desired credit protection levels, credit exposure may be added within an industry, borrower or counterparty group by selling protection. These credit derivatives do not meet the requirements for treatment as accounting hedges.

56 Bank of America 2015

They are carried at fair value with changes in fair value recorded in other income (loss).
In addition, the Corporation is a member of various securities and derivative exchanges and clearinghouses, both in the U.S. and other countries. As a member, the Corporation may be required to pay a pro-rata share of the losses incurred by some of these organizations as a result of another member default and under other loss scenarios. For additional information, see Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.
Commercial Credit Portfolio
During 2015, credit quality among large corporate borrowers remained stable except in the energy sector which experienced some deterioration due to the sustained drop in oil prices. Credit quality of commercial real estate borrowers continued to improve as property valuations increased and vacancy rates remained low.
Outstanding commercial loans and leases increased $53.3 billion, primarily in U.S. commercial, non-U.S. commercial and commercial real estate. Nonperforming commercial loans and leases increased $112 million during 2015. Nonperforming commercial loans and leases as a percentage of outstanding loans and leases, excluding loans accounted for under the fair value option, decreased during 2015 to 0.28 percent from 0.29 percent at December 31, 2014. Reservable criticized balances increased $4.7 billion to $15.9 billion during 2015 as a result of downgrades outpacing paydowns and upgrades. The increase in reservable criticized balances was primarily due to our energy exposure as the credit quality of certain borrowers was impacted by the sustained drop in oil prices. The allowance for loan and lease losses for the commercial portfolio increased $412 million to $4.8 billion at December 31, 2015 compared to December 31, 2014. For additional information, see Allowance for Credit Losses on page 67.
Table 37 presents our commercial loans and leases portfolio, and related credit quality information at December 31, 2015 and 2014.

Table 37	Commercial Loans and Leases

	December 31
	Outstandings		Nonperforming		Accruing Past Due 90 Days or More
(Dollars in millions)	2015	2014	2015	2014	2015	2014
U.S. commercial	$252,771	$220,293	$867	$701	$113	$110
Commercial real estate (1)	57,199	47,682	93	321	3	3
Commercial lease financing	21,352	19,579	12	3	15	40
Non-U.S. commercial	91,549	80,083	158	1	1	—
	422,871	367,637	1,130	1,026	132	153
U.S. small business commercial (2)	12,876	13,293	82	87	61	67
Commercial loans excluding loans accounted for under the fair value option	435,747	380,930	1,212	1,113	193	220
Loans accounted for under the fair value option (3)	5,067	6,604	13	—	—	—
Total commercial loans and leases	$440,814	$387,534	$1,225	$1,113	$193	$220

(1)	Includes U.S. commercial real estate loans of $53.6 billion and $45.2 billion and non-U.S. commercial real estate loans of $3.5 billion and $2.5 billion at December 31, 2015 and 2014.

(2)	Includes card-related products.

(3)
Commercial loans accounted for under the fair value option include U.S. commercial loans of $2.3 billion and $1.9 billion and non-U.S. commercial loans of $2.8 billion and $4.7 billion at December 31, 2015 and 2014. For more information on the fair value option, see Note 21 – Fair Value Option to the Consolidated Financial Statements.

Table 38 presents net charge-offs and related ratios for our commercial loans and leases for 2015 and 2014. The increase in net charge-offs of $110 million in 2015 was primarily related to higher recoveries in commercial real estate in 2014 and higher energy sector related losses in 2015.

Table 38	Commercial Net Charge-offs and Related Ratios

	Net Charge-offs		Net Charge-off Ratios (1)
(Dollars in millions)	2015	2014	2015	2014
U.S. commercial	$139	$88	0.06%	0.04%
Commercial real estate	(5)	(83)	(0.01)	(0.18)
Commercial lease financing	9	(9)	0.04	(0.04)
Non-U.S. commercial	54	34	0.06	0.04
	197	30	0.05	0.01
U.S. small business commercial	225	282	1.71	2.10
Total commercial	$422	$312	0.10	0.08

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases excluding loans accounted for under the fair value option.

Bank of America 2015 57

Table 39 presents commercial credit exposure by type for utilized, unfunded and total binding committed credit exposure. Commercial utilized credit exposure includes SBLCs and financial guarantees, bankers’ acceptances and commercial letters of credit for which we are legally bound to advance funds under prescribed conditions, during a specified time period. Although funds have not yet been advanced, these exposure types are considered utilized for credit risk management purposes.

Total commercial utilized credit exposure increased $52.9 billion in 2015 primarily driven by growth in loans and leases. The utilization rate for loans and leases, SBLCs and financial guarantees, commercial letters of credit and bankers acceptances, in the aggregate, was 56 percent and 57 percent at December 31, 2015 and 2014.

Table 39	Commercial Credit Exposure by Type

	December 31
	Commercial Utilized (1)		Commercial Unfunded (2, 3)		Total Commercial Committed
(Dollars in millions)	2015	2014	2015	2014	2015	2014
Loans and leases (4)	$446,832	$392,821	$376,478	$317,258	$823,310	$710,079
Derivative assets (5)	49,990	52,682	—	—	49,990	52,682
Standby letters of credit and financial guarantees	33,236	33,550	690	745	33,926	34,295
Debt securities and other investments	21,709	17,301	4,173	5,315	25,882	22,616
Loans held-for-sale	5,456	7,036	1,203	2,315	6,659	9,351
Commercial letters of credit	1,725	2,037	390	126	2,115	2,163
Bankers’ acceptances	298	255	—	—	298	255
Foreclosed properties and other	317	960	—	—	317	960
Total	$559,563	$506,642	$382,934	$325,759	$942,497	$832,401

(1)
Total commercial utilized exposure includes loans of $5.1 billion and $6.6 billion and issued letters of credit with a notional amount of $290 million and $535 million accounted for under the fair value option at December 31, 2015 and 2014.

(2)	Total commercial unfunded exposure includes loan commitments accounted for under the fair value option with a notional amount of $10.6 billion and $9.4 billion at December 31, 2015 and 2014.

(3)	Excludes unused business card lines which are not legally binding.

(4)	Includes risk exposure associated with assets under operating lease arrangements of $6.0 billion and $5.3 billion at December 31, 2015 and 2014.

(5)
Derivative assets are carried at fair value, reflect the effects of legally enforceable master netting agreements and have been reduced by cash collateral of $41.9 billion and $47.3 billion at December 31, 2015 and 2014. Not reflected in utilized and committed exposure is additional non-cash derivative collateral held of $23.3 billion and $23.8 billion which consists primarily of other marketable securities.

Table 40 presents commercial utilized reservable criticized exposure by loan type. Criticized exposure corresponds to the Special Mention, Substandard and Doubtful asset categories as defined by regulatory authorities. Total commercial utilized reservable criticized exposure increased $4.7 billion, or 42 percent, in 2015 driven by downgrades primarily related to our energy exposure outpacing paydowns and upgrades. Approximately 78 percent and 87 percent of commercial utilized reservable criticized exposure was secured at December 31, 2015 and 2014.

Table 40	Commercial Utilized Reservable Criticized Exposure

	December 31
	2015		2014
(Dollars in millions)	Amount (1)	Percent (2)	Amount (1)	Percent (2)
U.S. commercial	$9,965	3.56%	$7,597	3.07%
Commercial real estate	513	0.87	1,108	2.24
Commercial lease financing	708	3.31	697	3.56
Non-U.S. commercial	3,944	4.04	887	1.03
	15,130	3.30	10,289	2.55
U.S. small business commercial	766	5.95	944	7.10
Total commercial utilized reservable criticized exposure	$15,896	3.38	$11,233	2.70

(1)
Total commercial utilized reservable criticized exposure includes loans and leases of $14.5 billion and $9.9 billion and commercial letters of credit of $1.4 billion and $1.3 billion at December 31, 2015 and 2014.

(2)	Percentages are calculated as commercial utilized reservable criticized exposure divided by total commercial utilized reservable exposure for each exposure category.
U.S. Commercial
At December 31, 2015, 70 percent of the U.S. commercial loan portfolio, excluding small business, was managed in Global Banking, 17 percent in Global Markets, 10 percent in GWIM (generally business-purpose loans for high net worth clients) and the remainder primarily in Consumer Banking. U.S. commercial loans, excluding loans accounted for under the fair value option, increased $32.5 billion, or 15 percent, during 2015 due to growth across all of the commercial businesses. Nonperforming loans and leases increased $166 million, or 24 percent, in 2015, largely related to our energy exposure. Net charge-offs increased $51 million to $139 million during 2015.

58 Bank of America 2015

Commercial Real Estate
Commercial real estate primarily includes commercial loans and leases secured by non-owner-occupied real estate and is dependent on the sale or lease of the real estate as the primary source of repayment. The portfolio remains diversified across property types and geographic regions. California represented the largest state concentration at 21 percent and 22 percent of the commercial real estate loans and leases portfolio at December 31, 2015 and 2014. The commercial real estate portfolio is predominantly managed in Global Banking and consists of loans made primarily to public and private developers, and commercial real estate firms. Outstanding loans increased $9.5 billion, or 20 percent, during 2015 due to new originations primarily in major metropolitan markets.
During 2015, we continued to see improvements in credit quality in both the residential and non-residential portfolios. We use a number of proactive risk mitigation initiatives to reduce adversely rated exposure in the commercial real estate portfolio including transfers of deteriorating exposures to management by independent special asset officers and the pursuit of loan restructurings or asset sales to achieve the best results for our customers and the Corporation.
Nonperforming commercial real estate loans and foreclosed properties decreased $280 million, or 72 percent, and reservable criticized balances decreased $595 million, or 54 percent, during 2015. The decrease in reservable criticized balances was primarily due to loan resolutions and strong commercial real estate fundamentals throughout the year. Net recoveries were $5 million in 2015 compared to net recoveries of $83 million in 2014.
Table 41 presents outstanding commercial real estate loans by geographic region, based on the geographic location of the collateral, and by property type.

Table 41	Outstanding Commercial Real Estate Loans

	December 31
(Dollars in millions)	2015	2014
By Geographic Region
California	$12,063	$10,352
Northeast	10,292	8,781
Southwest	7,789	6,570
Southeast	6,066	5,495
Midwest	3,780	2,867
Florida	3,330	2,520
Illinois	2,536	2,785
Midsouth	2,435	1,724
Northwest	2,327	2,151
Non-U.S.	3,549	2,494
Other (1)	3,032	1,943
Total outstanding commercial real estate loans	$57,199	$47,682
By Property Type
Non-residential
Office	$15,246	$13,306
Multi-family rental	8,956	8,382
Shopping centers/retail	8,594	7,969
Industrial/warehouse	5,501	4,550
Hotels/motels	5,415	3,578
Multi-use	3,003	1,943
Unsecured	2,056	1,194
Land and land development	539	490
Other	5,791	4,560
Total non-residential	55,101	45,972
Residential	2,098	1,710
Total outstanding commercial real estate loans	$57,199	$47,682

(1)
Includes unsecured loans to real estate investment trusts and national home builders whose portfolios of properties span multiple geographic regions and properties in the states of Colorado, Utah, Hawaii, Wyoming and Montana.

Bank of America 2015 59

Tables 42 and 43 present commercial real estate credit quality data by non-residential and residential property types. The residential portfolio presented in Tables 41, 42 and 43 includes condominiums and other residential real estate. Other property types in Tables 41, 42 and 43 primarily include special purpose, nursing/retirement homes, medical facilities and restaurants.

Table 42	Commercial Real Estate Credit Quality Data

	December 31
	Nonperforming Loans and Foreclosed Properties (1)		Utilized Reservable Criticized Exposure (2)
(Dollars in millions)	2015	2014	2015	2014
Non-residential
Office	$14	$177	$110	$235
Multi-family rental	18	21	69	125
Shopping centers/retail	12	46	183	350
Industrial/warehouse	6	42	16	67
Hotels/motels	18	3	16	26
Multi-use	15	11	42	55
Unsecured	1	1	4	14
Land and land development	2	51	3	63
Other	8	14	59	145
Total non-residential	94	366	502	1,080
Residential	14	22	11	28
Total commercial real estate	$108	$388	$513	$1,108

(1)	Includes commercial foreclosed properties of $15 million and $67 million at December 31, 2015 and 2014.

(2)	Includes loans, SBLCs and bankers’ acceptances and excludes loans accounted for under the fair value option.

Table 43	Commercial Real Estate Net Charge-offs and Related Ratios

	Net Charge-offs		Net Charge-off Ratios (1)
(Dollars in millions)	2015	2014	2015	2014
Non-residential
Office	$3	$(4)	0.02%	(0.04)%
Multi-family rental	1	(22)	0.01	(0.25)
Shopping centers/retail	1	4	0.01	0.06
Industrial/warehouse	(1)	(1)	(0.02)	(0.03)
Hotels/motels	5	(3)	0.12	(0.07)
Multi-use	(4)	(9)	(0.19)	(0.49)
Unsecured	(4)	(22)	(0.20)	(1.37)
Land and land development	(9)	(2)	(1.60)	(0.31)
Other	1	(16)	0.01	(0.37)
Total non-residential	(7)	(75)	(0.01)	(0.16)
Residential	2	(8)	0.08	(0.47)
Total commercial real estate	$(5)	$(83)	(0.01)	(0.18)

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans excluding loans accounted for under the fair value option.
At December 31, 2015, total committed non-residential exposure was $81.0 billion compared to $67.7 billion at December 31, 2014, of which $55.1 billion and $46.0 billion were funded loans. Non-residential nonperforming loans and foreclosed properties declined $272 million, or 74 percent, to $94 million during 2015 primarily due to a decrease in office property. The non-residential nonperforming loans and foreclosed properties represented 0.17 percent and 0.79 percent of total non-residential loans and foreclosed properties at December 31, 2015 and 2014. Non-residential utilized reservable criticized exposure decreased $578 million, or 54 percent, to $502 million at December 31, 2015 compared to $1.1 billion at December 31, 2014, which represented 0.89 percent and 2.27 percent of non-residential utilized reservable exposure. For the non-residential portfolio, net recoveries decreased $68 million to $7 million in 2015 compared to 2014.
At December 31, 2015, total committed residential exposure was $4.1 billion compared to $3.6 billion at December 31, 2014,

of which $2.1 billion and $1.7 billion were funded secured loans. Residential nonperforming loans and foreclosed properties decreased $8 million, or 36 percent, and residential utilized reservable criticized exposure decreased $17 million, or 61 percent, during 2015. The nonperforming loans, leases and foreclosed properties and the utilized reservable criticized ratios for the residential portfolio were 0.66 percent and 0.52 percent at December 31, 2015 compared to 1.28 percent and 1.51 percent at December 31, 2014.
At December 31, 2015 and 2014, the commercial real estate loan portfolio included $7.6 billion and $6.7 billion of funded construction and land development loans that were originated to fund the construction and/or rehabilitation of commercial properties. Reservable criticized construction and land development loans totaled $108 million and $164 million, and nonperforming construction and land development loans and foreclosed properties totaled $44 million and $80 million at December 31, 2015 and 2014. During a property’s construction

60 Bank of America 2015

phase, interest income is typically paid from interest reserves that are established at the inception of the loan. As construction is completed and the property is put into service, these interest reserves are depleted and interest payments from operating cash flows begin. We do not recognize interest income on nonperforming loans regardless of the existence of an interest reserve.
Non-U.S. Commercial
At December 31, 2015, 74 percent of the non-U.S. commercial loan portfolio was managed in Global Banking and 26 percent in Global Markets. Outstanding loans, excluding loans accounted for under the fair value option, increased $11.5 billion in 2015 primarily due to growth in securitization finance on consumer loans and increased corporate demand. Net charge-offs increased $20 million to $54 million in 2015. For more information on the non-U.S. commercial portfolio, see Non-U.S. Portfolio on page 65.
U.S. Small Business Commercial
The U.S. small business commercial loan portfolio is comprised of small business card loans and small business loans managed in Consumer Banking. Credit card-related products were 45 percent and 43 percent of the U.S. small business commercial portfolio at December 31, 2015 and 2014. Net charge-offs decreased $57 million to $225 million in 2015 primarily driven by improvement in small business card loan delinquencies, a reduction in higher risk vintages and increased recoveries from the sale of previously charged-off loans. Of the U.S. small business commercial net charge-offs, 81 percent and 73 percent were credit card-related products in 2015 and 2014.
Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity
Table 44 presents the nonperforming commercial loans, leases and foreclosed properties activity during 2015 and 2014. Nonperforming loans do not include loans accounted for under the fair value option. During 2015, nonperforming commercial loans and leases increased $99 million to $1.2 billion primarily due to energy sector related exposure. The decline in foreclosed properties of $52 million in 2015 was primarily due to the sale of properties. Approximately 88 percent of commercial nonperforming loans, leases and foreclosed properties were secured and approximately 69 percent were contractually current. Commercial nonperforming loans were carried at approximately 85 percent of their unpaid principal balance before consideration of the allowance for loan and lease losses as the carrying value of these loans has been reduced to the estimated property value less costs to sell.

Table 44	Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity (1, 2)

(Dollars in millions)	2015	2014
Nonperforming loans and leases, January 1	$1,113	$1,309
Additions to nonperforming loans and leases:
New nonperforming loans and leases	1,367	1,228
Advances	36	48
Reductions to nonperforming loans and leases:
Paydowns	(491)	(717)
Sales	(108)	(149)
Returns to performing status (3)	(130)	(261)
Charge-offs	(362)	(332)
Transfers to foreclosed properties (4)	(213)	(13)
Total net additions (reductions) to nonperforming loans and leases	99	(196)
Total nonperforming loans and leases, December 31 (5)	1,212	1,113
Foreclosed properties, January 1	67	90
Additions to foreclosed properties:
New foreclosed properties (4)	207	11
Reductions to foreclosed properties:
Sales	(256)	(26)
Write-downs	(3)	(8)
Total net reductions to foreclosed properties	(52)	(23)
Total foreclosed properties, December 31	15	67
Nonperforming commercial loans, leases and foreclosed properties, December 31	$1,227	$1,180
Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases (6)	0.28%	0.29%
Nonperforming commercial loans, leases and foreclosed properties as a percentage of outstanding commercial loans, leases and foreclosed properties (6)	0.28	0.31

(1)	Balances do not include nonperforming LHFS of $220 million and $212 million at December 31, 2015 and 2014.

(2)	Includes U.S. small business commercial activity. Small business card loans are excluded as they are not classified as nonperforming.

(3)
Commercial loans and leases may be returned to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. TDRs are generally classified as performing after a sustained period of demonstrated payment performance.

(4)	New foreclosed properties represents transfers of nonperforming loans to foreclosed properties net of charge-offs recorded during the first 90 days after transfer of a loan to foreclosed properties.

(5)
In 2015, $126 million in interest income was estimated to be contractually due on $1.2 billion of commercial loans and leases classified as nonperforming, at December 31, 2015, as presented in the table above, plus $1.2 billion of TDRs classified as performing at December 31, 2015. Approximately $74 million of the estimated $126 million in contractual interest was received and included in interest income for 2015.

(6)	Outstanding commercial loans exclude loans accounted for under the fair value option.

Bank of America 2015 61

Table 45 presents our commercial TDRs by product type and performing status. U.S. small business commercial TDRs are comprised of renegotiated small business card loans and small business loans. The renegotiated small business card loans are not classified as nonperforming as they are charged off no later than the end of the month in which the loan becomes 180 days past due. For more information on TDRs, see Note 4 – Outstanding Loans and Leases to the Consolidated Financial Statements.

Table 45	Commercial Troubled Debt Restructurings

	December 31
	2015			2014
(Dollars in millions)	Total	Nonperforming	Performing	Total	Nonperforming	Performing
U.S. commercial	$1,225	$394	$831	$1,096	$308	$788
Commercial real estate	118	27	91	456	234	222
Non-U.S. commercial	363	136	227	43	—	43
U.S. small business commercial	29	10	19	35	—	35
Total commercial troubled debt restructurings	$1,735	$567	$1,168	$1,630	$542	$1,088
Industry Concentrations
Table 46 presents commercial committed and utilized credit exposure by industry and the total net credit default protection purchased to cover the funded and unfunded portions of certain credit exposures. Our commercial credit exposure is diversified across a broad range of industries. Total commercial committed credit exposure increased $110.1 billion, or 13 percent, in 2015 to $942.5 billion. Increases in commercial committed exposure were concentrated in diversified financials, technology hardware and equipment, real estate, food, beverage and tobacco and retailing.
Industry limits are used internally to manage industry concentrations and are based on committed exposures and capital usage that are allocated on an industry-by-industry basis. A risk management framework is in place to set and approve industry limits as well as to provide ongoing monitoring.
Diversified financials, our largest industry concentration with committed exposure of $128.4 billion, increased $24.9 billion, or 24 percent, in 2015. The increase was primarily driven by growth in exposure to asset managers, acquisition financing and certain asset-backed lending products.
Real estate, our second largest industry concentration with committed exposure of $87.7 billion, increased $11.5 billion, or 15 percent, in 2015. The increase was primarily due to strong demand for quality core assets in major metropolitan markets. Real estate construction and land development exposure represented 14 percent and 13 percent of the total real estate industry committed exposure at December 31, 2015 and 2014. For more information on the commercial real estate and related portfolios, see Commercial Portfolio Credit Risk Management – Commercial Real Estate on page 59.
During 2015, committed exposure to the technology hardware and equipment industry increased $12.4 billion, or 100 percent, food, beverages and tobacco increased $8.7 billion, or 25 percent, and retailing industry increased $5.9 billion, or 10 percent, primarily driven by bridge financing for acquisitions and increased client activity.
The significant decline in oil prices since June 2014 has impacted and may continue to impact the financial performance of energy producers as well as energy equipment and service providers within the energy sector. At December 31, 2015, these two subsectors comprised 39 percent of our overall utilized energy exposure. While we experienced modest credit losses in our energy portfolio through December 31, 2015, the magnitude of the impact over time will depend upon the level and duration of future oil prices. Our energy-related exposure decreased $3.9 billion in 2015 to $43.8 billion driven by paydowns from large clients.

62 Bank of America 2015

Our committed state and municipal exposure of $43.4 billion at December 31, 2015 consisted of $35.9 billion of commercial utilized exposure (including $20.0 billion of funded loans, $6.4 billion of SBLCs and $2.2 billion of derivative assets) and $7.5 billion of unfunded commercial exposure (primarily unfunded loan commitments and letters of credit) and is reported in the government and public education industry in Table 46. With the U.S. economy gradually strengthening, most state and local governments are experiencing improved fiscal circumstances and continue to honor debt obligations as agreed. While historical default rates have been low, as part of our overall and ongoing risk management processes, we continually monitor these exposures through a rigorous review process. Additionally, internal communications are regularly circulated such that exposure levels are maintained in compliance with established concentration guidelines.

Table 46	Commercial Credit Exposure by Industry (1)

	December 31
	Commercial Utilized		Total Commercial Committed
(Dollars in millions)	2015	2014	2015	2014
Diversified financials	$79,496	$63,306	$128,436	$103,528
Real estate (2)	61,759	53,834	87,650	76,153
Retailing	37,675	33,683	63,975	58,043
Capital goods	30,790	29,028	58,583	54,653
Healthcare equipment and services	35,134	32,923	57,901	52,450
Banking	45,952	42,330	53,825	48,353
Government and public education	44,835	42,095	53,133	49,937
Materials	24,012	23,664	46,013	45,821
Energy	21,257	23,830	43,811	47,667
Food, beverage and tobacco	18,316	16,131	43,164	34,465
Consumer services	24,084	21,657	37,058	33,269
Commercial services and supplies	19,552	17,997	32,045	30,451
Utilities	11,396	9,399	27,849	25,235
Transportation	19,369	17,538	27,371	24,541
Technology hardware and equipment	6,337	5,489	24,734	12,350
Media	12,833	11,128	24,194	21,502
Individuals and trusts	17,992	16,749	23,176	21,195
Software and services	6,617	5,927	18,362	14,071
Pharmaceuticals and biotechnology	6,302	5,707	16,472	13,493
Automobiles and components	4,804	4,114	11,329	9,683
Consumer durables and apparel	6,053	6,111	11,165	10,613
Insurance, including monolines	5,095	5,204	10,728	11,252
Telecommunication services	4,717	3,814	10,645	9,295
Food and staples retailing	4,351	3,848	9,439	7,418
Religious and social organizations	4,526	4,881	5,929	6,548
Other	6,309	6,255	15,510	10,415
Total commercial credit exposure by industry	$559,563	$506,642	$942,497	$832,401
Net credit default protection purchased on total commitments (3)			$(6,677)	$(7,302)

(1)	Includes U.S. small business commercial exposure.

(2)
Industries are viewed from a variety of perspectives to best isolate the perceived risks. For purposes of this table, the real estate industry is defined based on the borrowers’ or counterparties’ primary business activity using operating cash flows and primary source of repayment as key factors.

(3)	Represents net notional credit protection purchased. For additional information, see Commercial Portfolio Credit Risk Management – Risk Mitigation on page 63.
Risk Mitigation
We purchase credit protection to cover the funded portion as well as the unfunded portion of certain credit exposures. To lower the cost of obtaining our desired credit protection levels, we may add credit exposure within an industry, borrower or counterparty group by selling protection.
At December 31, 2015 and 2014, net notional credit default protection purchased in our credit derivatives portfolio to hedge our funded and unfunded exposures for which we elected the fair value option, as well as certain other credit exposures, was $6.7 billion and $7.3 billion. We recorded net gains of $150 million in 2015 compared to net losses of $50 million in 2014 on these positions. The gains and losses on these instruments were offset by gains and losses on the related exposures. The Value-at-Risk (VaR) results for these exposures are included in the fair value option portfolio information in Table 56. For additional information, see Trading Risk Management on page 72.

Tables 47 and 48 present the maturity profiles and the credit exposure debt ratings of the net credit default protection portfolio at December 31, 2015 and 2014.

Table 47	Net Credit Default Protection by Maturity

	December 31
	2015	2014
Less than or equal to one year	39%	43%
Greater than one year and less than or equal to five years	59	55
Greater than five years	2	2
Total net credit default protection	100%	100%

Bank of America 2015 63

Table 48	Net Credit Default Protection by Credit Exposure Debt Rating

	December 31
	2015		2014
(Dollars in millions)	Net Notional (1)	Percent of Total	Net Notional (1)	Percent of Total
Ratings (2, 3)
AA	$—	—%	$(30)	0.4%
A	(752)	11.3	(660)	9.0
BBB	(3,030)	45.4	(4,401)	60.3
BB	(2,090)	31.3	(1,527)	20.9
B	(634)	9.5	(610)	8.4
CCC and below	(139)	2.1	(42)	0.6
NR (4)	(32)	0.4	(32)	0.4
Total net credit default protection	$(6,677)	100.0%	$(7,302)	100.0%

(1)	Represents net credit default protection (purchased) sold.

(2)	Ratings are refreshed on a quarterly basis.

(3)	Ratings of BBB- or higher are considered to meet the definition of investment grade.

(4)	NR is comprised of index positions held and any names that have not been rated.
In addition to our net notional credit default protection purchased to cover the funded and unfunded portion of certain credit exposures, credit derivatives are used for market-making activities for clients and establishing positions intended to profit from directional or relative value changes. We execute the majority of our credit derivative trades in the OTC market with large, multinational financial institutions, including broker-dealers and, to a lesser degree, with a variety of other investors. Because these transactions are executed in the OTC market, we are subject to settlement risk. We are also subject to credit risk in the event that these counterparties fail to perform under the terms of these contracts. In most cases, credit derivative transactions are executed on a daily margin basis. Therefore, events such as a credit downgrade, depending on the ultimate rating level, or a breach of credit covenants would typically require an increase in the amount of collateral required by the counterparty, where applicable, and/or allow us to take additional protective measures such as early termination of all trades.
Table 49 presents the total contract/notional amount of credit derivatives outstanding and includes both purchased and written credit derivatives. The credit risk amounts are measured as net asset exposure by counterparty, taking into consideration all contracts with the counterparty. For more information on our written credit derivatives, see Note 2 – Derivatives to the Consolidated Financial Statements.
The credit risk amounts discussed above and presented in Table 49 take into consideration the effects of legally enforceable master netting agreements while amounts disclosed in Note 2 – Derivatives to the Consolidated Financial Statements are shown on a gross basis. Credit risk reflects the potential benefit from offsetting exposure to non-credit derivative products with the same counterparties that may be netted upon the occurrence of certain events, thereby reducing our overall exposure.

Table 49	Credit Derivatives

	December 31
	2015		2014
(Dollars in millions)	Contract/ Notional	Credit Risk	Contract/ Notional	Credit Risk
Purchased credit derivatives:
Credit default swaps	$928,300	$3,677	$1,094,796	$3,833
Total return swaps/other	26,427	1,596	44,333	510
Total purchased credit derivatives	$954,727	$5,273	$1,139,129	$4,343
Written credit derivatives:
Credit default swaps	$924,143	n/a	$1,073,101	n/a
Total return swaps/other	39,658	n/a	61,031	n/a
Total written credit derivatives	$963,801	n/a	$1,134,132	n/a
n/a = not applicable
Counterparty Credit Risk Valuation Adjustments
We record counterparty credit risk valuation adjustments on certain derivative assets, including our credit default protection purchased, in order to properly reflect the credit risk of the counterparty, as presented in Table 50. We calculate CVA based on a modeled expected exposure that incorporates current market risk factors including changes in market spreads and non-credit related market factors that affect the value of a derivative. The exposure also takes into consideration credit mitigants such as legally enforceable master netting agreements and collateral. For additional information, see Note 2 – Derivatives to the Consolidated Financial Statements.
We enter into risk management activities to offset market driven exposures. We often hedge the counterparty spread risk in

CVA with credit default swaps (CDS). We hedge other market risks in CVA primarily with currency and interest rate swaps. In certain instances, the net-of-hedge amounts in the table below move in the same direction as the gross amount or may move in the opposite direction. This is a consequence of the complex interaction of the risks being hedged resulting in limitations in the ability to perfectly hedge all of the market exposures at all times.

Table 50	Credit Valuation Gains and Losses

Gains (Losses)	2015			2014
(Dollars in millions)	Gross	Hedge	Net	Gross	Hedge	Net
Credit valuation	$255	$(28)	$227	$(22)	$213	$191

64 Bank of America 2015

Non-U.S. Portfolio
Our non-U.S. credit and trading portfolios are subject to country risk. We define country risk as the risk of loss from unfavorable economic and political conditions, currency fluctuations, social instability and changes in government policies. A risk management framework is in place to measure, monitor and manage non-U.S. risk and exposures. In addition to the direct risk of doing business in a country, we also are exposed to indirect country risks (e.g., related to the collateral received on secured financing transactions or related to client clearing activities). These indirect exposures are managed in the normal course of business through credit, market and operational risk governance, rather than through country risk governance.
Table 51 presents our total non-U.S. exposure by region at December 31, 2015 and 2014. Non-U.S. exposure is presented on an internal risk management basis and includes sovereign and non-sovereign credit exposure, securities and other investments issued by or domiciled in countries other than the U.S. The risk assignments by country can be adjusted for external guarantees and certain collateral types. Exposures that are subject to external guarantees are reported under the country of the guarantor. Exposures with tangible collateral are reflected in the country where the collateral is held. For securities received, other than cross-border resale agreements, outstandings are assigned to the domicile of the issuer of the securities.

Table 51	Total Non-U.S. Exposure by Region

	December 31
	2015		2014
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total
Europe	$140,836	52%	$129,573	49%
Asia Pacific	75,446	28	78,792	30
Latin America	25,478	9	23,403	9
Middle East and Africa	11,516	4	10,801	4
Other (1)	18,035	7	22,701	8
Total	$271,311	100%	$265,270	100%

(1)	Other includes Canada exposure of $16.6 billion and $20.4 billion at December 31, 2015 and 2014.
Our total non-U.S. exposure was $271.3 billion at December 31, 2015, an increase of $6.0 billion from December 31, 2014. The increase in non-U.S. exposure was driven by growth in Europe, Latin America, and Middle East and Africa exposures, partially offset by a reduction in Asia Pacific and Other. Our non-U.S. exposure remained concentrated in Europe which accounted for $140.8 billion, or 52 percent of total non-U.S.

exposure. The European exposure was mostly in Western Europe and was distributed across a variety of industries.
Table 52 presents our 20 largest non-U.S. country exposures. These exposures accounted for 86 percent and 88 percent of our total non-U.S. exposure at December 31, 2015 and 2014. Net country exposure for these 20 countries increased $6.1 billion in 2015 primarily driven by increases in the United Kingdom, Belgium and Australia, partially offset by reductions in Canada, Japan, China, France and Hong Kong. On a product basis, the increase was driven by higher funded loans and loan equivalents in the United Kingdom, Germany, Australia and India and higher unfunded commitments in Belgium and the United Kingdom. These increases were partially offset by reductions in securities in the United Kingdom, Canada, India and France.
Funded loans and loan equivalents include loans, leases, and other extensions of credit and funds, including letters of credit and due from placements, which have not been reduced by collateral, hedges or credit default protection. Funded loans and loan equivalents are reported net of charge-offs but prior to any allowance for loan and lease losses. Unfunded commitments are the undrawn portion of legally binding commitments related to loans and loan equivalents.
Net counterparty exposure includes the fair value of derivatives, including the counterparty risk associated with CDS, and secured financing transactions. Derivatives exposures are presented net of collateral, which is predominantly cash, pledged under legally enforceable master netting agreements. Secured financing transaction exposures are presented net of eligible cash or securities pledged as collateral.
Securities and other investments are carried at fair value and long securities exposures are netted against short exposures with the same underlying issuer to, but not below, zero (i.e., negative issuer exposures are reported as zero). Other investments include our GPI portfolio and strategic investments.
Net country exposure represents country exposure less hedges and credit default protection purchased, net of credit default protection sold. We hedge certain of our country exposures with credit default protection primarily in the form of single-name, as well as indexed and tranched CDS. The exposures associated with these hedges represent the amount that would be realized upon the isolated default of an individual issuer in the relevant country assuming a zero recovery rate for that individual issuer, and are calculated based on the CDS notional amount adjusted for any fair value receivable or payable. Changes in the assumption of an isolated default can produce different results in a particular tranche.

Bank of America 2015 65

Table 52	Top 20 Non-U.S. Countries Exposure

(Dollars in millions)	Funded Loans and Loan Equivalents	Unfunded Loan Commitments	Net Counterparty Exposure	Securities/ Other Investments	Country Exposure at December 31 2015	Hedges and Credit Default Protection	Net Country Exposure at December 31 2015	Increase (Decrease) from December 31 2014
United Kingdom	$30,268	$15,086	$8,923	$4,194	$58,471	$(5,225)	$53,246	$7,699
Brazil	9,981	401	902	4,593	15,877	(227)	15,650	666
Canada	5,522	6,695	2,279	2,097	16,593	(1,861)	14,732	(3,808)
Japan	13,381	532	1,145	718	15,776	(1,412)	14,364	(2,370)
Germany	7,373	6,389	2,604	1,991	18,357	(4,953)	13,404	845
China	9,207	627	739	748	11,321	(847)	10,474	(1,818)
India	7,045	238	363	2,880	10,526	(172)	10,354	(232)
Australia	5,061	2,390	705	1,737	9,893	(348)	9,545	1,872
France	2,822	4,795	1,392	3,816	12,825	(4,139)	8,686	(1,752)
Netherlands	3,329	3,283	879	1,631	9,122	(1,488)	7,634	(501)
Hong Kong	5,850	273	788	701	7,612	(23)	7,589	(1,019)
South Korea	4,351	749	674	1,751	7,525	(667)	6,858	409
Switzerland	3,337	2,947	707	650	7,641	(1,378)	6,263	(268)
Belgium	648	4,749	149	185	5,731	(263)	5,468	4,260
Italy	2,933	1,062	1,544	1,563	7,102	(1,794)	5,308	(91)
Mexico	2,708	1,327	141	1,209	5,385	(331)	5,054	783
Singapore	2,297	167	481	1,843	4,788	(59)	4,729	725
Turkey	2,996	172	30	49	3,247	(107)	3,140	652
Spain	1,847	677	231	940	3,695	(632)	3,063	(553)
United Arab Emirates	2,008	56	1,027	37	3,128	(102)	3,026	619
Total top 20 non-U.S. countries exposure	$122,964	$52,615	$25,703	$33,333	$234,615	$(26,028)	$208,587	$6,118
Weakening of commodity prices, signs of slowing growth in China and a recession in Brazil are driving risk aversion in emerging markets. Net exposure to China decreased to $10.5 billion at December 31, 2015, concentrated in large state-owned companies, subsidiaries of multinational corporations and commercial banks. Net exposure to Brazil was $15.7 billion, concentrated in sovereign securities, oil and gas companies and commercial banks.
Russian intervention in Ukraine initiated in 2014 significantly increased regional geopolitical tensions. The Russian economy continues to slow due to the negative impacts of weak oil prices, ongoing economic sanctions and high interest rates resulting from Russian central bank actions taken to counter ruble depreciation. Net exposure to Russia was reduced to $2.2 billion at December 31, 2015, concentrated in oil and gas companies and commercial banks. Our exposure to Ukraine at December 31, 2015 was minimal. In response to Russian actions, U.S. and European governments have imposed sanctions on a limited number of Russian individuals and business entities. Geopolitical and economic conditions remain fluid with potential for further escalation of tensions, increased severity of sanctions against Russian interests, sustained low oil prices and rating agency downgrades.
Certain European countries, including Italy, Spain, Ireland and Portugal, have experienced varying degrees of financial stress in recent years. While market conditions have improved in Europe, policymakers continue to address fundamental challenges of competitiveness, growth, deflation and high unemployment. A return of political stress or financial instability in these countries could disrupt financial markets and have a detrimental impact on global economic conditions and sovereign and non-sovereign debt in these countries. Net exposure at December 31, 2015 to Italy and Spain was $5.3 billion and $3.1 billion as presented in Table 52. Net exposure at December 31, 2015 to Ireland and Portugal was $1.0 billion and $54 million. We expect to continue to support client activities in the region and our exposures may vary over time as we monitor the situation and manage our risk profile.
Table 53 presents countries where total cross-border exposure exceeded one percent of our total assets. At December 31, 2015, the United Kingdom and France were the only countries where total cross-border exposure exceeded one percent of our total assets. At December 31, 2015, Canada and Germany had total cross-border exposure of $18.3 billion and $16.5 billion representing 0.85 percent and 0.77 percent of our total assets. No other countries had total cross-border exposure that exceeded 0.75 percent of our total assets at December 31, 2015.
Cross-border exposures in Table 53 are calculated using Federal Financial Institutions Examination Council (FFIEC) guidelines and not our internal risk management view; therefore, exposures are not comparable between Tables 52 and 53. Exposure includes cross-border claims by our non-U.S. offices including loans, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unfunded commitments, letters of credit and financial guarantees, and the notional amount of cash loaned under secured financing transactions. Sector definitions are consistent with FFIEC reporting requirements for preparing the Country Exposure Report.

66 Bank of America 2015

Table 53		Total Cross-border Exposure Exceeding One Percent of Total Assets

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Cross-border Exposure	Exposure as a Percent of Total Assets
United Kingdom	2015	$3,264	$5,104	$38,576	$46,944	2.19%
	2014	11	2,056	34,595	36,662	1.74
France	2015	3,343	1,766	17,099	22,208	1.04
	2014	4,479	2,631	14,368	21,478	1.02
Provision for Credit Losses
The provision for credit losses increased $886 million to $3.2 billion in 2015 compared to 2014. The provision for credit losses was $1.2 billion lower than net charge-offs for 2015, resulting in a reduction in the allowance for credit losses. This compared to a reduction of $2.1 billion in the allowance for credit losses in 2014. As we look at 2016, reserve releases are expected to decrease from 2015 levels. All else equal, this would result in increased provision expense, assuming sustained stability in underlying asset quality.
The provision for credit losses for the consumer portfolio increased $726 million to $2.2 billion in 2015 compared to 2014. The provision for credit losses in 2014 included $400 million of additional costs associated with the consumer relief portion of the DoJ Settlement. Excluding these additional costs, the consumer provision for credit losses increased due to a slower pace of portfolio improvement than in 2014, and also due to a lower level of recoveries on nonperforming loan sales and other recoveries in 2015. Included in the provision is a benefit of $40 million related to the PCI loan portfolio for 2015 compared to a benefit of $31 million in 2014.
The provision for credit losses for the commercial portfolio, including unfunded lending commitments, increased $160 million to $953 million in 2015 compared to 2014 driven by energy sector exposure and higher unfunded balances.
Allowance for Credit Losses
Allowance for Loan and Lease Losses
The allowance for loan and lease losses is comprised of two components. The first component covers nonperforming commercial loans and TDRs. The second component covers loans and leases on which there are incurred losses that are not yet individually identifiable, as well as incurred losses that may not be represented in the loss forecast models. We evaluate the adequacy of the allowance for loan and lease losses based on the total of these two components, each of which is described in more detail below. The allowance for loan and lease losses excludes LHFS and loans accounted for under the fair value option as the fair value reflects a credit risk component.
The first component of the allowance for loan and lease losses covers both nonperforming commercial loans and all TDRs within the consumer and commercial portfolios. These loans are subject to impairment measurement based on the present value of projected future cash flows discounted at the loan’s original effective interest rate, or in certain circumstances, impairment may also be based upon the collateral value or the loan’s observable market price if available. Impairment measurement for the renegotiated consumer credit card, small business credit card and unsecured consumer TDR portfolios is based on the present value of projected cash flows discounted using the average portfolio contractual interest rate, excluding promotionally priced loans, in effect prior to restructuring. For purposes of computing this specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical experience for the respective product types and risk ratings of the loans.
The second component of the allowance for loan and lease losses covers the remaining consumer and commercial loans and leases that have incurred losses that are not yet individually identifiable. The allowance for consumer and certain homogeneous commercial loan and lease products is based on aggregated portfolio evaluations, generally by product type. Loss forecast models are utilized that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores. Our consumer real estate loss forecast model estimates the portion of loans that will default based on individual loan attributes, the most significant of which are refreshed LTV or CLTV, and borrower credit score as well as vintage and geography, all of which are further broken down into current delinquency status. Additionally, we incorporate the delinquency status of underlying first-lien loans on our junior-lien home equity portfolio in our allowance process. Incorporating refreshed LTV and CLTV into our probability of default allows us to factor the impact of changes in home prices into our allowance for loan and lease losses. These loss forecast models are updated on a quarterly basis to incorporate information reflecting the current economic environment. As of December 31, 2015, the loss forecast process resulted in reductions in the allowance for all major consumer portfolios compared to December 31, 2014.
The allowance for commercial loan and lease losses is established by product type after analyzing historical loss experience, internal risk rating, current economic conditions, industry performance trends, geographic and obligor concentrations within each portfolio and any other pertinent information. The statistical models for commercial loans are generally updated annually and utilize our historical database of actual defaults and other data, including external default data. The loan risk ratings and composition of the commercial portfolios used to calculate the allowance are updated quarterly to incorporate the most recent data reflecting the current economic environment. For risk-rated commercial loans, we estimate the probability of default and the LGD based on our historical experience of defaults and credit losses. Factors considered when assessing the internal risk rating include the value of the underlying collateral, if applicable, the industry in which the obligor operates, the obligor’s liquidity and other financial indicators, and other quantitative and qualitative factors relevant to the obligor’s credit risk. As of December 31, 2015, the allowance increased for the

Bank of America 2015 67

U.S. commercial, non-U.S. commercial and commercial lease financing portfolios compared to December 31, 2014.
Also included within the second component of the allowance for loan and lease losses are reserves to cover losses that are incurred but, in our assessment, may not be adequately represented in the historical loss data used in the loss forecast models. For example, factors that we consider include, among others, changes in lending policies and procedures, changes in economic and business conditions, changes in the nature and size of the portfolio, changes in portfolio concentrations, changes in the volume and severity of past due loans and nonaccrual loans, the effect of external factors such as competition, and legal and regulatory requirements. We also consider factors that are applicable to unique portfolio segments. For example, we consider the risk of uncertainty in our loss forecasting models related to junior-lien home equity loans that are current, but have first-lien loans that we do not service that are 30 days or more past due. In addition, we consider the increased risk of default associated with our interest-only loans that have yet to enter the amortization period. Further, we consider the inherent uncertainty in mathematical models that are built upon historical data.
During 2015, the factors that impacted the allowance for loan and lease losses included overall improvements in the credit quality of the portfolios driven by continuing improvements in the U.S. economy and labor markets, continuing proactive credit risk management initiatives and the impact of recent higher credit quality originations. Additionally, the resolution of uncertainties through current recognition of net charge-offs has impacted the amount of reserve needed in certain portfolios. Evidencing the improvements in the U.S. economy and labor markets are modest growth in consumer spending, improvements in unemployment levels, increases in home prices and a decrease in the absolute level and our share of national consumer bankruptcy filings. In addition to these improvements, in the consumer portfolio, returns to performing status, charge-offs, sales, paydowns and transfers to foreclosed properties continued to outpace new nonaccrual loans. Also impacting the allowance for loan and lease losses in the commercial portfolio were growth in loan balances and higher reservable criticized levels, particularly in the energy sector due primarily to lower oil prices.
We monitor differences between estimated and actual incurred loan and lease losses. This monitoring process includes periodic assessments by senior management of loan and lease portfolios and the models used to estimate incurred losses in those portfolios.
Additions to, or reductions of, the allowance for loan and lease losses generally are recorded through charges or credits to the provision for credit losses. Credit exposures deemed to be uncollectible are charged against the allowance for loan and lease losses. Recoveries of previously charged off amounts are credited to the allowance for loan and lease losses.

The allowance for loan and lease losses for the consumer portfolio, as presented in Table 55, was $7.4 billion at December 31, 2015, a decrease of $2.6 billion from December 31, 2014. The decrease was primarily in the residential mortgage, home equity and credit card portfolios. Reductions in the residential mortgage and home equity portfolios were due to improved home prices and lower delinquencies, a decrease in consumer loan balances, as well as the utilization of reserves recorded as a part of the DoJ Settlement. Further, the residential mortgage and home equity allowance declined due to write-offs in our PCI loan portfolio.
The decrease in the allowance related to the U.S. credit card and unsecured consumer lending portfolios in Consumer Banking was primarily due to improvement in delinquencies and more generally in unemployment levels. For example, in the U.S. credit card portfolio, accruing loans 30 days or more past due decreased to $1.6 billion at December 31, 2015 from $1.7 billion (to 1.76 percent from 1.85 percent of outstanding U.S. credit card loans) at December 31, 2014, and accruing loans 90 days or more past due decreased to $789 million at December 31, 2015 from $866 million (to 0.88 percent from 0.94 percent of outstanding U.S. credit card loans) at December 31, 2014. See Tables 23, 24, 31 and 33 for additional details on key credit statistics for the credit card and other unsecured consumer lending portfolios.
The allowance for loan and lease losses for the commercial portfolio, as presented in Table 55, was $4.8 billion at December 31, 2015, an increase of $412 million from December 31, 2014 with the increase attributable to loan growth and higher reservable criticized levels. Commercial utilized reservable criticized exposure increased to $15.9 billion at December 31, 2015 from $11.2 billion (to 3.38 percent from 2.70 percent of total commercial utilized reservable exposure) at December 31, 2014, largely due to downgrades in the energy portfolio. Nonperforming commercial loans increased $99 million from December 31, 2014 to $1.2 billion (to 0.28 percent from 0.29 percent of outstanding commercial loans) at December 31, 2015 largely in the energy sector. Commercial loans and leases outstanding increased to $440.8 billion at December 31, 2015 from $387.5 billion at December 31, 2014. See Tables 37, 38 and 40 for additional details on key commercial credit statistics.
The allowance for loan and lease losses as a percentage of total loans and leases outstanding was 1.37 percent at December 31, 2015 compared to 1.66 percent at December 31, 2014. The decrease in the ratio was primarily due to improved credit quality driven by improved economic conditions, write-offs in the PCI loan portfolio and utilization of reserves related to the DoJ Settlement. The December 31, 2015 and 2014 ratios above include the PCI loan portfolio. Excluding the PCI loan portfolio, the allowance for loan and lease losses as a percentage of total loans and leases outstanding was 1.31 percent and 1.51 percent at December 31, 2015 and 2014.

68 Bank of America 2015

Table 54 presents a rollforward of the allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, for 2015 and 2014.

Table 54	Allowance for Credit Losses

(Dollars in millions)		2015	2014
Allowance for loan and lease losses, January 1		$14,419	$17,428
Loans and leases charged off
Residential mortgage		(866)	(855)
Home equity		(975)	(1,364)
U.S. credit card		(2,738)	(3,068)
Non-U.S. credit card		(275)	(357)
Direct/Indirect consumer		(383)	(456)
Other consumer		(224)	(268)
Total consumer charge-offs		(5,461)	(6,368)
U.S. commercial (1)		(536)	(584)
Commercial real estate		(30)	(29)
Commercial lease financing		(19)	(10)
Non-U.S. commercial		(59)	(35)
Total commercial charge-offs		(644)	(658)
Total loans and leases charged off		(6,105)	(7,026)
Recoveries of loans and leases previously charged off
Residential mortgage		393	969
Home equity		339	457
U.S. credit card		424	430
Non-U.S. credit card		87	115
Direct/Indirect consumer		271	287
Other consumer		31	39
Total consumer recoveries		1,545	2,297
U.S. commercial (2)		172	214
Commercial real estate		35	112
Commercial lease financing		10	19
Non-U.S. commercial		5	1
Total commercial recoveries		222	346
Total recoveries of loans and leases previously charged off		1,767	2,643
Net charge-offs		(4,338)	(4,383)
Write-offs of PCI loans		(808)	(810)
Provision for loan and lease losses		3,043	2,231
Other (3)		(82)	(47)
Allowance for loan and lease losses, December 31		12,234	14,419
Reserve for unfunded lending commitments, January 1		528	484
Provision for unfunded lending commitments		118	44
Reserve for unfunded lending commitments, December 31		646	528
Allowance for credit losses, December 31		$12,880	$14,947

(1)	Includes U.S. small business commercial charge-offs of $282 million and $345 million in 2015 and 2014.

(2)	Includes U.S. small business commercial recoveries of $57 million and $63 million in 2015 and 2014.

(3)	Primarily represents the net impact of portfolio sales, consolidations and deconsolidations, and foreign currency translation adjustments.

Bank of America 2015 69

Table 54	Allowance for Credit Losses (continued)

(Dollars in millions)		2015	2014
Loan and allowance ratios:
Loans and leases outstanding at December 31 (4)		$890,045	$867,422
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (4)		1.37%	1.66%
Consumer allowance for loan and lease losses as a percentage of total consumer loans and leases outstanding at December 31 (5)		1.63	2.05
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (6)		1.11	1.16
Average loans and leases outstanding (4)		$869,904	$888,804
Net charge-offs as a percentage of average loans and leases outstanding (4, 7)		0.50%	0.49%
Net charge-offs and PCI write-offs as a percentage of average loans and leases outstanding (4)		0.59	0.58
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (4, 8)		130	121
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs (7)		2.82	3.29
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs and PCI write-offs		2.38	2.78
Amounts included in allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases at December 31 (9)		$4,518	$5,944
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases, excluding the allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases at December 31 (4, 9)		82%	71%
Loan and allowance ratios excluding PCI loans and the related valuation allowance: (10)
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (4)		1.31%	1.51%
Consumer allowance for loan and lease losses as a percentage of total consumer loans and leases outstanding at December 31 (5)		1.50	1.79
Net charge-offs as a percentage of average loans and leases outstanding (4)		0.51	0.50
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (4, 8)		122	107
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs		2.64	2.91

(4)
Outstanding loan and lease balances and ratios do not include loans accounted for under the fair value option of $6.9 billion and $8.7 billion at December 31, 2015 and 2014. Average loans accounted for under the fair value option were $7.7 billion and $9.9 billion in 2015 and 2014.

(5)	Excludes consumer loans accounted for under the fair value option of $1.9 billion and $2.1 billion at December 31, 2015 and 2014.

(6)	Excludes commercial loans accounted for under the fair value option of $5.1 billion and $6.6 billion at December 31, 2015 and 2014.

(7)
Net charge-offs exclude $808 million and $810 million of write-offs in the PCI loan portfolio in 2015 and 2014. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

(8)	For more information on our definition of nonperforming loans, see pages 54 and 61.

(9)	Primarily includes amounts allocated to U.S. credit card and unsecured consumer lending portfolios in Consumer Banking, PCI loans and the non-U.S. credit card portfolio in All Other.

(10)
For more information on the PCI loan portfolio and the valuation allowance for PCI loans, see Note 4 – Outstanding Loans and Leases and Note 5 – Allowance for Credit Losses to the Consolidated Financial Statements.

For reporting purposes, we allocate the allowance for credit losses across products. However, the allowance is generally available to absorb any credit losses without restriction. Table 55 presents our allocation by product type.

Table 55	Allocation of the Allowance for Credit Losses by Product Type

	December 31, 2015			December 31, 2014
(Dollars in millions)	Amount	Percent of Total	Percent of Loans and Leases Outstanding (1)	Amount	Percent of Total	Percent of Loans and Leases Outstanding (1)
Allowance for loan and lease losses
Residential mortgage	$1,500	12.26%	0.80%	$2,900	20.11%	1.34%
Home equity	2,414	19.73	3.18	3,035	21.05	3.54
U.S. credit card	2,927	23.93	3.27	3,320	23.03	3.61
Non-U.S. credit card	274	2.24	2.75	369	2.56	3.53
Direct/Indirect consumer	223	1.82	0.25	299	2.07	0.37
Other consumer	47	0.38	2.27	59	0.41	3.15
Total consumer	7,385	60.36	1.63	9,982	69.23	2.05
U.S. commercial (2)	2,964	24.23	1.12	2,619	18.16	1.12
Commercial real estate	967	7.90	1.69	1,016	7.05	2.13
Commercial lease financing	164	1.34	0.77	153	1.06	0.78
Non-U.S. commercial	754	6.17	0.82	649	4.50	0.81
Total commercial (3)	4,849	39.64	1.11	4,437	30.77	1.16
Allowance for loan and lease losses (4)	12,234	100.00%	1.37	14,419	100.00%	1.66
Reserve for unfunded lending commitments	646			528
Allowance for credit losses	$12,880			$14,947

(1)
Ratios are calculated as allowance for loan and lease losses as a percentage of loans and leases outstanding excluding loans accounted for under the fair value option. Consumer loans accounted for under the fair value option included residential mortgage loans of $1.6 billion and $1.9 billion and home equity loans of $250 million and $196 million at December 31, 2015 and 2014. Commercial loans accounted for under the fair value option included U.S. commercial loans of $2.3 billion and $1.9 billion and non-U.S. commercial loans of $2.8 billion and $4.7 billion at December 31, 2015 and 2014.

(2)	Includes allowance for loan and lease losses for U.S. small business commercial loans of $507 million and $536 million at December 31, 2015 and 2014.

(3)	Includes allowance for loan and lease losses for impaired commercial loans of $217 million and $159 million at December 31, 2015 and 2014.

(4)	Includes $804 million and $1.7 billion of valuation allowance presented with the allowance for loan and lease losses related to PCI loans at December 31, 2015 and 2014.

70 Bank of America 2015

Reserve for Unfunded Lending Commitments
In addition to the allowance for loan and lease losses, we also estimate probable losses related to unfunded lending commitments such as letters of credit, financial guarantees, unfunded bankers’ acceptances and binding loan commitments, excluding commitments accounted for under the fair value option. Unfunded lending commitments are subject to the same assessment as funded loans, including estimates of probability of default and LGD. Due to the nature of unfunded commitments, the estimate of probable losses must also consider utilization. To estimate the portion of these undrawn commitments that is likely to be drawn by a borrower at the time of estimated default, analyses of the Corporation’s historical experience are applied to the unfunded commitments to estimate the funded EAD. The expected loss for unfunded lending commitments is the product of the probability of default, the LGD and the EAD, adjusted for any qualitative factors including economic uncertainty and inherent imprecision in models.
The reserve for unfunded lending commitments was $646 million at December 31, 2015, an increase of $118 million from December 31, 2014 with the increase attributable primarily to higher unfunded commitments.
Market Risk Management
Market risk is the risk that changes in market conditions may adversely impact the value of assets or liabilities, or otherwise negatively impact earnings. This risk is inherent in the financial instruments associated with our operations, primarily within our Global Markets segment. We are also exposed to these risks in other areas of the Corporation (e.g., our ALM activities). In the event of market stress, these risks could have a material impact on the results of the Corporation. For additional information, see Interest Rate Risk Management for Non-trading Activities on page 76.
Our traditional banking loan and deposit products are non-trading positions and are generally reported at amortized cost for assets or the amount owed for liabilities (historical cost). However, these positions are still subject to changes in economic value based on varying market conditions, with one of the primary risks being changes in the levels of interest rates. The risk of adverse changes in the economic value of our non-trading positions arising from changes in interest rates is managed through our ALM activities. We have elected to account for certain assets and liabilities under the fair value option.
Our trading positions are reported at fair value with changes reflected in income. Trading positions are subject to various changes in market-based risk factors. The majority of this risk is generated by our activities in the interest rate, foreign exchange, credit, equity and commodities markets. In addition, the values of assets and liabilities could change due to market liquidity, correlations across markets and expectations of market volatility. We seek to manage these risk exposures by using a variety of techniques that encompass a broad range of financial instruments. The key risk management techniques are discussed in more detail in the Trading Risk Management section.
Global Risk Management is responsible for providing senior management with a clear and comprehensive understanding of the trading risks to which the Corporation is exposed. These responsibilities include ownership of market risk policy, developing and maintaining quantitative risk models, calculating aggregated risk measures, establishing and monitoring position limits consistent with risk appetite, conducting daily reviews and analysis of trading inventory, approving material risk exposures and fulfilling regulatory requirements. Market risks that impact businesses outside of Global Markets are monitored and governed by their respective governance functions.
Quantitative risk models, such as VaR, are an essential component in evaluating the market risks within a portfolio. A subcommittee of the Management Risk Committee (MRC) is responsible for providing management oversight and approval of model risk management and governance (Risk Management, or RM subcommittee). The RM subcommittee defines model risk standards, consistent with the Corporation’s risk framework and risk appetite, prevailing regulatory guidance and industry best practice. Models must meet certain validation criteria, including effective challenge of the model development process and a sufficient demonstration of developmental evidence incorporating a comparison of alternative theories and approaches. The RM subcommittee ensures model standards are consistent with model risk requirements and monitors the effective challenge in the model validation process across the Corporation. In addition, the relevant stakeholders must agree on any required actions or restrictions to the models and maintain a stringent monitoring process to ensure continued compliance.
For more information on the fair value of certain financial assets and liabilities, see Note 20 – Fair Value Measurements to the Consolidated Financial Statements.
Interest Rate Risk
Interest rate risk represents exposures to instruments whose values vary with the level or volatility of interest rates. These instruments include, but are not limited to, loans, debt securities, certain trading-related assets and liabilities, deposits, borrowings and derivatives. Hedging instruments used to mitigate these risks include derivatives such as options, futures, forwards and swaps.
Foreign Exchange Risk
Foreign exchange risk represents exposures to changes in the values of current holdings and future cash flows denominated in currencies other than the U.S. Dollar. The types of instruments exposed to this risk include investments in non-U.S. subsidiaries, foreign currency-denominated loans and securities, future cash flows in foreign currencies arising from foreign exchange transactions, foreign currency-denominated debt and various foreign exchange derivatives whose values fluctuate with changes in the level or volatility of currency exchange rates or non-U.S. interest rates. Hedging instruments used to mitigate this risk include foreign exchange options, currency swaps, futures, forwards, and foreign currency-denominated debt and deposits.
Mortgage Risk
Mortgage risk represents exposures to changes in the values of mortgage-related instruments. The values of these instruments are sensitive to prepayment rates, mortgage rates, agency debt ratings, default, market liquidity, government participation and interest rate volatility. Our exposure to these instruments takes several forms. First, we trade and engage in market-making activities in a variety of mortgage securities including whole loans, pass-through certificates, commercial mortgages and collateralized mortgage obligations including collateralized debt obligations (CDO) using mortgages as underlying collateral. Second, we originate a variety of MBS which involves the

Bank of America 2015 71

accumulation of mortgage-related loans in anticipation of eventual securitization. Third, we may hold positions in mortgage securities and residential mortgage loans as part of the ALM portfolio. Fourth, we create MSRs as part of our mortgage origination activities. For more information on MSRs, see Note 1 – Summary of Significant Accounting Principles and Note 23 – Mortgage Servicing Rights to the Consolidated Financial Statements. Hedging instruments used to mitigate this risk include derivatives such as options, swaps, futures and forwards as well as securities including MBS and U.S. Treasury securities. For additional information, see Mortgage Banking Risk Management on page 78.
Equity Market Risk
Equity market risk represents exposures to securities that represent an ownership interest in a corporation in the form of domestic and foreign common stock or other equity-linked instruments. Instruments that would lead to this exposure include, but are not limited to, the following: common stock, exchange-traded funds, American Depositary Receipts, convertible bonds, listed equity options (puts and calls), OTC equity options, equity total return swaps, equity index futures and other equity derivative products. Hedging instruments used to mitigate this risk include options, futures, swaps, convertible bonds and cash positions.
Commodity Risk
Commodity risk represents exposures to instruments traded in the petroleum, natural gas, power and metals markets. These instruments consist primarily of futures, forwards, swaps and options. Hedging instruments used to mitigate this risk include options, futures and swaps in the same or similar commodity product, as well as cash positions.
Issuer Credit Risk
Issuer credit risk represents exposures to changes in the creditworthiness of individual issuers or groups of issuers. Our portfolio is exposed to issuer credit risk where the value of an asset may be adversely impacted by changes in the levels of credit spreads, by credit migration or by defaults. Hedging instruments used to mitigate this risk include bonds, CDS and other credit fixed-income instruments.
Market Liquidity Risk
Market liquidity risk represents the risk that the level of expected market activity changes dramatically and, in certain cases, may even cease. This exposes us to the risk that we will not be able to transact business and execute trades in an orderly manner which may impact our results. This impact could be further exacerbated if expected hedging or pricing correlations are compromised by disproportionate demand or lack of demand for certain instruments. We utilize various risk mitigating techniques as discussed in more detail in Trading Risk Management.
Trading Risk Management
To evaluate risk in our trading activities, we focus on the actual and potential volatility of revenues generated by individual positions as well as portfolios of positions. Various techniques and procedures are utilized to enable the most complete understanding of these risks. Quantitative measures of market risk are evaluated on a daily basis from a single position to the portfolio of the Corporation. These measures include sensitivities of positions to various market risk factors, such as the potential impact on revenue from a one basis point change in interest rates, and statistical measures utilizing both actual and hypothetical market moves, such as VaR and stress testing. Periods of extreme market stress influence the reliability of these techniques to varying degrees. Qualitative evaluations of market risk utilize the suite of quantitative risk measures while understanding each of their respective limitations. Additionally, risk managers independently evaluate the risk of the portfolios under the current market environment and potential future environments.
VaR is a common statistic used to measure market risk as it allows the aggregation of market risk factors, including the effects of portfolio diversification. A VaR model simulates the value of a portfolio under a range of scenarios in order to generate a distribution of potential gains and losses. VaR represents the loss a portfolio is not expected to exceed more than a certain number of times per period, based on a specified holding period, confidence level and window of historical data. We use one VaR model consistently across the trading portfolios and it uses a historical simulation approach based on a three-year window of historical data. Our primary VaR statistic is equivalent to a 99 percent confidence level. This means that for a VaR with a one-day holding period, there should not be losses in excess of VaR, on average, 99 out of 100 trading days.
Within any VaR model, there are significant and numerous assumptions that will differ from company to company. The accuracy of a VaR model depends on the availability and quality of historical data for each of the risk factors in the portfolio. A VaR model may require additional modeling assumptions for new products that do not have the necessary historical market data or for less liquid positions for which accurate daily prices are not consistently available. For positions with insufficient historical data for the VaR calculation, the process for establishing an appropriate proxy is based on fundamental and statistical analysis of the new product or less liquid position. This analysis identifies reasonable alternatives that replicate both the expected volatility and correlation to other market risk factors that the missing data would be expected to experience.
VaR may not be indicative of realized revenue volatility as changes in market conditions or in the composition of the portfolio can have a material impact on the results. In particular, the historical data used for the VaR calculation might indicate higher or lower levels of portfolio diversification than will be experienced. In order for the VaR model to reflect current market conditions, we update the historical data underlying our VaR model on a weekly basis, or more frequently during periods of market stress, and regularly review the assumptions underlying the model. A relatively minor portion of risks related to our trading positions is not included in VaR. These risks are reviewed as part of our ICAAP.
Global Risk Management continually reviews, evaluates and enhances our VaR model so that it reflects the material risks in our trading portfolio. Changes to the VaR model are reviewed and approved prior to implementation and any material changes are reported to management through the appropriate management committees.
Trading limits on quantitative risk measures, including VaR, are independently set by Global Markets Risk Management and reviewed on a regular basis to ensure they remain relevant and within our overall risk appetite for market risks. Trading limits are reviewed in the context of market liquidity, volatility and strategic business priorities. Trading limits are set at both a granular level to ensure extensive coverage of risks as well as at aggregated

72 Bank of America 2015

portfolios to account for correlations among risk factors. All trading limits are approved at least annually. Approved trading limits are stored and tracked in a centralized limits management system. Trading limit excesses are communicated to management for review. Certain quantitative market risk measures and corresponding limits have been identified as critical in the Corporation’s Risk Appetite Statement. These risk appetite limits are reported on a daily basis and are approved at least annually by the ERC and the Board.
In periods of market stress, Global Markets senior leadership communicates daily to discuss losses, key risk positions and any limit excesses. As a result of this process, the businesses may selectively reduce risk.
Table 56 presents the total market-based trading portfolio VaR which is the combination of the covered positions trading portfolio and the impact from less liquid trading exposures. Covered positions are defined by regulatory standards as trading assets and liabilities, both on- and off-balance sheet, that meet a defined set of specifications. These specifications identify the most liquid trading positions which are intended to be held for a short-term horizon and where the Corporation is able to hedge the material risk elements in a two-way market. Positions in less liquid markets, or where there are restrictions on the ability to trade the positions, typically do not qualify as covered positions. Foreign exchange and commodity positions are always considered covered positions, except for structural foreign currency positions that we choose to exclude with prior regulatory approval. In addition, Table 56 presents our fair value option portfolio, which includes the funded and unfunded exposures for which we elect the fair value option, and their corresponding hedges. The fair value option portfolio combined with the total market-based trading portfolio VaR represents the Corporation’s total market-based portfolio VaR. Additionally, market risk VaR for trading activities as presented in Table 56 differs from VaR used for regulatory capital calculations due to the holding period being used. The holding period for VaR used for regulatory capital calculations is 10 days, while for the market risk VaR presented below it is one day. Both measures utilize the same process and methodology.
The total market-based portfolio VaR results in Table 56 include market risk from all business segments to which the Corporation is exposed, excluding CVA and DVA. The majority of this portfolio is within the Global Markets segment.
Table 56 presents year-end, average, high and low daily trading VaR for 2015 and 2014 using a 99 percent confidence level.

Table 56	Market Risk VaR for Trading Activities

	2015				2014
(Dollars in millions)	Year End	Average	High (1)	Low (1)	Year End	Average	High (1)	Low (1)
Foreign exchange	$10	$10	$42	$5	$13	$16	$24	$8
Interest rate	17	25	42	14	24	34	60	19
Credit	32	35	46	27	43	52	82	32
Equity	18	16	33	9	16	17	32	11
Commodity	4	5	8	3	8	8	10	6
Portfolio diversification	(36)	(46)	—	—	(56)	(78)	—	—
Total covered positions trading portfolio	45	45	66	26	48	49	86	33
Impact from less liquid exposures	3	8	—	—	7	7	—	—
Total market-based trading portfolio	48	53	74	31	55	56	101	38
Fair value option loans	35	26	36	17	35	31	40	21
Fair value option hedges	17	14	22	8	21	14	23	8
Fair value option portfolio diversification	(35)	(26)	—	—	(37)	(24)	—	—
Total fair value option portfolio	17	14	19	10	19	21	28	15
Portfolio diversification	(4)	(6)	—	—	(7)	(12)	—	—
Total market-based portfolio	$61	$61	$85	$41	$67	$65	$120	$44

(1)
The high and low for each portfolio may have occurred on different trading days than the high and low for the components. Therefore the impact from less liquid exposures and the amount of portfolio diversification, which is the difference between the total portfolio and the sum of the individual components, are not relevant.

The average total market-based trading portfolio VaR decreased during 2015 primarily due to reduced exposure to the credit and interest rate markets, partially offset by a reduction in portfolio diversification.

Bank of America 2015 73

The graph below presents the daily total market-based trading portfolio VaR for 2015, corresponding to the data in Table 56.
Additional VaR statistics produced within the Corporation’s single VaR model are provided in Table 57 at the same level of detail as in Table 56. Evaluating VaR with additional statistics allows for an increased understanding of the risks in the portfolio as the historical market data used in the VaR calculation does not necessarily follow a predefined statistical distribution. Table 57 presents average trading VaR statistics for 99 percent and 95 percent confidence levels for 2015 and 2014.

Table 57	Average Market Risk VaR for Trading Activities – 99 percent and 95 percent VaR Statistics

	2015		2014
(Dollars in millions)	99 percent	95 percent	99 percent	95 percent
Foreign exchange	$10	$6	$16	$9
Interest rate	25	15	34	21
Credit	35	20	52	26
Equity	16	9	17	9
Commodity	5	3	8	4
Portfolio diversification	(46)	(31)	(78)	(43)
Total covered positions trading portfolio	45	22	49	26
Impact from less liquid exposures	8	3	7	3
Total market-based trading portfolio	53	25	56	29
Fair value option loans	26	15	31	15
Fair value option hedges	14	9	14	9
Fair value option portfolio diversification	(26)	(16)	(24)	(14)
Total fair value option portfolio	14	8	21	10
Portfolio diversification	(6)	(5)	(12)	(8)
Total market-based portfolio	$61	$28	$65	$31
Backtesting
The accuracy of the VaR methodology is evaluated by backtesting, which compares the daily VaR results, utilizing a one-day holding period, against a comparable subset of trading revenue. A backtesting excess occurs when a trading loss exceeds the VaR for the corresponding day. These excesses are evaluated to understand the positions and market moves that produced the trading loss and to ensure that the VaR methodology accurately represents those losses. As our primary VaR statistic used for backtesting is based on a 99 percent confidence level and a one-day holding period, we expect one trading loss in excess of VaR every 100 days, or between two to three trading losses in excess of VaR over the course of a year. The number of backtesting excesses observed can differ from the statistically expected number of excesses if the current level of market volatility is materially different than the level of market volatility that existed during the three years of historical data used in the VaR calculation.

We conduct daily backtesting on our portfolios, ranging from the total market-based portfolio to individual trading areas. Additionally, we conduct daily backtesting on the VaR results used for regulatory capital calculations as well as the VaR results for key legal entities, regions and risk factors. These results are reported to senior market risk management. Senior management regularly reviews and evaluates the results of these tests.
The trading revenue used for backtesting is defined by regulatory agencies in order to most closely align with the VaR component of the regulatory capital calculation. This revenue differs from total trading-related revenue in that it excludes revenue from trading activities that either do not generate market risk or the market risk cannot be included in VaR. Some examples of the types of revenue excluded for backtesting are fees, commissions, reserves, net interest income and intraday trading revenues.

74 Bank of America 2015

During 2015, there were no days in which there was a backtesting excess for our total market-based portfolio VaR, utilizing a one-day holding period.
Total Trading-related Revenue
Total trading-related revenue, excluding brokerage fees, and CVA and DVA related revenue, represents the total amount earned from trading positions, including market-based net interest income, which are taken in a diverse range of financial instruments and markets. Trading account assets and liabilities are reported at fair value. For more information on fair value, see Note 20 – Fair Value Measurements to the Consolidated Financial Statements. Trading-related revenues can be volatile and are largely driven by general market conditions and customer demand. Also, trading-related revenues are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment. Significant daily revenues by business are monitored and the primary drivers of these are reviewed.
The histogram below is a graphic depiction of trading volatility and illustrates the daily level of trading-related revenue for 2015 and 2014. During 2015, positive trading-related revenue was recorded for 98 percent of the trading days, of which 77 percent were daily trading gains of over $25 million and the largest loss was $22 million. This compares to 2014 where positive trading-related revenue was recorded for 95 percent of the trading days, of which 72 percent were daily trading gains of over $25 million and the largest loss was $17 million.

Histogram of Daily Trading-related Revenue
140
120
100
80
60
40
20
0
Number of Days
greater than -100
-100 to -75
-75 to -50
-50 to -25
-25 to 0
0 to 25
25 to 50
50 to 75
75 to 100
greater than 100
Revenue (dollars in millions)
Year Ended December 31, 2014
Year Ended December 31, 2015

Trading Portfolio Stress Testing
Because the very nature of a VaR model suggests results can exceed our estimates and it is dependent on a limited historical window, we also stress test our portfolio using scenario analysis. This analysis estimates the change in the value of our trading portfolio that may result from abnormal market movements.
A set of scenarios, categorized as either historical or hypothetical, are computed daily for the overall trading portfolio and individual businesses. These scenarios include shocks to underlying market risk factors that may be well beyond the shocks found in the historical data used to calculate VaR. Historical scenarios simulate the impact of the market moves that occurred during a period of extended historical market stress. Generally, a multi-week period representing the most severe point during a crisis is selected for each historical scenario. Hypothetical scenarios provide simulations of the estimated portfolio impact from potential future market stress events. Scenarios are reviewed and updated in response to changing positions and new economic or political information. In addition, new or ad hoc scenarios are developed to address specific potential market events or particular vulnerabilities in the portfolio. The stress tests are reviewed on a regular basis and the results are presented to senior management.
Stress testing for the trading portfolio is integrated with enterprise-wide stress testing and incorporated into the limits framework. The macroeconomic scenarios used for enterprise-wide stress testing purposes differ from the typical trading portfolio scenarios in that they have a longer time horizon and the results are forecasted over multiple periods for use in consolidated capital and liquidity planning. For additional information, see Managing Risk – Corporation-wide Stress Testing on page 31.

Bank of America 2015 75

Interest Rate Risk Management for Non-trading Activities
The following discussion presents net interest income excluding the impact of trading-related activities.
Interest rate risk represents the most significant market risk exposure to our non-trading balance sheet. Interest rate risk is measured as the potential change in net interest income caused by movements in market interest rates. Client-facing activities, primarily lending and deposit-taking, create interest rate sensitive positions on our balance sheet.
We prepare forward-looking forecasts of net interest income. The baseline forecast takes into consideration expected future business growth, ALM positioning and the direction of interest rate movements as implied by the market-based forward curve. We then measure and evaluate the impact that alternative interest rate scenarios have on the baseline forecast in order to assess interest rate sensitivity under varied conditions. The net interest income forecast is frequently updated for changing assumptions and differing outlooks based on economic trends, market conditions and business strategies. Thus, we continually monitor our balance sheet position in order to maintain an acceptable level of exposure to interest rate changes.
The interest rate scenarios that we analyze incorporate balance sheet assumptions such as loan and deposit growth and pricing, changes in funding mix, product repricing and maturity characteristics. Our overall goal is to manage interest rate risk so that movements in interest rates do not significantly adversely affect earnings and capital.
Table 58 presents the spot and 12-month forward rates used in our baseline forecasts at December 31, 2015 and 2014.

Table 58	Forward Rates

		December 31, 2015
		Federal Funds	Three-month LIBOR	10-Year Swap
Spot rates		0.50%	0.61%	2.19%
12-month forward rates		1.00	1.22	2.39

		December 31, 2014
Spot rates		0.25%	0.26%	2.28%
12-month forward rates		0.75	0.91	2.55
Table 59 shows the pretax dollar impact to forecasted net interest income over the next 12 months from December 31, 2015 and 2014, resulting from instantaneous parallel and non-parallel shocks to the market-based forward curve. Periodically we evaluate the scenarios presented to ensure that they are meaningful in the context of the current rate environment. For more information on net interest income excluding the impact of trading-related activities, see page 12.
During 2015, the asset sensitivity of our balance sheet increased due to higher deposit balances and lower long-end interest rates. We continue to be asset sensitive to a parallel move in interest rates with the majority of that benefit coming from the short end of the yield curve. Additionally, higher interest rates impact the fair value of debt securities and, accordingly, for debt securities classified as AFS, may adversely affect accumulated OCI and thus capital levels under the Basel 3 capital rules. Under instantaneous upward parallel shifts, the near-term adverse impact to Basel 3 capital is reduced over time by offsetting positive impacts to net interest income. For more information on the transition provisions of Basel 3, see Capital Management – Regulatory Capital on page 33.

Table 59			Estimated Net Interest Income Excluding Trading-related Net Interest Income (1)

(Dollars in millions)	Short Rate (bps)	Long Rate (bps)	December 31
Curve Change			2015	2014
Parallel Shifts
+100 bps instantaneous shift	+100	+100	$3,606	$3,358
-50 bps instantaneous shift	-50	-50	(3,458)	(2,722)
Flatteners
Short-end instantaneous change	+100	—	2,418	1,951
Long-end instantaneous change	—	-50	(1,767)	(1,460)
Steepeners
Short-end instantaneous change	-50	—	(1,672)	(1,251)
Long-end instantaneous change	—	+100	1,217	1,465

(1)
Effective July 1, 2016, we changed our accounting method for the amortization of premiums and accretion of discounts related to certain debt securities. December 31, 2015 and 2014 amounts have been updated to reflect this change. For additional information, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

The sensitivity analysis in Table 59 assumes that we take no action in response to these rate shocks and does not assume any change in other macroeconomic variables normally correlated with changes in interest rates. As part of our ALM activities, we use securities, certain residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity.
The behavior of our deposit portfolio in the baseline forecast and in alternate interest rate scenarios is a key assumption in our projected estimates of net interest income. The sensitivity analysis in Table 59 assumes no change in deposit portfolio size or mix from the baseline forecast in alternate rate environments. In higher rate scenarios, any customer activity resulting in the replacement of low-cost or noninterest-bearing deposits with higher-yielding deposits or market-based funding would reduce the Corporation’s benefit in those scenarios.
Interest Rate and Foreign Exchange Derivative Contracts
Interest rate and foreign exchange derivative contracts are utilized in our ALM activities and serve as an efficient tool to manage our interest rate and foreign exchange risk. We use derivatives to hedge the variability in cash flows or changes in fair value on our balance sheet due to interest rate and foreign exchange components. For more information on our hedging activities, see Note 2 – Derivatives to the Consolidated Financial Statements.
Our interest rate contracts are generally non-leveraged generic interest rate and foreign exchange basis swaps, options, futures and forwards. In addition, we use foreign exchange contracts, including cross-currency interest rate swaps, foreign currency futures contracts, foreign currency forward contracts and options to mitigate the foreign exchange risk associated with foreign currency-denominated assets and liabilities.
Changes to the composition of our derivatives portfolio during 2015 reflect actions taken for interest rate and foreign exchange rate risk management. The decisions to reposition our derivatives

76 Bank of America 2015

portfolio are based on the current assessment of economic and financial conditions including the interest rate and foreign currency environments, balance sheet composition and trends, and the relative mix of our cash and derivative positions.
Table 60 presents derivatives utilized in our ALM activities including those designated as accounting and economic hedging instruments and shows the notional amount, fair value, weighted-average receive-fixed and pay-fixed rates, expected maturity and average estimated durations of our open ALM derivatives at December 31, 2015 and 2014. These amounts do not include derivative hedges on our MSRs.

Table 60	Asset and Liability Management Interest Rate and Foreign Exchange Contracts

		December 31, 2015
		Expected Maturity
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2016	2017	2018	2019	2020	Thereafter	Average Estimated Duration
Receive-fixed interest rate swaps (1)	$6,291								4.98
Notional amount		$114,354	$15,339	$21,453	$21,850	$9,783	$7,015	$38,914
Weighted-average fixed-rate		3.12%	3.12%	3.64%	3.20%	2.37%	2.13%	3.16%
Pay-fixed interest rate swaps (1)	(81)								3.98
Notional amount		$12,131	$1,025	$1,527	$5,668	$600	$51	$3,260
Weighted-average fixed-rate		1.70%	1.65%	1.84%	1.41%	1.59%	3.64%	2.15%
Same-currency basis swaps (2)	(70)
Notional amount		$75,224	$15,692	$20,833	$11,026	$6,786	$1,180	$19,707
Foreign exchange basis swaps (1, 3, 4)	(3,968)
Notional amount		144,446	25,762	27,441	19,319	12,226	10,572	49,126
Option products (5)	57
Notional amount (6)		752	737	—	—	—	—	15
Foreign exchange contracts (1, 4, 7)	2,345
Notional amount (6)		(25,405)	(36,504)	5,380	(2,228)	2,123	52	5,772
Futures and forward rate contracts	(5)
Notional amount (6)		200	200	—	—	—	—	—
Net ALM contracts	$4,569

		December 31, 2014
		Expected Maturity
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2015	2016	2017	2018	2019	Thereafter	Average Estimated Duration
Receive-fixed interest rate swaps (1)	$7,626								4.34
Notional amount		$113,766	$11,785	$15,339	$21,453	$15,299	$10,233	$39,657
Weighted-average fixed-rate		2.98%	3.56%	3.12%	3.64%	4.07%	0.49%	2.63%
Pay-fixed interest rate swaps (1)	(829)								8.05
Notional amount		$14,668	$520	$1,025	$1,527	$2,908	$425	$8,263
Weighted-average fixed-rate		2.27%	2.30%	1.65%	1.84%	1.62%	0.09%	2.77%
Same-currency basis swaps (2)	(74)
Notional amount		$94,413	$18,881	$15,691	$21,068	$11,026	$6,787	$20,960
Foreign exchange basis swaps (1, 3, 4)	(2,352)
Notional amount		161,196	27,629	26,118	27,026	14,255	12,359	53,809
Option products (5)	11
Notional amount (6)		980	964	—	—	—	—	16
Foreign exchange contracts (1, 4, 7)	3,700
Notional amount (6)		(22,572)	(29,931)	(2,036)	6,134	(2,335)	2,359	3,237
Futures and forward rate contracts	(129)
Notional amount (6)		(14,949)	(14,949)	—	—	—	—	—
Net ALM contracts	$7,953

(1)
Does not include basis adjustments on either fixed-rate debt issued by the Corporation or AFS debt securities, which are hedged using derivatives designated as fair value hedging instruments, that substantially offset the fair values of these derivatives.

(2)
At December 31, 2015 and 2014, the notional amount of same-currency basis swaps included $75.2 billion and $94.4 billion in both foreign currency and U.S. Dollar-denominated basis swaps in which both sides of the swap are in the same currency.

(3)	Foreign exchange basis swaps consisted of cross-currency variable interest rate swaps used separately or in conjunction with receive-fixed interest rate swaps.

(4)	Does not include foreign currency translation adjustments on certain non-U.S. debt issued by the Corporation that substantially offset the fair values of these derivatives.

(5)
The notional amount of option products of $752 million at December 31, 2015 was comprised of $737 million in foreign exchange options and $15 million in purchased caps/floors. Option products of $980 million at December 31, 2014 were comprised of $974 million in foreign exchange options, $16 million in purchased caps/floors and $(10) million in swaptions.

(6)	Reflects the net of long and short positions. Amounts shown as negative reflect a net short position.

(7)
The notional amount of foreign exchange contracts of $(25.4) billion at December 31, 2015 was comprised of $21.3 billion in foreign currency-denominated and cross-currency receive-fixed swaps, $(40.3) billion in net foreign currency forward rate contracts, $(7.6) billion in foreign currency-denominated pay-fixed swaps and $1.2 billion in net foreign currency futures contracts. Foreign exchange contracts of $(22.6) billion at December 31, 2014 were comprised of $21.0 billion in foreign currency-denominated and cross-currency receive-fixed swaps, $(36.4) billion in net foreign currency forward rate contracts, $(8.3) billion in foreign currency-denominated pay-fixed swaps and $1.1 billion in foreign currency futures contracts.

Bank of America 2015 77

We use interest rate derivative instruments to hedge the variability in the cash flows of our assets and liabilities and other forecasted transactions (collectively referred to as cash flow hedges). The net losses on both open and terminated cash flow hedge derivative instruments recorded in accumulated OCI were $1.7 billion and $2.7 billion, on a pretax basis, at December 31, 2015 and 2014. These net losses are expected to be reclassified into earnings in the same period as the hedged cash flows affect earnings and will decrease income or increase expense on the respective hedged cash flows. Assuming no change in open cash flow derivative hedge positions and no changes in prices or interest rates beyond what is implied in forward yield curves at December 31, 2015, the pretax net losses are expected to be reclassified into earnings as follows: $563 million, or 33 percent within the next year, 37 percent in years two through five, and 20 percent in years six through ten, with the remaining 10 percent thereafter. For more information on derivatives designated as cash flow hedges, see Note 2 – Derivatives to the Consolidated Financial Statements.
We hedge our net investment in non-U.S. operations determined to have functional currencies other than the U.S. Dollar using forward foreign exchange contracts that typically settle in less than 180 days, cross-currency basis swaps and foreign exchange options. We recorded net after-tax losses on derivatives in accumulated OCI associated with net investment hedges which were offset by gains on our net investments in consolidated non-U.S. entities at December 31, 2015.
Mortgage Banking Risk Management
We originate, fund and service mortgage loans, which subject us to credit, liquidity and interest rate risks, among others. We determine whether loans will be HFI or held-for-sale at the time of commitment and manage credit and liquidity risks by selling or securitizing a portion of the loans we originate.
Interest rate risk and market risk can be substantial in the mortgage business. Fluctuations in interest rates drive consumer demand for new mortgages and the level of refinancing activity, which in turn affects total origination and servicing income. Hedging the various sources of interest rate risk in mortgage banking is a complex process that requires complex modeling and ongoing monitoring. Typically, an increase in mortgage interest rates will lead to a decrease in mortgage originations and related fees. IRLCs and the related residential first mortgage LHFS are subject to interest rate risk between the date of the IRLC and the date the loans are sold to the secondary market, as an increase in mortgage interest rates will typically lead to a decrease in the value of these instruments.
MSRs are nonfinancial assets created when the underlying mortgage loan is sold to investors and we retain the right to service the loan. Typically, an increase in mortgage rates will lead to an increase in the value of the MSRs driven by lower prepayment expectations. This increase in value from increases in mortgage rates is opposite of, and therefore offsets, the risk described for IRLCs and LHFS. Because the interest rate risks of these two hedged items offset, we combine them into one overall hedged item with one combined economic hedge portfolio.
Interest rate and certain market risks of IRLCs and residential mortgage LHFS are economically hedged in combination with MSRs. To hedge these combined assets, we use certain derivatives such as interest rate options, interest rate swaps, forward sale commitments, eurodollar and U.S. Treasury futures, and mortgage TBAs, as well as other securities including agency MBS, principal-only and interest-only MBS and U.S. Treasury securities. During 2015 and 2014, we recorded gains in mortgage banking income of $360 million and $357 million related to the change in fair value of the derivative contracts and other securities used to hedge the market risks of the MSRs, IRLCs and LHFS, net of gains and losses due to changes in fair value of these hedged items. For more information on MSRs, see Note 23 – Mortgage Servicing Rights to the Consolidated Financial Statements and for more information on mortgage banking income, see Consumer Banking on page 14.
Compliance Risk Management
Compliance risk is the risk of legal or regulatory sanctions, material financial loss or damage to the reputation of the Corporation arising from the failure of the Corporation to comply with the requirements of applicable laws, rules, regulations and related self-regulatory organizations’ standards and codes of conduct (collectively, applicable laws, rules and regulations). Global Compliance independently assesses compliance risk, and evaluates FLUs and control functions for adherence to applicable laws, rules and regulations, including identifying compliance issues and risks, performing monitoring and independent testing, and reporting on the state of compliance activities across the Corporation. Additionally, Global Compliance works with FLUs and control functions so that day-to-day activities operate in a compliant manner. For more information on FLUs and control functions, see Managing Risk on page 28.
The Corporation’s approach to the management of compliance risk is described in the Global Compliance – Enterprise Policy, which outlines the requirements of the Corporation’s global compliance program, and defines roles and responsibilities related to the implementation, execution and management of the compliance program by Global Compliance. The requirements work together to drive a comprehensive risk-based approach for the proactive identification, management and escalation of compliance risks throughout the Corporation.
The Global Compliance – Enterprise Policy sets the requirements for reporting compliance risk information to executive management as well as the Board or appropriate Board-level committees with an outline for conducting objective independent oversight of the Corporation’s compliance risk management activities. The Board provides oversight of compliance risk through its Audit Committee and ERC.
Operational Risk Management
The Corporation defines operational risk as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Operational risk may occur anywhere in the Corporation, including third-party business processes, and is not limited to operations functions. Effects may extend beyond financial losses and may result in reputational risk impacts. Operational risk includes legal risk. Successful operational risk management is particularly important to diversified financial services companies because of the nature, volume and complexity of the financial services business. Operational risk is a significant component in the calculation of total risk-weighted assets used in the Basel 3 capital calculation under the Advanced approaches. For more information on Basel 3 Advanced approaches, see Capital Management – Advanced Approaches on page 34.

78 Bank of America 2015

We approach operational risk management from two perspectives within the structure of the Corporation: (1) at the enterprise level to provide independent, integrated management of operational risk across the organization, and (2) at the business and control function levels to address operational risk in revenue producing and non-revenue producing units. The Operational Risk Management Program addresses the overarching processes for identifying, measuring, monitoring and controlling operational risk, and reporting operational risk information to management and the Board. A sound internal governance structure enhances the effectiveness of the Corporation’s Operational Risk Management Program and is accomplished at the enterprise level through formal oversight by the Board, the ERC, the CRO and a variety of management committees and risk oversight groups aligned to the Corporation’s overall risk governance framework and practices. Of these, the MRC oversees the Corporation’s policies and processes for sound operational risk management. The MRC also serves as an escalation point for critical operational risk matters within the Corporation. The MRC reports operational risk activities to the ERC. The independent operational risk management teams oversee the businesses and control functions to monitor adherence to the Operational Risk Management Program and advise and challenge operational risk exposures.
Within the Global Risk Management organization, the Enterprise Operational Risk team develops and guides the strategies, enterprise-wide policies, practices, controls and monitoring tools for assessing and managing operational risks across the organization. The Enterprise Operational Risk team reports results to businesses, control functions, senior management, management committees, the ERC and the Board.
The businesses and control functions are responsible for assessing, monitoring and managing all the risks within their units, including operational risks. In addition to enterprise risk management tools such as loss reporting, scenario analysis and RCSAs, operational risk executives, working in conjunction with senior business executives, have developed key tools to help identify, measure, monitor and control risk in each business and control function. Examples of these include personnel management practices; data management, data quality controls and related processes; fraud management units; cybersecurity controls, processes and systems; transaction processing, monitoring and analysis; business recovery planning; and new product introduction processes. The business and control functions are also responsible for consistently implementing and monitoring adherence to corporate practices.
Business and control function management uses the enterprise RCSA process to capture the identification and assessment of operational risk exposures and evaluate the status of risk and control issues including risk mitigation plans, as appropriate. The goals of this process are to assess changing market and business conditions, evaluate key risks impacting each business and control function, and assess the controls in place to mitigate the risks. Key operational risk indicators have been developed and are used to assist in identifying trends and issues on an enterprise, business and control function level. Independent review and challenge to the Corporation’s overall operational risk management framework is performed by the Corporate Operational Risk Program Adherence Team and reported through the operational risk governance committees and management routines.
Where appropriate, insurance policies are purchased to mitigate the impact of operational losses. These insurance policies are explicitly incorporated in the structural features of operational risk evaluation. As insurance recoveries, especially given recent market events, are subject to legal and financial uncertainty, the inclusion of these insurance policies is subject to reductions in their expected mitigating benefits.
Reputational Risk Management
Reputational risk is the risk that negative perceptions of the Corporation’s conduct or business practices will adversely affect its profitability or operations through an inability to establish new or maintain existing customer/client relationships. Reputational risk may result from many of the Corporation’s activities, including those related to the management of our strategic, operational, compliance and credit risks.
The Corporation manages reputational risk through established policies and controls in its businesses and risk management processes to mitigate reputational risks in a timely manner and through proactive monitoring and identification of potential reputational risk events. The Corporation has processes and procedures in place to respond to events that give rise to reputational risk, including educating individuals and organizations that influence public opinion, external communication strategies to mitigate the risk, and informing key stakeholders of potential reputational risks.
The Corporation’s organization and governance structure provides oversight of reputational risks, and key risk indicators are reported regularly and directly to management and the ERC, which provides primary oversight of reputational risk. In addition, each FLU has a committee, which includes representatives from Compliance, Legal and Risk, that is responsible for the oversight of reputational risk. Such committees’ oversight includes providing approval for business activities that present elevated levels of reputational risks.
Complex Accounting Estimates
Our significant accounting principles, as described in Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements, are essential in understanding the MD&A. Many of our significant accounting principles require complex judgments to estimate the values of assets and liabilities. We have procedures and processes in place to facilitate making these judgments.
The more judgmental estimates are summarized in the following discussion. We have identified and described the development of the variables most important in the estimation processes that involve mathematical models to derive the estimates. In many cases, there are numerous alternative judgments that could be used in the process of determining the inputs to the models. Where alternatives exist, we have used the factors that we believe represent the most reasonable value in developing the inputs. Actual performance that differs from our estimates of the key variables could impact our results of operations. Separate from the possible future impact to our results of operations from input and model variables, the value of our lending portfolio and market-sensitive assets and liabilities may change subsequent to the balance sheet date, often significantly, due to the nature and magnitude of future credit and market conditions. Such credit and market conditions may change quickly and in unforeseen ways and the resulting volatility could have a significant, negative effect on future operating results. These fluctuations would not be indicative of deficiencies in our models or inputs.

Bank of America 2015 79

Allowance for Credit Losses
The allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Corporation’s loan portfolio excluding those loans accounted for under the fair value option. Our process for determining the allowance for credit losses is discussed in Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements. We evaluate our allowance at the portfolio segment level and our portfolio segments are Consumer Real Estate, Credit Card and Other Consumer, and Commercial. Due to the variability in the drivers of the assumptions used in this process, estimates of the portfolio’s inherent risks and overall collectability change with changes in the economy, individual industries, countries, and borrowers’ ability and willingness to repay their obligations. The degree to which any particular assumption affects the allowance for credit losses depends on the severity of the change and its relationship to the other assumptions.
Key judgments used in determining the allowance for credit losses include risk ratings for pools of commercial loans and leases, market and collateral values and discount rates for individually evaluated loans, product type classifications for consumer and commercial loans and leases, loss rates used for consumer and commercial loans and leases, adjustments made to address current events and conditions (e.g., the recent sharp drop in oil prices), considerations regarding domestic and global economic uncertainty, and overall credit conditions.
Our estimate for the allowance for loan and lease losses is sensitive to the loss rates and expected cash flows from our Consumer Real Estate and Credit Card and Other Consumer portfolio segments, as well as our U.S. small business commercial card portfolio within the Commercial portfolio segment. For each one-percent increase in the loss rates on loans collectively evaluated for impairment in our Consumer Real Estate portfolio segment, excluding PCI loans, coupled with a one-percent decrease in the discounted cash flows on those loans individually evaluated for impairment within this portfolio segment, the allowance for loan and lease losses at December 31, 2015 would have increased by $71 million. PCI loans within our Consumer Real Estate portfolio segment are initially recorded at fair value. Applicable accounting guidance prohibits carry-over or creation of valuation allowances in the initial accounting. However, subsequent decreases in the expected cash flows from the date of acquisition result in a charge to the provision for credit losses and a corresponding increase to the allowance for loan and lease losses. We subject our PCI portfolio to stress scenarios to evaluate the potential impact given certain events. A one-percent decrease in the expected cash flows could result in a $151 million impairment of the portfolio. For each one-percent increase in the loss rates on loans collectively evaluated for impairment within our Credit Card and Other Consumer portfolio segment and U.S. small business commercial card portfolio, coupled with a one-percent decrease in the expected cash flows on those loans individually evaluated for impairment within the Credit Card and Other Consumer portfolio segment and the U.S. small business commercial card portfolio, the allowance for loan and lease losses at December 31, 2015 would have increased by $38 million.
Our allowance for loan and lease losses is sensitive to the risk ratings assigned to loans and leases within the Commercial portfolio segment (excluding the U.S. small business commercial card portfolio). Assuming a downgrade of one level in the internal risk ratings for commercial loans and leases, except loans and leases already risk-rated Doubtful as defined by regulatory authorities, the allowance for loan and lease losses would have increased by $3.2 billion at December 31, 2015.
The allowance for loan and lease losses as a percentage of total loans and leases at December 31, 2015 was 1.37 percent and these hypothetical increases in the allowance would raise the ratio to 1.75 percent.
These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings or the increases in loss rates but are provided as hypothetical scenarios to assess the sensitivity of the allowance for loan and lease losses to changes in key inputs. We believe the risk ratings and loss severities currently in use are appropriate and that the probability of the alternative scenarios outlined above occurring within a short period of time is remote.
The process of determining the level of the allowance for credit losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.
For more information on the FASB’s proposed standard on accounting for credit losses, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
Mortgage Servicing Rights
MSRs are nonfinancial assets that are created when a mortgage loan is sold and we retain the right to service the loan. We account for consumer MSRs, including residential mortgage and home equity MSRs, at fair value with changes in fair value primarily recorded in mortgage banking income in the Consolidated Statement of Income.
We determine the fair value of our consumer MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates key economic assumptions including estimates of prepayment rates and resultant weighted-average lives of the MSRs, and the option-adjusted spread levels. These variables can, and generally do, change from quarter to quarter as market conditions and projected interest rates change. These assumptions are subjective in nature and changes in these assumptions could materially affect our operating results. For example, increasing the prepayment rate assumption used in the valuation of our consumer MSRs by 10 percent while keeping all other assumptions unchanged could have resulted in an estimated decrease of $163 million in both MSRs and mortgage banking income for 2015. This impact does not reflect any hedge strategies that may be undertaken to mitigate such risk.
We manage potential changes in the fair value of MSRs through a comprehensive risk management program. The intent is to mitigate the effects of changes in the fair value of MSRs through the use of risk management instruments. To reduce the sensitivity of earnings to interest rate and market value fluctuations, securities including MBS and U.S. Treasury securities, as well as certain derivatives such as options and interest rate swaps, may be used to hedge certain market risks of the MSRs, but are not designated as accounting hedges. These instruments are carried at fair value with changes in fair value primarily recognized in mortgage banking income. For additional information, see Mortgage Banking Risk Management on page 78.

80 Bank of America 2015

For more information on MSRs, including the sensitivity of weighted-average lives and the fair value of MSRs to changes in modeled assumptions, see Note 23 – Mortgage Servicing Rights to the Consolidated Financial Statements.
Fair Value of Financial Instruments
We classify the fair values of financial instruments based on the fair value hierarchy established under applicable accounting guidance which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Applicable accounting guidance establishes three levels of inputs used to measure fair value. We carry trading account assets and liabilities, derivative assets and liabilities, AFS debt and equity securities, other debt securities, consumer MSRs and certain other assets at fair value. Also, we account for certain loans and loan commitments, LHFS, short-term borrowings, securities financing agreements, asset-backed secured financings, long-term deposits and long-term debt under the fair value option.
The fair values of assets and liabilities may include adjustments, such as market liquidity and credit quality, where appropriate. Valuations of products using models or other techniques are sensitive to assumptions used for the significant inputs. Where market data is available, the inputs used for valuation reflect that information as of our valuation date. Inputs to valuation models are considered unobservable if they are supported by little or no market activity. In periods of extreme volatility, lessened liquidity or in illiquid markets, there may be more variability in market pricing or a lack of market data to use in the valuation process. In keeping with the prudent application of estimates and management judgment in determining the fair value of assets and liabilities, we have in place various processes and controls that include: a model validation policy that requires review and approval of quantitative models used for deal pricing, financial statement fair value determination and risk quantification; a trading product valuation policy that requires verification of all traded product valuations; and a periodic review and substantiation of daily profit and loss reporting for all traded products. Primarily through validation controls, we utilize both broker and pricing service inputs which can and do include both market-observable and internally-modeled values and/or valuation inputs. Our reliance on this information is affected by our understanding of how the broker and/or pricing service develops its data with a higher degree of reliance applied to those that are more directly observable and lesser reliance applied to those developed through their own internal modeling. Similarly, broker quotes that are executable are given a higher level of reliance than indicative broker quotes, which are not executable. These processes and controls are performed independently of the business. For additional information, see Note 20 – Fair Value Measurements and Note 21 – Fair Value Option to the Consolidated Financial Statements.
In 2014, we implemented an FVA into valuation estimates primarily to include funding costs on uncollateralized derivatives and derivatives where we are not permitted to use the collateral received. This change resulted in a pretax net FVA charge of $497 million at the time of implementation. Significant judgment is required in modeling expected exposure profiles and in discounting for the funding risk premium inherent in these derivatives.
Level 3 Assets and Liabilities
Financial assets and liabilities where values are based on valuation techniques that require inputs that are both unobservable and are significant to the overall fair value measurement are classified as Level 3 under the fair value hierarchy established in applicable accounting guidance. The Level 3 financial assets and liabilities include certain loans, MBS, ABS, CDOs, CLOs and structured liabilities, highly structured, complex or long-dated derivative contracts and consumer MSRs. The fair value of these Level 3 financial assets and liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation.

Table 61	Recurring Level 3 Asset and Liability Summary

	December 31
	2015			2014
(Dollars in millions)	Level 3 Fair Value	As a % of Total Level 3 Assets	As a % of Total Assets	Level 3 Fair Value	As a % of Total Level 3 Assets	As a % of Total Assets
Trading account assets	$5,634	31.13%	0.26%	$6,259	28.12%	0.30%
Derivative assets	5,134	28.37	0.24	6,851	30.77	0.33
AFS debt securities	1,432	7.91	0.07	2,555	11.48	0.12
Loans and leases	1,620	8.95	0.08	1,983	8.91	0.09
Mortgage servicing rights	3,087	17.06	0.14	3,530	15.86	0.17
All other Level 3 assets at fair value	1,191	6.58	0.05	1,084	4.86	0.05
Total Level 3 assets at fair value (1)	$18,098	100.00%	0.84%	$22,262	100.00%	1.06%

	Level 3 Fair Value	As a % of Total Level 3 Liabilities	As a % of Total Liabilities	Level 3 Fair Value	As a % of Total Level 3 Liabilities	As a % of Total Liabilities
Derivative liabilities	$5,575	74.50%	0.30%	$7,771	76.34%	0.42%
Long-term debt	1,513	20.22	0.08	2,362	23.20	0.13
All other Level 3 liabilities at fair value	395	5.28	0.02	46	0.46	—
Total Level 3 liabilities at fair value (1)	$7,483	100.00%	0.40%	$10,179	100.00%	0.55%

(1)	Level 3 total assets and liabilities are shown before the impact of cash collateral and counterparty netting related to derivative positions.

Bank of America 2015 81

Level 3 financial instruments may be hedged with derivatives classified as Level 1 or 2; therefore, gains or losses associated with Level 3 financial instruments may be offset by gains or losses associated with financial instruments classified in other levels of the fair value hierarchy. The Level 3 gains and losses recorded in earnings did not have a significant impact on our liquidity or capital. We conduct a review of our fair value hierarchy classifications on a quarterly basis. Transfers into or out of Level 3 are made if the significant inputs used in the financial models measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current marketplace. These transfers are considered to be effective as of the beginning of the quarter in which they occur. For more information on the significant transfers into and out of Level 3 during 2015 and 2014, see Note 20 – Fair Value Measurements to the Consolidated Financial Statements.
Accrued Income Taxes and Deferred Tax Assets
Accrued income taxes, reported as a component of either other assets or accrued expenses and other liabilities on the Consolidated Balance Sheet, represent the net amount of current income taxes we expect to pay to or receive from various taxing jurisdictions attributable to our operations to date. We currently file income tax returns in more than 100 jurisdictions and consider many factors, including statutory, judicial and regulatory guidance, in estimating the appropriate accrued income taxes for each jurisdiction.
Consistent with the applicable accounting guidance, we monitor relevant tax authorities and change our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities. These revisions of our estimate of accrued income taxes, which also may result from our income tax planning and from the resolution of income tax controversies, may be material to our operating results for any given period.
Net deferred tax assets, reported as a component of other assets on the Consolidated Balance Sheet, represent the net decrease in taxes expected to be paid in the future because of net operating loss (NOL) and tax credit carryforwards and because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. NOL and tax credit carryforwards result in reductions to future tax liabilities, and many of these attributes can expire if not utilized within certain periods. We consider the need for valuation allowances to reduce net deferred tax assets to the amounts that we estimate are more-likely-than-not to be realized.
While we have established valuation allowances for certain state and non-U.S. deferred tax assets, we have concluded that no valuation allowance was necessary with respect to nearly all U.S. federal and U.K. deferred tax assets, including NOL and tax credit carryforwards. The majority of U.K. net deferred tax assets, which consist primarily of NOLs, are expected to be realized by certain subsidiaries over an extended number of years. Management’s conclusion is supported by financial results and forecasts, the reorganization of certain business activities and the indefinite period to carry forward NOLs. However, significant changes to our estimates, such as changes that would be caused by substantial and prolonged worsening of the condition of Europe’s capital markets, or to applicable tax laws, such as laws affecting the realizability of NOLs or other deferred tax assets, could lead management to reassess its U.K. valuation allowance conclusions. See Note 19 – Income Taxes to the Consolidated Financial Statements for a table of significant tax attributes and additional information. For more information, see Item 1A. Risk Factors of the Corporation's 2015 Annual Report on Form 10-K.
Goodwill and Intangible Assets
Background
The nature of and accounting for goodwill and intangible assets are discussed in Note 1 – Summary of Significant Accounting Principles and Note 8 – Goodwill and Intangible Assets to the Consolidated Financial Statements. Goodwill is reviewed for potential impairment at the reporting unit level on an annual basis, which for the Corporation is as of June 30, and in interim periods if events or circumstances indicate a potential impairment. A reporting unit is an operating segment or one level below. As reporting units are determined after an acquisition or evolve with changes in business strategy, goodwill is assigned to reporting units and it no longer retains its association with a particular acquisition. All of the revenue streams and related activities of a reporting unit, whether acquired or organic, are available to support the value of the goodwill.
Effective January 1, 2015, the Corporation changed its basis of presentation related to its business segments. The realignment triggered a test for goodwill impairment, which was performed both immediately before and after the realignment. In performing the goodwill impairment test, the Corporation compared the fair value of the affected reporting units with their carrying value as measured by allocated equity. The fair value of the affected reporting units exceeded their carrying value and, accordingly, no goodwill impairment resulted from the realignment.
2015 Annual Impairment Test
Estimating the fair value of reporting units is a subjective process that involves the use of estimates and judgments, particularly related to cash flows, the appropriate discount rates and an applicable control premium. We determined the fair values of the reporting units using a combination of valuation techniques consistent with the market approach and the income approach and also utilized independent valuation specialists.
The market approach we used estimates the fair value of the individual reporting units by incorporating any combination of the tangible capital, book capital and earnings multiples from comparable publicly-traded companies in industries similar to the reporting unit. The relative weight assigned to these multiples varies among the reporting units based on qualitative and quantitative characteristics, primarily the size and relative profitability of the reporting unit as compared to the comparable publicly-traded companies. Since the fair values determined under the market approach are representative of a noncontrolling interest, we added a control premium to arrive at the reporting units’ estimated fair values on a controlling basis.
For purposes of the income approach, we calculated discounted cash flows by taking the net present value of estimated future cash flows and an appropriate terminal value. Our discounted cash flow analysis employs a capital asset pricing model in estimating the discount rate (i.e., cost of equity financing) for each reporting unit. The inputs to this model include the risk-free rate of return, beta, which is a measure of the level of non-diversifiable risk associated with comparable companies for each

82 Bank of America 2015

specific reporting unit, market equity risk premium and in certain cases an unsystematic (company-specific) risk factor. The unsystematic risk factor is the input that specifically addresses uncertainty related to our projections of earnings and growth, including the uncertainty related to loss expectations. We utilized discount rates that we believe adequately reflect the risk and uncertainty in the financial markets generally and specifically in our internally developed forecasts. We estimated expected rates of equity returns based on historical market returns and risk/return rates for industries similar to each reporting unit. We use our internal forecasts to estimate future cash flows and actual results may differ from forecasted results.
We completed our annual goodwill impairment test as of June 30, 2015 for all of our reporting units that had goodwill. In performing the first step of the annual goodwill impairment analysis, we compared the fair value of each reporting unit to its estimated carrying value as measured by allocated equity, which includes goodwill. We also evaluated the U.K. Card business within All Other, as the U.K. Card business comprises substantially all of the goodwill included in All Other. To determine fair value, we utilized a combination of the market approach and the income approach. Under the market approach, we compared earnings and equity multiples of the individual reporting units to multiples of public companies comparable to the individual reporting units. The control premium used in the June 30, 2015 annual goodwill impairment test was 30 percent, based upon observed comparable premiums paid for change in control transactions for financial institutions, for all reporting units. The discount rates used in the June 30, 2015 annual goodwill impairment test ranged from 10.2 percent to 13.7 percent depending on the relative risk of a reporting unit. Growth rates developed by management for individual revenue and expense items in each reporting unit ranged from negative 3.5 percent to positive 8.0 percent.
The Corporation’s market capitalization remained below our recorded book value during 2015. As none of our reporting units are publicly-traded, individual reporting unit fair value determinations may not directly correlate to the Corporation’s market capitalization. We considered the comparison of the aggregate fair value of the reporting units with assigned goodwill to the Corporation’s market capitalization as of June 30, 2015. Although we believe it is reasonable to conclude that market capitalization could be an indicator of fair value over time, we do not believe that our current market capitalization would reflect the aggregate fair value of our individual reporting units with assigned goodwill, as reporting units with no assigned goodwill have not been valued and are excluded from the comparison and our market capitalization does not include consideration of individual reporting unit control premiums. Although the individual reporting units have considered the impact of recent regulatory changes in their forecasts and valuations, overall regulatory and market uncertainties persist that we believe further impact the Corporation’s stock price.
Based on the results of step one of the annual goodwill impairment test, we determined that step two was not required for any of the reporting units as their fair value exceeded their carrying value indicating there was no impairment.

2014 Annual Impairment Test
We completed our annual goodwill impairment test as of June 30, 2014 for all of our reporting units that had goodwill. We also evaluated the U.K. Card business within All Other, as the U.K. Card business comprises the majority of the goodwill included in All Other.
Based on the results of step one of the annual goodwill impairment test, we determined that step two was not required for any of the reporting units as their fair value exceeded their carrying value indicating there was no impairment.
Representations and Warranties Liability
The methodology used to estimate the liability for obligations under representations and warranties related to transfers of residential mortgage loans is a function of the type of representations and warranties provided in the sales contract and considers a variety of factors. Depending upon the counterparty, these factors include actual defaults, estimated future defaults, historical loss experience, estimated home prices, other economic conditions, estimated probability that we will receive a repurchase request, number of payments made by the borrower prior to default and estimated probability that we will be required to repurchase a loan. It also considers other relevant facts and circumstances, such as bulk settlements and identity of the counterparty or type of counterparty, as appropriate. The estimate of the liability for obligations under representations and warranties is based upon currently available information, significant judgment, and a number of factors, including those set forth above, that are subject to change. Changes to any one of these factors could significantly impact the estimate of our liability.
The representations and warranties provision may vary significantly each period as the methodology used to estimate the expense continues to be refined based on the level and type of repurchase requests presented, defects identified, the latest experience gained on repurchase requests and other relevant facts and circumstances. The estimate of the liability for representations and warranties is sensitive to future defaults, loss severity and the net repurchase rate. An assumed simultaneous increase or decrease of 10 percent in estimated future defaults, loss severity and the net repurchase rate would result in an increase or decrease of approximately $300 million in the representations and warranties liability as of December 31, 2015. These sensitivities are hypothetical and are intended to provide an indication of the impact of a significant change in these key assumptions on the representations and warranties liability. In reality, changes in one assumption may result in changes in other assumptions, which may or may not counteract the sensitivity.
For more information on representations and warranties exposure and the corresponding estimated range of possible loss, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 25, as well as Note 7 – Representations and Warranties Obligations and Corporate Guarantees and Note 12 – Commitments and Contingencies to the Consolidated Financial Statements.

Bank of America 2015 83

Litigation Reserve
For a limited number of the matters disclosed in Note 12 – Commitments and Contingencies to the Consolidated Financial Statements for which a loss is probable or reasonably possible in future periods, whether in excess of a related accrued liability or where there is no accrued liability, we are able to estimate a range of possible loss. In determining whether it is possible to provide an estimate of loss or range of possible loss, the Corporation reviews and evaluates its material litigation and regulatory matters on an ongoing basis, in conjunction with any outside counsel handling the matter, in light of potentially relevant factual and legal developments. These may include information learned through the discovery process, rulings on dispositive motions, settlement discussions, and other rulings by courts, arbitrators or others. In cases in which the Corporation possesses sufficient information to develop an estimate of loss or range of possible loss, that estimate is aggregated and disclosed in Note 12 – Commitments and Contingencies to the Consolidated Financial Statements. For other disclosed matters for which a loss is probable or reasonably possible, such an estimate is not possible. Those matters for which an estimate is not possible are not included within this estimated range. Therefore, the estimated range of possible loss represents what we believe to be an estimate of possible loss only for certain matters meeting these criteria. It does not represent the Corporation’s maximum loss exposure. Information is provided in Note 12 – Commitments and Contingencies to the Consolidated Financial Statements regarding the nature of all of these contingencies and, where specified, the amount of the claim associated with these loss contingencies.
Consolidation and Accounting for Variable Interest Entities
In accordance with applicable accounting guidance, an entity that has a controlling financial interest in a variable interest entity (VIE) is referred to as the primary beneficiary and consolidates the VIE. The Corporation is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
Determining whether an entity has a controlling financial interest in a VIE requires significant judgment. An entity must assess the purpose and design of the VIE, including explicit and implicit contractual arrangements, and the entity’s involvement in both the design of the VIE and its ongoing activities. The entity must then determine which activities have the most significant impact on the economic performance of the VIE and whether the entity has the power to direct such activities. For VIEs that hold financial assets, the party that services the assets or makes investment management decisions may have the power to direct the most significant activities of a VIE. Alternatively, a third party that has the unilateral right to replace the servicer or investment manager or to liquidate the VIE may be deemed to be the party with power. If there are no significant ongoing activities, the party that was responsible for the design of the VIE may be deemed to have power. If the entity determines that it has the power to direct the most significant activities of the VIE, then the entity must determine if it has either an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Such economic interests may include investments in debt or equity instruments issued by the VIE, liquidity commitments, and explicit and implicit guarantees.
On a quarterly basis, we reassess whether we have a controlling financial interest and are the primary beneficiary of a VIE. The quarterly reassessment process considers whether we have acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances. The reassessment also considers whether we have acquired or disposed of a financial interest that could be significant to the VIE, or whether an interest in the VIE has become significant or is no longer significant. The consolidation status of the VIEs with which we are involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively, with assets and liabilities of a newly consolidated VIE initially recorded at fair value. A gain or loss may be recognized upon deconsolidation of a VIE depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of retained interests and ongoing contractual arrangements.
2014 Compared to 2013
The following discussion and analysis provide a comparison of our results of operations for 2014 and 2013. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. Tables 8 and 9 contain financial data to supplement this discussion.
Overview
Net Income
Net income was $5.5 billion in 2014 compared to $10.5 billion in 2013. Including preferred stock dividends, net income applicable to common shareholders was $4.5 billion, or $0.42 per diluted share in 2014 and $9.2 billion, or $0.83 per diluted share in 2013.
Net Interest Income
Net interest income on an FTE basis increased $52 million to $41.6 billion in 2014 compared to 2013. The net interest yield on an FTE basis increased one bp to 2.30 percent in 2014. These increases were primarily driven by reductions in funding yields, lower long-term debt balances and commercial loan growth. Partially offsetting these increases were lower loan yields and consumer loan balances, lower net interest income from the ALM portfolio and a decrease in trading-related net interest income.

84 Bank of America 2015

Noninterest Income
Noninterest income was $45.1 billion in 2014, a decrease of $1.7 billion compared to 2013.

•	Investment and brokerage services income increased $1.0 billion primarily driven by increased asset management fees driven by the impact of long-term AUM inflows and higher market levels.

•	Equity investment income decreased $1.8 billion to $1.1 billion in 2014 primarily due to a lower level of gains compared to 2013 and the continued wind-down of GPI.

•
Trading account profits decreased $747 million, which included a charge of $497 million in 2014 related to the implementation of an FVA in Global Markets and net DVA losses on derivatives of $150 million in 2014 compared to losses of $509 million in 2013.

•	Mortgage banking income decreased $2.3 billion primarily driven by lower servicing income and core production revenue, partially offset by a lower representations and warranties provision.

•
Other income (loss) improved $1.9 billion due to an increase of $1.1 billion in net DVA gains on structured liabilities as our spreads widened, and gains associated with the sales of residential mortgage loans, partially offset by an increase in U.K. consumer PPI costs. Results for 2013 also included a write-down of $450 million on a monoline receivable.

Provision for Credit Losses
The provision for credit losses was $2.3 billion in 2014, a decrease of $1.3 billion compared to 2013. The provision for credit losses was $2.1 billion lower than net charge-offs for 2014, resulting in a reduction in the allowance for credit losses. The decrease in the provision from 2013 was driven by portfolio improvement, including increased home prices in the consumer real estate portfolio and lower unemployment levels driving improvement in the credit card portfolios, as well as improved asset quality in the commercial portfolio. Partially offsetting this decline was $400 million of additional costs in 2014 associated with the consumer relief portion of the DoJ Settlement.
Net charge-offs totaled $4.4 billion, or 0.49 percent of average loans and leases in 2014 compared to $7.9 billion, or 0.87 percent in 2013. The decrease in net charge-offs was due to credit quality improvement across all major portfolios and the impact of increased recoveries primarily from nonperforming and delinquent loan sales.
Noninterest Expense
Noninterest expense was $75.7 billion in 2014, an increase of $6.4 billion compared to 2013. The increase was primarily driven by higher litigation expense. Litigation expense increased $10.3 billion primarily as a result of charges related to the settlements with the DoJ and the Federal Housing Finance Agency (FHFA). The increase in litigation expense was partially offset by a decrease of $3.2 billion in default-related staffing and other default-related servicing expenses.

Income Tax Expense
The income tax expense was $2.4 billion on pretax income of $8.0 billion in 2014 compared to income tax expense of $4.2 billion in 2013. The effective tax rate for 2014 was 30.7 percent and was driven by our recurring tax preference items, the resolution of several tax examinations and tax benefits from non-U.S. restructurings, partially offset by the non-deductible treatment of certain litigation charges.
The effective tax rate for 2013 was 28.5 percent and was driven by our recurring tax preference items and by certain tax benefits related to non-U.S. operations, partially offset by the $1.1 billion negative impact from the U.K. 2013 Finance Act, enacted in July 2013, which reduced the U.K. corporate income tax rate by three percent. The $1.1 billion charge resulted from remeasuring our U.K. net deferred tax assets, in the period of enactment, using the lower rates.
Business Segment Operations
Consumer Banking
Consumer Banking recorded net income of $6.3 billion in 2014 compared to $5.5 billion in 2013 with the increase primarily driven by lower noninterest expense and provision for credit losses, partially offset by lower noninterest income. Net interest income increased $242 million to $20.8 billion in 2014 due to the beneficial impact of an increase in investable assets as a result of higher deposit balances and the impact of the allocation of ALM activities, partially offset by the impact of lower average card loan balances and yields. Noninterest income decreased $782 million to $11.0 billion in 2014 primarily due to lower mortgage banking income and lower revenue from consumer protection products, partially offset by portfolio divestiture gains, and higher service charges and card income. The provision for credit losses decreased $487 million to $2.5 billion in 2014 primarily as a result of improvements in credit quality. Noninterest expense decreased $1.3 billion to $19.4 billion in 2014 primarily driven by lower personnel, operating, FDIC and litigation expenses.
Global Wealth & Investment Management
GWIM recorded net income of $2.9 billion in 2014 compared to $2.7 billion in 2013 as an increase in noninterest income and net interest income, as well as lower credit costs were partially offset by higher noninterest expense. Net interest income increased $97 million to $5.8 billion in 2014 driven by loan growth, partially offset by the impacts of the low rate environment. Noninterest income, primarily investment and brokerage services, increased $838 million to $12.6 billion in 2014 driven by increased asset management fees due to the impact of long-term AUM flows and higher market levels, partially offset by lower transactional revenue. Noninterest expense increased $617 million to $13.8 billion in 2014 primarily due to higher revenue-related incentive compensation and support expenses, partially offset by lower other expenses.

Bank of America 2015 85

Global Banking
Global Banking recorded net income of $5.8 billion in 2014 compared to $5.0 billion in 2013 with the increase primarily driven by an increase in revenue and a reduction in the provision for credit losses, partially offset by higher noninterest expense. Revenue increased $1.0 billion to $18.3 billion in 2014 primarily from higher noninterest income. The provision for credit losses decreased $815 million to $325 million in 2014 driven by improved credit quality, and 2013 included increased reserves from loan growth. Noninterest expense increased $657 million to $8.8 billion in 2014 primarily from higher depreciation expense resulting from a reclassification of assets under operating leases to other assets in 2014, as well as additional client-facing personnel expense and higher litigation expense.
Global Markets
Global Markets recorded net income of $2.6 billion in 2014 compared to $1.0 billion in 2013. In 2014, we implemented an FVA into valuation estimates resulting in an initial charge of $497 million. Excluding net DVA/FVA and charges in 2013 related to the U.K. corporate income tax rate reduction, net income decreased $117 million to $2.7 billion in 2014 primarily driven by lower trading account profits and net interest income, partially offset by a decrease in noninterest expense, a $240 million gain in 2014 related to the IPO of an equity investment and higher investment and brokerage services income. Net DVA/FVA losses were $240 million in 2014 compared to losses of $1.2 billion in 2013. Noninterest expense decreased $233 million to $12.0 billion in 2014 due to lower litigation expense and revenue-related incentives, partially offset by higher technology costs and investments in infrastructure.
All Other
All Other recorded a net loss of $12.0 billion in 2014 compared to a loss of $3.7 billion in 2013 with the increase primarily driven by significantly higher litigation expense, which is included in noninterest expense, as a result of the settlements with the DoJ and FHFA, a decrease of $2.0 billion in equity investment income, a $961 million decrease in mortgage banking income due to lower servicing income, and a $363 million increase in U.K. PPI costs. Partially offsetting these decreases were gains related to the sales of residential mortgage loans. The net loss was also impacted by a lower tax benefit rate resulting from the non-deductible treatment of a portion of the DoJ Settlement.

86 Bank of America 2015

Statistical Tables

Bank of America 2015 87

Table I Average Balances and Interest Rates – FTE Basis

	2015			2014			2013
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks (1)	$136,391	$369	0.27%	$113,999	$308	0.27%	$72,574	$182	0.25%
Time deposits placed and other short-term investments	9,556	146	1.53	11,032	170	1.54	16,066	187	1.16
Federal funds sold and securities borrowed or purchased under agreements to resell	211,471	988	0.47	222,483	1,039	0.47	224,331	1,229	0.55
Trading account assets	137,837	4,547	3.30	145,686	4,716	3.24	168,998	4,879	2.89
Debt securities	390,849	9,233	2.38	351,437	9,051	2.57	337,741	8,233	2.44
Loans and leases (2):
Residential mortgage	201,366	6,967	3.46	237,270	8,462	3.57	256,534	9,315	3.63
Home equity	81,070	2,984	3.68	89,705	3,340	3.72	100,264	3,835	3.82
U.S. credit card	88,244	8,085	9.16	88,962	8,313	9.34	90,369	8,792	9.73
Non-U.S. credit card	10,104	1,051	10.40	11,511	1,200	10.42	10,861	1,271	11.70
Direct/Indirect consumer (3)	84,585	2,040	2.41	82,409	2,099	2.55	82,907	2,370	2.86
Other consumer (4)	1,938	56	2.86	2,029	139	6.86	1,807	72	4.02
Total consumer	467,307	21,183	4.53	511,886	23,553	4.60	542,742	25,655	4.73
U.S. commercial	248,354	6,883	2.77	230,172	6,630	2.88	218,875	6,811	3.11
Commercial real estate (5)	52,136	1,521	2.92	47,525	1,432	3.01	42,345	1,391	3.29
Commercial lease financing	19,802	628	3.17	19,226	658	3.42	23,863	851	3.56
Non-U.S. commercial	89,188	2,008	2.25	89,894	2,196	2.44	90,816	2,083	2.29
Total commercial	409,480	11,040	2.70	386,817	10,916	2.82	375,899	11,136	2.96
Total loans and leases	876,787	32,223	3.68	898,703	34,469	3.84	918,641	36,791	4.00
Other earning assets	62,040	2,890	4.66	66,128	2,812	4.25	80,984	2,832	3.50
Total earning assets (6)	1,824,931	50,396	2.76	1,809,468	52,565	2.90	1,819,335	54,333	2.99
Cash and due from banks	28,921			27,079			35,501
Other assets, less allowance for loan and lease losses	306,345			308,846			308,460
Total assets	$2,160,197			$2,145,393			$2,163,296
Interest-bearing liabilities
U.S. interest-bearing deposits:
Savings	$46,498	$7	0.01%	$46,270	$3	0.01%	$43,868	$22	0.05%
NOW and money market deposit accounts	543,133	273	0.05	518,893	316	0.06	506,082	413	0.08
Consumer CDs and IRAs	54,679	162	0.30	66,797	264	0.40	79,913	472	0.59
Negotiable CDs, public funds and other deposits	29,976	95	0.32	31,507	108	0.34	26,553	117	0.44
Total U.S. interest-bearing deposits	674,286	537	0.08	663,467	691	0.10	656,416	1,024	0.16
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	4,473	31	0.70	8,744	61	0.69	12,431	69	0.56
Governments and official institutions	1,492	5	0.33	1,740	2	0.14	1,584	3	0.18
Time, savings and other	54,767	288	0.53	60,729	326	0.54	55,630	300	0.54
Total non-U.S. interest-bearing deposits	60,732	324	0.53	71,213	389	0.55	69,645	372	0.54
Total interest-bearing deposits	735,018	861	0.12	734,680	1,080	0.15	726,061	1,396	0.19
Federal funds purchased, securities loaned or sold under agreements to repurchase and short-term borrowings	246,295	2,387	0.97	257,678	2,579	1.00	301,415	2,923	0.97
Trading account liabilities	76,772	1,343	1.75	87,152	1,576	1.81	88,323	1,638	1.85
Long-term debt (7)	240,059	5,958	2.48	253,607	5,700	2.25	263,417	6,798	2.58
Total interest-bearing liabilities (6)	1,298,144	10,549	0.81	1,333,117	10,935	0.82	1,379,216	12,755	0.92
Noninterest-bearing sources:
Noninterest-bearing deposits	420,842			389,527			363,674
Other liabilities	189,230			184,432			186,587
Shareholders’ equity	251,981			238,317			233,819
Total liabilities and shareholders’ equity	$2,160,197			$2,145,393			$2,163,296
Net interest spread			1.95%			2.08%			2.07%
Impact of noninterest-bearing sources			0.24			0.22			0.22
Net interest income/yield on earning assets		$39,847	2.19%		$41,630	2.30%		$41,578	2.29%

(1)
Beginning in 2014, interest-bearing deposits placed with the Federal Reserve and certain non-U.S. central banks are included in earning assets. In prior periods, these balances were included with cash and due from banks in the cash and cash equivalents line, consistent with the Consolidated Balance Sheet presentation. Prior periods have been reclassified to conform to current period presentation.

(2)
Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is generally recognized on a cost recovery basis. PCI loans were recorded at fair value upon acquisition and accrete interest income over the estimated life of the loan.

(3)	Includes non-U.S. consumer loans of $4.0 billion, $4.4 billion and $6.7 billion in 2015, 2014 and 2013, respectively.

(4)
Includes consumer finance loans of $619 million, $1.1 billion and $1.3 billion; consumer leases of $1.2 billion, $819 million and $354 million; and consumer overdrafts of $156 million, $149 million and $153 million in 2015, 2014 and 2013, respectively.

(5)
Includes U.S. commercial real estate loans of $49.0 billion, $46.0 billion and $40.7 billion, and non-U.S. commercial real estate loans of $3.1 billion, $1.6 billion and $1.6 billion in 2015, 2014 and 2013, respectively.

(6)
Interest income includes the impact of interest rate risk management contracts, which decreased interest income on the underlying assets by $59 million, $58 million and $205 million in 2015, 2014 and 2013, respectively. Interest expense includes the impact of interest rate risk management contracts, which decreased interest expense on the underlying liabilities by $2.4 billion, $2.5 billion and $2.4 billion in 2015, 2014 and 2013, respectively. For additional information, see Interest Rate Risk Management for Non-trading Activities on page 76.

(7)
The yield on long-term debt excluding the $612 million adjustment on certain trust preferred securities was 2.23 percent for 2015. For more information, see Note 11 – Long-term Debt to the Consolidated Financial Statements. The yield on long-term debt excluding the adjustment is a non-GAAP financial measure.

88 Bank of America 2015

Table II Analysis of Changes in Net Interest Income – FTE Basis

	From 2014 to 2015			From 2013 to 2014
	Due to Change in (1)			Due to Change in (1)
(Dollars in millions)	Volume	Rate	Net Change	Volume	Rate	Net Change
Increase (decrease) in interest income
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks (2)	$60	$1	$61	$103	$23	$126
Time deposits placed and other short-term investments	(23)	(1)	(24)	(59)	42	(17)
Federal funds sold and securities borrowed or purchased under agreements to resell	(45)	(6)	(51)	(5)	(185)	(190)
Trading account assets	(250)	81	(169)	(669)	506	(163)
Debt securities	994	(812)	182	342	476	818
Loans and leases:
Residential mortgage	(1,273)	(222)	(1,495)	(702)	(151)	(853)
Home equity	(324)	(32)	(356)	(408)	(87)	(495)
U.S. credit card	(71)	(157)	(228)	(136)	(343)	(479)
Non-U.S. credit card	(147)	(2)	(149)	76	(147)	(71)
Direct/Indirect consumer	58	(117)	(59)	(13)	(258)	(271)
Other consumer	(6)	(77)	(83)	10	57	67
Total consumer			(2,370)			(2,102)
U.S. commercial	523	(270)	253	347	(528)	(181)
Commercial real estate	137	(48)	89	173	(132)	41
Commercial lease financing	19	(49)	(30)	(167)	(26)	(193)
Non-U.S. commercial	(20)	(168)	(188)	(24)	137	113
Total commercial			124			(220)
Total loans and leases			(2,246)			(2,322)
Other earning assets	(175)	253	78	(518)	498	(20)
Total interest income			$(2,169)			$(1,768)
Increase (decrease) in interest expense
U.S. interest-bearing deposits:
Savings	$2	$2	$4	$1	$(20)	$(19)
NOW and money market deposit accounts	10	(53)	(43)	2	(99)	(97)
Consumer CDs and IRAs	(45)	(57)	(102)	(78)	(130)	(208)
Negotiable CDs, public funds and other deposits	(6)	(7)	(13)	22	(31)	(9)
Total U.S. interest-bearing deposits			(154)			(333)
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	(30)	—	(30)	(20)	12	(8)
Governments and official institutions	—	3	3	—	(1)	(1)
Time, savings and other	(30)	(8)	(38)	28	(2)	26
Total non-U.S. interest-bearing deposits			(65)			17
Total interest-bearing deposits			(219)			(316)
Federal funds purchased, securities loaned or sold under agreements to repurchase and short-term borrowings	(116)	(76)	(192)	(424)	80	(344)
Trading account liabilities	(186)	(47)	(233)	(26)	(36)	(62)
Long-term debt	(299)	557	258	(255)	(843)	(1,098)
Total interest expense			(386)			(1,820)
Net decrease in net interest income			$(1,783)			$52

(1)
The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume and the portion of change attributable to the variance in rate for that category. The unallocated change in rate or volume variance is allocated between the rate and volume variances.

(2)
Beginning in 2014, interest-bearing deposits placed with the Federal Reserve and certain non-U.S. central banks are included in earning assets. In prior periods, these balances were included with cash and due from banks in the cash and cash equivalents line, consistent with the Consolidated Balance Sheet presentation. Prior periods have been reclassified to conform to current period presentation.

Bank of America 2015 89

Table III Preferred Stock Cash Dividend Summary (1)

	December 31, 2015
Preferred Stock	Outstanding Notional Amount (in millions)	Declaration Date	Record Date	Payment Date	Per Annum Dividend Rate	Dividend Per Share
Series B (2)	$1	January 21, 2016	April 11, 2016	April 25, 2016	7.00%	$1.75
		October 22, 2015	January 11, 2016	January 25, 2016	7.00	1.75
		July 23, 2015	October 9, 2015	October 23, 2015	7.00	1.75
		April 16, 2015	July 10, 2015	July 24, 2015	7.00	1.75
		February 10, 2015	April 10, 2015	April 24, 2015	7.00	1.75
Series D (3)	$654	January 11, 2016	February 29, 2016	March 14, 2016	6.204%	$0.38775
		October 9, 2015	November 30, 2015	December 14, 2015	6.204	0.38775
		July 9, 2015	August 31, 2015	September 14, 2015	6.204	0.38775
		April 13, 2015	May 29, 2015	June 15, 2015	6.204	0.38775
		January 9, 2015	February 27, 2015	March 16, 2015	6.204	0.38775
Series E (3)	$317	January 11, 2016	January 29, 2016	February 16, 2016	Floating	$0.25556
		October 9, 2015	October 30, 2015	November 16, 2015	Floating	0.25556
		July 9, 2015	July 31, 2015	August 17, 2015	Floating	0.25556
		April 13, 2015	April 30, 2015	May 15, 2015	Floating	0.24722
		January 9, 2015	January 30, 2015	February 17, 2015	Floating	0.25556
Series F	$141	January 11, 2016	February 29, 2016	March 15, 2016	Floating	$1,011.11111
		October 9, 2015	November 30, 2015	December 15, 2015	Floating	1,011.11111
		July 9, 2015	August 31, 2015	September 15, 2015	Floating	1,022.22222
		April 13, 2015	May 29, 2015	June 15, 2015	Floating	1,022.22222
		January 9, 2015	February 27, 2015	March 16, 2015	Floating	1,000.00
Series G	$493	January 11, 2016	February 29, 2016	March 15, 2016	Adjustable	$1,011.11111
		October 9, 2015	November 30, 2015	December 15, 2015	Adjustable	1,011.11111
		July 9, 2015	August 31, 2015	September 15, 2015	Adjustable	1,022.22222
		April 13, 2015	May 29, 2015	June 15, 2015	Adjustable	1,022.22222
		January 9, 2015	February 27, 2015	March 16, 2015	Adjustable	1,000.00
Series I (3)	$365	January 11, 2016	March 15, 2016	April 1, 2016	6.625%	$0.4140625
		October 9, 2015	December 15, 2015	January 4, 2016	6.625	0.4140625
		July 9, 2015	September 15, 2015	October 1, 2015	6.625	0.4140625
		April 13, 2015	June 15, 2015	July 1, 2015	6.625	0.4140625
		January 9, 2015	March 15, 2015	April 1, 2015	6.625	0.4140625
Series K (4, 5)	$1,544	January 11, 2016	January 15, 2016	February 1, 2016	Fixed-to-floating	$40.00
		July 9, 2015	July 15, 2015	July 30, 2015	Fixed-to-floating	40.00
		January 9, 2015	January 15, 2015	January 30, 2015	Fixed-to-floating	40.00
Series L	$3,080	December 18, 2015	January 1, 2016	February 1, 2016	7.25%	$18.125
		September 18, 2015	October 1, 2015	October 30, 2015	7.25	18.125
		June 19, 2015	July 1, 2015	July 30, 2015	7.25	18.125
		March 18, 2015	April 1, 2015	April 30, 2015	7.25	18.125
Series M (4, 5)	$1,310	October 9, 2015	October 31, 2015	November 16, 2015	Fixed-to-floating	$40.625
		April 13, 2015	April 30, 2015	May 15, 2015	Fixed-to-floating	40.625
Series T	$5,000	January 21, 2016	March 26, 2016	April 11, 2016	6.00%	$1,500.00
		October 22, 2015	December 26, 2015	January 11, 2016	6.00	1,500.00
		July 23, 2015	September 25, 2015	October 13, 2015	6.00	1,500.00
		April 16, 2015	June 25, 2015	July 10, 2015	6.00	1,500.00
		February 10, 2015	March 26, 2015	April 10, 2015	6.00	1,500.00
Series U (4, 5)	$1,000	October 9, 2015	November 15, 2015	December 1, 2015	Fixed-to-floating	$26.00
		April 13, 2015	May 15, 2015	June 1, 2015	Fixed-to-floating	26.00
Series V (4, 5)	$1,500	October 9, 2015	December 1, 2015	December 17, 2015	Fixed-to-floating	$25.625
		April 13, 2015	June 1, 2015	June 17, 2015	Fixed-to-floating	25.625
Series W (3)	$1,100	January 11, 2016	February 15, 2016	March 9, 2016	6.625%	$0.4140625
		October 9, 2015	November 15, 2015	December 9, 2015	6.625	0.4140625
		July 9, 2015	August 15, 2015	September 9, 2015	6.625	0.4140625
		April 13, 2015	May 15, 2015	June 9, 2015	6.625	0.4140625
		January 9, 2015	February 15, 2015	March 9, 2015	6.625	0.4140625
Series X (4, 5)	$2,000	January 11, 2016	February 15, 2016	March 7, 2016	Fixed-to-floating	$31.25
		July 9, 2015	August 15, 2015	September 8, 2015	Fixed-to-floating	31.25
		January 9, 2015	February 15, 2015	March 5, 2015	Fixed-to-floating	31.25
Series Y (3)	$1,100	December 18, 2015	January 1, 2016	January 27, 2016	6.50%	$0.40625
		September 18, 2015	October 1, 2015	October 27, 2015	6.50	0.40625
		June 19, 2015	July 1, 2015	July 27, 2015	6.50	0.40625
		March 18, 2015	April 1, 2015	April 27, 2015	6.50	0.40625
Series Z (4, 5)	$1,400	September 18, 2015	October 1, 2015	October 23, 2015	Fixed-to-floating	$32.50
		March 18, 2015	April 1, 2015	April 23, 2015	Fixed-to-floating	32.50
Series AA (4, 5)	$1,900	January 11, 2016	March 1, 2016	March 17, 2016	Fixed-to-floating	$30.50
		July 9, 2015	September 1, 2015	September 17, 2015	Fixed-to-floating	30.50
For footnotes see page 90.

90 Bank of America 2015

Table III Preferred Stock Cash Dividend Summary (1) (continued)

	December 31, 2015
Preferred Stock	Outstanding Notional Amount (in millions)	Declaration Date	Record Date	Payment Date	Per Annum Dividend Rate	Dividend Per Share
Series 1 (6)	$98	January 11, 2016	February 15, 2016	February 29, 2016	Floating	$0.18750
		October 9, 2015	November 15, 2015	November 30, 2015	Floating	0.18750
		July 9, 2015	August 15, 2015	August 28, 2015	Floating	0.18750
		April 13, 2015	May 15, 2015	May 28, 2015	Floating	0.18750
		January 9, 2015	February 15, 2015	February 27, 2015	Floating	0.18750
Series 2 (6)	$299	January 11, 2016	February 15, 2016	February 29, 2016	Floating	$0.19167
		October 9, 2015	November 15, 2015	November 30, 2015	Floating	0.19167
		July 9, 2015	August 15, 2015	August 28, 2015	Floating	0.19167
		April 13, 2015	May 15, 2015	May 28, 2015	Floating	0.18542
		January 9, 2015	February 15, 2015	February 27, 2015	Floating	0.19167
Series 3 (6)	$653	January 11, 2016	February 15, 2016	February 29, 2016	6.375%	$0.3984375
		October 9, 2015	November 15, 2015	November 30, 2015	6.375	0.3984375
		July 9, 2015	August 15, 2015	August 28, 2015	6.375	0.3984375
		April 13, 2015	May 15, 2015	May 28, 2015	6.375	0.3984375
		January 9, 2015	February 15, 2015	March 2, 2015	6.375	0.3984375
Series 4 (6)	$210	January 11, 2016	February 15, 2016	February 29, 2016	Floating	$0.25556
		October 9, 2015	November 15, 2015	November 30, 2015	Floating	0.25556
		July 9, 2015	August 15, 2015	August 28, 2015	Floating	0.25556
		April 13, 2015	May 15, 2015	May 28, 2015	Floating	0.24722
		January 9, 2015	February 15, 2015	February 27, 2015	Floating	0.25556
Series 5 (6)	$422	January 11, 2016	February 1, 2016	February 22, 2016	Floating	$0.25556
		October 9, 2015	November 1, 2015	November 23, 2015	Floating	0.25556
		July 9, 2015	August 1, 2015	August 21, 2015	Floating	0.25556
		April 13, 2015	May 1, 2015	May 21, 2015	Floating	0.24722
		January 9, 2015	February 1, 2015	February 23, 2015	Floating	0.25556

(1)	Preferred stock cash dividend summary is as of February 24, 2016.

(2)	Dividends are cumulative.

(3)	Dividends per depositary share, each representing a 1/1,000th interest in a share of preferred stock.

(4)	Initially pays dividends semi-annually.

(5)	Dividends per depositary share, each representing a 1/25th interest in a share of preferred stock.

(6)	Dividends per depositary share, each representing a 1/1,200th interest in a share of preferred stock.

Bank of America 2015 91

Table IV Outstanding Loans and Leases

	December 31
(Dollars in millions)	2015	2014	2013	2012	2011
Consumer
Residential mortgage (1)	$187,911	$216,197	$248,066	$252,929	$273,228
Home equity	75,948	85,725	93,672	108,140	124,856
U.S. credit card	89,602	91,879	92,338	94,835	102,291
Non-U.S. credit card	9,975	10,465	11,541	11,697	14,418
Direct/Indirect consumer (2)	88,795	80,381	82,192	83,205	89,713
Other consumer (3)	2,067	1,846	1,977	1,628	2,688
Total consumer loans excluding loans accounted for under the fair value option	454,298	486,493	529,786	552,434	607,194
Consumer loans accounted for under the fair value option (4)	1,871	2,077	2,164	1,005	2,190
Total consumer	456,169	488,570	531,950	553,439	609,384
Commercial
U.S. commercial (5)	265,647	233,586	225,851	209,719	193,199
Commercial real estate (6)	57,199	47,682	47,893	38,637	39,596
Commercial lease financing	21,352	19,579	25,199	23,843	21,989
Non-U.S. commercial	91,549	80,083	89,462	74,184	55,418
Total commercial loans excluding loans accounted for under the fair value option	435,747	380,930	388,405	346,383	310,202
Commercial loans accounted for under the fair value option (4)	5,067	6,604	7,878	7,997	6,614
Total commercial	440,814	387,534	396,283	354,380	316,816
Total loans and leases	$896,983	$876,104	$928,233	$907,819	$926,200

(1)
Includes pay option loans of $2.3 billion, $3.2 billion, $4.4 billion, $6.7 billion and $9.9 billion, and non-U.S. residential mortgage loans of $2 million, $2 million, $0, $93 million and $85 million at December 31, 2015, 2014, 2013, 2012 and 2011, respectively. The Corporation no longer originates pay option loans.

(2)
Includes auto and specialty lending loans of $42.6 billion, $37.7 billion, $38.5 billion, $35.9 billion and $43.0 billion, unsecured consumer lending loans of $886 million, $1.5 billion, $2.7 billion, $4.7 billion and $8.0 billion, U.S. securities-based lending loans of $39.8 billion, $35.8 billion, $31.2 billion, $28.3 billion and $23.6 billion, non-U.S. consumer loans of $3.9 billion, $4.0 billion, $4.7 billion, $8.3 billion and $7.6 billion, student loans of $564 million, $632 million, $4.1 billion, $4.8 billion and $6.0 billion, and other consumer loans of $1.0 billion, $761 million, $1.0 billion, $1.2 billion and $1.5 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(3)
Includes consumer finance loans of $564 million, $676 million, $1.2 billion, $1.4 billion and $1.7 billion, consumer leases of $1.4 billion, $1.0 billion, $606 million, $34 million and $0, consumer overdrafts of $146 million, $162 million, $176 million, $177 million and $103 million, and other non-U.S. consumer loans of $4 million, $3 million, $5 million, $5 million and $929 million at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(4)
Consumer loans accounted for under the fair value option were residential mortgage loans of $1.6 billion, $1.9 billion, $2.0 billion, $1.0 billion and $2.2 billion, and home equity loans of $250 million, $196 million, $147 million, $0 and $0 at December 31, 2015, 2014, 2013, 2012 and 2011, respectively. Commercial loans accounted for under the fair value option were U.S. commercial loans of $2.3 billion, $1.9 billion, $1.5 billion, $2.3 billion and $2.2 billion, and non-U.S. commercial loans of $2.8 billion, $4.7 billion, $6.4 billion, $5.7 billion and $4.4 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(5)
Includes U.S. small business commercial loans, including card-related products, of $12.9 billion, $13.3 billion, $13.3 billion, $12.6 billion and $13.3 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(6)
Includes U.S. commercial real estate loans of $53.6 billion, $45.2 billion, $46.3 billion, $37.2 billion and $37.8 billion, and non-U.S. commercial real estate loans of $3.5 billion, $2.5 billion, $1.6 billion, $1.5 billion and $1.8 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

92 Bank of America 2015

Table V Allowance for Credit Losses

(Dollars in millions)	2015	2014	2013	2012	2011
Allowance for loan and lease losses, January 1	$14,419	$17,428	$24,179	$33,783	$41,885
Loans and leases charged off
Residential mortgage	(866)	(855)	(1,508)	(3,276)	(4,294)
Home equity	(975)	(1,364)	(2,258)	(4,573)	(4,997)
U.S. credit card	(2,738)	(3,068)	(4,004)	(5,360)	(8,114)
Non-U.S. credit card	(275)	(357)	(508)	(835)	(1,691)
Direct/Indirect consumer	(383)	(456)	(710)	(1,258)	(2,190)
Other consumer	(224)	(268)	(273)	(274)	(252)
Total consumer charge-offs	(5,461)	(6,368)	(9,261)	(15,576)	(21,538)
U.S. commercial (1)	(536)	(584)	(774)	(1,309)	(1,690)
Commercial real estate	(30)	(29)	(251)	(719)	(1,298)
Commercial lease financing	(19)	(10)	(4)	(32)	(61)
Non-U.S. commercial	(59)	(35)	(79)	(36)	(155)
Total commercial charge-offs	(644)	(658)	(1,108)	(2,096)	(3,204)
Total loans and leases charged off	(6,105)	(7,026)	(10,369)	(17,672)	(24,742)
Recoveries of loans and leases previously charged off
Residential mortgage	393	969	424	165	377
Home equity	339	457	455	331	517
U.S. credit card	424	430	628	728	838
Non-U.S. credit card	87	115	109	254	522
Direct/Indirect consumer	271	287	365	495	714
Other consumer	31	39	39	42	50
Total consumer recoveries	1,545	2,297	2,020	2,015	3,018
U.S. commercial (2)	172	214	287	368	500
Commercial real estate	35	112	102	335	351
Commercial lease financing	10	19	29	38	37
Non-U.S. commercial	5	1	34	8	3
Total commercial recoveries	222	346	452	749	891
Total recoveries of loans and leases previously charged off	1,767	2,643	2,472	2,764	3,909
Net charge-offs	(4,338)	(4,383)	(7,897)	(14,908)	(20,833)
Write-offs of PCI loans	(808)	(810)	(2,336)	(2,820)	—
Provision for loan and lease losses	3,043	2,231	3,574	8,310	13,629
Other (3)	(82)	(47)	(92)	(186)	(898)
Allowance for loan and lease losses, December 31	12,234	14,419	17,428	24,179	33,783
Reserve for unfunded lending commitments, January 1	528	484	513	714	1,188
Provision for unfunded lending commitments	118	44	(18)	(141)	(219)
Other (4)	—	—	(11)	(60)	(255)
Reserve for unfunded lending commitments, December 31	646	528	484	513	714
Allowance for credit losses, December 31	$12,880	$14,947	$17,912	$24,692	$34,497

(1)	Includes U.S. small business commercial charge-offs of $282 million, $345 million, $457 million, $799 million and $1.1 billion in 2015, 2014, 2013, 2012 and 2011, respectively.

(2)	Includes U.S. small business commercial recoveries of $57 million, $63 million, $98 million, $100 million and $106 million in 2015, 2014, 2013, 2012 and 2011, respectively.

(3)
Primarily represents the net impact of portfolio sales, consolidations and deconsolidations, and foreign currency translation adjustments. In addition, the 2011 amount includes a $449 million reduction in the allowance for loan and lease losses related to Canadian consumer card loans that were transferred to LHFS.

(4)	Primarily represents accretion of the Merrill Lynch purchase accounting adjustment and the impact of funding previously unfunded positions.

Bank of America 2015 93

Table V Allowance for Credit Losses (continued)

(Dollars in millions)	2015	2014	2013	2012	2011
Loan and allowance ratios:
Loans and leases outstanding at December 31 (5)	$890,045	$867,422	$918,191	$898,817	$917,396
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (5)	1.37%	1.66%	1.90%	2.69%	3.68%
Consumer allowance for loan and lease losses as a percentage of total consumer loans and leases outstanding at December 31 (6)	1.63	2.05	2.53	3.81	4.88
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (7)	1.11	1.16	1.03	0.90	1.33
Average loans and leases outstanding (5)	$869,904	$888,804	$909,127	$890,337	$929,661
Net charge-offs as a percentage of average loans and leases outstanding (5, 8)	0.50%	0.49%	0.87%	1.67%	2.24%
Net charge-offs and PCI write-offs as a percentage of average loans and leases outstanding (5, 9)	0.59	0.58	1.13	1.99	2.24
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 10)	130	121	102	107	135
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs (8)	2.82	3.29	2.21	1.62	1.62
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs and PCI write-offs (9)	2.38	2.78	1.70	1.36	1.62
Amounts included in allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases at December 31 (11)	$4,518	$5,944	$7,680	$12,021	$17,490
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases, excluding the allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases at December 31 (5, 11)	82%	71%	57%	54%	65%
Loan and allowance ratios excluding PCI loans and the related valuation allowance: (12)
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (5)	1.31%	1.51%	1.67%	2.14%	2.86%
Consumer allowance for loan and lease losses as a percentage of total consumer loans and leases outstanding at December 31 (6)	1.50	1.79	2.17	2.95	3.68
Net charge-offs as a percentage of average loans and leases outstanding (5)	0.51	0.50	0.90	1.73	2.32
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 10)	122	107	87	82	101
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs	2.64	2.91	1.89	1.25	1.22

(5)
Outstanding loan and lease balances and ratios do not include loans accounted for under the fair value option of $6.9 billion, $8.7 billion, $10.0 billion, $9.0 billion and $8.8 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively. Average loans accounted for under the fair value option were $7.7 billion, $9.9 billion, $9.5 billion, $8.4 billion and $8.4 billion in 2015, 2014, 2013, 2012 and 2011, respectively.

(6)
Excludes consumer loans accounted for under the fair value option of $1.9 billion, $2.1 billion, $2.2 billion, $1.0 billion and $2.2 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(7)
Excludes commercial loans accounted for under the fair value option of $5.1 billion, $6.6 billion, $7.9 billion, $8.0 billion and $6.6 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(8)
Net charge-offs exclude $808 million, $810 million, $2.3 billion and $2.8 billion of write-offs in the PCI loan portfolio in 2015, 2014, 2013 and 2012. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

(9)	There were no write-offs of PCI loans in 2011.

(10)	For more information on our definition of nonperforming loans, see pages 54 and 61.

(11)	Primarily includes amounts allocated to U.S. credit card and unsecured lending portfolios in Consumer Banking, PCI loans and the non-U.S. credit portfolio in All Other.

(12)
For more information on the PCI loan portfolio and the valuation allowance for PCI loans, see Note 4 – Outstanding Loans and Leases and Note 5 – Allowance for Credit Losses to the Consolidated Financial Statements.

94 Bank of America 2015

Table VI Allocation of the Allowance for Credit Losses by Product Type

	December 31
	2015		2014		2013		2012		2011
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Allowance for loan and lease losses
Residential mortgage	$1,500	12.26%	$2,900	20.11%	$4,084	23.43%	$7,088	29.31%	$7,985	23.64%
Home equity	2,414	19.73	3,035	21.05	4,434	25.44	7,845	32.45	13,094	38.76
U.S. credit card	2,927	23.93	3,320	23.03	3,930	22.55	4,718	19.51	6,322	18.71
Non-U.S. credit card	274	2.24	369	2.56	459	2.63	600	2.48	946	2.80
Direct/Indirect consumer	223	1.82	299	2.07	417	2.39	718	2.97	1,153	3.41
Other consumer	47	0.38	59	0.41	99	0.58	104	0.43	148	0.44
Total consumer	7,385	60.36	9,982	69.23	13,423	77.02	21,073	87.15	29,648	87.76
U.S. commercial (1)	2,964	24.23	2,619	18.16	2,394	13.74	1,885	7.80	2,441	7.23
Commercial real estate	967	7.90	1,016	7.05	917	5.26	846	3.50	1,349	3.99
Commercial lease financing	164	1.34	153	1.06	118	0.68	78	0.32	92	0.27
Non-U.S. commercial	754	6.17	649	4.50	576	3.30	297	1.23	253	0.75
Total commercial (2)	4,849	39.64	4,437	30.77	4,005	22.98	3,106	12.85	4,135	12.24
Allowance for loan and lease losses (3)	12,234	100.00%	14,419	100.00%	17,428	100.00%	24,179	100.00%	33,783	100.00%
Reserve for unfunded lending commitments	646		528		484		513		714
Allowance for credit losses	$12,880		$14,947		$17,912		$24,692		$34,497

(1)
Includes allowance for loan and lease losses for U.S. small business commercial loans of $507 million, $536 million, $462 million, $642 million and $893 million at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(2)
Includes allowance for loan and lease losses for impaired commercial loans of $217 million, $159 million, $277 million, $475 million and $545 million at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(3)
Includes $804 million, $1.7 billion, $2.5 billion, $5.5 billion and $8.5 billion of valuation allowance presented with the allowance for loan and lease losses related to PCI loans at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

Bank of America 2015 95

Table VII Selected Loan Maturity Data (1, 2)

	December 31, 2015
(Dollars in millions)	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
U.S. commercial	$74,624	$149,456	$43,837	$267,917
U.S. commercial real estate	10,417	39,495	3,738	53,650
Non-U.S. and other (3)	64,078	27,646	6,171	97,895
Total selected loans	$149,119	$216,597	$53,746	$419,462
Percent of total	36%	51%	13%	100%
Sensitivity of selected loans to changes in interest rates for loans due after one year:
Fixed interest rates		$16,216	$27,338
Floating or adjustable interest rates		200,381	26,408
Total		$216,597	$53,746

(1)	Loan maturities are based on the remaining maturities under contractual terms.

(2)	Includes loans accounted for under the fair value option.

(3)	Loan maturities include non-U.S. commercial and commercial real estate loans.

96 Bank of America 2015

Table VIII Non-exchange Traded Commodity Contracts

	2015
(Dollars in millions)	Asset Positions	Liability Positions
Net fair value of contracts outstanding, January 1, 2015	$8,052	$8,593
Effect of legally enforceable master netting agreements	5,506	5,506
Gross fair value of contracts outstanding, January 1, 2015	13,558	14,099
Contracts realized or otherwise settled	(8,262)	(9,114)
Fair value of new contracts	4,624	4,250
Other changes in fair value	1,623	1,322
Gross fair value of contracts outstanding, December 31, 2015	11,543	10,557
Less: Legally enforceable master netting agreements	(3,244)	(3,244)
Net fair value of contracts outstanding, December 31, 2015	$8,299	$7,313

Table IX Non-exchange Traded Commodity Contract Maturities

	2015
(Dollars in millions)	Asset Positions	Liability Positions
Less than one year	$5,420	$5,853
Greater than or equal to one year and less than three years	2,619	2,121
Greater than or equal to three years and less than five years	723	671
Greater than or equal to five years	2,781	1,912
Gross fair value of contracts outstanding	11,543	10,557
Less: Legally enforceable master netting agreements	(3,244)	(3,244)
Net fair value of contracts outstanding	$8,299	$7,313

Bank of America 2015 97

Table X Selected Quarterly Financial Data

	2015 Quarters (1)				2014 Quarters
(In millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Income statement
Net interest income	$9,686	$9,900	$9,517	$9,855	$10,185	$10,141	$10,142	$10,311
Noninterest income	9,896	11,092	11,523	11,496	9,262	11,253	11,911	12,689
Total revenue, net of interest expense	19,582	20,992	21,040	21,351	19,447	21,394	22,053	23,000
Provision for credit losses	810	806	780	765	219	636	411	1,009
Noninterest expense	14,010	13,939	13,959	15,826	14,327	20,276	18,675	22,378
Income (loss) before income taxes	4,762	6,247	6,301	4,760	4,901	482	2,967	(387)
Income tax expense (benefit)	1,478	1,628	1,736	1,392	1,484	683	569	(293)
Net income (loss)	3,284	4,619	4,565	3,368	3,417	(201)	2,398	(94)
Net income (loss) applicable to common shareholders	2,954	4,178	4,235	2,986	3,105	(439)	2,142	(332)
Average common shares issued and outstanding	10,399	10,444	10,488	10,519	10,516	10,516	10,519	10,561
Average diluted common shares issued and outstanding (2)	11,153	11,197	11,238	11,267	11,274	10,516	11,265	10,561
Performance ratios
Return on average assets	0.60%	0.84%	0.85%	0.64%	0.63%	n/m	0.44%	n/m
Four quarter trailing return on average assets (3)	0.73	0.74	0.52	0.42	0.26	0.26%	0.38	0.44%
Return on average common shareholders’ equity	4.99	7.16	7.43	5.37	5.49	n/m	3.87	n/m
Return on average tangible common shareholders’ equity (4)	7.19	10.40	10.85	7.91	8.11	n/m	5.77	n/m
Return on average tangible shareholders’ equity (4)	7.04	10.08	10.24	7.87	7.94	n/m	5.91	n/m
Total ending equity to total ending assets	11.95	11.88	11.70	11.68	11.57	11.23	10.93	10.78
Total average equity to total average assets	11.79	11.70	11.67	11.50	11.38	11.14	10.86	11.05
Dividend payout	17.57	12.48	12.36	17.62	16.94	n/m	4.91	n/m
Per common share data
Earnings (loss)	$0.28	$0.40	$0.40	$0.28	$0.30	$(0.04)	$0.20	$(0.03)
Diluted earnings (loss) (2)	0.27	0.38	0.38	0.27	0.28	(0.04)	0.20	(0.03)
Dividends paid	0.05	0.05	0.05	0.05	0.05	0.05	0.01	0.01
Book value	22.53	22.40	21.89	21.67	21.32	20.98	21.15	20.74
Tangible book value (4)	15.62	15.50	15.00	14.80	14.43	14.07	14.22	13.80
Market price per share of common stock
Closing	$16.83	$15.58	$17.02	$15.39	$17.89	$17.05	$15.37	$17.20
High closing	17.95	18.45	17.67	17.90	18.13	17.18	17.34	17.92
Low closing	15.38	15.26	15.41	15.15	15.76	14.98	14.51	16.10
Market capitalization	$174,700	$162,457	$178,231	$161,909	$188,141	$179,296	$161,628	$181,117

(1)
The results for 2015 were impacted by the early adoption of new accounting guidance on recognition and measurement of financial instruments. For additional information, see Executive Summary – Recent Events on page 4.

(2)
The diluted earnings (loss) per common share excluded the effect of any equity instruments that are antidilutive to earnings per share. There were no potential common shares that were dilutive in the third and first quarters of 2014 because of the net loss applicable to common shareholders.

(3)	Calculated as total net income (loss) for four consecutive quarters divided by annualized average assets for four consecutive quarters.

(4)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. For more information on these ratios, see Supplemental Financial Data on page 11, and for corresponding reconciliations to GAAP financial measures, see Statistical Table XV.

(5)	For more information on the impact of the PCI loan portfolio on asset quality, see Consumer Portfolio Credit Risk Management on page 45.

(6)	Includes the allowance for loan and lease losses and the reserve for unfunded lending commitments.

(7)
Balances and ratios do not include loans accounted for under the fair value option. For additional exclusions from nonperforming loans, leases and foreclosed properties, see Consumer Portfolio Credit Risk Management – Nonperforming Consumer Loans, Leases and Foreclosed Properties Activity on page 54 and corresponding Table 35, and Commercial Portfolio Credit Risk Management – Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity on page 61 and corresponding Table 44.

(8)	Primarily includes amounts allocated to the U.S. credit card and unsecured consumer lending portfolios in Consumer Banking, PCI loans and the non-U.S. credit card portfolio in All Other.

(9)
Net charge-offs exclude $82 million, $148 million, $290 million and $288 million of write-offs in the PCI loan portfolio in the fourth, third, second and first quarters of 2015, respectively, and $13 million, $246 million, $160 million and $391 million in the fourth, third, second and first quarters of 2014, respectively. For more information on PCI write-offs, see Consumer Portfolio Credit Risk Management – Purchased Credit-impaired Loan Portfolio on page 52.

(10)
Capital ratios reported under Advanced approaches in the fourth quarter of 2015. Prior to fourth quarter of 2015, we were required to report regulatory capital ratios under the Standardized approach only. For additional information, see Capital Management on page 32.

n/m = not meaningful

98 Bank of America 2015

Table X Selected Quarterly Financial Data (continued)

	2015 Quarters (1)				2014 Quarters
(Dollars in millions)	Fourth	Third	Second	First	Fourth	Third	Second	First
Average balance sheet
Total loans and leases	$886,156	$877,429	$876,178	$867,169	$879,585	$894,094	$907,370	$914,195
Total assets	2,180,507	2,168,930	2,151,966	2,138,832	2,137,412	2,135,910	2,169,351	2,139,021
Total deposits	1,186,051	1,159,231	1,146,789	1,130,725	1,122,514	1,127,488	1,128,563	1,118,178
Long-term debt	237,384	240,520	242,230	240,127	249,221	251,772	259,825	253,678
Common shareholders’ equity	234,800	231,524	228,774	225,477	224,350	222,208	222,052	223,013
Total shareholders’ equity	257,074	253,798	251,048	245,863	243,325	237,874	235,633	236,365
Asset quality (5)
Allowance for credit losses (6)	$12,880	$13,318	$13,656	$14,213	$14,947	$15,635	$16,314	$17,127
Nonperforming loans, leases and foreclosed properties (7)	9,836	10,336	11,565	12,101	12,629	14,232	15,300	17,732
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (7)	1.37%	1.45%	1.50%	1.58%	1.66%	1.72%	1.76%	1.85%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases (7)	130	129	122	122	121	112	108	97
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases, excluding the PCI loan portfolio (7)	122	120	111	110	107	100	95	85
Amounts included in allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases (8)	$4,518	$4,682	$5,050	$5,492	$5,944	$6,013	$6,488	$7,143
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases, excluding the allowance for loan and lease losses for loans and leases that are excluded from nonperforming loans and leases (7, 8)	82%	81%	75%	73%	71%	67%	64%	55%
Net charge-offs (9)	$1,144	$932	$1,068	$1,194	$879	$1,043	$1,073	$1,388
Annualized net charge-offs as a percentage of average loans and leases outstanding (7, 9)	0.52%	0.43%	0.49%	0.56%	0.40%	0.47%	0.48%	0.62%
Annualized net charge-offs as a percentage of average loans and leases outstanding, excluding the PCI loan portfolio (7)	0.53	0.43	0.50	0.58	0.41	0.48	0.49	0.64
Annualized net charge-offs and PCI write-offs as a percentage of average loans and leases outstanding (7)	0.55	0.49	0.63	0.70	0.41	0.58	0.55	0.80
Nonperforming loans and leases as a percentage of total loans and leases outstanding (7)	1.05	1.12	1.23	1.30	1.38	1.54	1.64	1.90
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (7)	1.10	1.18	1.32	1.40	1.45	1.62	1.71	1.97
Ratio of the allowance for loan and lease losses at period end to annualized net charge-offs (9)	2.70	3.42	3.05	2.82	4.14	3.65	3.67	2.95
Ratio of the allowance for loan and lease losses at period end to annualized net charge-offs, excluding the PCI loan portfolio	2.52	3.18	2.79	2.55	3.66	3.27	3.25	2.58
Ratio of the allowance for loan and lease losses at period end to annualized net charge-offs and PCI write-offs	2.52	2.95	2.40	2.28	4.08	2.95	3.20	2.30
Capital ratios at period end (10)
Risk-based capital:
Common equity tier 1 capital	10.2%	11.6%	11.2%	11.1%	12.3%	12.0%	12.0%	11.8%
Tier 1 capital	11.3	12.9	12.5	12.3	13.4	12.8	12.5	11.9
Total capital	13.2	15.8	15.5	15.3	16.5	15.8	15.3	14.8
Tier 1 leverage	8.6	8.5	8.5	8.4	8.2	7.9	7.7	7.4
Tangible equity (4)	8.9	8.8	8.6	8.6	8.4	8.1	7.8	7.6
Tangible common equity (4)	7.8	7.8	7.6	7.5	7.5	7.2	7.1	7.0
For footnotes see page 98.

Bank of America 2015 99

Table XI Quarterly Average Balances and Interest Rates – FTE Basis

	Fourth Quarter 2015			Third Quarter 2015
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$148,102	$108	0.29%	$145,174	$96	0.26%
Time deposits placed and other short-term investments	10,120	41	1.61	11,503	38	1.32
Federal funds sold and securities borrowed or purchased under agreements to resell	207,585	214	0.41	210,127	275	0.52
Trading account assets	134,797	1,141	3.37	140,484	1,170	3.31
Debt securities	399,338	2,470	2.48	394,265	2,282	2.32
Loans and leases (1):
Residential mortgage	189,650	1,644	3.47	193,791	1,690	3.49
Home equity	77,109	715	3.69	79,715	730	3.64
U.S. credit card	88,623	2,045	9.15	88,201	2,033	9.15
Non-U.S. credit card	10,155	258	10.07	10,244	267	10.34
Direct/Indirect consumer (2)	87,858	530	2.40	85,975	515	2.38
Other consumer (3)	2,039	11	2.09	1,980	15	3.01
Total consumer	455,434	5,203	4.55	459,906	5,250	4.54
U.S. commercial	261,727	1,790	2.72	251,908	1,744	2.75
Commercial real estate (4)	56,126	408	2.89	53,605	384	2.84
Commercial lease financing	20,422	155	3.03	20,013	153	3.07
Non-U.S. commercial	92,447	530	2.27	91,997	514	2.22
Total commercial	430,722	2,883	2.66	417,523	2,795	2.66
Total loans and leases	886,156	8,086	3.63	877,429	8,045	3.65
Other earning assets	61,073	748	4.87	62,848	717	4.52
Total earning assets (5)	1,847,171	12,808	2.76	1,841,830	12,623	2.73
Cash and due from banks	29,503			27,730
Other assets, less allowance for loan and lease losses	303,833			299,370
Total assets	$2,180,507			$2,168,930
Interest-bearing liabilities
U.S. interest-bearing deposits:
Savings	$46,094	$1	0.01%	$46,297	$2	0.02%
NOW and money market deposit accounts	558,441	68	0.05	545,741	67	0.05
Consumer CDs and IRAs	51,107	37	0.29	53,174	38	0.29
Negotiable CDs, public funds and other deposits	30,546	25	0.32	30,631	26	0.33
Total U.S. interest-bearing deposits	686,188	131	0.08	675,843	133	0.08
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	3,997	7	0.69	4,196	7	0.71
Governments and official institutions	1,687	2	0.37	1,654	1	0.33
Time, savings and other	55,965	71	0.51	53,793	73	0.53
Total non-U.S. interest-bearing deposits	61,649	80	0.52	59,643	81	0.54
Total interest-bearing deposits	747,837	211	0.11	735,486	214	0.12
Federal funds purchased, securities loaned or sold under agreements to repurchase and short-term borrowings	231,650	519	0.89	257,323	597	0.92
Trading account liabilities	73,139	272	1.48	77,443	342	1.75
Long-term debt (6)	237,384	1,895	3.18	240,520	1,343	2.22
Total interest-bearing liabilities (5)	1,290,010	2,897	0.89	1,310,772	2,496	0.76
Noninterest-bearing sources:
Noninterest-bearing deposits	438,214			423,745
Other liabilities	195,209			180,615
Shareholders’ equity	257,074			253,798
Total liabilities and shareholders’ equity	$2,180,507			$2,168,930
Net interest spread			1.87%			1.97%
Impact of noninterest-bearing sources			0.27			0.22
Net interest income/yield on earning assets		$9,911	2.14%		$10,127	2.19%

(1)
Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is generally recognized on a cost recovery basis. PCI loans were recorded at fair value upon acquisition and accrete interest income over the estimated life of the loan.

(2)	Includes non-U.S. consumer loans of $4.0 billion for each of the quarters of 2015 and $4.2 billion in the fourth quarter of 2014.

(3)
Includes consumer finance loans of $578 million, $605 million, $632 million and $661 million in the fourth, third, second and first quarters of 2015, respectively, and $907 million in the fourth quarter of 2014; consumer leases of $1.3 billion, $1.2 billion, $1.1 billion and $1.0 billion in the fourth, third, second and first quarters of 2015, respectively, and $965 million in the fourth quarter of 2014; and consumer overdrafts of $174 million, $177 million, $131 million and $141 million in the fourth, third, second and first quarters of 2015, respectively, and $156 million in the fourth quarter of 2014.

(4)
Includes U.S. commercial real estate loans of $52.8 billion, $49.8 billion, $47.6 billion and $45.6 billion in the fourth, third, second and first quarters of 2015, respectively, and $45.1 billion in the fourth quarter of 2014; and non-U.S. commercial real estate loans of $3.3 billion, $3.8 billion, $2.8 billion and $2.7 billion in the fourth, third, second and first quarters of 2015, respectively, and $1.9 billion in the fourth quarter of 2014.

(5)
Interest income includes the impact of interest rate risk management contracts, which decreased interest income on the underlying assets by $32 million, $8 million, $8 million and $11 million in the fourth, third, second and first quarters of 2015, respectively, and $10 million in the fourth quarter of 2014. Interest expense includes the impact of interest rate risk management contracts, which decreased interest expense on the underlying liabilities by $681 million, $590 million, $509 million and $582 million in the fourth, third, second and first quarters of 2015, respectively, and $659 million in the fourth quarter of 2014. For additional information, see Interest Rate Risk Management for Non-trading Activities on page 76.

(6)
The yield on long-term debt excluding the $612 million adjustment on certain trust preferred securities was 2.15 percent for the fourth quarter of 2015. For more information, see Note 11 – Long-term Debt to the Consolidated Financial Statements. The yield on long-term debt excluding the adjustment is a non-GAAP financial measure.

100 Bank of America 2015

Table XI Quarterly Average Balances and Interest Rates – FTE Basis (continued)

	Second Quarter 2015			First Quarter 2015			Fourth Quarter 2014
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$125,762	$81	0.26%	$126,189	$84	0.27%	$109,042	$74	0.27%
Time deposits placed and other short-term investments	8,183	34	1.64	8,379	33	1.61	9,339	41	1.73
Federal funds sold and securities borrowed or purchased under agreements to resell	214,326	268	0.50	213,931	231	0.44	217,982	238	0.43
Trading account assets	137,137	1,114	3.25	138,946	1,122	3.26	144,147	1,141	3.15
Debt securities	386,337	2,138	2.23	383,240	2,343	2.48	370,806	2,278	2.47
Loans and leases (1):
Residential mortgage	207,356	1,782	3.44	215,030	1,851	3.45	223,132	1,946	3.49
Home equity	82,640	769	3.73	84,915	770	3.66	86,825	808	3.70
U.S. credit card	87,460	1,980	9.08	88,695	2,027	9.27	89,381	2,087	9.26
Non-U.S. credit card	10,012	264	10.56	10,002	262	10.64	10,950	280	10.14
Direct/Indirect consumer (2)	83,698	504	2.42	80,713	491	2.47	83,121	522	2.49
Other consumer (3)	1,885	15	3.14	1,847	15	3.29	2,031	85	16.75
Total consumer	473,051	5,314	4.50	481,202	5,416	4.54	495,440	5,728	4.60
U.S. commercial	244,540	1,704	2.80	234,907	1,645	2.84	231,215	1,648	2.83
Commercial real estate (4)	50,478	382	3.03	48,234	347	2.92	46,996	360	3.04
Commercial lease financing	19,486	149	3.05	19,271	171	3.55	19,090	154	3.23
Non-U.S. commercial	88,623	479	2.17	83,555	485	2.35	86,844	527	2.41
Total commercial	403,127	2,714	2.70	385,967	2,648	2.78	384,145	2,689	2.78
Total loans and leases	876,178	8,028	3.67	867,169	8,064	3.76	879,585	8,417	3.81
Other earning assets	62,723	719	4.60	61,514	706	4.65	65,864	741	4.46
Total earning assets (5)	1,810,646	12,382	2.74	1,799,368	12,583	2.82	1,796,765	12,930	2.86
Cash and due from banks	30,751			27,695			27,590
Other assets, less allowance for loan and lease losses	310,569			311,769			313,057
Total assets	$2,151,966			$2,138,832			$2,137,412
Interest-bearing liabilities
U.S. interest-bearing deposits:
Savings	$47,381	$2	0.02%	$46,224	$2	0.02%	$45,621	$1	0.01%
NOW and money market deposit accounts	536,201	71	0.05	531,827	67	0.05	515,995	76	0.06
Consumer CDs and IRAs	55,832	42	0.30	58,704	45	0.31	61,880	52	0.33
Negotiable CDs, public funds and other deposits	29,904	22	0.30	28,796	22	0.31	30,950	22	0.29
Total U.S. interest-bearing deposits	669,318	137	0.08	665,551	136	0.08	654,446	151	0.09
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	5,162	9	0.67	4,544	8	0.74	5,415	9	0.63
Governments and official institutions	1,239	1	0.38	1,382	1	0.21	1,647	1	0.18
Time, savings and other	55,030	69	0.51	54,276	75	0.55	57,029	76	0.53
Total non-U.S. interest-bearing deposits	61,431	79	0.52	60,202	84	0.56	64,091	86	0.53
Total interest-bearing deposits	730,749	216	0.12	725,753	220	0.12	718,537	237	0.13
Federal funds purchased, securities loaned or sold under agreements to repurchase and short-term borrowings	252,088	685	1.09	244,134	586	0.97	251,432	616	0.97
Trading account liabilities	77,772	335	1.73	78,787	394	2.03	78,174	351	1.78
Long-term debt (6)	242,230	1,407	2.33	240,127	1,313	2.20	249,221	1,315	2.10
Total interest-bearing liabilities (5)	1,302,839	2,643	0.81	1,288,801	2,513	0.79	1,297,364	2,519	0.77
Noninterest-bearing sources:
Noninterest-bearing deposits	416,040			404,972			403,977
Other liabilities	182,039			199,196			192,746
Shareholders’ equity	251,048			245,863			243,325
Total liabilities and shareholders’ equity	$2,151,966			$2,138,832			$2,137,412
Net interest spread			1.93%			2.03%			2.09%
Impact of noninterest-bearing sources			0.23			0.23			0.22
Net interest income/yield on earning assets		$9,739	2.16%		$10,070	2.26%		$10,411	2.31%
For footnotes see page 100.

Bank of America 2015 101

Table XII Quarterly Supplemental Financial Data

	2015 Quarters				2014 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Fully taxable-equivalent basis data (1)
Net interest income	$9,911	$10,127	$9,739	$10,070	$10,411	$10,361	$10,351	$10,507
Total revenue, net of interest expense (2)	19,807	21,219	21,262	21,566	19,673	21,614	22,262	23,196
Net interest yield	2.14%	2.19%	2.16%	2.26%	2.31%	2.28%	2.26%	2.35%
Efficiency ratio (2)	70.73	65.70	65.65	73.39	72.83	93.81	83.89	96.47

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. For more information on these performance measures and ratios, see Supplemental Financial Data on page 11 and for corresponding reconciliations to GAAP financial measures, see Statistical Table XV.

(2)
The results for 2015 were impacted by the early adoption of new accounting guidance on recognition and measurement of financial instruments. For additional information, see Executive Summary – Recent Events on page 4.

102 Bank of America 2015

Table XIII Five-year Reconciliations to GAAP Financial Measures (1)

(Dollars in millions, shares in thousands)	2015	2014	2013	2012	2011
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$38,958	$40,779	$40,719	$40,135	$44,953
Fully taxable-equivalent adjustment	889	851	859	901	972
Net interest income on a fully taxable-equivalent basis	$39,847	$41,630	$41,578	$41,036	$45,925
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense	$82,965	$85,894	$87,502	$82,798	$93,889
Fully taxable-equivalent adjustment	889	851	859	901	972
Total revenue, net of interest expense on a fully taxable-equivalent basis	$83,854	$86,745	$88,361	$83,699	$94,861
Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charges
Total noninterest expense	$57,734	$75,656	$69,213	$72,094	$80,274
Goodwill impairment charges	—	—	—	—	(3,184)
Total noninterest expense, excluding goodwill impairment charges	$57,734	$75,656	$69,213	$72,094	$77,090
Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis
Income tax expense (benefit)	$6,234	$2,443	$4,194	$(1,320)	$(1,511)
Fully taxable-equivalent adjustment	889	851	859	901	972
Income tax expense (benefit) on a fully taxable-equivalent basis	$7,123	$3,294	$5,053	$(419)	$(539)
Reconciliation of net income to net income, excluding goodwill impairment charges
Net income	$15,836	$5,520	$10,539	$3,855	$1,716
Goodwill impairment charges	—	—	—	—	3,184
Net income, excluding goodwill impairment charges	$15,836	$5,520	$10,539	$3,855	$4,900
Reconciliation of net income applicable to common shareholders to net income applicable to common shareholders, excluding goodwill impairment charges
Net income applicable to common shareholders	$14,353	$4,476	$9,190	$2,427	$355
Goodwill impairment charges	—	—	—	—	3,184
Net income applicable to common shareholders, excluding goodwill impairment charges	$14,353	$4,476	$9,190	$2,427	$3,539
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity
Common shareholders’ equity	$230,173	$222,907	$218,340	$216,999	$211,844
Goodwill	(69,772)	(69,809)	(69,910)	(69,974)	(72,334)
Intangible assets (excluding MSRs)	(4,201)	(5,109)	(6,132)	(7,366)	(9,180)
Related deferred tax liabilities	1,852	2,090	2,328	2,593	2,898
Tangible common shareholders’ equity	$158,052	$150,079	$144,626	$142,252	$133,228
Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Shareholders’ equity	$251,981	$238,317	$233,819	$235,681	$229,230
Goodwill	(69,772)	(69,809)	(69,910)	(69,974)	(72,334)
Intangible assets (excluding MSRs)	(4,201)	(5,109)	(6,132)	(7,366)	(9,180)
Related deferred tax liabilities	1,852	2,090	2,328	2,593	2,898
Tangible shareholders’ equity	$179,860	$165,489	$160,105	$160,934	$150,614
Reconciliation of year-end common shareholders’ equity to year-end tangible common shareholders’ equity
Common shareholders’ equity	$233,903	$224,167	$219,124	$218,194	$211,703
Goodwill	(69,761)	(69,777)	(69,844)	(69,976)	(69,967)
Intangible assets (excluding MSRs)	(3,768)	(4,612)	(5,574)	(6,684)	(8,021)
Related deferred tax liabilities	1,716	1,960	2,166	2,428	2,702
Tangible common shareholders’ equity	$162,090	$151,738	$145,872	$143,962	$136,417
Reconciliation of year-end shareholders’ equity to year-end tangible shareholders’ equity
Shareholders’ equity	$256,176	$243,476	$232,475	$236,962	$230,100
Goodwill	(69,761)	(69,777)	(69,844)	(69,976)	(69,967)
Intangible assets (excluding MSRs)	(3,768)	(4,612)	(5,574)	(6,684)	(8,021)
Related deferred tax liabilities	1,716	1,960	2,166	2,428	2,702
Tangible shareholders’ equity	$184,363	$171,047	$159,223	$162,730	$154,814
Reconciliation of year-end assets to year-end tangible assets
Assets	$2,144,287	$2,104,539	$2,102,064	$2,209,981	$2,129,045
Goodwill	(69,761)	(69,777)	(69,844)	(69,976)	(69,967)
Intangible assets (excluding MSRs)	(3,768)	(4,612)	(5,574)	(6,684)	(8,021)
Related deferred tax liabilities	1,716	1,960	2,166	2,428	2,702
Tangible assets	$2,072,474	$2,032,110	$2,028,812	$2,135,749	$2,053,759

(1)
Presents reconciliations of non-GAAP financial measures to GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate these measures differently. For more information on non-GAAP financial measures and ratios we use in assessing the results of the Corporation, see Supplemental Financial Data on page 11.

Bank of America 2015 103

Table XIV Two-year Reconciliations to GAAP Financial Measures (1)

(Dollars in millions)	2015	2014
Consumer Banking
Reported net income	$6,649	$6,251
Adjustment related to intangibles (2)	4	4
Adjusted net income	$6,653	$6,255

Average allocated equity (3)	$63,188	$64,285
Adjustment related to goodwill and a percentage of intangibles	(30,188)	(30,285)
Average allocated capital	$33,000	$34,000

Deposits
Reported net income	$2,652	$2,311
Adjustment related to intangibles (2)	—	—
Adjusted net income	$2,652	$2,311

Average allocated equity (3)	$30,336	$29,367
Adjustment related to goodwill and a percentage of intangibles	(18,336)	(18,367)
Average allocated capital	$12,000	$11,000

Consumer Lending
Reported net income	$3,997	$3,940
Adjustment related to intangibles (2)	4	4
Adjusted net income	$4,001	$3,944

Average allocated equity (3)	$32,852	$34,918
Adjustment related to goodwill and a percentage of intangibles	(11,852)	(11,918)
Average allocated capital	$21,000	$23,000

Global Wealth & Investment Management
Reported net income	$2,567	$2,855
Adjustment related to intangibles (2)	11	13
Adjusted net income	$2,578	$2,868

Average allocated equity (3)	$22,215	$22,278
Adjustment related to goodwill and a percentage of intangibles	(10,215)	(10,278)
Average allocated capital	$12,000	$12,000

Global Banking
Reported net income	$5,340	$5,782
Adjustment related to intangibles (2)	1	2
Adjusted net income	$5,341	$5,784

Average allocated equity (3)	$58,935	$57,429
Adjustment related to goodwill and a percentage of intangibles	(23,935)	(23,929)
Average allocated capital	$35,000	$33,500

Global Markets
Reported net income	$2,423	$2,590
Adjustment related to intangibles (2)	10	9
Adjusted net income	$2,433	$2,599

Average allocated equity (3)	$40,372	$39,346
Adjustment related to goodwill and a percentage of intangibles	(5,372)	(5,346)
Average allocated capital	$35,000	$34,000

(1)
Presents reconciliations of non-GAAP financial measures to GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation and our segments. Other companies may define or calculate these measures differently. For more information on non-GAAP financial measures and ratios we use in assessing the results of the Corporation, see Supplemental Financial Data on page 11.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)
Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment. For more information on allocated capital, see Business Segment Operations on page 13 and Note 8 – Goodwill and Intangible Assets to the Consolidated Financial Statements.

104 Bank of America 2015

Table XV Quarterly Reconciliations to GAAP Financial Measures (1)

	2015 Quarters				2014 Quarters
(Dollars in millions)	Fourth	Third	Second	First	Fourth	Third	Second	First
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$9,686	$9,900	$9,517	$9,855	$10,185	$10,141	$10,142	$10,311
Fully taxable-equivalent adjustment	225	227	222	215	226	220	209	196
Net interest income on a fully taxable-equivalent basis	$9,911	$10,127	$9,739	$10,070	$10,411	$10,361	$10,351	$10,507
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense (2)	$19,582	$20,992	$21,040	$21,351	$19,447	$21,394	$22,053	$23,000
Fully taxable-equivalent adjustment	225	227	222	215	226	220	209	196
Total revenue, net of interest expense on a fully taxable-equivalent basis	$19,807	$21,219	$21,262	$21,566	$19,673	$21,614	$22,262	$23,196
Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis
Income tax expense (benefit) (2)	$1,478	$1,628	$1,736	$1,392	$1,484	$683	$569	$(293)
Fully taxable-equivalent adjustment	225	227	222	215	226	220	209	196
Income tax expense (benefit) on a fully taxable-equivalent basis	$1,703	$1,855	$1,958	$1,607	$1,710	$903	$778	$(97)
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity
Common shareholders’ equity	$234,800	$231,524	$228,774	$225,477	$224,350	$222,208	$222,052	$223,013
Goodwill	(69,761)	(69,774)	(69,775)	(69,776)	(69,782)	(69,792)	(69,822)	(69,842)
Intangible assets (excluding MSRs)	(3,888)	(4,099)	(4,307)	(4,518)	(4,747)	(4,992)	(5,235)	(5,474)
Related deferred tax liabilities	1,753	1,811	1,885	1,959	2,019	2,077	2,100	2,165
Tangible common shareholders’ equity	$162,904	$159,462	$156,577	$153,142	$151,840	$149,501	$149,095	$149,862
Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Shareholders’ equity	$257,074	$253,798	$251,048	$245,863	$243,325	$237,874	$235,633	$236,365
Goodwill	(69,761)	(69,774)	(69,775)	(69,776)	(69,782)	(69,792)	(69,822)	(69,842)
Intangible assets (excluding MSRs)	(3,888)	(4,099)	(4,307)	(4,518)	(4,747)	(4,992)	(5,235)	(5,474)
Related deferred tax liabilities	1,753	1,811	1,885	1,959	2,019	2,077	2,100	2,165
Tangible shareholders’ equity	$185,178	$181,736	$178,851	$173,528	$170,815	$165,167	$162,676	$163,214
Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity
Common shareholders’ equity	$233,903	$233,588	$229,251	$228,011	$224,167	$220,588	$222,401	$218,352
Goodwill	(69,761)	(69,761)	(69,775)	(69,776)	(69,777)	(69,784)	(69,810)	(69,842)
Intangible assets (excluding MSRs)	(3,768)	(3,973)	(4,188)	(4,391)	(4,612)	(4,849)	(5,099)	(5,337)
Related deferred tax liabilities	1,716	1,762	1,813	1,900	1,960	2,019	2,078	2,100
Tangible common shareholders’ equity	$162,090	$161,616	$157,101	$155,744	$151,738	$147,974	$149,570	$145,273
Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity
Shareholders’ equity	$256,176	$255,861	$251,524	$250,284	$243,476	$238,501	$237,246	$231,704
Goodwill	(69,761)	(69,761)	(69,775)	(69,776)	(69,777)	(69,784)	(69,810)	(69,842)
Intangible assets (excluding MSRs)	(3,768)	(3,973)	(4,188)	(4,391)	(4,612)	(4,849)	(5,099)	(5,337)
Related deferred tax liabilities	1,716	1,762	1,813	1,900	1,960	2,019	2,078	2,100
Tangible shareholders’ equity	$184,363	$183,889	$179,374	$178,017	$171,047	$165,887	$164,415	$158,625
Reconciliation of period-end assets to period-end tangible assets
Assets	$2,144,287	$2,152,962	$2,148,899	$2,143,644	$2,104,539	$2,123,392	$2,170,362	$2,149,623
Goodwill	(69,761)	(69,761)	(69,775)	(69,776)	(69,777)	(69,784)	(69,810)	(69,842)
Intangible assets (excluding MSRs)	(3,768)	(3,973)	(4,188)	(4,391)	(4,612)	(4,849)	(5,099)	(5,337)
Related deferred tax liabilities	1,716	1,762	1,813	1,900	1,960	2,019	2,078	2,100
Tangible assets	$2,072,474	$2,080,990	$2,076,749	$2,071,377	$2,032,110	$2,050,778	$2,097,531	$2,076,544

(1)
Presents reconciliations of non-GAAP financial measures to GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate these measures differently. For more information on non-GAAP financial measures and ratios we use in assessing the results of the Corporation, see Supplemental Financial Data on page 11.

(2)
The results for 2015 were impacted by the early adoption of new accounting guidance on recognition and measurement of financial instruments. For additional information, see Executive Summary – Recent Events on page 4.

Bank of America 2015 105

Glossary
Alt-A Mortgage – A type of U.S. mortgage that, for various reasons, is considered riskier than A-paper, or “prime,” and less risky than “subprime,” the riskiest category. Alt-A interest rates, which are determined by credit risk, therefore tend to be between those of prime and subprime consumer real estate loans. Typically, Alt-A mortgages are characterized by borrowers with less than full documentation, lower credit scores and higher LTVs.
Assets in Custody – Consist largely of custodial and non-discretionary trust assets excluding brokerage assets administered for clients. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.
Assets Under Management (AUM) – The total market value of assets under the investment advisory and/or discretion of GWIM which generate asset management fees based on a percentage of the assets’ market values. AUM reflects assets that are generally managed for institutional, high net worth and retail clients, and are distributed through various investment products including mutual funds, other commingled vehicles and separate accounts. AUM is classified in two categories, Liquidity AUM and Long-term AUM. Liquidity AUM are assets under advisory and discretion of GWIM in which the investment strategy seeks current income, while maintaining liquidity and capital preservation. The duration of these strategies is primarily less than one year. Long-term AUM are assets under advisory and/or discretion of GWIM in which the duration of investment strategy is longer than one year.
Carrying Value (with respect to loans) – The amount at which a loan is recorded on the balance sheet. For loans recorded at amortized cost, carrying value is the unpaid principal balance net of unamortized deferred loan origination fees and costs, and unamortized purchase premium or discount. For loans that are or have been on nonaccrual status, the carrying value is also reduced by any net charge-offs that have been recorded and the amount of interest payments applied as a reduction of principal under the cost recovery method. For PCI loans, the carrying value equals fair value upon acquisition adjusted for subsequent cash collections and yield accreted to date. For credit card loans, the carrying value also includes interest that has been billed to the customer. For loans classified as held-for-sale, carrying value is the lower of carrying value as described in the sentences above, or fair value. For loans for which we have elected the fair value option, the carrying value is fair value.
Client Brokerage Assets – Include client assets which are held in brokerage accounts. This includes non-discretionary brokerage and fee-based assets which generate brokerage income and asset management fee revenue.
Committed Credit Exposure – Includes any funded portion of a facility plus the unfunded portion of a facility on which the lender is legally bound to advance funds during a specified period under prescribed conditions.
Credit Derivatives – Contractual agreements that provide protection against a credit event on one or more referenced obligations. The nature of a credit event is established by the protection purchaser and the protection seller at the inception of the transaction, and such events generally include bankruptcy or insolvency of the referenced credit entity, failure to meet payment obligations when due, as well as acceleration of indebtedness and payment repudiation or moratorium. The purchaser of the credit derivative pays a periodic fee in return for a payment by the protection seller upon the occurrence, if any, of such a credit event. A credit default swap is a type of a credit derivative.
Credit Valuation Adjustment (CVA) – A portfolio adjustment required to properly reflect the counterparty credit risk exposure as part of the fair value of derivative instruments.
Debit Valuation Adjustment (DVA) – A portfolio adjustment required to properly reflect the Corporation’s own credit risk exposure as part of the fair value of derivative instruments and/or structured liabilities.
Funding Valuation Adjustment (FVA) – A portfolio adjustment required to include funding costs on uncollateralized derivatives and derivatives where the Corporation is not permitted to use the collateral it receives.
Interest Rate Lock Commitment (IRLC) – Commitment with a loan applicant in which the loan terms, including interest rate and price, are guaranteed for a designated period of time subject to credit approval.
Letter of Credit – A document issued on behalf of a customer to a third party promising to pay the third party upon presentation of specified documents. A letter of credit effectively substitutes the issuer’s credit for that of the customer.
Loan-to-value (LTV) – A commonly used credit quality metric that is reported in terms of ending and average LTV. Ending LTV is calculated as the outstanding carrying value of the loan at the end of the period divided by the estimated value of the property securing the loan. An additional metric related to LTV is combined loan-to-value (CLTV) which is similar to the LTV metric, yet combines the outstanding balance on the residential mortgage loan and the outstanding carrying value on the home equity loan or available line of credit, both of which are secured by the same property, divided by the estimated value of the property. A LTV of 100 percent reflects a loan that is currently secured by a property valued at an amount exactly equal to the carrying value or available line of the loan. Estimated property values are generally determined through the use of automated valuation models (AVMs) or the CoreLogic Case-Shiller Index. An AVM is a tool that estimates the value of a property by reference to large volumes of market data including sales of comparable properties and price trends specific to the MSA in which the property being valued is located. CoreLogic Case-Shiller is a widely used index based on data from repeat sales of single family homes. CoreLogic Case-Shiller indexed-based values are reported on a three-month or one-quarter lag.
Margin Receivable – An extension of credit secured by eligible securities in certain brokerage accounts.

106 Bank of America 2015

Matched Book – Repurchase and resale agreements and securities borrowed and loaned transactions entered into to accommodate customers and earn interest rate spreads.
Mortgage Servicing Right (MSR) – The right to service a mortgage loan when the underlying loan is sold or securitized. Servicing includes collections for principal, interest and escrow payments from borrowers and accounting for and remitting principal and interest payments to investors.
Net Interest Yield – Net interest income divided by average total interest-earning assets.
Nonperforming Loans and Leases – Include loans and leases that have been placed on nonaccrual status, including nonaccruing loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties (TDRs). Loans accounted for under the fair value option, PCI loans and LHFS are not reported as nonperforming loans and leases. Consumer credit card loans, business card loans, consumer loans secured by personal property (except for certain secured consumer loans, including those that have been modified in a TDR), and consumer loans secured by real estate that are insured by the FHA or through long-term credit protection agreements with FNMA and FHLMC (fully-insured loan portfolio) are not placed on nonaccrual status and are, therefore, not reported as nonperforming loans and leases.
Prompt Corrective Action (PCA) – A framework established by the U.S. banking regulators requiring banks to maintain certain levels of regulatory capital ratios, comprised of five categories of capitalization: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Insured depository institutions that fail to meet these capital levels are subject to increasingly strict limits on their activities, including their ability to make capital distributions, pay management compensation, grow assets and take other actions.
Purchased Credit-impaired (PCI) Loan – A loan purchased as an individual loan, in a portfolio of loans or in a business combination with evidence of deterioration in credit quality since origination for which it is probable, upon acquisition, that the investor will be unable to collect all contractually required payments. These loans are recorded at fair value upon acquisition.

Subprime Loans – Although a standard industry definition for subprime loans (including subprime mortgage loans) does not exist, the Corporation defines subprime loans as specific product offerings for higher risk borrowers, including individuals with one or a combination of high credit risk factors, such as low FICO scores, high debt to income ratios and inferior payment history.
Troubled Debt Restructurings (TDRs) – Loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties. Certain consumer loans for which a binding offer to restructure has been extended are also classified as TDRs. Concessions could include a reduction in the interest rate to a rate that is below market on the loan, payment extensions, forgiveness of principal, forbearance, loans discharged in bankruptcy or other actions intended to maximize collection. Secured consumer loans that have been discharged in Chapter 7 bankruptcy and have not been reaffirmed by the borrower are classified as TDRs at the time of discharge from bankruptcy. TDRs are generally reported as nonperforming loans and leases while on nonaccrual status. Nonperforming TDRs may be returned to accrual status when, among other criteria, payment in full of all amounts due under the restructured terms is expected and the borrower has demonstrated a sustained period of repayment performance, generally six months. TDRs that are on accrual status are reported as performing TDRs through the end of the calendar year in which the restructuring occurred or the year in which they are returned to accrual status. In addition, if accruing TDRs bear less than a market rate of interest at the time of modification, they are reported as performing TDRs throughout their remaining lives unless and until they cease to perform in accordance with their modified contractual terms, at which time they would be placed on nonaccrual status and reported as nonperforming TDRs.
Value-at-Risk (VaR) – VaR is a model that simulates the value of a portfolio under a range of hypothetical scenarios in order to generate a distribution of potential gains and losses. VaR represents the loss the portfolio is expected to experience with a given confidence level based on historical data. A VaR model is an effective tool in estimating ranges of potential gains and losses on our trading portfolios.

Bank of America 2015 107

Acronyms

ABS	Asset-backed securities
AFS	Available-for-sale
ALM	Asset and liability management
ARM	Adjustable-rate mortgage
AUM	Assets under management
BHC	Bank holding company
CCAR	Comprehensive Capital Analysis and Review
CDO	Collateralized debt obligation
CGA	Corporate General Auditor
CLO	Collateralized loan obligation
CRA	Community Reinvestment Act
CVA	Credit valuation adjustment
DVA	Debit valuation adjustment
EAD	Exposure at default
ERC	Enterprise Risk Committee
FDIC	Federal Deposit Insurance Corporation
FHA	Federal Housing Administration
FHFA	Federal Housing Finance Agency
FHLB	Federal Home Loan Bank
FHLMC	Freddie Mac
FICC	Fixed-income, currencies and commodities
FICO	Fair Isaac Corporation (credit score)
FLUs	Front line units
FNMA	Fannie Mae
FTE	Fully taxable-equivalent
FVA	Funding valuation adjustment
GAAP	Accounting principles generally accepted in the United States of America
GM&CA	Global Marketing and Corporate Affairs
GNMA	Government National Mortgage Association
GSE	Government-sponsored enterprise
HELOC	Home equity lines of credit

HFI	Held-for-investment
HQLA	High Quality Liquid Assets
HUD	U.S. Department of Housing and Urban Development
IRM	Independent risk management
LCR	Liquidity Coverage Ratio
LGD	Loss-given default
LHFS	Loans held-for-sale
LIBOR	London InterBank Offered Rate
LTV	Loan-to-value
MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
MI	Mortgage insurance
MRC	Management Risk Committee
MSA	Metropolitan statistical area
MSR	Mortgage servicing right
NSFR	Net Stable Funding Ratio
OCC	Office of the Comptroller of the Currency
OCI	Other comprehensive income
OTC	Over-the-counter
OTTI	Other-than-temporary impairment
PCA	Prompt Corrective Action
PCI	Purchased credit-impaired
PPI	Payment protection insurance
RCSAs	Risk and Control Self Assessments
RMBS	Residential mortgage-backed securities
SBLCs	Standby letters of credit
SEC	Securities and Exchange Commission
SLR	Supplementary leverage ratio
TDR	Troubled debt restructurings
TLAC	Total Loss-Absorbing Capacity
VIE	Variable interest entity

108 Bank of America 2015